UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933         File No. 333-135650

Pre-Effective Amendment No. 2                 ☑

Post-Effective Amendment No.                  ☐

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 File                                                                                      No. 811-5701

Amendment No. 17
(Check appropriate box or boxes.)

NATIONWIDE VARIABLE ACCOUNT - 4
(Exact Name of Registrant)

NATIONWIDE LIFE INSURANCE COMPANY
(Name of Depositor)

One Nationwide Plaza, Columbus, Ohio 43215
(Address of Depositor's Principal Executive Offices) (Zip Code)

Depositor's Telephone Number, including Area Code	(614) 249-7111

Thomas E. Barnes, VP and Secretary, One Nationwide Plaza, Columbus, Ohio 43215
(Name and Address of Agent for Service)

Approximate Date of Proposed Public Offering	February 15, 2007

Title of Securities Being Registered	Deferred Variable Annuity Contract

The Registrant hereby agrees to amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall therefore become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Nationwide Life Insurance Company
America’s marketFLEX II Annuity
Deferred Variable Annuity Contracts
Issued by Nationwide Life Insurance Company through its Nationwide Variable Account-4
The date of this prospectus is February 15, 2007.
This prospectus contains basic information you should understand about the contracts before investing - the annuity contract is the legally binding instrument governing the relationship between you and Nationwide should you choose to invest. Please read this prospectus carefully and keep it for future reference.

The Statement of Additional Information (dated February 15, 2007), which contains additional information about the contracts and the variable account, has been filed with the Securities and Exchange Commission ("SEC") and is incorporated herein by reference. The table of contents for the Statement of Additional Information is on page 36. For general information or to obtain free copies of the Statement of Additional Information, call Nationwide's service center at 1-866-233-3223 (TDD 1-800-238-3035) or write:

Nationwide Life Insurance Company
5100 Rings Road, RR1-04-F4
Dublin, Ohio 43017-1522

The Statement of Additional Information and other material incorporated by reference can be found on the SEC website at: www.sec.gov.

Before investing, understand that annuities and/or life insurance products are not insured by the FDIC, NCUSIF, or any other Federal government agency, and are not deposits or obligations of, guaranteed by, or insured by the depository institution where offered or any of its affiliates. Annuities that involve investment risk may lose value. These securities have not been approved or disapproved by the SEC, nor has the SEC passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

This contract contains features that apply credits to the contract value. The benefit of the credits may be more than offset by the additional fees that the contract owner will pay in connection with the credits. A contract without credits may cost less. Additionally, the cost of electing an Extra Value Option and the recapture of the credits (in the event of a surrender) could exceed any benefit of receiving the credits.

The following is a list of the underlying mutual funds available under the contract.

American Century Variable Portfolios, Inc.
• American Century VP Income & Growth Fund: Class III†
• American Century VP Ultra Fund: Class III†
• American Century VP Value Fund: Class III†*
Fidelity Variable Insurance Products Fund
• VIP Equity-Income Portfolio: Service Class 2R†*
• VIP Growth Portfolio: Service Class 2R†
Fidelity Variable Insurance Products Fund II
• VIP Contrafund® Portfolio: Service Class 2R†
Gartmore Variable Insurance Trust ("GVIT")
• Federated GVIT High Income Bond Fund: Class III†*
• Gartmore GVIT Government Bond Fund: Class III†
• Gartmore GVIT Investor Destinations Funds: Class VI
➢	Gartmore GVIT Investor Destinations Conservative Fund: Class VI†
➢	Gartmore GVIT Investor Destinations Moderately Conservative Fund: Class VI†
➢	Gartmore GVIT Investor Destinations Moderate Fund: Class VI†
➢	Gartmore GVIT Investor Destinations Moderately Aggressive Fund: Class VI†
➢	Gartmore GVIT Investor Destinations Aggressive Fund: Class VI†
• Gartmore GVIT Money Market Fund II
• Gartmore GVIT Nationwide® Fund: Class III†
• Gartmore GVIT Small Company Fund: Class III†
Rydex Variable Trust
• Absolute Return Strategies Fund
•	Banking Fund
•	Basic Materials Fund
•	Biotechnology Fund
•	CLS AdvisorOne Amerigo Fund
•	CLS AdvisorOne Clermont Fund
•	Commodities Fund
•	Consumer Products Fund
•	Dynamic Dow Fund
• Dynamic OTC Fund
•	Dynamic S&P 500 Fund
•	Dynamic Strengthening Dollar Fund
• Dynamic Weakening Dollar Fund
•	Electronics Fund
•	Energy Fund
•	Energy Services Fund
•	Europe Advantage Fund
•	Financial Services Fund
•	Government Long Bond Advantage Fund
•	Health Care Fund
•	Hedged Equity Fund
•	Internet Fund
•	Inverse Dynamic Dow Fund
•	Inverse Government Long Bond Fund
•	Inverse Mid-Cap Fund
• Inverse OTC Fund
•	Inverse Russell 2000 Fund
•	Inverse S&P 500 Fund

•	Japan Advantage Fund
•	Large-Cap Growth Fund
•	Large-Cap Value Fund
•	Leisure Fund
•	Mid Cap Advantage Fund
•	Mid-Cap Growth Fund
•	Mid-Cap Value Fund
•	Multi-Cap Core Equity Fund
•	Nova Fund
•	OTC Fund
•	Precious Metals Fund
•	Real Estate Fund
•	Retailing Fund
•	Russell 2000 Advantage Fund
•	Sector Rotation Fund
•	Small-Cap Growth Fund
•	Small-Cap Value Fund
•	Technology Fund
•	Telecommunications Fund
•	Transportation Fund
•	Utilities Fund

†These underlying mutual funds assess a short-term trading fee.

*These underlying mutual funds may invest in lower quality debt securities commonly referred to as junk bonds.

The contracts sold with this prospectus are designed to support active trading strategies that require frequent movement between or among certain sub-accounts (sub-accounts corresponding to underlying mutual funds of the Rydex Variable Insurance Trust except for Rydex Variable Trust - Commodities Fund, Rydex Variable Trust - Absolute Return Strategies Fund, Rydex Variable Trust - Hedged Equity Fund, Rydex Variable Trust - Multi-Cap Core Equity Fund, and the Rydex Variable Trust - Sector Rotation Fund). A contract owner who does not wish to use an active trading strategy should consult his/her registered representative and request information on other Nationwide variable annuity contracts.

Glossary of Special Terms

Accumulation unit- An accounting unit of measure used to calculate the variable account contract value before the annuitization date.

Annuitization Date- The date on which annuity payments begin.

Annuity commencement date- The date on which annuity payments are scheduled to begin. This date may be changed by the contract owner with Nationwide’s consent.

Annuity unit- An accounting unit of measure used to calculate variable annuity payments.

Charitable Remainder Trust- A trust meeting the requirements of Section 664 of the Internal Revenue Code.

Contract value- The total value of all accumulation units held under the contract and any amounts transferred as a loan to the collateral fixed account.

Contract year- Each year the contract is in force beginning with the date the contract is issued.

DAP- Dynamic Advantage Program.

ERISA- The Employee Retirement Income Security Act of 1974, as amended.

FDIC- Federal Deposit Insurance Corporation.

Individual Retirement Account- An account that qualifies for favorable tax treatment under Section 408(a) of the Internal Revenue Code, but does not include Roth IRAs.

Individual Retirement Annuity- An annuity contract that qualifies for favorable tax treatment under Section 408(b) of the Internal Revenue Code, but does not include Roth IRAs.

Investment-only Contract- A contract purchased by a qualified pension, profit-sharing or stock bonus plan as defined by Section 401(a) of the Internal Revenue Code.

Nationwide- Nationwide Life Insurance Company.

NCUSIF- Nationwide Credit Union Share Insurance Fund.

Non-Qualified Contract- A contract which does not qualify for favorable tax treatment as a Qualified Plan, IRA, Roth IRA or Tax Sheltered Annuity.

Qualified Plans- Retirement plans which receive favorable tax treatment under Section 401 of the Internal Revenue Code. In this prospectus, all provisions applicable to Qualified Plans apply to Investment-only Contracts unless specifically stated otherwise.

Roth IRA- An annuity contract which qualifies for favorable tax treatment under Section 408A of the Internal Revenue Code.

SEC- Securities and Exchange Commission.

Simplified Employee Pension IRA ("SEP IRA")- An annuity contract which qualifies for favorable tax treatment under Section 408(k) of the Internal Revenue Code.

Simple IRA- An annuity contract which qualifies for favorable tax treatment under Section 408(p) of the Internal Revenue Code.

Sub-accounts- Divisions of the variable account to which underlying mutual fund shares are allocated and for which accumulation units and annuity units are separately maintained - each sub-account corresponds to a single underlying mutual fund.

Tax Sheltered Annuity- An annuity that qualifies for favorable tax treatment under Section 403(b) of the Internal Revenue Code.

Valuation Period (“Valuation Day”)- Each day the New York Stock Exchange is open for business.

Variable account- Nationwide Variable Account-4, a separate account of Nationwide that contains variable account allocations. The variable account is divided into sub-accounts, each of which invests in shares of a separate underlying mutual fund.

Table of Contents	Page
Glossary of Special Terms
Synopsis
Underlying Mutual Fund Annual Expenses
Example
Condensed Financial Information
Financial Statements
Nationwide Life Insurance Company
Nationwide Investment Services Corporation
Investing in the Contract
Minimum Initial and Subsequent Purchase Payments
The Variable Account and Underlying Mutual Funds
The Contract in General
Distribution, Promotional and Sales Expenses
Underlying Mutual Funds
Profitability
Charges and Deductions
Standard Charges and Deductions
Variable Account Charge
Contingent Deferred Sales Charge
Premium Taxes
Short-Term Trading Fees
Optional Contract Benefits, Charges and Deductions
CDSC Options
Death Benefit Options
Extra Value Options
incomeFLEX Option
Dynamic Advantage Program
Removal of Variable Account Charges
Ownership and Interests in the Contract
Contract Owner
Joint Owner
Contingent Ownership
Annuitant
Contingent Annuitant
Co-Annuitant
Beneficiary and Contingent Beneficiary
Changes to the Parties to the Contract
Operation of the Contract
Minimum Initial and Subsequent Purchase Payments
Purchase Payment Credits
Pricing
Allocation of Purchase Payments
Determining the Contract Value
Transfers Prior to Annuitization
Transfer Restrictions
Transfers After Annuitization
Transfer Requests
Right to Examine and Cancel
Surrender (Redemption)
Partial Surrenders (Partial Redemptions)
Full Surrenders (Full Redemptions)
Surrenders Under a Texas Optional Retirement Program or a Louisiana Optional Retirement Plan
Surrenders Under a Tax Sheltered Annuity
Loan Privilege
Minimum and Maximum Loan Amounts
Maximum Loan Processing Fee
How Loan Requests are Processed
Loan Interest
Loan Repayment

Table of Contents (continued)	Page
Distributions and Annuity Payments
Transferring the Contract
Grace Period and Loan Default
Assignment
Contract Owner Services
Systematic Withdrawals
Dynamic Advantage Program
Annuity Commencement Date
Annuitizing the Contract
Annuitization Date
Annuitization
Fixed Payment Annuity
Variable Payment Annuity
Frequency and Amount of Annuity Payments
Annuity Payment Options
Death Benefits
Death of Contract Owner - Non-Qualified Contracts
Death of Annuitant - Non-Qualified Contracts
Death of Contract Owner/Annuitant
Death Benefit Payment
Death Benefit Calculations
Statements and Reports
Legal Proceedings
Advertising
Table of Contents of the Statement of Additional Information
Appendix A: Underlying Mutual Funds
Appendix B: Condensed Financial Information
Appendix C: Contract Types and Tax Information

Synopsis

Contract Expenses

The following tables describe the fees and expenses that a contract owner will pay when buying, owning, or surrendering the contract. Please refer to the applicable section later in this prospectus for a detailed description of each charge.

The first table describes the fees and expenses a contract owner will pay at the time the contract is purchased, surrendered, or when cash value is transferred between investment options.

Contract Owner Transaction Expenses
Maximum Contingent Deferred Sales Charge ("CDSC") (as a percentage of purchase payments surrendered) Contracts that elect the standard CDSC schedule will be referred to as "B Schedule" contracts	7%[1]
Maximum Loan Processing Fee	$25[2]
Maximum Premium Tax Charge (as a percentage of purchase payments)	5%[3]
Maximum Short-Term Trading Fee (as a percentage of transaction amount)	1%

The next table describes the fees and expenses that a contract owner will pay periodically during the life of the contract (not including underlying mutual fund fees and expenses).

Recurring Contract Expenses
Annual Loan Interest Charge	2.25%[4]
Variable Account Annual Expenses (annualized rate of total variable account charges as a percentage of the daily net assets)
Variable Account Charge	1.25%
CDSC Options (an applicant may elect one)
Four Year CDSC Option ("L Schedule Option") Total Variable Account Charges (including this options only)	0.40%[5] 1.65%
No CDSC Option ("C Schedule Option") Total Variable Account Charges (including this option only)	0.45%[6] 1.70%
Death Benefit Options (an applicant may purchase one death benefit option as a replacement for the standard death benefit)
Highest Anniversary Death Benefit Option Total Variable Account Charges (including this option only)	0.30% 1.55%
Return of Premium Enhanced Death Benefit Option………………………………………………………….. Total Variable Account Charges (including this option only)	0.20% 1.45%
(continued on next page)
____________________________

1 Range of CDSC over time:
Number of Completed Years from Date of Purchase Payment	0	1	2	3	4	5	6	7
CDSC Percentage	7%	7%	6%	5%	4%	3%	2%	0%

2 Nationwide may assess a loan processing fee at the time each new loan is processed. Currently, Nationwide does not assess a loan processing fee.
3 Nationwide will charge between 0% and 5% of purchase payments for premium taxes levied by state or other government entities.
4 The loan interest rate is determined, based on market conditions, at the time of loan application or issuance. The loan balance in the collateral fixed account is credited with interest at 2.25% less than the loan interest rate. Thus, the maximum net loan interest charge is an annual rate of 2.25%, which is applied against the outstanding loan balance.
5 Range of L Schedule Option CDSC over time:
Number of Completed Years from Date of Purchase Payment	0	1	2	3	4
CDSC Percentage	7%	7%	6%	5%	0%

6 Election of the C Schedule Option eliminates the standard CDSC schedule; no CDSC will be assessed upon surrenders from the contract.

Recurring Contract Expenses continued
Extra Value Options[1] (an applicant may elect one)
3% Extra Value Option Total Variable Account Charges (including this option only)	0.40% 1.65%
4% Extra Value Option Total Variable Account Charges (including this option only)	0.55% 1.80%
incomeFLEX Option Total Variable Account Charges (including this option only)	0.60%[2] 1.85%
Dynamic Advantage Program (“DAP”) Charge Total Variable Account Charges (including this option only)	0.35%[3] 1.60%

The next table shows the fees and expenses that a contract owner would pay if he/she elected all of the optional benefits available under the contract (and the most expensive of mutually exclusive optional benefits).

Summary of Maximum Contract Expenses (Expenses shown are the annualized rates charged as a percentage of the daily net assets of the variable account.)
Variable Account Charge (applicable to all contracts)	1.25%
L Schedule Option	0.40%
Highest Anniversary Death Benefit Option	0.30%
4% Extra Value Option	0.55%
Dynamic Advantage Program	0.35%
incomeFLEX Option	0.60%
Maximum Possible Total Variable Account Charges	3.45%

Underlying Mutual Fund Annual Expenses

The next table shows the minimum and maximum total operating expenses, as of December 31, 2005, charged by the underlying mutual funds periodically during the life of the contract. The table does not reflect Short-Term Trading Fees. More detail concerning each underlying mutual fund’s fees and expenses is contained in the prospectus for each underlying mutual fund.

Total Annual Underlying Mutual Fund Operating Expenses	Minimum	Maximum

Expenses that are deducted from underlying mutual fund assets, including management fees, distribution (12b-1) fees, and other expenses, as a percentage of underlying mutual fund assets.	0.70%	5.11%

The minimum and maximum underlying mutual fund operating expenses indicated above do not reflect voluntary or contractual reimbursements and/or waivers applied to some underlying mutual funds. Therefore, actual expenses could be lower. Refer to the underlying mutual fund prospectuses for specific expense information.

The following underlying mutual funds currently assess a short-term trading fee of 1.0% in connection with transfers from an underlying mutual fund sub-account that occur within 60 days after the date of allocation to that sub-account (see "Short-Term Trading Fees"):

•	American Century Variable Portfolios, Inc. - American Century VP Income & Growth Fund: Class III
•	American Century Variable Portfolios, Inc. - American Century VP Ultra Fund: Class III
•	American Century Variable Portfolios, Inc. - American Century VP Value Fund: Class III
•	Fidelity Variable Insurance Products Fund - VIP Equity-Income Portfolio: Service Class 2R
•	Fidelity Variable Insurance Products Fund - VIP Growth Portfolio: Service Class 2R
_______________
1 Nationwide will discontinue deducting the charge associated with the 3% and 4% Extra Value Options 7 years from the date the contract was issued.
2 Currently, the variable account charge for the incomeFLEX Option is equal to an annualized rate of 0.40% of the daily net assets of the variable account.
3 If the incomeFLEX Option is elected, certain models available with DAP and/or underlying mutual funds may be restricted or made unavailable.

•	Fidelity Variable Insurance Products Fund II - VIP Contrafund® Portfolio: Service Class 2R
•      GVIT Federated GVIT High Income Bond Fund: Class III
•	GVIT Gartmore GVIT Government Bond Fund: Class III
•      GVIT Gartmore GVIT Investor Destinations Funds: Class VI
➢	Gartmore GVIT Investor Destinations Conservative Fund: Class VI
➢	Gartmore GVIT Investor Destinations Moderately Conservative Fund: Class VI
➢	Gartmore GVIT Investor Destinations Moderate Fund: Class VI
➢	Gartmore GVIT Investor Destinations Moderately Aggressive Fund: Class VI
➢	Gartmore GVIT Investor Destinations Aggressive Fund: Class VI
•	GVIT Gartmore GVIT Nationwide® Fund: Class III
•	GVIT Gartmore GVIT Small Company Fund: Class III

Example

This Example is intended to help contract owners compare the cost of investing in the contract with the cost of investing in other variable annuity contracts. These costs include contract owner transaction expenses, contract fees, variable account annual expenses, and underlying mutual fund fees and expenses. The Example does not reflect premium taxes or Short-Term Trading Fees which, if reflected, would result in higher expenses.

The Example assumes:
•	a $10,000 investment in the contract for the time periods indicated;
•	a 5% return each year;
•	the maximum and the minimum fees and expenses of any of the underlying mutual funds;
•	the B Schedule CDSC; and
•	the total variable account charges associated with the most expensive combination of optional benefits (3.45%).

For those contracts that do not elect the most expensive combination of optional benefits, the expenses would be lower.

	If you surrender your contract at the end of the applicable time period				If you do not surrender your contract				If you annuitize your contract at the end of the applicable time period
	1 Yr.	3 Yrs.	5 Yrs.	10 Yrs.	1 Yr.	3 Yrs.	5 Yrs.	10 Yrs.	1 Yr.	3 Yrs.	5 Yrs.	10 Yrs.
Maximum Total Underlying Mutual Fund Operating Expenses (5.11%)	1,599	3,090	4,450	7,535	899	2,590	4,150	7,535	*	2,590	4,150	7,535
Minimum Total Underlying Mutual Fund Operating Expenses (0.70%)	1,136	1,816	2,507	4,486	436	1,316	2,207	4,486	*	1,316	2,207	4,486

*The contracts sold under this prospectus do not permit annuitization during the first two contract years.

Condensed Financial Information

The value of an accumulation unit is determined on the basis of changes in the per share value of the underling mutual funds and the assessment of variable account charges which may vary from contract to contract (for more information on the calculation of accumulation unit values, see “Determining Variable Account Value - Valuing an Accumulation Unit”). Since all of the sub-accounts were added to the variable account on February 15, 2007, there are no accumulation unit values. Please refer to Appendix B for information regarding the minimum and maximum class of Accumulation Unit Values.

Financial Statements

Financial statements for the variable account and consolidated financial statements for Nationwide are located in the Statement of Additional Information. A current Statement of Additional Information may be obtained, without charge, by contacting Nationwide’s home office at the telephone number listed on page 1 of this prospectus.

Nationwide Life Insurance Company

Nationwide is a stock life insurance company organized under Ohio law in March 1929 with its home office at One Nationwide Plaza, Columbus, Ohio 43215. Nationwide is a provider of life insurance, annuities and retirement products. It is admitted to do business in all states, the District of Columbia and Puerto Rico.

Nationwide is a member of the Nationwide group of companies. Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company (the "Companies") are the ultimate controlling persons of the Nationwide group of companies. The Companies were organized under Ohio law in December 1925 and 1933 respectively. The Companies engage in a general insurance and reinsurance business, except life insurance.

Nationwide Investment Services Corporation

The contracts are distributed by the general distributor, Nationwide Investment Services Corporation ("NISC"), One Nationwide Plaza, Columbus, Ohio 43215. NISC is a wholly owned subsidiary of Nationwide.

Investing in the Contract

The contracts described in this prospectus are flexible purchase payment contracts. The contracts may be issued as either individual or group contracts. In those states where contracts are issued as group contracts, references throughout this prospectus to "contract(s)" will also mean "certificate(s)."

The contracts can be categorized as follows:

• Charitable Remainder Trusts;
• Individual Retirement Annuities ("IRAs");
• Investment-only Contracts;
• Non-Qualified Contracts;
• Roth IRAs;
• Simple IRAs;
• Simplified Employee Pension IRAs ("SEP IRAs"); and
• Tax Sheltered Annuities, with contributions rolled-over or transferred from other Tax Sheltered Annuities.

For more detailed information with regard to the differences in the contract types, please see Appendix C: Contract Types and Tax Information later in this prospectus.

Minimum Initial and Subsequent Purchase Payments

Contract Type	Minimum Initial Purchase Payment	Minimum Subsequent Payments*
Non-Qualified	$10,000	$500
IRA	$10,000	$500
SEP IRA	$10,000	$500
Simple IRA	$10,000	$500
Roth IRA	$10,000	$500
Tax Sheltered Annuity	$10,000	$500
Investment-only	$10,000	$500
Charitable Remainder Trust	$10,000	$500

*For subsequent purchase payments, sent via electronic deposit, the minimum subsequent purchase payment is $50. Subsequent purchase payments are not permitted in some states under certain circumstances.

If the contract owner elects an Extra Value Option, amounts credited to the contract in excess of total purchase payments may not be used to meet the minimum initial and subsequent purchase payment requirements.

The Variable Account and Underlying Mutual Funds

Nationwide Variable Account-4 is a variable account that contains the underlying mutual funds listed in Appendix A. The variable account was established on October 7, 1987, pursuant to Ohio law. Although the variable account is registered with the SEC as a unit investment trust pursuant to the Investment Company Act of 1940 ("1940 Act"), the SEC does not supervise the management of Nationwide or the variable account.

Income, gains, and losses credited to, or charged against, the variable account reflect the variable account’s own investment experience and not the investment experience of Nationwide’s other assets. The variable account’s assets are held separately from Nationwide’s assets and are not chargeable with liabilities incurred in any other business of Nationwide. Nationwide is obligated to pay all amounts promised to contract owners under the contracts.

The variable account is divided into sub-accounts, each corresponding to a single underlying mutual fund. Nationwide uses the assets of each sub-account to buy shares of the underlying mutual funds based on contract owner instructions.

Each underlying mutual fund’s prospectus contains more detailed information about that fund. Prospectuses for the underlying mutual funds should be read in conjunction with this prospectus.

Underlying mutual funds in the variable account are NOT publicly traded funds. They are only available as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies, or in some cases, through participation in certain qualified pension or retirement plans.

The investment advisers of the underlying mutual funds may manage publicly traded mutual funds with similar names and investment objectives. However, the underlying mutual funds are NOT directly related to any publicly traded mutual fund. Contract owners should not compare the performance of a publicly traded fund with the performance of underlying mutual funds participating in the variable account. The performance of the underlying mutual funds could differ substantially from that of any publicly traded fund.

The particular underlying mutual funds available under the contract may change from time to time. Specifically, underlying mutual funds or underlying mutual fund share classes that are currently available may be removed or closed off to future investment. New underlying mutual funds or new share classes of currently available underlying mutual funds may be added. Contract owners will receive notice of any such changes that affect their contract. Additionally, not all of the underlying mutual funds are available in every state.

In the future, additional underlying mutual funds managed by certain financial institutions, brokerage firms or their affiliates may be added to the variable account. These additional underlying mutual funds may be offered exclusively to purchasing customers of the particular financial institution or brokerage firm, or through other exclusive distribution arrangements.

Voting Rights

Contract owners who have allocated assets to the underlying mutual funds are entitled to certain voting rights. Nationwide will vote contract owner shares at special shareholder meetings based on contract owner instructions. However, if the law changes allowing Nationwide to vote in its own right, it may elect to do so.

Contract owners with voting interests in an underlying mutual fund will be notified of issues requiring the shareholders’ vote as soon as possible before the shareholder meeting. Notification will contain proxy materials and a form with which to give Nationwide voting instructions. Nationwide will vote shares for which no instructions are received in the same proportion as those that are received. What this means to you is that when only a small number of contract owners vote, each vote has a greater impact on, and may control the outcome of the vote.

The number of shares which a contract owner may vote is determined by dividing the cash value of the amount they have allocated to an underlying mutual fund by the net asset value of the underlying mutual fund. Nationwide will designate a date for this determination not more than 90 days before the shareholder meeting.

Material Conflicts

The underlying mutual funds may be offered through separate accounts of other insurance companies, as well as through other separate accounts of Nationwide. Nationwide does not anticipate any disadvantages to this. However, it is possible that a conflict may arise between the interests of the variable account and one or more of the other separate accounts in which these underlying mutual funds participate.

Material conflicts may occur due to a change in law affecting the operations of variable life insurance policies and variable annuity contracts, or differences in the voting instructions of the contract owners and those of other companies. If a material conflict occurs, Nationwide will take whatever steps are necessary to protect contract owners and variable annuity payees, including withdrawal of the variable account from participation in the underlying mutual fund(s) involved in the conflict.

Substitution of Securities

Nationwide may substitute, eliminate, or combine shares of another underlying mutual fund for shares already purchased or to be purchased in the future if either of the following occurs:

(1) shares of a current underlying mutual fund are no longer available for investment; or

(2) further investment in an underlying mutual fund is inappropriate.

No substitution, elimination, or combination of shares may take place without the prior approval of the SEC.

Annuity Payments

Annuity payments begin on the annuitization date and will be based on the annuity payment option chosen prior to annuitization. Nationwide will send annuity payments within 7 days after each annuity payment date.

Taxation

How a contract is taxed depends on the type of contract issued and the purpose for which the contract is purchased. Nationwide will charge against the contract any premium taxes levied by any governmental authority (see "Federal Tax Considerations" in Appendix C: Contract Types and Tax Information and "Premium Taxes").

10 Day Free Look

Contract owners may return the contract for any reason within 10 days of receipt and Nationwide will refund the contract value or other amounts required by law (see "Right to Examine and Cancel").

The Contract in General

Variable annuities are complex investment products with unique benefits and advantages that may be particularly useful in meeting long-term savings and retirement needs. There are costs and charges associated with these benefits and advantages - costs and charges that are different, or do not exist at all, within other investment products. With help from financial consultants and advisers, investors are encouraged to compare and contrast the costs and benefits of the variable annuity described in this prospectus against those of other investment products, especially other variable annuity and variable life insurance products offered by Nationwide and its affiliates.

Nationwide offers a wide array of such products, many with different charges, benefit features and underlying investment options. This process of comparison and analysis should aid in determining whether the purchase of the contract described in this prospectus is consistent with your investment objectives, risk tolerance, investment time horizon, marital status, tax situation and other personal characteristics and needs. Not all benefits, programs, features and investment options described in this prospectus are available or approved for use in every state.

In order to comply with the USA Patriot Act and rules promulgated thereunder, Nationwide will implement procedures designed to prevent contracts described in this prospectus from being used to facilitate money laundering or the financing of terrorist activities.

If this contract is purchased to replace another variable annuity, be aware that the mortality tables used to determine the amount of annuity payments may be less favorable than those in the contract being replaced.

These contracts are offered to customers of various financial institutions and brokerage firms. The individual financial institution or brokerage firm may limit the availability of certain features or optional benefits in accordance with their internal policies. No financial institution or brokerage firm is responsible for the guarantees under the contracts. Guarantees under the contracts are the sole responsibility of Nationwide.

In general, deferred variable annuities are long-term investments; they are not intended as short-term investments. Accordingly, Nationwide has designed the contract to offer features, pricing, and investment options that encourage long-term ownership. It is very important that contract owners and prospective contract owners understand all the costs associated with owning a contract, and if and how those costs change during the lifetime of the contract. Contract and optional charges may not be the same in later contract years as they are in early contract years. The various contract and optional benefit charges are assessed in order to compensate Nationwide for administrative services, distribution and operational expenses, and assumed actuarial risks associated with the contract.

Following is a discussion of some relevant factors that may be of particular interest to prospective investors.

Distribution, Promotional and Sales Expenses

Nationwide pays commissions to the firms that sell the contracts. The maximum gross commission that Nationwide will pay on the sale of the contracts is 7.25%. Note that the individual registered representatives typically receive only a portion of this amount; the remainder is retained by the firm. Nationwide may also, instead of a premium-based commission, pay an asset-based commission (sometimes referred to as "trails" or "residuals"), or a combination of the two.

In addition to or partially in lieu of commission, Nationwide may also pay the selling firms a marketing allowance, which is based on the firm’s ability and demonstrated willingness to promote and market Nationwide's products. How any marketing allowance is spent is determined by the firm, but generally will be used to finance firm activities that may contribute to the promotion and marketing of Nationwide's products. For more information on the exact compensation arrangement associated with this contract, please consult your registered representative.

Underlying Mutual Funds

The underlying mutual funds incur expense each time they sell, administer, or redeem their shares. The variable account (established and administered by Nationwide) aggregates all contract owner purchase, redemption, and transfer requests and submits one net purchase/redemption request to the underlying mutual fund each day. Thus, from the underlying mutual fund's standpoint, the variable account is a single shareholder. When the variable account aggregates transactions, the underlying mutual fund is relieved of incurring the expense of processing individual transactions. The expense is incurred by Nationwide.

Nationwide also pays the costs of selling the contract (as discussed above), which benefits the underlying mutual funds by providing contract owners with access to the sub-accounts that correspond to the underlying mutual funds.

The underlying mutual funds understand and acknowledge the value of these services provided by Nationwide. Accordingly, the underlying mutual funds pay Nationwide (or Nationwide affiliates) a fee for some of the distribution and operational services that Nationwide provides (and related costs incurred). These payments may be made pursuant to an underlying mutual fund's 12b-1 plan, in which case they are deducted from underlying mutual fund assets. Alternatively, such payments may be made pursuant to service/administration or other similar agreements between Nationwide (or Nationwide affiliate) and the underlying mutual fund's adviser (or its affiliates), in which case payments are typically made from assets outside of the underlying mutual fund assets. In some cases, however, payments received may derive from sub-transfer agent fees or fees taken pursuant to administrative service plans adopted by the underlying mutual fund.

Nationwide took into consideration the anticipated payments from underlying mutual funds when it determined the charges that would be assessed under the contract. Without these payments, contract charges would be higher. Only those underlying mutual funds that agree to pay Nationwide a fee will be offered in the contract.

Profitability

Nationwide does consider profitability when determining the charges in the contract. In early contract years, Nationwide does not anticipate earning a profit, since that is a time when administrative and distribution expenses are typically higher. Nationwide does, however, anticipate earning a profit in later contract years. In general, Nationwide's profit will be greater the higher the investment return and the longer the contract is held.

Charges and Deductions

Standard Charges and Deductions

Variable Account Charge

Nationwide deducts a Variable Account Charge from the variable account. This amount is computed on a daily basis and is equal to an annualized rate of 1.25% of the daily net assets of the variable account. This fee compensates Nationwide for expenses incurred in the day to day business of distributing, issuing and maintaining annuity contracts. If the Variable Account Charge is insufficient to cover actual expenses, the loss is borne by Nationwide. Nationwide may realize a profit from this charge.

Contingent Deferred Sales Charge

No sales charge deduction is made from the purchase payments when amounts are deposited into the contracts. However, if any part of the contract is surrendered, Nationwide will with certain exceptions, deduct a CDSC, as described below. The CDSC will not exceed 7% of purchase payments surrendered.

The CDSC is calculated by multiplying the applicable CDSC percentage (noted below) by the amount of purchase payments surrendered.

For purposes of calculating the CDSC, surrenders are considered to come first from the oldest purchase payment made to the contract, then the next oldest purchase payment, and so forth. Earnings are not subject to the CDSC, however, earnings may not be distributed prior to the distribution of all purchase payments. For tax purposes, a surrender is usually treated as a withdrawal of earnings first.

The CDSC applies as follows:

Number of Completed Years from Date of Purchase Payment	CDSC Percentage
0	7%
1	7%
2	6%
3	5%
4	4%
5	3%
6	2%
7	0%

The CDSC is used to cover sales expenses, including commissions, production of sales material, promotional and other expenses. If expenses are greater than the CDSC, the shortfall will be made up from Nationwide’s general account, which may indirectly include portions of the variable account charges, since Nationwide may generate a profit from these charges.

All or a portion of any withdrawal may be subject to federal income taxes. Contract owners taking withdrawals before age 59½ may be subject to a 10% penalty tax.

If the contract owner elects the No CDSC Option at the time of application, no CDSC will be assessed on surrenders.

Waiver of Contingent Deferred Sales Charge

For those contracts where the No CDSC Option is NOT elected, each contract year, the contract owner may withdraw without a CDSC the greater of (1) or (2) where:

(1) 10% of the net difference of purchase payments that are subject to CDSC minus purchase payments surrendered that were subject to CDSC; and

(2)	is amounts required to meet minimum distribution requirements under the Internal Revenue Code.

This CDSC-free privilege is non-cumulative. Free amounts not taken during any given contract year cannot be taken as free amounts in a subsequent contract year.

In addition, no CDSC will be deducted:

(1)  upon the annuitization of contracts which have been in force for at least 2 years;

(2)  upon payment of a death benefit; or

(3)  from any values which have been held under a contract over 7 years (4 years if the L Schedule Option is elected).

No CDSC applies to transfers among sub-accounts.

A contract held by a Charitable Remainder Trust (within the meaning of Internal Revenue Code Section 664) may withdraw CDSC-free the greater of (a) or (b), where:

(a)  is the amount which would otherwise be available for withdrawal without a CDSC; and

(b)  is the difference between the total purchase payments made to the contract as of the date of the withdrawal (reduced by previous withdrawals) and the contract value at the close of the day prior to the date of the withdrawal.

Partial surrenders taken from this contract to pay advisory or management fees will not be subject to the CDSC provisions of the contract subject to an annual 2% maximum limit. The 2% maximum withdrawal amount will be determined based upon the contract value as of the most recent calendar year end, or initial purchase payment for contracts issued in the same year as the surrender request(s). Each surrender requested for the purpose of paying advisory or management fees will apply toward the annual withdrawal maximum of 2%. Any surrender or that portion of a surrender made for this purpose, that exceeds the limit for that calendar year, will be subject to the CDSC provisions of the contract. Any surrenders may be subject to income tax and/or tax penalties. Please see "Partial Surrenders (Partial Redemptions)" later in this prospectus.

The CDSC will not be eliminated if to do so would be unfairly discriminatory or prohibited by state law.

The waiver of CDSC only applies to partial surrenders. If the contract owner elects to surrender the contract in full, where permitted by state law, Nationwide will assess a CDSC on the entire amount surrendered. For purposes of the CDSC free withdrawal privilege, a full surrender is:

•	multiple surrenders taken within a on-year period that deplete the entire contract value; or

•	any single surrender of 90% or more of the contract value.

This contract may, at certain times, be used in connection with certain offers of exchange initiated by Nationwide. These exchange offers are intended to provide contract owners who meet certain criteria with a variable annuity designed to accommodate active trading. If a contract is exchanged into this annuity as part of an exchange offer, the exchange will be made on the basis of the relative net asset values of the exchanged contract. Furthermore, no CDSC will be assessed on the exchanged assets and Nationwide will "tack" the contract’s CDSC schedule onto the new contract. This means that the CDSC schedule will not start anew on the exchanged assets in the new contract; rather, the CDSC schedule from the exchanged contract will be applied to the exchanged assets both in terms of percentages and the number of completed contract years. This enables the contract owner to exchange into the new contract without having to start a new CDSC schedule on exchanged assets. However, if subsequent purchase payments are made to the new contract, they will be subject to any applicable CDSC schedule that is part of the new contract.

Premium Taxes

Nationwide will charge against the contract value any premium taxes levied by a state or other government entity. Premium tax rates currently range from 0% to 5.0%. This range is subject to change. The method used to assess premium tax will be determined by Nationwide at its sole discretion in compliance with state law.

Nationwide currently deducts premium taxes from the contract either at:

(1)	the time the contract is surrendered;

(2)	annuitization; or

(3)	such earlier date as Nationwide becomes subject to premium taxes.

Premium taxes may be deducted from death benefit proceeds.

Short-Term Trading Fees

Some underlying mutual funds may assess (or reserve the right to assess) a short-term trading fee in connection with transfers from a sub-account that occur within 60 days after the date of allocation to the sub-account.

Short-term trading fees are intended to compensate the underlying mutual fund (and contract owners with interests allocated in the underlying mutual fund) for the negative impact on fund performance that may result from frequent, short-term trading strategies. Short-term trading fees are not intended to affect the large majority of contract owners not engaged in such strategies.

Any short-term trading fee assessed by any underlying mutual fund available in conjunction with the contracts described in this prospectus will equal 1% of the amount determined to be engaged in short-term trading. Short-term trading fees will only apply to those sub-accounts corresponding to underlying mutual funds that charge such fees (see the underlying mutual fund prospectus). Any short-term trading fees paid are retained by the underlying mutual fund, not by Nationwide, and are part of the underlying mutual fund’s assets. Contract owners are responsible for monitoring the length of time allocations are held in any particular underlying mutual fund. Nationwide will not provide advance notice of the assessment of any applicable short-term trading fee.

For a complete list of the underlying mutual funds offered under the contract that assess (or reserve the right to assess) a short-term trading fee, please see "Underlying Mutual Fund Annual Expenses" earlier in this prospectus.

If a short-term trading fee is assessed, the underlying mutual fund will charge the variable account 1% of the amount determined to be engaged in short-term trading. The variable account will then pass the short-term trading fee on to the specific contract owner that engaged in short-term trading by deducting an amount equal to the short-term trading fee from that contract owner’s sub-account value. All such fees will be remitted to the underlying mutual fund; none of the fee proceeds will be retained by Nationwide or the variable account.

When multiple purchase payments (or exchanges) are made to a sub-account that is subject to short-term trading fees, transfers will be considered to be made on a first in/first out (FIFO) basis for purposes of determining short-term trading fees. In other words, units held the longest time will be treated as being transferred first, and units held for the shortest time will be treated as being transferred last.

Some transactions are not subject to the short-term trading fees. Transactions that are not subject to short-term trading fees include:

•	scheduled and systematic transfers, such as Systematic Withdrawals;

•	contract loans or surrenders, including CDSC-free withdrawals;

• surrenders of annuity units to make annuity payments;

• surrenders of accumulation units to pay a death benefit; or

•	transfers made upon annuitization of the contract.

New share classes of certain currently available underlying mutual funds may be added as investment options under the contracts. These new share classes may require the assessment of short-term trading or redemption fees. When these new share classes are added, new purchase payment allocations and exchange reallocations to the underlying mutual funds in question may be limited to the new share class.

Optional Contract Benefits, Charges and Deductions

For an additional charge, the following optional benefits are available to contract owners. Not all optional benefits are available in every state. Unless otherwise indicated:

(1) optional benefits must be elected at the time of application;

(2) optional benefits, once elected, may not be terminated; and

(3) the charges associated with the optional benefits will be assessed until annuitization.

The charges associated with optional benefits are generally only assessed prior to annuitization. However, the charges associated with the L Schedule Option and the C Schedule Option will be assessed both before and after annuitization. Additionally, the charge associated with the Extra Value Options will be assessed for the duration indicated, regardless of when the contract owner annuitizes. For example, if a contract owner that elected the 3% Extra Value Option annuitizes before the end of the 7th contract year, the charge for that option will continue to be assessed after annuitization until the end of the 7th contract year.

CDSC Options

L Schedule Option

For an additional charge at an annualized rate of 0.40% of the daily net assets of the variable account, the contract owner may elect the L Schedule Option. Election of the L Schedule Option replaces the B Schedule CDSC schedule with a 4 year CDSC schedule.

The L Schedule Option CDSC schedule applies as follows:

Number of Completed Years from Date of Purchase Payment	CDSC Percentage
0	7%
1	7%
2	6%
3	5%
4	0%

Under this option, CDSC will not exceed 7% of purchase payments surrendered. The charge associated with the L Schedule Option will be assessed for the life of the contract.

Nationwide may realize a profit from the charge assessed for this option.

C Schedule Option

For an additional charge at an annualized rate of 0.45% of the daily net assets of the variable account, the contract owner may elect the C Schedule Option, under which no CDSC will be assessed on surrenders from the contract in excess of the 10% CDSC free withdrawal amount. Election of the C Schedule Option makes the contract ineligible to receive purchase payment credits that would otherwise be available under the contract. Additionally, the C Schedule Option is not available with the incomeFLEX Option.

The charge associated with the C Schedule Option will be assessed for the life of the contract. Nationwide may realize a profit from the charge assessed for this option.

Death Benefit Options

In lieu of the standard death benefit, the applicant may elect an available death benefit option at the time of application for an additional charge. Not all of the death benefit options may be available in every state. The available options are as follows:

Highest Anniversary Death Benefit

For an additional charge at an annualized rate of 0.30% of the daily net assets of the variable account, contracts with annuitants who are 75 years old and younger may elect the highest anniversary death benefit option. If the annuitant dies before the annuitization date, the death benefit will be the greatest of:

(1) the contract value;

(2) the total of all purchase payments, less an adjustment for amounts surrendered; or

(3) the highest contract value on any contract anniversary before the annuitant’s 80th birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that contract anniversary.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) or the partial surrender(s).

For contracts that have elected this option, if the total of all purchase payments made to the contract is greater than $3,000,000, the death benefit will be adjusted as described in the “Death Benefit Calculations” provision on page 5.

Return of Premium Enhanced Death Benefit

For an additional charge at an annualized rate of 0.20% of the daily net assets of the variable account, contracts with annuitants who are 75 years old and younger may elect the return of premium death benefit option. If the annuitant dies before the annuitization date, the death benefit will be the total of all purchase payments made to the contract reduced by any surrender in the proportion that such surrender reduced the contract value on the date of surrender.

For contracts that have elected this option, if the total of all purchase payments made to the contract is greater than $3,000,000, the death benefit will be adjusted as described in the “Death Benefit Calculations” provision on page 5.

Extra Value Options

For an additional charge, an applicant can elect one of two Extra Value Options.

Applicants should be aware of the following prior to electing an Extra Value Option:

(1)
Nationwide believes that the Extra Value Options, even after the direct and indirect costs associated with the options, will benefit the majority of contract owners. If you have questions about whether an Extra Value Option is appropriate for you, please consult your individual registered representative specifically about the option.

(2)	Nationwide may make a profit from the Extra Value Option charge.

(3)
Because the Extra Value Option charge will be assessed against the entire contract value for the first 7 contract years, contract owners who anticipate making additional purchase payments after the first contract year (which will not receive the bonus credit but will be assessed the extra value charge) should carefully examine the Extra Value Option and consult their financial adviser regarding its desirability.

(4)
Nationwide may take back or "recapture" all or part of the amount credited under an Extra Value Option in the event of early surrenders, including revocation of the contract during the contractual free-look period.

(5)	If the market declines during the period that the bonus credits are subject to recapture, the amount subject to recapture could decrease the amount of contract available for surrender.

(6)	The cost of the Extra Value Options and the recapture of the credits (in the event of a surrender) could exceed any benefit of receiving an Extra Value Option credits.

3% Extra Value Option

For an additional charge at an annualized rate of 0.40% of the daily net assets of the variable account, an applicant can elect the 3% Extra Value Option. After the end of the 7th contract year, Nationwide will discontinue assessing the charges associated with the 3% Extra Value Option.

In exchange, for the first 12 months the contract is in force, Nationwide will apply a credit to the contract equal to 3% of each purchase payment made to the contract. This credit, which is funded from Nationwide’s general account, will be allocated among the sub-accounts in the same proportion that the purchase payment is allocated to the contract. Credits applied under this option are considered earnings, not purchase payments.

4% Extra Value Option

For an additional charge at an annualized rate of 0.55% of the daily net assets of the variable account, an applicant can elect the 4% Extra Value Option. After the end of the 7th contract year, Nationwide will discontinue assessing the charges associated with the 4% Extra Value Option.

In exchange, for the first 12 months the contract is in force, Nationwide will apply a credit to the contract equal to 4% of each purchase payment made to the contract. This credit, which is funded from Nationwide’s general account, will be allocated among the sub-accounts in the same proportion that the purchase payment is allocated to the contract. Credits applied under this option are considered earnings, not purchase payments.

Recapture of Extra Value Option Credits

Nationwide will recapture amounts credited to the contract in connection with the Extra Value Options if:

(a)	the contract owner cancels the contract pursuant to the contractual free-look provisions;

(b)	the contract owner takes a full surrender before the end of the 7th contract year; or

(c)	the contract owner takes a partial surrender that is or would be subject to a CDSC under the B Schedule CDSC schedule before the end of the 7th contract year.

Contract owners should carefully consider the consequences of taking a surrender that subjects part or all of the credit to recapture. If contract value decreases due to poor market performance, the recapture provisions could decrease the amount of contract value available for surrender.

Nationwide will not recapture credits under the Extra Value Options under the following circumstances:

(1)	If the withdrawal is not, or would not be, subject to a CDSC under the B Schedule CDSC schedule;

(2)	If the distribution is taken as a result of a death, annuitization, or to meet minimum distribution requirements under the Internal Revenue Code; or

(3)	If the surrender occurs after the end of the 7th contract year.

Recapture Resulting from Exercising Free-Look Privilege

If the contract owner cancels the contract pursuant to the contractual free-look provision, Nationwide will recapture the entire amount credited to the contract under this option. In those states that require the return of purchase payments for IRAs that are surrendered pursuant to the contractual free-look, Nationwide will recapture the entire amount credited to the contract under this option, but under no circumstances will the amount returned be less than the purchase payments made to the contract. In those states that allow a return of contract value, the contract owner will retain any earnings attributable to the amount credited, but all losses attributable to the amount credited will be incurred by Nationwide.

Recapture Resulting from a Full Surrender

For contracts with the 3% Extra Value Option or the 4% Extra Value Option, if the contract owner takes a full surrender of the contract before the end of the 7th contract year, Nationwide will recapture the entire amount credited to the contract under the option.

Recapture Resulting from a Partial Surrender

For contracts with the 3% Extra Value Option or the 4% Extra Value Option, if the contract owner takes a partial surrender before the end of the 7th contract year that is subject to CDSC (or would be subject to CDSC but for the election of a CDSC-reducing option), Nationwide will recapture a proportional part of the amount credited to the contract under this option.

For example, Mr. X, who elected the 3% Extra Value Option, makes a $100,000 initial deposit to his contract and receives a 3% credit of $3,000. In contract year 2, Mr. X takes a $15,000 surrender. Under the contract Mr. X is entitled to take 10% of purchase payments free of CDSC. Thus, he can take ($100,000 x 10%) = $10,000 without incurring a CDSC. That leaves $5,000 of the surrender subject to a CDSC. For the recapture calculation, Nationwide will multiply that $5,000 by 3% to get the portion of the original credit that Nationwide will recapture. Thus, the amount of the original credit recaptured as a result of the $15,000 partial surrender is $150. The amount recaptured will be taken from the sub-accounts in the same proportion that purchase payments are allocated as of the surrender date.

Some state jurisdictions require a reduced recapture schedule. Please refer to your contract for state specific information.

incomeFLEX Option

The incomeFLEX Option allows a contract owner the ability to take withdrawals from the contract of up to 5% of a benefit base annually, whether or not the contract value has declined as a result of negative market conditions.

Availability

The incomeFLEX Option is available only upon initial application. The person upon whom the benefit depends (the “determining life”) must be 35 years old or older at the time the contract is purchased. The determining life is that of the primary contract owner, which shall be designated on the application. For those contracts where the contract owner is a non-natural person, for purposes of this option, the determining life is that of the primary annuitant, and all references in this option to “contract owner” shall mean primary annuitant. The determining life may not be changed.

This option may not be elected if the No CDSC Option (C Schedule Option) is also elected. Contract loans are unavailable under this option. The incomeFLEX Option may not be available in all states.

Allocation of Contact Value under incomeFLEX Option

The contract owner may invest in some of the models under the DAP program or to a limited number of underlying mutual funds. In the event the contract value is allocated to an available DAP model, Nationwide will assess the current fee for the DAP option, which is equal to an annualized rate not to exceed 0.35% of the daily net assets of the variable account. Additionally, should the contact owner allocate to an available DAP model, all the provisions set forth in the “Dynamic Advantage Program” section of this prospectus apply.

Due to risk considerations, Nationwide has determined that certain models available through the DAP service are not currently available when incomeFLEX is elected. Refer to DAP section of this prospectus for the models that are available. The contract owner may change DAP models, but Nationwide reserves the right to close off any of the DAP models to future investment.

If the contract owner decides to terminate his/her participation in DAP, the contract value must be allocated to one or more of a limited number of underlying mutual funds.

The contract owner may reallocate the contract value among the underlying mutual funds in accordance with the “Transfers Prior to Annuitization” provision.

Charges

In exchange for these withdrawal benefits, Nationwide will assess an additional charge not to exceed an annualized rate of 0.60% of the daily net assets of the variable account. Currently, the charge associated with this option is an annualized rate of 0.40% of the daily net assets of the variable account. (Once the option is elected, the charge percentage will not change, except, possibly, upon the contract owner’s election to reset the benefit base, as discussed herein.)

Immediate Withdrawal Benefit

This feature permits the contract owner to take immediate withdrawals of up to 5% of the benefit base annually until the benefit is exhausted. The benefit base is the contract value at the time the contract was issued, or, in the event the contract is older than 5 years and no withdrawals were taken in the first 5 years, the greater of the value at contract issue or the 5th anniversary. The immediate withdrawal base will only change in the event of:

1. a reset opportunity (see “Reset Opportunities” in this subsection);

2. an additional purchase payment prior to first withdrawal (see “Subsequent Purchase Payment” in this subsection); or

3. a withdrawal in excess of 5% (see “Impact of Withdrawals in Excess of 5%” in this subsection).

Immediate withdrawals are subject to the applicable CDSC provisions of the contract. If taken prior to age 59½, the withdrawals could incur a penalty tax. Minimum required distributions could cause annual withdrawals to exceed 5% (see, “Minimum Required Distributions" in this subsection).

Taking an Immediate Withdrawal

In order to take an immediate withdrawal, the contract owner must submit a surrender request to Nationwide. Nationwide will surrender accumulation units from the sub-accounts when an immediate withdrawal is requested. The amount surrendered from each investment option will be in proportion to the value in each investment option at the time of the surrender request.

Remaining Immediate Withdrawal Base

The amount available or remaining for withdrawal under the benefit is referred to as the "remaining immediate withdrawal base." This figure is used to track how much the contract owner has withdrawn and how much the contract owner has left to withdraw.

For example, assume the following:

Immediate Withdrawal Base = $100,000

Contract Value = $30,000

Remaining Immediate Withdrawal Base = $55,000

Gross Surrender Request = $5,000

In the above example, the contract owner has already taken immediate withdrawals that have reduced the remaining immediate withdrawal base to $55,000. The impact of the gross surrender request is:

Immediate Withdrawal Base = $100,000

Contract Value = $25,000

Remaining Immediate Withdrawal Base = $50,000

Contingent Deferred Sales Charges

A withdrawal under the benefit may cause a CDSC to apply (see "Contingent Deferred Sales Charges" earlier in this prospectus). Application of a CDSC could result in the gross surrender being greater than 5%. For example, the amount of the surrender request plus the applicable CDSC could exceed the 5% limit. If applicable, contract owners can request to receive a specific dollar amount of withdrawal (i.e., Nationwide will gross up the withdrawal to include the CDSC amount) or to receive the withdrawal net of the CDSC amount. In either case, the gross amount of the surrender (i.e., including the CDSC) is the amount used to determine whether the withdrawal exceeds the 5% limit. A reduction to the immediate withdrawal base will be applied as described in the "Impact of Withdrawals in Excess of 5%" provision if the gross surrender exceeds the 5% limit.

The contract permits a percentage of purchase payments to be withdrawn free of CDSC each year (see "Waiver of Contingent Deferred Sales Charge" earlier in this prospectus). The total free withdrawal amount permitted (a percentage of purchase payments), however, may result in annual surrenders greater than the 5% limit permitted by this benefit (i.e., 5% of the immediate withdrawal base). In such case, the reduction described in the "Impact of Withdrawals in Excess of 5%" provision will apply.

Minimum Required Distributions

Withdrawals taken pursuant to minimum required distribution rules under the Internal Revenue Code could also cause gross surrender requests to exceed 5% annually if the rules require a distribution greater than the 5% limit be distributed from the contract. The reduction to the immediate withdrawal base will be applied as described in the "Impact of Withdrawals in Excess of 5%" provision if distributions result in gross surrenders in excess of 5% annually.

How long will the immediate withdrawals last? A contract owner can continue to take immediate withdrawals as long as there is remaining immediate withdrawal base value. The number of years will depend on the amount and frequency of the withdrawals taken. For example, it would take approximately 20 years for a $100,000 remaining immediate withdrawal base to be exhausted if immediate withdrawals did not exceed 5% annually.

Immediate withdrawals that do not exceed 5% annually reduce the remaining immediate withdrawal base by the dollar amount of each immediate withdrawal until the base reaches zero. Once the remaining immediate withdrawal base reaches zero, the immediate withdrawal benefit is exhausted, but the contract owner has the right to use the Reset Opportunity to reestablish a benefit base and remaining immediate withdrawal base.

What happens if there is Contract Value but the Remaining Immediate Withdrawal Base is Zero? If there is contract value left after the remaining immediate withdrawal base is exhausted, the contract owner can no longer take withdrawals under the immediate withdrawal benefit. Surrenders can still be taken subject to the CDSC provisions of the contract. The charge associated with the incomeFLEX Option will continue to be assessed until the contract is terminated or annuitized due to the reset opportunities described in Reset Opportunities section.

What happens if the Contract Value is Zero, but there is Remaining Immediate Withdrawal Base Value? If contract value reaches zero before the remaining immediate withdrawal base is zero, Nationwide will continue to pay the contract owner 5% of the immediate withdrawal base each contract year until the remaining immediate withdrawal base is zero. Additionally, if the contract owner has invoked the benefit but has not requested regular or systematic withdrawals, Nationwide will automatically begin paying the contract owner the value of 5% of the current immediate withdrawal base until the remaining immediate withdrawal base is zero. Once the remaining immediate withdrawal base reaches zero, the contract will automatically terminate.

Lifetime Withdrawal Benefit

If the contract owner does not utilize the immediate withdrawal benefit described above, and he or she meets certain conditions, incomeFLEX permits the contract owner to utilize a lifetime withdrawal benefit. The lifetime withdrawal benefit also permits the contract owner to surrender 5% annually, however the withdrawal benefit becomes a lifetime benefit that the contract owner can take regardless of contract value.

Note, however, that this lifetime income stream is distinct from the annuitization phase of the contract.

Qualifications for the Lifetime Withdrawal Benefit

In order to qualify for lifetime withdrawals under this option, a contract owner must have owned the contract for 5 years and have reached age 59 ½. For purposes of this section, once these two conditions are met, it will be considered the “lifetime withdrawal phase” of the contract. If any surrenders are made prior to the lifetime withdrawal phase, it is considered an immediate withdrawal benefit and lifetime withdrawals are no longer available.

Lifetime Withdrawal Benefit Base

The lifetime withdrawal benefit base is the greater of the:

a. Contract value on the issue date;

b. Contract value on the fifth contract anniversary; or

c. Reset contract value (see “Reset Opportunities” section).

The lifetime withdrawal base is locked in and will not change unless the contract owner:

•	elects a reset opportunity (see “Reset Opportunities” section);

•	adds an additional purchase payment prior to first withdrawal (see subsequent purchase payment section); or

•	takes a withdrawal in excess of 5% (see impact of withdrawals in excess of 5%).

The contract owner may request a surrender of "lifetime withdrawal amount" equal to 5% of the lifetime withdrawal benefit base. This amount can be taken without reducing the lifetime withdrawal benefit base. All surrenders taken from the contract during the lifetime withdrawal phase will be taken from each investment option in proportion to the value in each investment option at the time of the surrender request.

Thereafter, on each contract anniversary, the contract owner is entitled to surrender an amount equal to the lifetime withdrawal amount without reducing the lifetime withdrawal benefit base. The contract owner may continue to take annual surrenders that do not exceed the lifetime withdrawal amount until the earlier of the contract owner's death or annuitization regardless of the actual value of the contract. Thus, it is possible for the contract owner to take annual surrenders equal to the lifetime withdrawal amount after the contract value is zero. After the contract value falls to zero, the contract owner can continue to take annual surrenders of no more than the lifetime withdrawal amount. Surrender requests may be submitted systematically or directly by the contract owner.

Although surrenders of the lifetime withdrawal amount do not reduce the lifetime withdrawal benefit base, they do reduce the contract value (and therefore the amount available for annuitization) and the death benefit. They are also subject to the CDSC provisions of the contract. Lifetime withdrawal amounts not surrendered in a given year are forfeited and may not be claimed in subsequent years.

General Provisions Concerning the incomeFLEX Option

Impact of Withdrawals in Excess of 5%

The contract owner is permitted to surrender contract value in excess of 5% provided that the contract value is greater than zero. Surrenders in excess of 5% will reduce the applicable withdrawal benefit base, and consequently, the benefit amount calculated for subsequent years. In the event of excess surrenders, the applicable withdrawal benefit base will be reduced by the greater of:

1. the dollar amount of the surrender in excess of the benefit amount; or

2. the ratio of the dollar amount of the excess surrender to the contract value (which has been reduced by the amount of the benefit amount surrendered, i.e. 5% of the applicable withdrawal benefit base), multiplied by the withdrawal benefit base.

In situations where the contract value exceeds the current withdrawal benefit base, excess surrenders will typically result in a dollar amount reduction to the lifetime withdrawal benefit base. In situations where the contract value is less than the current lifetime withdrawal benefit base, excess surrenders will typically result in a proportional reduction to the lifetime withdrawal benefit base.

Once the contract value falls to zero, the contract owner is no longer permitted to submit additional purchase payments or take surrenders in excess of the benefit amount.

For example:

Immediate Withdrawal Base = $100,000

Contract Value = $30,000

Remaining Immediate Withdrawal Base = $55,000

Gross Surrender Request = $10,000

The impact of the full surrender request will be calculated in two steps:

1. The impact of the request up to 5% would be (5% of $100,000 = $5,000):

Permissible 5% Withdrawal = $5,000

Immediate Withdrawal Base = $100,000

Contract Value = $25,000

Remaining Immediate Withdrawal Base = $50,000

and

2. Because the total request exceeded the allowable 5% by $5,000 ($10,000 - $5,000 = $5,000), the proportionate reduction (described above) is applied as follows:

5,000/25,000*100,000 = $20,000.

Therefore, the full impact of the request on the contract would be:

Immediate Withdrawal Base = $80,000

Contract Value = $20,000

Remaining Immediate Withdrawal Base = $30,000

The contract value is reduced by the dollar amount of the excess surrender request ($5,000).

Subsequent Purchase Payments

Currently, subsequent purchase payments are permitted under the incomeFLEX Option. However, Nationwide reserves the right to limit subsequent payments in the future. Purchase payments that are made before the first withdrawal will increase the applicable benefit base (immediate withdrawal base, remaining immediate withdrawal base, or lifetime withdrawal base) for the benefit that the contract owner is utilizing by the dollar amount of the purchase payment. Purchase payments made after the first withdrawal would be included in the account value and therefore taken into account in the event the contract owner elects a reset opportunity, as set forth below.

5th Contract Anniversary Ratchet

On the 5th anniversary of the contract, Nationwide will compare the contract value on the date of purchase with the contract value on the fifth anniversary. Nationwide will make the benefit base (either the immediate withdrawal base or the lifetime withdrawal benefit base) equal to whichever value is higher. The ratchet will only occur if no surrenders to the contract have been made prior to the 5th anniversary.

Reset Opportunities

Every five years starting with the 10th anniversary of the contract, the contract owner will have the opportunity to instruct Nationwide to reset the applicable benefit base(s) to equal the current contract value. Nationwide will provide the contract owner with the contract value and the applicable benefit base(s), and will provide instructions on how to communicate an election to reset the benefit base(s). If the contract owner elects to reset the benefit base(s), it will be at the then current terms and conditions of the option and all applicable bases will be set equal to contract value (i.e. if the owner is using the immediate withdrawal benefit then both the immediate benefit base and remaining benefit base will be set to the current contract value). If Nationwide does not receive a contract owner’s election to reset the benefit base(s) within 60 days after the surrender anniversary, Nationwide will assume that the contract owner does not wish to reset the benefit base(s).

Termination of Benefit

Upon annuitization of the contract, the charge associated with this option will no longer be assessed and all benefits associated with the incomeFLEX Option will terminate. Additionally, upon the primary contract owner’s (as designated on the application) death the benefits associated with the option terminate. These benefits will not continue with a joint owner.

Taxation of Surrenders under the incomeFLEX Option

Although the tax treatment is not clear, when the contract owner takes a surrender from the contract before the annuitization date, Nationwide will treat the following amount of the surrender as a taxable distribution: the excess of the greater of (a) the contract value immediately before the surrender; or (b) the guaranteed benefit amount immediately before the surrender; over the remaining investment in the contract. In certain circumstances, this treatment could result in the contract value being less than the investment in the contract after the surrender. A subsequent surrender under such circumstances could result in a loss that may be deductible. Please consult a qualified tax advisor.

Dynamic Advantage Program

The Dynamic Advantage Program is available for election at any time before annuitization. While the Dynamic Advantage Program is in effect, Nationwide will deduct a charge equal to an annualized rate of not more than 0.35% of the daily net assets of the variable account. In exchange, Nationwide will provide administrative services enabling contract owners to have their contract value allocated and reallocated according to actively managed models, for which Rydex Advisory Services, LLC acts as investment adviser.

Removal of Variable Account Charges

For certain optional benefits, a charge is assessed only for a specified period of time. To remove a variable account charge at the end of the specified charge period, Nationwide systematically re-rates the contract. This re-rating results in lower contract charges, but no change in contract value or any other contractual benefit.

Re-rating involves two steps: the adjustment of contract expenses and the adjustment of the number of units in the contract.

The first step, the adjustment of contract expenses, involves removing the charge from the unit value calculation. For example, on a contract where the only optional benefit elected is the 3% Extra Value Option, the variable account value will be calculated using unit values with variable account charges of 1.65% for the first 7 contract years. At the end of that period, the contract will be re-rated, and the 0.40% charge associated with the 3% Extra Value Option will be removed. From that point on, the variable account value will be calculated using the unit values with variable account charges at 1.25%. Thus, the 3% Extra Value Option charge is no longer included in the daily sub-account valuation for the contract.

The second step of the re-rating process, the adjustment of the number of units in the contract, is necessary in order to keep the re-rating process from altering the contract value. Generally, for any given sub-account, the higher the variable account charges, the lower the unit value, and vice versa. For example, sub-account X with charges of 1.65% will have a lower unit value than sub-account X with charges of 1.25% (higher expenses result in lower unit values). When, upon re-rating, the unit values used in calculating variable account value are dropped from the higher expense level to the lower expense level, the higher unit values will cause an incidental increase in the contract value. In order to avoid this incidental increase, Nationwide adjusts the number of units in the contract down so that the contract value after the re-rating is the same as the contract value before the re-rating.

Ownership and Interests in the Contract

Contract Owner

Prior to the annuitization date, the contract owner has all rights under the contract, unless a joint owner is named. If a joint owner is named, each joint owner has all rights under the contract. Purchasers who name someone other than themselves as the contract owner will have no rights under the contract.

On the annuitization date, the annuitant becomes the contract owner, unless the contract owner is a Charitable Remainder Trust. If the contract owner is a Charitable Remainder Trust, the Charitable Remainder Trust continues to be the contract owner after annuitization.

Contract owners of Non-Qualified Contracts may name a new contract owner at any time before the annuitization date. Any change of contract owner automatically revokes any prior contract owner designation. Changes in contract ownership may result in federal income taxation and may be subject to state and federal gift taxes.

Joint Owner

Joint owners each own an undivided interest in the contract.

Non-Qualified contract owners can name a joint owner at any time before annuitization. However, joint owners must be spouses at the time joint ownership is requested, unless state law requires Nationwide to allow non-spousal joint owners.

Generally, the exercise of any ownership rights under the contract must be in writing and signed by both joint owners. However, if a written election, signed by both contract owners, authorizing Nationwide to allow the exercise of ownership rights independently by either joint owner is submitted, Nationwide will permit joint owners to act independently. If such an authorization is submitted, Nationwide will not be liable for any loss, liability, cost, or expense for acting in accordance with the instructions of either joint owner.

If either joint owner dies before the annuitization date, the contract continues with the surviving joint owner as the remaining contract owner.

Contingent Owner

The contingent owner succeeds to the rights of a contract owner if a contract owner who is not the annuitant dies before the annuitization date, and there is no surviving joint owner.

If a contract owner who is the annuitant dies before the annuitization date, the contingent owner will not have any rights under the contract, unless such contingent owner is also the beneficiary.

The contract owner may name a contingent owner at any time before the annuitization date.

Annuitant

The annuitant is the person who will receive annuity payments and upon whose continuation of life any annuity payment involving life contingencies depends. This person must be age 85 or younger at the time of contract issuance, unless Nationwide approves a request for an annuitant of greater age.

Only Non-Qualified Contract owners may name someone other than himself/herself as the annuitant.

The contract owner may not name a new annuitant without Nationwide’s consent.

Contingent Annuitant

If the annuitant dies before the annuitization date, the contingent annuitant becomes the annuitant. The contingent annuitant must be age 85 or younger at the time of contract issuance, unless Nationwide approves a request for a contingent annuitant of greater age.

If a contingent annuitant is named, all provisions of the contract that are based on the annuitant’s death prior to the annuitization date will be based on the death of the last survivor of the annuitant and contingent annuitant.

Co-Annuitant

A co-annuitant, if named, must be the annuitant’s spouse. The co-annuitant may be named at any time prior to annuitization and will receive the benefit of the Spousal Protection Feature (subject to the conditions set forth in the "Spousal Protection Feature" provision).

If either co-annuitant dies before the annuitization date, the surviving co-annuitant may continue the contract and will receive the benefit of the Spousal Protection Feature.

Beneficiary and Contingent Beneficiary

The beneficiary is the person who is entitled to the death benefit if the annuitant dies before the annuitization date and there is no joint owner. The contract owner can name more than one beneficiary. Multiple beneficiaries will share the death benefit equally, unless otherwise specified.

A contingent beneficiary will succeed to the rights of the beneficiary if no beneficiary is alive when a death benefit is paid. The contract owner can name more than one contingent beneficiary. Multiple contingent beneficiaries will share the death benefit equally, unless otherwise specified.

Changes to the Parties to the Contract

Prior to the annuitization date (and subject to any existing assignments), the contract owner may request to change the following:

•	contract owner (Non-Qualified Contracts only);

•	joint owner (must be the contract owner’s spouse);

•	contingent owner;

•	annuitant (subject to Nationwide’s underwriting and approval);

•	contingent annuitant (subject to Nationwide’s underwriting and approval);

•	co-annuitant (must be the annuitant’s spouse);

•	beneficiary; or

•	contingent beneficiary.

The contract owner must submit the request to Nationwide in writing and Nationwide must receive the request at its home office before the annuitization date. Once Nationwide receives and records the change request, the change will be effective as of the date the written request was signed, whether or not the contract owner or annuitant is living at the time it was recorded. The change will not affect any action taken by Nationwide before the change was recorded.

In addition to the above requirements, any request to change the contract owner must be signed by the existing contract owner and the person designated as the new contract owner. Nationwide may require a signature guarantee.

If the contract owner is not a natural person and there is a change of the annuitant, distributions will be made as if the contract owner died at the time of the change, regardless of whether the contract owner named a contingent annuitant.

Nationwide reserves the right to reject any change request that would alter the nature of the risk that Nationwide assumed when it originally issued the contract (see "Purpose of the Contract" earlier in this prospectus).

Operation of the Contract

Minimum Initial and Subsequent Purchase Payments

Contract Type	Minimum Initial Purchase Payment	Minimum Subsequent Payments*
Non-Qualified	$10,000	$500
IRA	$10,000	$500
SEP IRAs	$10,000	$500
Simple IRAs	$10,000	$500
Roth IRA	$10,000	$500
Tax Sheltered Annuity	$10,000	$500
Investment -only	$10,000	$500
Charitable Remainder Trust	$10,000	$500

*For subsequent purchase payments, sent via electronic deposit, the minimum subsequent purchase payment is $50. Subsequent purchase payments are not permitted in some states under certain circumstances.

If the contract owner elects the Extra Value Option, amounts credited to the contract may not be used to meet the minimum initial and subsequent purchase payment requirements.

The cumulative total of all purchase payments under contracts issued by Nationwide on the life of any one annuitant cannot exceed $1,000,000 without Nationwide’s prior consent.

Purchase Payment Credits

Purchase Payment Credits ("PPCs") are additional credits that Nationwide will apply to a contract when cumulative purchase payments reach certain aggregate levels. PPCs are available to all contracts except for those where the C Schedule Option has been elected.

Each time a contract owner submits a purchase payment, Nationwide will perform a calculation to determine if and how many PPCs are payable as a result of that particular deposit.

The formula used to determine the amount of the PPC is as follows:

(Cumulative Purchase Payments x PPC%)
-	PPCs Paid to Date
=	PPCs Payable

Cumulative Purchase Payments = the total of all purchase payments applied to the contract, including the current deposit, minus any surrenders.

PPC% = either 0.0%, 0.5%, or 1.0%, depending on the level of Cumulative Purchase Payments as follows:

If Cumulative Purchase Payments are . . .	Then the PPC% is . . .
$0 - $499,999	0.0% (no PPC is payable)
$500,000 - $999,999	0.5%
$1,000,000 or more	1.0%

PPCs Paid to Date = the total PPCs that Nationwide has already applied to the contract.

PPCs Payable = the PPCs that Nationwide will apply to the contract as a result of the current deposit.

For example, on March 1, Ms. Z makes an initial deposit of $200,000 to her contract. She does not receive a PPC since her Cumulative Purchase Payments are less than $500,000.

On April 1, Ms. Z applies additional purchase payments of $350,000. Cumulative Purchase Payments now equal $550,000. Nationwide will apply PPCs to Ms. Z’s contract equal to $2,750, which is (0.5% x $550,000) - $0.

On May 1, Ms. Z takes a surrender of $150,000. Cumulative Purchase Payments now equal $400,000.

On June 1, Ms. Z applies additional purchase payments of $500,000. Cumulative Purchase Payments now equal $900,000. Nationwide will apply PPCs to Ms. Z’s contract equal to $1,750, which is ($900,000 x 0.5%) - $2,750. At this point in time, a total of $4,500 in PPCs have been applied to Ms. Z’s contract.

On July 1, Ms. Z applies additional purchase payments of $300,000. Cumulative Purchase Payments now equal $1,200,000. Nationwide will apply PPCs to Ms. Z’s contract equal to $7,500, which is ($1,200,000 x 1.0%) - $4,500. At this point in time, a total of $12,000 in PPCs have been applied to Ms. Z’s contract.

For purposes of all benefits and taxes under these contracts, PPCs are considered earnings, not purchase payments, and they will be allocated in the same proportion that purchase payments are allocated on the date the PPCs are applied.If the contract owner cancels the contract pursuant to the contractual free-look provision, Nationwide will recapture all PPCs applied to the contract. In those states that require the return of purchase payments for IRAs that are surrendered pursuant to the contractual free-look, Nationwide will recapture all PPCs, but under no circumstances will the amount returned to the contract owner be less than the purchase payments made to the contract. In those states that allow a return of contract value, the contract owner will retain any earnings attributable to the PPCs, but all losses attributable to the PPCs will be incurred by Nationwide.

All PPCs are fully vested after the end of the contractual free-look period and they are not subject to recapture.

Pricing

Initial purchase payments allocated to sub-accounts will be priced at the accumulation unit value determined no later than 2 business days after receipt of an order to purchase if the application and all necessary information are complete. If the application is not complete, Nationwide may retain a purchase payment for up to 5 business days while attempting to complete the application. If the application is not completed within 5 business days, the prospective purchaser will be informed of the reason for the delay. The purchase payment will be returned to the prospective purchaser unless he or she specifically consents to allow Nationwide to hold the purchase payment until the application is completed.

Generally, subsequent purchase payments will be priced based on the next available accumulation unit value after the payment is received. Currently, Nationwide accepts requests for purchase payments, transfers or surrenders by US mail, electronically, by telephone or by fax. Between 3:35 p.m. Eastern Standard Time and the close of the NYSE, Nationwide will only accept requests for subsequent purchase payments, transfers or surrenders by US mail. No requests for subsequent purchase payments, transfers or surrenders will be accepted electronically between 3:35 p.m. Eastern Standard Time and the close of the NYSE and no such trade requests will be accepted by telephone or by fax between 3:00 p.m. Eastern Standard Time and the close of the NYSE. Transfers must be received by Nationwide no later than 3:00 p.m. Eastern Standard Time to be processed in the current valuation period. The deadline will be extended to 3:35 p.m. Eastern Standard Time for transactions submitted electronically through Nationwide's Internet website (www.nationwide.com). Transactions received after the close of the NYSE will be treated as received by Nationwide during the next valuation period.

Except on the days listed below and on weekends, purchase payments are priced every day. Purchase payments will not be priced when the New York Stock Exchange is closed or on the following nationally recognized holidays:

• New Year’s Day	• Independence Day
• Martin Luther King, Jr. Day	• Labor Day
• Presidents’ Day	• Thanksgiving
• Good Friday	• Christmas
• Memorial Day

Nationwide also will not price purchase payments if:

(1) trading on the New York Stock Exchange is restricted;

(2) an emergency exists making disposal or valuation of securities held in the variable account impracticable; or

(3) the SEC, by order, permits a suspension or postponement for the protection of security holders.

Rules and regulations of the SEC will govern as to when the conditions described in (2) and (3) exist. If Nationwide is closed on days when the New York Stock Exchange is open, contract value may be affected since the contract owner will not have access to their account.

Allocation of Purchase Payments

Nationwide allocates purchase payments to sub-accounts as instructed by the contract owner. Shares of the underlying mutual funds allocated to the sub-accounts are purchased at net asset value, then converted into accumulation units. Contract owners can change allocations or make exchanges among the sub-accounts. However, no change may be made that would result in an amount less than 1% of the purchase payments being allocated to any sub-account. Nationwide will inform the contract owner, in writing or by telephone, that such a request will not be honored and the allocations among the sub-accounts prior to the request will remain in effect. Certain transactions may be subject to conditions imposed by the underlying mutual funds, as well as those set forth in the contract.

Determining the Contract Value

The contract value is the value of amounts allocated to the sub-accounts of the variable account.

If part or all of the contract value is surrendered, or charges are assessed against the whole contract value, Nationwide will deduct a proportionate amount from each of the sub-accounts.

Determining Variable Account Value - Valuing an Accumulation Unit

Purchase payments or transfers allocated to sub-accounts are accounted for in accumulation units. Accumulation unit values (for each sub-account) are determined by calculating the net investment factor for the underlying mutual funds for the current valuation period and multiplying that result with the accumulation unit values determined on the previous valuation period.

Nationwide uses the net investment factor as a way to calculate the investment performance of a sub-account from valuation period to valuation period. For each sub-account, the net investment factor shows the investment performance of the underlying mutual fund in which a particular sub-account invests, including the charges assessed against that sub-account for a valuation period.

The net investment factor is determined by dividing (a) by (b), and then subtracting (c) from the result, where:

(a) is the sum of:

(1)	the net asset value of the underlying mutual fund as of the end of the current valuation period; and

(2)	the per share amount of any dividend or income distributions made by the underlying mutual fund (if the date of the dividend or income distribution occurs during the current valuation period);

(b) is the net asset value of the underlying mutual fund determined as of the end of the preceding valuation period; and

(c) is a factor representing the daily variable account charges, which may include charges for contract options chosen by the contract owner. The factor is equal to an annualized rate ranging from 1.25% to 3.45% of the daily net assets of the variable account, depending on which contract features the contract owner chose.

Based on the net investment factor, the value of an accumulation unit may increase or decrease. Changes in the net investment factor may not be directly proportional to changes in the net asset value of the underlying mutual fund shares because of the deduction of variable account charges.

Though the number of accumulation units will not change as a result of investment experience, the value of an accumulation unit may increase or decrease from valuation period to valuation period.

Transfers Prior to Annuitization

Generally, allocations may be transferred among the sub-accounts once per valuation period without charges or penalties.

Transfer Restrictions

The contracts sold with this prospectus are designed to support active trading strategies that require frequent movement between or among certain sub-accounts (sub-accounts corresponding to certain underlying mutual funds of the Rydex Variable Insurance Trust. Rydex has determined that the Rydex Variable Trust - Commodities Fund, Rydex Variable Trust - Absolute Return Strategies Fund, Rydex Variable Trust - Hedged Equity Fund, Rydex Variable Trust - Multi-Cap Core Equity Fund, and the Rydex Variable Trust - Sector Rotation Fund are not suitable for active investors). A contract owner who does not intend to use an active trading strategy should consult his/her registered representative and request information on other Nationwide variable annuity contracts.

Nationwide discourages (and will take action to deter) inappropriate market timing in the contract (frequent trading among underlying mutual funds other than those that are part of the Rydex Variable Insurance Trust excluding Rydex Variable Trust - Commodities Fund, Rydex Variable Trust - Absolute Return Strategies Fund, Rydex Variable Trust - Hedged Equity Fund, Rydex Variable Trust - Multi-Cap Core Equity Fund, and the Rydex Variable Trust - Sector Rotation Fund) because the frequent movement between or among those sub-accounts may negatively impact other investors. Inappropriate market timing can result in:

• the dilution of the value of the investors' interests in the underlying mutual fund;

• underlying mutual fund managers taking actions that negatively impact performance (keeping a larger portion of the underlying mutual fund assets in cash or liquidating investments prematurely in order to support redemption requests); and/or

• increased administrative costs due to frequent purchases and redemptions.

To protect investors in this contract from the potentially negative impact of inappropriate market timing of sub-accounts that are not suitable for active trading, Nationwide has implemented, or reserves the right to implement, several restrictions designed to stop inappropriate market timing while still permitting contract owners to actively trade among certain sub-accounts of the Rydex Variable Insurance Trust. Nationwide makes no assurance that all the risks associated with market timing will be completely eliminated by these processes and/or restrictions.

Redemption Fees

Some underlying mutual funds assess (against the variable account) a short-term trading fee in connection with transfers from a sub-account that occur within 60 days after the date of the allocation to the sub-account. The fee is assessed against the amount transferred and is paid to the underlying mutual fund. Redemption fees compensate the underlying mutual fund for any negative impact on fund performance resulting from short-term trading. For more information on short-term trading fees, please see the "Short-Term Trading Fees" provision.

U.S. Mail Restrictions

If Nationwide determines that a contract owner (or a third party acting on the contract owner's behalf) is engaging in harmful market timing, Nationwide reserves the right to take actions to protect investors, including exercising its right to terminate the ability of specified contract owners to submit transfer requests via telephone, facsimile, or over the internet. If Nationwide exercises this right, affected contract owners would be limited to submitting transfer requests via U.S. mail.

Other Restrictions

Nationwide reserves the right to refuse or limit transfer requests, or take any other action it deems necessary, in order to protect contract owners, annuitants, and beneficiaries from the negative investment results that may result from inappropriate market timing or other harmful investment practices employed by some contract owners (or third parties acting on their behalf).

Any restrictions that Nationwide implements will be applied consistently and uniformly.

Transfers After Annuitization

After annuitization, transfers among sub-accounts may only be made on the anniversary of the annuitization date.

Transfer Requests

Contract owners may submit transfer requests in writing, over the telephone, or via the internet. Nationwide will use reasonable procedures to confirm that instructions are genuine and will not be liable for following instructions that it reasonably determined to be genuine. Nationwide may restrict or withdraw the telephone and/or internet transfer privilege at any time.

Generally, transfers will be priced based on the next available accumulation unit value after the payment is received. Currently, Nationwide accepts requests for purchase payments, transfers or surrenders by US mail, electronically, by telephone or by fax. Between 3:35 p.m. Eastern Standard Time and the close of the NYSE, Nationwide will only accept requests for subsequent purchase payments, transfers or surrenders by US mail. No requests for subsequent purchase payments, transfers or surrenders will be accepted electronically between 3:35 p.m. Eastern Standard Time and the close of the NYSE and no such trade requests will be accepted by telephone or by fax between 3:00 p.m. Eastern Standard Time and the close of the NYSE. Transfers must be received by Nationwide no later than 3:00 p.m. Eastern time to be processed in the current valuation period. The 3:00 p.m. deadline will be extended to 3:35 p.m. Eastern time for transactions submitted electronically through Nationwide's Internet website www.nationwide.com. Transactions received after the close of the NYSE will be treated as received by Nationwide during the next valuation period.

Right to Examine and Cancel

Contract owners have a 10 day "free look" to examine the contract. The contract may be returned to Nationwide’s home office for any reason within 10 days of receipt and Nationwide will refund the contract value or another amount required by law. The refunded contract value will reflect the deduction of any contract charges, unless otherwise required by law. All IRA, SEP IRA, Simple IRA and Roth IRA refunds will be a return of purchase payments. State and/or federal law may provide additional free look privileges.

Liability of the variable account under this provision is limited to the contract value in each sub-account on the date of revocation. Any additional amounts refunded to the contract owner will be paid by Nationwide.

Please see "Extra Value Options" for a description of the recapture of the amount credited under an Extra Value Option in the event the right to free look the contract is exercised.

Surrender (Redemption)

Contract owners may surrender some or all of their contract value before the earlier of the annuitization date or the annuitant’s death. Surrenders from the contract may be subject to federal income tax and/or a penalty tax. See "Federal Income Taxes" in Appendix C: Contract Types and Tax Information.

Surrender requests must be in writing and Nationwide may require additional information. When taking a full surrender, the contract must accompany the written request. Nationwide may require a signature guarantee.

Nationwide will pay any amounts surrendered from the sub-accounts within 7 days. Additionally, Nationwide may suspend or postpone payment when it is unable to price a purchase payment or transfer (see, “Pricing”).

Partial Surrenders (Partial Redemptions)

For partial surrenders, Nationwide will surrender accumulation units from the sub-accounts in proportion to the value in each underlying mutual fund at the time of the surrender request.

A CDSC may apply. The contract owner may take the CDSC from either:

(a) the amount requested; or

(b) the contract value remaining after the contract owner has received the amount requested.

If the contract owner does not make a specific election, any applicable CDSC will be taken from the contract value remaining after the contract owner has received the amount requested.

Partial Surrenders to Pay Financial Advisor Fees

The contract may be available for use with investment accounts sold by financial advisors. Any fees and expenses charged by financial advisors or associated with such accounts are separate from and in addition to the fees and expenses of the contract described in this prospectus. Fees for those accounts would be specified in the respective account agreements with the financial advisor. Selection of an investment advisor is at the complete discretion of the contract owner. Nationwide is not affiliated with and does not endorse, such advisors and makes no representations as to their qualifications. Some contract owners may authorize such advisors to take partial surrenders from the contract to pay advisory or management fees. Partial surrenders taken from this contract to pay advisory or management fees will not be subject to the CDSC provisions of the contract, subject to an annual 2% maximum limit. The 2% maximum withdrawal amount will be determined based upon the contract value as of the most recent calendar year end, or initial purchase payment for contracts issued in the same year as the surrender request(s). Each surrender requested for the purpose of paying advisory or management fees will apply toward the annual withdrawal maximum of 2%. Any surrender or that portion of a surrender made for this purpose, that exceeds the limit for that calendar year, will be subject to the CDSC provisions of the contract. Any surrenders may be subject to income tax and/or tax penalties. See "Waiver of Contingent Deferred Sales Charges" earlier in this prospectus.

Please Note - You should know we offer other variable annuity contracts free of CDSC allowing partial surrenders to pay financial advisor fees. This may result in a conflict of interest for your advisor, especially if he or she takes a sales commission from your purchase of this annuity and takes a fee for providing you investment advice in connection with this contract. You may want to discuss this with your financial advisor or another financial advisor. Also, talk to your financial advisor if you have any questions about this contract, other available Nationwide annuity contracts, how your financial advisor is compensated for selling this contract, or additional fees he/she may assess for providing you investment advice in connection with this annuity contract.

Full Surrenders (Full Redemptions)

The contract value upon full surrender may be more or less than the total of all purchase payments made to the contract. The contract value will reflect:

•	variable account charges;

•	underlying mutual fund charges;

•	the investment performance of the underlying mutual funds;

•	any outstanding loan balance plus accrued interest;

•	any recapture of extra value credit

A CDSC may apply.

Surrenders Under a Texas Optional Retirement Program or a Louisiana Optional Retirement Plan

Redemption restrictions apply to contracts issued under the Texas Optional Retirement Program or the Louisiana Optional Retirement Plan.

The Texas Attorney General has ruled that participants in contracts issued under the Texas Optional Retirement Program may only take withdrawals if:

•	the participant dies;

•	the participant retires;

•	the participant terminates employment due to total disability; or

•	the participant that works in a Texas public institution of higher education terminates employment.

A participant under a contract issued under the Louisiana Optional Retirement Plan may only take distributions from the contract upon retirement or termination of employment. All retirement benefits under this type of plan must be paid as lifetime income; lump sum cash payments are not permitted, except for death benefits.

Due to the restrictions described above, a participant under either of these plans will not be able to withdraw cash values from the contract unless one of the applicable conditions is met. However, contract value may be transferred to other carriers, subject to any CDSC.

Nationwide issues this contract to participants in the Texas Optional Retirement Program in reliance upon and in compliance with Rule 6c-7 of the Investment Company Act of 1940. Nationwide issues this contract to participants in the Louisiana Optional Retirement Plan in reliance upon and in compliance with an exemptive order that Nationwide received from the SEC on August 22, 1990.

Surrenders Under a Tax Sheltered Annuity

Contract owners of a Tax Sheltered Annuity may surrender part or all of their contract value before the earlier of the annuitization date or the annuitant’s death, except as provided below:

(A) Contract value attributable to contributions made under a qualified cash or deferred arrangement (within the meaning of Internal Revenue Code Section 402(g)(3)(A)), a salary reduction agreement (within the meaning of Internal Revenue Code Section 402(g)(3)(C)), or transfers from a Custodial Account (described in Section 403(b)(7) of the Internal Revenue Code), may be surrendered only:

(1) when the contract owner reaches age 59½, separates from service, dies or becomes disabled (within the meaning of Internal Revenue Code Section 72(m)(7)); or

(2) in the case of hardship (as defined for purposes of Internal Revenue Code Section 401(k)), provided that any such hardship surrender may not include any income earned on salary reduction contributions.

(B) The surrender limitations described in Section A also apply to:

(1) salary reduction contributions to Tax Sheltered Annuities made for plan years beginning after December 31, 1988;

(2) earnings credited to such contracts after the last plan year beginning before January 1, 1989, on amounts attributable to salary reduction contributions; and

(3) all amounts transferred from 403(b)(7) Custodial Accounts (except that earnings and employer contributions as of December 31, 1988 in such Custodial Accounts may be withdrawn in the case of hardship).

(C) Any distribution other than the above, including a ten day free look cancellation of the contract (when available) may result in taxes, penalties and/or retroactive disqualification of a Tax Sheltered Annuity.

In order to prevent disqualification of a Tax Sheltered Annuity after a ten day free look cancellation, Nationwide will transfer the proceeds to another Tax Sheltered Annuity upon proper direction by the contract owner.

These provisions explain Nationwide's understanding of current withdrawal restrictions. These restrictions may change.

Distributions pursuant to Qualified Domestic Relations Orders will not violate the restrictions stated above.

Loan Privilege

The loan privilege is only available to contract owners of Tax Sheltered Annuities. Contract owners of Tax Sheltered Annuities may take loans from the contract value beginning 30 days after the contract is issued up to the annuitization date. Loans are subject to the terms of the contract, the plan, and the Internal Revenue Code. Nationwide may modify the terms of a loan to comply with changes in applicable law.

Minimum and Maximum Loan Amounts

Contract owners may borrow a minimum of $1,000, unless Nationwide is required by law to allow a lesser minimum amount. Each loan must individually satisfy the contract minimum amount.

Nationwide will calculate the maximum non-taxable loan amount based on information provided by the participant or the employer. Loans may be taxable if a participant has additional loans from other plans. The total of all outstanding loans must not exceed the following limits:

Contract Values	Maximum Outstanding Loan Balance Allowed
up to $20,000	up to 80% of contract value (not more than $10,000)
$20,000 and over	up to 50% of contract value (not more than $50,000*)
*The $50,000 limit will be reduced by the highest outstanding balance owed during the previous 12 months.

For salary reduction Tax Sheltered Annuities, loans may be secured only by the contract value.

Maximum Loan Processing Fee

Nationwide may charge a loan processing fee at the time each new loan is processed. The loan processing fee, if assessed, will not exceed $25 per loan processed. This fee compensates Nationwide for expenses related to administering and processing loans. Loans are not available in all states. In addition, some states may not allow Nationwide to assess a loan processing fee.

The fee is taken from the sub-accounts in proportion to the contract value at the time the loan is processed.

How Loan Requests are Processed

All loans are made from the collateral fixed account. Nationwide transfers accumulation units in proportion to the assets in each sub-account to the collateral fixed account until the requested amount is reached.

No CDSC will be deducted on transfers related to loan processing.

Loan Interest

The outstanding loan balance in the collateral fixed account is credited with interest until the loan is repaid in full. The credited interest rate will be 2.25% less than the loan interest rate fixed by Nationwide. The credited interest rate is guaranteed never to fall below the minimum interest rate required by applicable state law.

Specific loan terms are disclosed at the time of loan application or issuance.

Loan Repayment

Loans must be repaid in five years. However, if the loan is used to purchase the contract owner’s principal residence, the contract owner has 15 years to repay the loan.

Contract owners must identify loan repayments as loan repayments or they will be treated as purchase payments and will not reduce the outstanding loan. Loan repayments must be substantially level and made at least quarterly.

Loan repayments will consist of principal and interest in amounts set forth in the loan agreement. Repayments are allocated to the sub-accounts in accordance with the contract, unless Nationwide and the contract owner have agreed to amend the contract at a later date on a case by case basis.

Distributions and Annuity Payments

Distributions made from the contract while a loan is outstanding will be reduced by the amount of the outstanding loan plus accrued interest if:

• the contract owner takes a full surrender of the contract;

• the contract owner/annuitant dies;

• the contract owner who is not the annuitant dies prior to annuitization; or

• the contract owner annuitizes the contract.

Transferring the Contract

Nationwide reserves the right to restrict any transfer of the contract while the loan is outstanding.

Grace Period and Loan Default

If a loan payment is not made when due, interest will continue to accrue. A grace period may be available (please refer to the terms of the loan agreement). If a loan payment is not made by the end of the applicable grace period, the entire loan will be treated as a deemed distribution and will be taxable to the borrower. This deemed distribution may also be subject to an early withdrawal tax penalty by the Internal Revenue Service.

After default, interest will continue to accrue on the loan. Defaulted amounts, plus interest, are deducted from the contract value when the participant is eligible for a distribution of at least that amount. Additional loans are not available while a previous loan is in default.

Assignment

Contract rights are personal to the contract owner and may not be assigned without Nationwide’s written consent.

A Non-Qualified Contract owner may assign some or all rights under the contract. An assignment must occur before annuitization while the annuitant is alive. Once proper notice of assignment is recorded by Nationwide’s home office, the assignment will become effective as of the date the written request was signed.

Investment-only Contracts, IRAs, SEP IRAs, Simple IRAs, Roth IRAs, and Tax Sheltered Annuities may not be assigned, pledged or otherwise transferred except where allowed by law.

Nationwide is not responsible for the validity or tax consequences of any assignment. Nationwide is not liable for any payment or settlement made before the assignment is recorded. Assignments will not be recorded until Nationwide receives sufficient direction from the contract owner and the assignee regarding the proper allocation of contract rights.

Amounts pledged or assigned will be treated as distributions and will be included in gross income to the extent that the cash value exceeds the investment in the contract for the taxable year in which it was pledged or assigned. Amounts assigned may be subject to a tax penalty equal to 10% of the amount included in gross income.

Assignment of the entire contract value may cause the portion of the contract value exceeding the total investment in the contract and previously taxed amounts to be included in gross income for federal income tax purposes each year that the assignment is in effect.

Contract Owner Services

Systematic Withdrawals

Systematic withdrawals allow contract owners to receive a specified amount (of at least $100) on a monthly, quarterly, semi-annual, or annual basis. Requests for systematic withdrawals and requests to discontinue systematic withdrawals must be in writing.

The withdrawals will be taken from the sub-accounts proportionately unless Nationwide is instructed otherwise.

Nationwide will withhold federal income taxes from systematic withdrawals unless otherwise instructed by the contract owner. The Internal Revenue Service may impose a 10% penalty tax if the contract owner is under age 59½ unless the contract owner has made an irrevocable election of distributions of substantially equal payments.

If the contract owner did not elect the C Schedule Option and chooses to take systematic withdrawals, the maximum amount that can be withdrawn annually without a CDSC is the greatest of:

(1) 10% of the net difference of purchase payments that are subject to CDSC minus purchase payments surrendered that were subject to CDSC; and

(2)	is amounts required to meet minimum distribution requirements under the Internal Revenue Code; and

(3) a percentage of the contract value based on the contract owner’s age, as shown in the table that follows:

Contract Owner’s Age	Percentage of Contract Value
Under age 59½	5%
Age 59½ through age 61	7%
Age 62 through age 64	8%
Age 65 through age 74	10%
Age 75 and over	13%

Contract value and contract owner’s age are determined as of the date the request for the systematic withdrawal program is recorded by Nationwide’s home office. For joint owners, the older joint owner’s age will be used.

If total amounts withdrawn in any contract year exceed the CDSC-free amount described above, those amounts will only be eligible for the 10% of purchase payment CDSC-free withdrawal privilege described in the "Contingent Deferred Sales Charge" section. The total amount of CDSC for that contract year will be determined in accordance with that provision.

The CDSC-free withdrawal privilege for systematic withdrawals is non-cumulative. Free amounts not taken during any contract year cannot be taken as free amounts in a subsequent contract year.

Nationwide reserves the right to stop establishing new systematic withdrawal programs. Systematic withdrawals are not available before the end of the ten day free look period (see "Right to Revoke").

Dynamic Advantage Program

Contract owners may elect the Dynamic Advantage Program

("DAP"), an asset allocation service that enables contract owners to have their contract value allocated and reallocated, on a continuous basis, according to one of a variety of actively managed asset allocation models. Contract owners may elect to participate or terminate the DAP at any time prior to annuitization. While the DAP is in effect, Nationwide will assess an additional charge equal to an annualized rate not to exceed 0.35% of the daily net assets of the variable account as compensation for implementing administrative systems that are not needed in the absence of the DAP.

Participation in the DAP does not guarantee profit or protect against loss. Additionally, Nationwide bears no responsibility in connection with the use of the DAP by plans that are subject to ERISA. Contract owners are advised to consult qualified tax professionals before electing the DAP.

The Models Available in the DAP

The models available through the DAP are actively managed by Rydex Advisory Services, LLC (“Rydex”) according to that model’s specific investment goals. Some models are managed based on information received from an independent third-party firm; some models are managed based on proprietary tools and methodologies of Rydex. The currently available models are:

Focused Strategies:
• Dorsey Wright Sector Rotation Portfolio
• Dorsey Wright Style Rotation Portfolio
• Dorsey Wright Tactical Asset Allocation Portfolio
• First Quadrant Conservative Tactical Asset Allocation Portfolio
• First Quadrant Moderate Tactical Asset Allocation Portfolio
• First Quadrant Aggressive Tactical Asset Allocation Portfolio
• SPIAS Growth Sector Rotation Portfolio
• SPIAS Aggressive Growth Sector Rotation Portfolio
• SPIAS Value Sector Rotation Portfolio

Diversified Solutions:
• Conservative Multi-Strategy Portfolio
• Moderate Multi-Strategy Portfolio
• Aggressive Multi-Strategy Portfolio

Complete Portfolios:
• CLS Conservative Complete Portfolio
• CLS Aggressive Complete Portfolio
• CLS Moderate Complete Portfolio
• Conservative Complete Portfolio
• Balanced Complete Portfolio
• Growth Complete Portfolio
• Aggressive Growth Complete Portfolio

For those contract owners who elect the incomeFLEX Option, the following DAP models are not available: First Quadrant Moderate Tactical Asset Allocation Portfolio, First Quadrant Aggressive Tactical Asset Allocation Portfolio and Aggressive Multi-Strategy Portfolio.

Each model is comprised of sub-accounts that correspond to underlying mutual funds of the Rydex Variable Trust and occasionally, the GVIT - Gartmore GVIT Money Market Fund II. More information about the DAP and the individual models is available in the brochure for the program. More information about the underlying mutual funds utilized in the models is available in the underlying mutual funds’ prospectuses.

It is the contract owner's responsibility to elect a model. Nationwide encourages the contract owner to consult a qualified financial adviser who will assist in determining the most appropriate model based on the contract owner's particular financial needs, time horizon, and willingness to accept investment risk. The investment adviser may use tools to make this determination that are either independently acquired or provided by Rydex. Nationwide bears no responsibility for the investment decision.

Nationwide neither endorses nor guarantees any investment model or strategy. Nationwide is not affiliated with Rydex or any of the independent third parties employed by Rydex in connection with the management of DAP models.

Rydex as Investment Adviser

For those contracts that elect to use the DAP, the contract owner will enter into a client agreement with Rydex appointing Rydex as their investment adviser for the sole purposes of developing and maintaining the models. Contract owners will receive a copy of Rydex's DAP brochure/Form ADV at the time of application, which contains more information about Rydex's role as investment adviser.

Election of the DAP

When the DAP is available, a contract owner may elect to begin participating by submitting a written model election form and Rydex client agreement to Nationwide's service center. As part of the election form, every contract owner who wishes to participate in the DAP must agree to receive advance notice of model changes electronically through a password-protected Internet website. Specific website and online account information is contained in the DAP brochure.

The DAP will not be effective on a particular contract until the contract owner successfully logs in to their Nationwide online account via the Internet. Until such time, the contract value will be allocated as instructed by the contract owner (if no instructions are provided, the contract value will be allocated to the GVIT - Gartmore GVIT Money Market Fund II) and the DAP charge will not be assessed. If the contract owner is transferring to a DAP model from an underlying mutual fund that assesses a redemption fee, redemption fees will apply.

Once the contract owner successfully logs in to their Nationwide online account, Nationwide will begin the process to reallocate the contract value according to the elected model’s current allocations and Nationwide will begin assessing the DAP charge. Participation in the DAP will continue until Nationwide records a valid DAP termination request submitted by the contract owner.

Only one model may be elected at any given time and while the DAP is in effect, the contract owner will not be permitted to transfer contract value among the sub-accounts without first terminating their participation in the DAP. Any subsequent payments submitted to the contract will be allocated according to the currently elected model. Any surrenders taken from the contract while the DAP is in effect will be taken proportionally from the sub-accounts. Any charges assessed to the contract will be taken proportionally from the sub-accounts.

Evaluating and Updating the Models

Rydex will constantly evaluate the models to assess whether the combination and allocation of the sub-accounts within each model optimizes the return potential for that model. When deemed necessary by Rydex, Rydex will update the models, with such updates occurring as often as several times per week. Updating the models could entail adding or removing one or more sub-accounts from a model, or changing the allocation percentages among existing sub-accounts. Rydex bears sole responsibility for monitoring and updating the models.

On any date that model changes are implemented, Nationwide will reallocate the contract value of contracts participating in the affected model pursuant to the discretionary authority granted to Nationwide as a requirement to participate in the DAP. These changes will cause a reallocation of the contract value in accordance with the new model allocations.

Electronic Notification of Model Updates

Because all of the models available in the DAP are actively managed, it is likely that Rydex will update the models frequently. When Rydex determines that a model update is warranted, Nationwide will, on behalf of Rydex, post a notice to each model participant’s message center (within their Nationwide online account). The notice will be posted at least 48 hours before any model changes are implemented and will direct the contract owner to online information about the intended model changes. Contract owners should check their Nationwide online account’s message center frequently and review these notices carefully.

If the contract owner is comfortable with the impending model changes, the contract owner need not take any action. If the contract owner is not comfortable with the impending model changes, the contract owner may either select a different model or terminate their participation in the DAP.

Changing Models

Contract owners participating in the DAP may elect to change models at any time. An election to change models must be communicated to Nationwide’s home office in writing. If a request to change models is received by Nationwide’s home office prior to 3:35 p.m. Eastern time on any valuation day, the change will be effective as of that day; if received on or after 3:35 p.m., or on a non-valuation day, the change will be effective as of the next valuation day.

Currently, Nationwide does not impose any restrictions on changing models. However, Nationwide reserves the right to limit the number, frequency, and mode of communication of model change requests upon written notice to contract owners.

Terminating Participation in the DAP

Contract owners participating in the DAP may elect to terminate participation in the program at any time. An election to terminate a contract’s DAP must be communicated to Nationwide’s home office in writing or electronically through the contract owner’s Nationwide online account. If a DAP termination request is received by Nationwide’s home office prior to 3:35 p.m. Eastern time on any valuation day, the termination will be effective as of that day; if received on or after 3:35 p.m., or on a non-valuation day, the termination will be effective as of the next valuation day. When a contract owner's participation in the DAP is terminated, the contract value will remain invested as it was on the last day of participation in the DAP and the DAP charge will no longer be assessed. Additionally, please be aware that the terms of the “Transfer Restrictions” provision apply.

Upon a contract owner’s death, Nationwide will terminate the DAP within a reasonable time (not to exceed 90 days) after such notification, unless Nationwide is instructed otherwise. Nationwide reserves the right to terminate the availability of the DAP at any time upon written notice to contract owners.

Risks Associated with the DAP

Neither Nationwide nor Rydex guarantees that participation in the DAP will result in a profit or protect against a loss.

Rydex may be subject to competing interests that may affect its decisions as to which sub-accounts are utilized in the models. Specifically, the models are comprised of sub-accounts that correspond to underlying mutual funds owned by a Rydex affiliate, with such affiliate’s investment advisory fees varying from fund to fund. However, Rydex believes that its responsibilities and obligations to the contract owners outweigh any conflict that may exist relating to the underlying mutual funds, enabling it to make substantially unbiased choices as to the sub-accounts within the models.

Annuity Commencement Date

The annuity commencement date is the date on which annuity payments are scheduled to begin. The contract owner may change the annuity commencement date before annuitization. This change must be in writing and approved by Nationwide.

Annuitizing the Contract

Annuitization Date

The annuitization date is the date that annuity payments begin. The annuitization date will be the first day of a calendar month unless otherwise agreed. The annuitization date must be at least 2 years after the contract is issued, but may not be later than:

• the age (or date) specified in the contract (the annuity commencement date as specified by the contract owner and reflected on the contract’s data page); or

• the age (or date) specified by state law, where applicable.

If the contract is issued to fund a Tax Sheltered Annuity, annuitization may occur during the first 2 years subject to Nationwide’s approval.

DAP models are not available as investment options during annuitization.

For contracts issued as Non-qualified contract or Roth-IRAs contracts, the annuity commencement date is the contract owner’s 90th birthday unless the contract owner specifies otherwise.

For all other types of contracts, the annuity commencement date is the date when the contract owner reaches age 70½ unless the contract owner specifies otherwise. The contract owner may not, however, extend the annuity commencement date to a date after the contract owner’s 90th birthday. For joint owners the older contract owner’s age will be used.

The Internal Revenue Code may require that distributions be made prior to the annuitization dates specified above (see "Required Distributions" in Appendix C: Contract Types and Tax Information).

Annuitization

Annuitization is the period during which annuity payments are received. It is irrevocable once payments have begun. Upon arrival of the annuitization date, the annuitant must choose:

(1)  an annuity payment option; and

(2)  either a fixed payment annuity, variable payment annuity, or an available combination.

Nationwide guarantees that each payment under a fixed payment annuity will be the same throughout annuitization. Under a variable payment annuity, the amount of each payment will vary with the performance of the underlying mutual funds chosen by the contract owner.

If the contract owner does not elect an annuity payment option, a variable payment life annuity with a guarantee period of 240 months will be the automatic form of payment upon annuitization.

Fixed Payment Annuity

A fixed payment annuity is an annuity where the amount of the annuity payment remains level.

The first payment under a fixed payment annuity is determined on the annuitization date based on the annuitant’s age (in accordance with the contract) by:

(1)  deducting applicable premium taxes from the total contract value; then

(2)  applying the contract value amount specified by the contract owner to the fixed payment annuity table for the annuity payment option elected.

Subsequent payments will remain level unless the annuity payment option elected provides otherwise. Nationwide does not credit discretionary interest during annuitization.

Variable Payment Annuity

A variable payment annuity is an annuity where the amount of the annuity payments will vary depending on the performance of the underlying mutual funds selected.

The first payment under a variable payment annuity is determined on the annuitization date based on the annuitant’s age (in accordance with the contract) by:

(1)  deducting applicable premium taxes from the total contract value; then

(2)  applying the contract value amount specified by the contract owner to the variable payment annuity table for the annuity payment option elected.

The dollar amount of the first payment is converted into a set number of annuity units that will represent each monthly payment. This is done by dividing the dollar amount of the first payment by the value of an annuity unit as of the annuitization date. This number of annuity units remains fixed during annuitization.

The second and subsequent payments are determined by multiplying the fixed number of annuity units by the annuity unit value for the valuation period in which the payment is due. The amount of the second and subsequent payments will vary with the performance of the selected underlying mutual funds. Nationwide guarantees that variations in mortality experience from assumptions used to calculate the first payment will not affect the dollar amount of the second and subsequent payments.

Value of an Annuity Unit

Annuity unit values for sub-accounts are determined by:

(1)  multiplying the annuity unit value for the immediately preceding valuation period by the net investment factor for the subsequent valuation period (see "Determining the Contract Value"); and then

(2)  multiplying the result from (1) by the assumed investment rate of 3.5% adjusted for the number of days in the valuation period.

Assumed Investment Rate

An assumed investment rate is the percentage rate of return assumed to determine the amount of the first payment under a variable payment annuity. Nationwide uses the assumed investment rate of 3.5% to calculate the first annuity payment and to calculate the investment performance of an underlying mutual fund in order to determine subsequent payments under a variable payment annuity. An assumed investment rate is the percentage rate of return required to maintain level variable annuity payments. Subsequent variable annuity payments may be more or less than the first payment based on whether actual investment performance of the underlying mutual funds is higher or lower than the assumed investment rate of 3.5%.

Exchanges Among Underlying Mutual Funds

Exchanges among underlying mutual funds during annuitization must be requested in writing. Exchanges will occur on each anniversary of the annuitization date.

Frequency and Amount of Annuity Payments

Payments are made based on the annuity payment option selected, unless:

•	the amount to be distributed is less than $5,000, in which case Nationwide may make one lump sum payment of the contract value; or

•
an annuity payment would be less than $20, in which case Nationwide can change the frequency of payments to intervals that will result in payments of at least $20. Payments will be made at least annually.

Annuity payments will generally be received within 7 to 10 days after each annuity payment date.

Annuity Payment Options

Contract owners must elect an annuity payment option before the annuitization date.

(1)
Life Annuity - An annuity payable periodically, but at least annually, for the lifetime of the annuitant. Payments will end upon the annuitant’s death. For example, if the annuitant dies before the second annuity payment date, the annuitant will receive only one annuity payment. The annuitant will only receive two annuity payments if he or she dies before the third annuity payment date, and so on.

(2)
Joint and Last Survivor Annuity - An annuity payable periodically, but at least annually, during the joint lifetimes of the annuitant and a designated second individual. If one of these parties dies, payments will continue for the lifetime of the survivor. As is the case under option 1, there is no guaranteed number of payments. Therefore, it is possible that if the annuitant dies before the second annuity payment date, the annuitant will receive only one annuity payment. Payments end upon the death of the last surviving party, regardless of the number of payments received.

(3)
Life Annuity with 120 or 240 Monthly Payments Guaranteed - An annuity payable monthly during the lifetime of the annuitant. If the annuitant dies before all of the guaranteed payments have been made, payments will continue to the end of the guaranteed period and will be paid to a designee chosen by the annuitant at the time the annuity payment option was elected.

The designee may elect to receive the present value of the remaining guaranteed payments in a lump sum. The present value will be computed as of the date Nationwide receives the notice of the annuitant’s death.

If the contract owner does not elect an annuity payment option, a variable payment life annuity with a guarantee period of 240 months will be the automatic form of payment upon annuitization.

Not all of the annuity payment options may be available in all states. Contract owners may request other options before the annuitization date. These options are subject to Nationwide’s approval.

Individual Retirement Annuities and Tax Sheltered Annuities are subject to minimum distribution requirements set forth in the plan, contract, and the Internal Revenue Code. See "Required Distributions" in Appendix C: Contract Types and Tax Information.

Death Benefits

Death of Contract Owner - Non-Qualified Contracts

If the contract owner who is not the annuitant dies before the annuitization date, no death benefit is payable and the joint owner becomes the contract owner. If no joint owner is named, the contingent owner becomes the contract owner. If no contingent owner is named, the last surviving contract owner’s estate becomes the contract owner.

If the contract owner and annuitant are the same, and the contract owner/annuitant dies before the annuitization date, the contingent owner will not have any rights in the contract unless the contingent owner is also the beneficiary.

Distributions under Non-Qualified Contracts will be made pursuant to the "Required Distributions for Non-Qualified Contracts" in Appendix C: Contract Types and Tax Information.

Death of Annuitant - Non-Qualified Contracts

If the annuitant who is not a contract owner dies before the annuitization date, a death benefit is payable to the beneficiary unless a contingent annuitant is named. If a contingent annuitant is named, the contingent annuitant becomes the annuitant and no death benefit is payable.

The beneficiary may elect to receive the death benefit:

(1) in a lump sum;

(2) as an annuity; or

(3) in any other manner permitted by law and approved by Nationwide.

The beneficiary must notify Nationwide of this election within 60 days of the annuitant’s death. If the recipient of the death benefit does not elect the form in which to receive the death benefit payment, Nationwide will pay the death benefit in a lump sum.

If no beneficiaries survive the annuitant, the contingent beneficiary(ies) receives the death benefit. Contingent beneficiaries will share the death benefit equally, unless otherwise specified.

If no beneficiaries or contingent beneficiaries survive the annuitant, the contract owner or the last surviving contract owner’s estate will receive the death benefit.

If the contract owner is a Charitable Remainder Trust and the annuitant dies before the annuitization date, the death benefit will accrue to the Charitable Remainder Trust. Any designation in conflict with the Charitable Remainder Trust’s right to the death benefit will be void.

If the annuitant dies after the annuitization date, any benefit that may be payable will be paid according to the selected annuity payment option.

Death of Contract Owner/Annuitant

If a contract owner who is also the annuitant dies before the annuitization date, a death benefit is payable according to the "Death of Annuitant - Non-Qualified Contracts" in Appendix C: Contract Types and Tax Information.

A joint owner will receive a death benefit if a contract owner/annuitant dies before the annuitization date.

If the contract owner/annuitant dies after the annuitization date, any benefit that may be payable will be paid according to the selected annuity payment option.

Death Benefit Payment

The recipient of the death benefit may elect to receive the death benefit:

(1)	in a lump sum;

(2)	as an annuity; or

(3)	in any other manner permitted by law and approved by Nationwide.

Nationwide will pay (or will begin to pay) the death benefit upon receiving proof of death and the instructions as to the payment of the death benefit. If the recipient of the death benefit does not elect the form in which to receive the death benefit payment, Nationwide will pay the death benefit in a lump sum. Contract value will continue to be allocated according to the most recent allocation instructions until the death benefit is paid.

If the contract has multiple beneficiaries entitled to receive a portion of the death benefit, the contract value will continue to be allocated according to the most recent allocation instructions until the first beneficiary is paid. After the first beneficiary is paid, remaining contract value will be allocated to the available money market sub-account until instructions are received from the remaining beneficiary(ies).

Death Benefit Calculations

An applicant may elect either the standard death benefit or an available death benefit option that is offered under the contract for an additional charge. If no election is made at the time of application, the death benefit will be the standard death benefit.

The value of each component of the applicable death benefit calculation will be determined as of the date of the annuitant’s death, except for the contract value component, which will be determined as of the date Nationwide receives:

(1)	proper proof of the annuitant’s death;

(2)	an election specifying the distribution method; and

(3)	any state required form(s).

Standard Death Benefit

If the annuitant dies prior to the annuitization date and no optional death benefit is elected at the time of application, the death benefit will equal the contract value.

Unless this contract is issued as a Charitable Remainder Trust, the standard death benefit also includes the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse. Please see "Spousal Protection Feature" later in this prospectus.

 Highest Anniversary Death Benefit Option

For an additional charge at an annualized rate of 0.30% of the daily net assets of the variable account, this option is available for contract with annuitants aged 75 or younger at the time of application. If the annuitant dies before the annuitization date and the total of all purchase payments is less than or equal to $3,000,000, the death benefit will be the greatest of:

(1)	the contract value;

(2)	the total of all purchase payments, less an adjustment for amounts surrendered; or

(3)
the highest contract value on any contract anniversary before the annuitant's 80th birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that contract anniversary.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) or the partial surrender(s).

If the annuitant dies prior to the annuitization date and the total of all purchase payments made to the contract is greater than $3,000,000, the death benefit will be determined using the following formula:

Death Benefit Adjustment Formula

A x F + B x (1 - F)

Where:

A =
The greatest of: (1) the Contract Value; (2) total Purchase Payments made to the Contract reduced by any Surrender in the proportion that such Surrender reduced the Contract Value on the date of Surrender; and (3) the highest contract value on any contract anniversary before the annuitant's 80th birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that contract anniversary.

B =	The Contract Value.

F =	The ratio of $3,000,000 to sum of all Purchase Payments.

Unless this contract is issued as a Charitable Remainder Trust, the highest anniversary death benefit also includes the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse. Please see "Spousal Protection Feature" later in this prospectus.

Return of Premium Enhanced Death Benefit

For an additional charge at an annualized rate of 0.20% of the daily net assets of the variable account, contracts with annuitants who are 75 years old and younger may elect the return of premium enhanced death benefit option. If the annuitant dies before the annuitization date, the death benefit will be the total of all purchase payments made to the contract reduced by any surrender in the proportion that such surrender reduced the contract value on the date of surrender.

If the annuitant dies prior to the annuitization date and the total of all purchase payments made to the contract is greater than $3,000,000, the death benefit will be determined using the following formula:

Death Benefit Adjustment Formula

A x F + B x (1 - F)

Where:

A =	total Purchase Payments made to the Contract reduced by any Surrender in the proportion that such Surrender reduced the Contract Value on the date of Surrender;

B =	The Contract Value.

F =	The ratio of $3,000,000 to sum of all Purchase Payments.

The practical effect of this formula is that the beneficiary recovers a lesser percentage of the purchase payments in excess of $3,000,000 than for purchase payments up to $3,000,000. In no event will the beneficiary receive less than the contract value.

Unless this contract is issued as a Charitable Remainder Trust, the highest anniversary death benefit also includes the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse. Please see "Spousal Protection Feature" later in this prospectus.

Spousal Protection Feature

Each death benefit option has a Spousal Protection Feature. The Spousal Protection Feature allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse. The Spousal Protection Feature is available for all contract types except Charitable Remainder Trusts, provided the conditions described below are satisfied. There is no additional charge for this feature.

(1)
one or both spouses (or a revocable trust of which either or both of the spouses is/are grantor(s)) must be named as the contract owner. For contracts issued as Individual Retirement Annuities and Roth IRAs, only the person for whom the Individual Retirement Annuities or Roth IRA was established may be named as the contract owner;

(2) the spouses must be co-annuitants;

(3) both co-annuitants must be age 75 or younger at the time the contract is issued;

(4) the spouses must each be named as beneficiaries;

(5) no person other than the spouse may be named as contract owner, annuitant or primary beneficiary;

(6) if both spouses are alive upon annuitization, the contract owner must specify which spouse is the annuitant upon whose continuation of life any annuity payments involving life contingencies depend (for Individual Retirement Annuities and Roth IRA, this person must be the contract owner);

(7) if a co-annuitant dies before the annuitization date, the surviving spouse may continue the contract as its sole contract owner. If the chosen death benefit is higher than the contract value at the time of death, the contract value will be adjusted to equal the applicable death benefit amount. The surviving spouse may then name a new beneficiary but may not name another co-annuitant; and

(8) if a co-annuitant is added at any time after the election of the optional death benefit rider, a copy of the certificate of marriage must be provided to the home office. In addition, the date of marriage must be after the election of the death benefit option.

Long Term Care Facility and Terminal Illness Benefit

In addition, both death benefit options have a Long Term Care Facility and Terminal Illness Benefit at no additional charge provided the conditions described below are satisfied.

No CDSC will be charged if:

(1) the third contract anniversary has passed; and

(2) the contract owner has been confined to a long-term care facility or hospital for a continuous 90-day period that began after the contract issue date; or

(3) the contract owner has been diagnosed by a physician at any time after contract issuance to have a terminal illness; and

(4) Nationwide receives and records such a letter from that physician indicating such diagnosis.

Written notice and proof of terminal illness or confinement for 90 days in a hospital or long term care facility must be received in a form satisfactory to Nationwide and recorded at Nationwide’s home office prior to waiver of the CDSC.

In the case of joint ownership, the waivers will apply if either joint owner meets the qualifications listed above.

For those contracts that have a non-natural person as contract owner as an agent for a natural person, the annuitant may exercise the right of the contract owner for purposes described in this provision. If the non-natural contract owner does not own the contract as an agent for a natural person (e.g., the contract owner is a corporation or a trust for the benefit of an entity), the annuitant may not exercise the rights described in this provision

Statements and Reports

Nationwide will mail contract owners statements and reports. Therefore, contract owners should promptly notify Nationwide of any changes to street and/or email addresses.

These mailings will contain:

• statements showing the contract’s quarterly activity;

• confirmation statements showing transactions that affect the contract's value. Confirmation statements will not be sent for recurring transactions (i.e., salary reduction programs). Instead, confirmation of recurring transactions will appear in the contract’s quarterly statements; and

• semi-annual and annual reports of allocated underlying mutual funds.

Contract owners should review statements and confirmations carefully. All errors or corrections must be reported to Nationwide immediately to assure proper crediting to the contract. Unless Nationwide is notified within 30 days of receipt of the statement, Nationwide will assume statements and confirmation statements are correct.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

When multiple copies of the same disclosure document(s), such as prospectuses, supplements, proxy statements and semi-annual and annual reports are required to be mailed to multiple contract owners in the same household, Nationwide will mail only one copy of each document, unless notified otherwise by the contract owner(s). Household delivery will continue for the life of the contracts. Please call 1-866-223-0303 to resume regular delivery. Please allow 30 days for regular delivery to resume.

Legal Proceedings

Nationwide is a party to litigation and arbitration proceedings in the ordinary course of its business. It is not possible to determine the ultimate outcome of the pending investigations and legal proceedings or to provide reasonable ranges of potential losses. Some of the matters, including certain of those referred to below, are in very preliminary stages, and Nationwide does not have sufficient information to make an assessment of plaintiffs’ claims for liability or damages. In some of the cases seeking to be certified as class actions, the court has not yet decided whether a class will be certified or (in the event of certification) the size of the class and class period. In many of the cases, plaintiffs are seeking undefined amounts of damages or other relief, including punitive damages and equitable remedies, that are difficult to quantify and cannot be defined based on the information currently available. Nationwide does not believe, based on information currently known by Nationwide’s management, that the outcomes of such pending investigations and legal proceedings are likely to have a material adverse effect on Nationwide’s consolidated financial position. However, given the large and/or indeterminate amounts sought in certain of these matters and inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could have a material adverse effect on Nationwide’s consolidated financial results in a particular quarterly or annual period.

In recent years, life insurance companies have been named as defendants in lawsuits, including class action lawsuits relating to life insurance and annuity pricing and sales practices. A number of these lawsuits have resulted in substantial jury awards or settlements against life insurers other than Nationwide.

The financial services industry, including mutual fund, variable annuity, life insurance and distribution companies, has also been the subject of increasing scrutiny by regulators, legislators and the media over the past few years. Numerous regulatory agencies, including the SEC, the NASD and the New York State Attorney General, have commenced industry-wide investigations regarding late trading and market timing in connection with mutual funds and variable insurance contracts, and have commenced enforcement actions against some mutual fund and life insurance companies on those issues. Nationwide has been contacted by or received subpoenas from the SEC and the New York State Attorney General, who are investigating market timing in certain mutual funds offered in insurance products sponsored by Nationwide. Nationwide has cooperated with these investigations. Information requests from the New York State Attorney General and the SEC with respect to investigations into late trading and market timing were last responded to by Nationwide and its affiliates in December 2003 and June 2005, respectively, and no further information requests have been received with respect to these matters.

In addition, state and federal regulators have commenced investigations or other proceedings relating to compensation and bidding arrangements and possible anti-competitive activities between insurance producers and brokers and issuers of insurance products, and unsuitable sales and replacements by producers on behalf of the issuer. Also under investigation are compensation and revenue sharing arrangements between the issuers of variable insurance contracts and mutual funds or their affiliates, the use of side agreements and finite reinsurance agreements, and funding agreements issued to back Nationwide’s MTN programs as well as recordkeeping and retention compliance by broker/dealers. Related investigations and proceedings may be commenced in the future. Nationwide and/or its affiliates have been contacted by or received subpoenas from state and federal regulatory agencies, state securities law regulators and state attorneys general for information relating to these investigations into compensation, revenue sharing and bidding arrangements, anti-competitive activities, unsuitable sales or replacement practices, the use of side agreements and finite reinsurance agreements, and funding agreements backing Nationwide’s MTN program. Nationwide is cooperating with regulators in connection with these inquiries and will cooperate with Nationwide Mutual Insurance Company (NMIC), Nationwide’s ultimate parent, in responding to these inquiries to the extent that any inquiries encompass NMIC’s operations.

These proceedings are expected to continue in the future and could result in legal precedents and new industry-wide legislation, rules and regulations that could significantly affect the financial services industry, including life insurance and annuity companies. These proceedings also could affect the outcome of one or more of Nationwide’s litigation matters. There can be no assurance that any such litigation or regulatory actions will not have a material adverse effect on Nationwide in the future.

On February 11, 2005, Nationwide was named in a class action lawsuit filed in Common Pleas Court, Franklin County, Ohio entitled Michael Carr v. Nationwide Life Insurance Company. The complaint seeks recovery for breach of contract, fraud by omission, violation of the Ohio Deceptive Trade Practices Act and unjust enrichment. The complaint also seeks unspecified compensatory damages, disgorgement of all amounts in excess of the guaranteed maximum annual premium and attorneys’ fees. On February 2, 2006, the court granted the plaintiff’s motion for class certification on the breach of contract and unjust enrichment claims. The court certified a class consisting of: all residents of the United States and the Virgin Islands who, during the Class Period paid premiums on a modal basis to Nationwide for term life insurance policies issued by Nationwide during the Class Period which provide for guaranteed maximum premiums, excluding products NWLA-224 (and all state variations thereof), Life 4608 (and all state variations thereof), and policy forms Life 4219, Life 4290, and Life 3617. Excluded from the class are: Nationwide; any parent, subsidiary or affiliate of Nationwide; all employees, officers and directors of Nationwide; and any justice, judge or magistrate judge of the State of Ohio who may hear the case. The Class Period is from February 10, 1990, through February 2, 2006, the date the Class was certified. The parties are currently engaged in discovery. Nationwide continues to defend this lawsuit vigorously.

On April 13, 2004, Nationwide was named in a class action lawsuit filed in Circuit Court, Third Judicial Circuit, Madison County, Illinois, entitled Woodbury v. Nationwide Life Insurance Company. Nationwide removed this case to the United States District Court for the Southern District of Illinois on June 1, 2004. On December 27, 2004, the case was transferred to the United States District Court for the District of Maryland and included in the multi-district proceeding there entitled In Re Mutual Funds Investment Litigation. In response, on May 13, 2005, the plaintiff filed a First Amended Complaint purporting to represent, with certain exceptions, a class of all persons who held (through their ownership of an Nationwide annuity or insurance product) units of any Nationwide sub-account invested in mutual funds that included foreign securities in their portfolios and that experienced market timing or stale price trading activity. The First Amended Complaint purports to disclaim, with respect to market timing or stale price trading in Nationwide’s annuities sub-accounts, any allegation based on Nationwide’s untrue statement, failure to disclose any material fact, or usage of any manipulative or deceptive device or contrivance in connection with any class member’s purchases or sales of Nationwide annuities or units in annuities sub-accounts. The plaintiff claims, in the alternative, that if Nationwide is found with respect to market timing or stale price trading in its annuities sub-accounts, to have made any untrue statement, to have failed to disclose any material fact or to have used or employed any manipulative or deceptive device or contrivance, then the plaintiff purports to represent a class, with certain exceptions, of all persons who, prior to Nationwide’s untrue statement, omission of material fact, use or employment of any manipulative or deceptive device or contrivance, held (through their ownership of an Nationwide annuity or insurance product) units of any Nationwide sub-account invested in mutual funds that included foreign securities in their portfolios and that experienced market timing activity. The First Amended Complaint alleges common law negligence and seeks to recover damages not to exceed $75,000 per plaintiff or class member, including all compensatory damages and costs. On June 1, 2006, the District Court granted Nationwide’s motion to dismiss the plaintiffs’ complaint. On June 30, 2006, the plaintiff filed a notice with the Fourth Circuit Court of Appeals of its intent to appeal the District Court’s decision. Nationwide continues to defend this lawsuit vigorously.

On January 21, 2004, Nationwide was named in a lawsuit filed in the United States District Court for the Northern District of Mississippi entitled United Investors Life Insurance Company v. Nationwide Life Insurance Company and/or Nationwide Life Insurance Company of America and/or Nationwide Life and Annuity Insurance Company and/or Nationwide Life and Annuity Company of America and/or Nationwide Financial Services, Inc. and/or Nationwide Financial Corporation, and John Does A-Z. In its complaint, plaintiff United Investors alleges that Nationwide and/or its affiliated life insurance companies caused the replacement of variable insurance policies and other financial products issued by United Investors with policies issued by the Nationwide defendants. The plaintiff raises claims for: (1) violations of the Federal Lanham Act, and common law unfair competition and defamation; (2) tortious interference with the plaintiff’s contractual relationship with Waddell & Reed, Inc. and/or its affiliates, Waddell & Reed Financial, Inc., Waddell & Reed Financial Services, Inc. and W&R Insurance Agency, Inc., or with the plaintiff’s contractual relationships with its variable policyholders; (3) civil conspiracy; and (4) breach of fiduciary duty. The complaint seeks compensatory damages, punitive damages, pre- and post-judgment interest, a full accounting, a constructive trust, and costs and disbursements, including attorneys’ fees. On December 30, 2005, Nationwide filed a motion for summary judgment. On June 15, 2006, the District Court granted Nationwide motion for summary judgment on all grounds and dismissed the plaintiffs’ entire case with prejudice. On June 26, 2006, the plaintiff filed a notice with the Fifth Circuit Court of Appeals of its intent to appeal the District Court’s decision. Nationwide continues to defend this lawsuit vigorously.

On October 31, 2003, Nationwide and Nationwide Life and Annuity Insurance Company (NLAIC) were named in a lawsuit seeking class action status filed in the United States District Court for the District of Arizona entitled Robert Helman et al v. Nationwide Life Insurance Company et al. The suit challenges the sale of deferred annuity products for use as investments in tax-deferred contributory retirement plans. On April 8, 2004, the plaintiff filed an amended class action complaint on behalf of all persons who purchased an individual variable deferred annuity contract or a certificate to a group variable annuity contract issued by Nationwide or NLAIC which were allegedly used to fund certain tax-deferred retirement plans. The amended class action complaint seeks unspecified compensatory damages. On July 27, 2004, the court granted the motion to dismiss. On June 7, 2006, the Ninth Circuit Court of Appeals affirmed the District Court’s granting of the motion to dismiss. The time for the plaintiff to seek reconsideration by the appellate court or petition the U.S. Supreme Court for review has expired.

On August 15, 2001, Nationwide was named in a lawsuit filed in the United States District Court for the District of

Connecticut entitled Lou Haddock, as trustee of the Flyte Tool & Die, Incorporated Deferred Compensation Plan, et al v. Nationwide Financial Services, Inc. and Nationwide Life Insurance Company. Currently, the plaintiffs’ fifth amended complaint, filed March 21, 2006, purports to represent a class of qualified retirement plans under the Employee Retirement Income Security Act of 1974, as amended (ERISA), that purchased variable annuities from Nationwide. The plaintiffs allege that they invested ERISA plan assets in their variable annuity contracts and that Nationwide breached ERISA fiduciary duties by allegedly accepting service payments from certain mutual funds. The complaint seeks disgorgement of some or all of the payments allegedly received by Nationwide, other unspecified relief for restitution, declaratory and injunctive relief, and attorneys’ fees. To date, the District Court has rejected the plaintiffs’ request for certification of the alleged class. Nationwide’s motion to dismiss the plaintiffs’ fifth amended complaint is currently pending before the court. Nationwide continues to defend this lawsuit vigorously.

The general distributor, NISC, is not engaged in any litigation of any material nature.

Advertising

Money Market Yields

Nationwide may advertise the "yield" and "effective yield" for the money market sub-account. Yield and effective yield are annualized, which means that it is assumed that the underlying mutual fund generates the same level of net income throughout a year.

Yield is a measure of the net dividend and interest income earned over a specific seven-day period (which period will be stated in the advertisement) expressed as a percentage of the offering price of the underlying mutual fund’s units. The effective yield is calculated similarly, but reflects assumed compounding, calculated under rules prescribed by the SEC.

Thus, effective yield will be slightly higher than yield, due to the compounding.

Historical Performance of the Sub-Accounts

Nationwide will advertise historical performance of the sub-accounts in accordance with SEC prescribed calculations. Performance information is annualized. However, if a sub-account has been available in the variable account for less than one year, the performance information for that sub-account is not annualized. Performance information is based on historical earnings and is not intended to predict or project future results.

Standardized performance will reflect the maximum variable account charges possible under the contract and the standard CDSC schedule. Non-standardized performance, which will be accompanied by standardized performance, will reflect other expense structures contemplated under the contract. The expense assumptions will be stated in the advertisement.

Table of Contents of the Statement of Additional Information
General Information and History	5
Services	5
Purchase of Securities Being Offered	5
Underwriters	5
Annuity Payments	5
Financial Statements	5

Appendix A: Underlying Mutual Funds

The underlying mutual funds listed below are designed primarily as investments for variable annuity contracts and variable life insurance policies issued by insurance companies. There is no guarantee that the investment objectives will be met.

Please refer to the prospectus for each underlying mutual fund for more detailed information.

American Century Variable Portfolios, Inc. - American Century VP Income & Growth Fund: Class III
Investment Adviser:	American Century Investment Management, Inc.
Investment Objective:	Capital growth.
Total Underlying Mutual Fund Annual Operating Expenses:	0.70%
This underlying mutual fund assesses a short-term trading fee (please see "Short-Term Trading Fees" earlier in this prospectus).

American Century Variable Portfolios, Inc. - American Century VP Ultra Fund: Class III
Investment Adviser:	American Century Investment Management, Inc.
Investment Objective:	Long-term capital growth.
Total Underlying Mutual Fund Annual Operating Expenses:	1.01%
This underlying mutual fund assesses a short-term trading fee (please see "Short-Term Trading Fees" earlier in this prospectus).

American Century Variable Portfolios, Inc. - American Century VP Value Fund: Class III
Investment Adviser:	American Century Investment Management, Inc.
Investment Objective:	Long-term capital growth with income as a secondary objective.
Total Underlying Mutual Fund Annual Operating Expenses:	0.93%
This underlying mutual fund assesses a short-term trading fee (please see "Short-Term Trading Fees" earlier in this prospectus).

Fidelity Variable Insurance Products Fund - VIP Equity-Income Portfolio: Service Class 2R
Investment Adviser:	Fidelity Management & Research Company
Sub-adviser:	FMR Co., Inc.
Investment Objective:	Reasonable income.
Total Underlying Mutual Fund Annual Operating Expenses:	0.81%
This underlying mutual fund assesses a short-term trading fee (please see "Short-Term Trading Fees" earlier in this prospectus).

Fidelity Variable Insurance Products Fund - VIP Growth Portfolio: Service Class 2R
Investment Adviser:	Fidelity Management & Research Company
Sub-adviser:	FMR Co., Inc.
Investment Objective:	Capital appreciation.
Total Underlying Mutual Fund Annual Operating Expenses:	0.92%
This underlying mutual fund assesses a short-term trading fee (please see "Short-Term Trading Fees" earlier in this prospectus).

Fidelity Variable Insurance Products Fund II - VIP Contrafund® Portfolio: Service Class 2R
Investment Adviser:	Fidelity Management & Research Company
Sub-adviser:	FMR Co., Inc.
Investment Objective:	Long-term capital appreciation.
Total Underlying Mutual Fund Annual Operating Expenses:	0.91%
This underlying mutual fund assesses a short-term trading fee (please see "Short-Term Trading Fees" earlier in this prospectus).

Gartmore Variable Insurance Trust - Federated GVIT High Income Bond Fund: Class III
Investment Adviser:	Gartmore Mutual Fund Capital Trust, an indirect subsidiary of Nationwide Mutual Insurance Company.
Sub-adviser:	Federated Investment Management Company
Investment Objective:	High current income.
Total Underlying Mutual Fund Annual Operating Expenses:	0.95%
This underlying mutual fund assesses a short-term trading fee (please see "Short-Term Trading Fees" earlier in this prospectus).

Gartmore Variable Insurance Trust - Gartmore GVIT Government Bond Fund: Class III
Investment Adviser:	Gartmore Mutual Fund Capital Trust, an indirect subsidiary of Nationwide Mutual Insurance Company.
Investment Objective:	To provide as high level of income as is consistent with the preservation of capital.
Total Underlying Mutual Fund Annual Operating Expenses:	0.74%
This underlying mutual fund assesses a short-term trading fee (please see "Short-Term Trading Fees" earlier in this prospectus).

Gartmore Variable Insurance Trust - Gartmore GVIT Investor Destinations Funds: Class VI
Investment Adviser:	Gartmore Mutual Fund Capital Trust, an indirect subsidiary of Nationwide Mutual Insurance Company.
Gartmore GVIT Investor Destinations Conservative Fund: Class VI	Investment Objective:	To maximize total investment return by seeking income and, secondarily, long term growth of capital.
	Total Underlying Mutual Fund Annual Operating Expenses:	0.83%
Gartmore GVIT Investor Destinations Moderately Conservative Fund: Class VI	Investment Objective:	To maximize total investment return by seeking income and, secondarily, long term growth of capital.
	Total Underlying Mutual Fund Annual Operating Expenses:	0.84%
Gartmore GVIT Investor Destinations Moderate Fund: Class VI	Investment Objective:	To maximize total investment return primarily by seeking growth of capital and income.
	Total Underlying Mutual Fund Annual Operating Expenses:	0.85%
Gartmore GVIT Investor Destinations Moderately Aggressive Fund: Class VI	Investment Objective:	To maximize total investment return primarily by seeking growth of capital but also income.
	Total Underlying Mutual Fund Annual Operating Expenses:	0.92%
Gartmore GVIT Investor Destinations Aggressive Fund: Class VI	Investment Objective:	To maximize total investment return primarily by seeking growth of capital.
	Total Underlying Mutual Fund Annual Operating Expenses:	0.92%
This underlying mutual fund assesses a short-term trading fee (please see "Short-Term Trading Fees" earlier in this prospectus).

The Gartmore GVIT Investor Destinations Funds are designed to provide diversification and asset allocation across several types of investments and asset classes, primarily by investing in underlying funds. Therefore, a proportionate share of the fees and expenses of the underlying funds are indirectly borne by investors. Please refer to the prospectus for the Gartmore GVIT Investor Destinations Funds for more information.

Gartmore Variable Insurance Trust - Gartmore GVIT Money Market Fund II
Investment Adviser:	Gartmore Mutual Fund Capital Trust, an indirect subsidiary of Nationwide Mutual Insurance Company.
Investment Objective:	High level of current income as is consistent with the preservation of capital and maintenance of liquidity.
Total Underlying Mutual Fund Annual Operating Expenses:	1.01%

Gartmore Variable Insurance Trust - Gartmore GVIT Nationwide® Fund: Class III
Investment Adviser:	Gartmore Mutual Fund Capital Trust, an indirect subsidiary of Nationwide Mutual Insurance Company.
Investment Objective:	Total return through a flexible combination of capital appreciation and current income.
Total Underlying Mutual Fund Annual Operating Expenses:	0.82%
This underlying mutual fund assesses a short-term trading fee (please see "Short-Term Trading Fees" earlier in this prospectus).

Gartmore Variable Insurance Trust - GVIT Small Company Fund: Class III
Investment Adviser:	Gartmore Mutual Fund Capital Trust, an indirect subsidiary of Nationwide Mutual Insurance Company.
Sub-advisers:
American Century Investment Management Inc.; The Dreyfus Corporation; Gartmore Global Partners, an indirect subsidiary of Nationwide Mutual Insurance Company; Morgan Stanley Investment Management Inc.; Neuberger Berman, LLC; Waddell & Reed Investment Management Company

Investment Objective:	Long-term growth of capital.
Total Underlying Mutual Fund Annual Operating Expenses:	1.21%
This underlying mutual fund assesses a short-term trading fee (please see "Short-Term Trading Fees" earlier in this prospectus).

Rydex Variable Trust - Absolute Return Strategies Fund
Investment Adviser:	Rydex Investments
Investment Objective:
Capital appreciation consistent with the return and risk characteristics of the hedge fund universe and, secondarily, to achieve these returns with low correlation to and less volatility than equity indices.

Total Underlying Mutual Fund Annual Operating Expenses:	1.20%

Rydex Variable Trust - Banking Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Capital appreciation by investing in companies that are involved in the banking sector, including commercial banks (and their holding companies) and savings and loan institutions.
Total Underlying Mutual Fund Annual Operating Expenses:	1.58%

Rydex Variable Trust - Basic Materials Fund
Investment Adviser:	Rydex Investments
Investment Objective:
Capital appreciation by investing in companies engaged in the mining, manufacture, or sale of basic materials, such as lumber, steel, iron, aluminum, concrete, chemicals and other basic building and manufacturing materials.

Total Underlying Mutual Fund Annual Operating Expenses:	1.57%

Rydex Variable Trust - Biotechnology Fund
Investment Adviser:	Rydex Investments
Investment Objective:
Capital appreciation by investing in companies that are involved in the biotechnology industry, including companies involved in research and development, genetic or other biological engineering, and in the design, manufacture, or sale of related biotechnology products or services.

Total Underlying Mutual Fund Annual Operating Expenses:	1.66%

Rydex Variable Trust - CLS AdvisorOne Amerigo Fund
Investment Adviser:	Rydex Investments
Sub-Adviser	CLS Investment Firm, LLC
Investment Objective:	Long-term capital growth without regard to current income.
Total Underlying Mutual Fund Annual Operating Expenses:	1.64%

Rydex Variable Trust - CLS AdvisorOne Clermont Fund
Investment Adviser:	Rydex Investments
Sub-Adviser	CLS Investment Firm, LLC
Investment Objective:	A combination of current income and growth of capital.
Total Underlying Mutual Fund Annual Operating Expenses:	1.64%

Rydex Variable Trust - Commodities Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Long-term capital appreciation through an investment in commodity-linked instruments.
Total Underlying Mutual Fund Annual Operating Expenses:	1.64%

Rydex Variable Trust - Consumer Products Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Capital appreciation by investing in companies engaged in manufacturing finished goods and services both domestically and internationally.
Total Underlying Mutual Fund Annual Operating Expenses:	1.58%

Rydex Variable Trust - Dynamic Dow Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Investment results that correspond to 200% of the daily performance of the Dow Jones Industrial AverageSM.
Total Underlying Mutual Fund Annual Operating Expenses:	1.67%

Rydex Variable Trust - Dynamic OTC Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Investment results that correspond to 200% of the daily performance of the NASDAQ 100 Index®.
Total Underlying Mutual Fund Annual Operating Expenses:	1.65%

Rydex Variable Trust - Dynamic S&P 500 Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Investment results that correspond to 200% of the daily performance of the S&P 500® Index.
Total Underlying Mutual Fund Annual Operating Expenses:	1.65%

Rydex Variable Trust - Dynamic Strengthening Dollar Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Investment results that correspond to 200% of the daily performance of the U.S. Dollar Index.
Total Underlying Mutual Fund Annual Operating Expenses:	1.78%

Rydex Variable Trust - Dynamic Weakening Dollar Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Investment results that inversely correspond to 200% of the daily performance of the U.S. Dollar Index.
Total Underlying Mutual Fund Annual Operating Expenses:	1.76%

Rydex Variable Trust - Electronics Fund
Investment Adviser:	Rydex Investments
Investment Objective:
Capital appreciation by investing in companies that are involved in the electronics sector, including semiconductor manufacturers and distributors, and makers and vendors of other electronic components and devices.

Total Underlying Mutual Fund Annual Operating Expenses:	1.62%

Rydex Variable Trust - Energy Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Capital appreciation by investing in companies involved in the energy field, including the exploration, production, and development of oil, gas, coal and alternative sources of energy.
Total Underlying Mutual Fund Annual Operating Expenses:	1.59%

Rydex Variable Trust - Energy Services Fund
Investment Adviser:	Rydex Investments
Investment Objective:
Capital appreciation by investing in companies that are involved in the energy services field, including those that provide services and equipment in the areas of oil, coal, and gas exploration and production.

Total Underlying Mutual Fund Annual Operating Expenses:	1.61%

Rydex Variable Trust - Europe Advantage Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Investment results that correspond to the daily performance of the Dow Jones STOXX 50SM Index.
Total Underlying Mutual Fund Annual Operating Expenses:	1.63%

Rydex Variable Trust - Financial Services Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Capital appreciation by investing in companies that are involved in the financial services sector.
Total Underlying Mutual Fund Annual Operating Expenses:	1.59%

Rydex Variable Trust - Government Long Bond Advantage Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Investment results that correspond with 120% of the daily price movement of the Long Treasury Bond.
Total Underlying Mutual Fund Annual Operating Expenses:	1.18%

Rydex Variable Trust - Health Care Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Capital appreciation by investing in companies that are involved in the health care industry.
Total Underlying Mutual Fund Annual Operating Expenses:	1.60%

Rydex Variable Trust - Hedged Equity Fund
Investment Adviser:	Rydex Investments
Investment Objective:
Capital appreciation consistent with the return and risk characteristics of the long/short hedge fund universe and, secondarily, to achieve these returns with low correlation to and less volatility than equity indices.

Total Underlying Mutual Fund Annual Operating Expenses:	1.19%

Rydex Variable Trust - Internet Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Capital appreciation by investing in companies that provide products or services designed for or related to the Internet.
Total Underlying Mutual Fund Annual Operating Expenses:	1.61%

Rydex Variable Trust - Inverse Dynamic Dow Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Investment results that inversely correspond to 200% of the daily performance of the Dow Jones Industrial AverageSM.
Total Underlying Mutual Fund Annual Operating Expenses:	1.65%

Rydex Variable Trust- Inverse Government Long Bond Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Investment results that inversely correspond to the daily performance of the Long Treasury Bond.
Total Underlying Mutual Fund Annual Operating Expenses:	5.11%

Rydex Variable Trust - Inverse Mid-Cap Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Investment results that inversely correspond to the daily performance of the S&P Mid Cap 400® Index.
Total Underlying Mutual Fund Annual Operating Expenses:	1.64%

Rydex Variable Trust - Inverse OTC Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Investment results that inversely correspond to the daily performance of the NASDAQ 100 Index®.
Total Underlying Mutual Fund Annual Operating Expenses:	1.70%

Rydex Variable Trust - Inverse Russell 2000 Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Investment results that inversely correspond to the daily performance of the Russell 2000 Index®.
Total Underlying Mutual Fund Annual Operating Expenses:	1.63%

Rydex Variable Trust - Inverse S&P 500 Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Investment results that will inversely correlate to the daily performance of the S&P 500® Index.
Total Underlying Mutual Fund Annual Operating Expenses:	1.70%

Rydex Variable Trust - Japan Advantage Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Investment results that correlate to the daily performance of the Topix 100 Index.
Total Underlying Mutual Fund Annual Operating Expenses:	1.70%

Rydex Variable Trust - Large-Cap Growth Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Investment results that correspond to the daily performance of the S&P 500/Barra Growth® Index.
Total Underlying Mutual Fund Annual Operating Expenses:	1.52%

Rydex Variable Trust - Large-Cap Value Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Investment results that correspond to the daily performance of the S&P 500/Barra Value® Index.
Total Underlying Mutual Fund Annual Operating Expenses:	1.50%

Rydex Variable Trust - Leisure Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Capital appreciation by investing in companies engaged in leisure and entertainment businesses.
Total Underlying Mutual Fund Annual Operating Expenses:	1.56%

Rydex Variable Trust - Mid Cap Advantage Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Investment results that correspond to the daily performance of the S&P MidCap 400® Index.
Total Underlying Mutual Fund Annual Operating Expenses:	1.65%

Rydex Variable Trust - Mid-Cap Growth Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Investment results that correspond to the daily performance of the S&P MidCap 400/Barra Growth® Index.
Total Underlying Mutual Fund Annual Operating Expenses:	1.52%

Rydex Variable Trust - Mid-Cap Value Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Investment results that correspond to the daily performance of the S&P MidCap 400/Barra Value® Index.
Total Underlying Mutual Fund Annual Operating Expenses:	1.48%

Rydex Variable Trust - Multi Cap Core Equity Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Long-term capital appreciation
Total Underlying Mutual Fund Annual Operating Expenses:	1.67%

Rydex Variable Trust - Nova Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Investment results that correspond to 150% of the daily performance of the S&P 500® Index.
Total Underlying Mutual Fund Annual Operating Expenses:	1.53%

Rydex Variable Trust - OTC Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Investment results that correspond to the daily performance of the NASDAQ 100 Index®.
Total Underlying Mutual Fund Annual Operating Expenses:	1.50%

Rydex Variable Trust - Precious Metals Fund
Investment Adviser:	Rydex Investments
Investment Objective:
Capital appreciation by investing in U.S. and foreign companies that are involved in the precious metals sector, including exploration, mining, production and development, and other precious metals-related services.

Total Underlying Mutual Fund Annual Operating Expenses:	1.57%

Rydex Variable Trust - Real Estate Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Capital appreciation by investing in companies that are involved in the real estate industry including real estate investment trusts.
Total Underlying Mutual Fund Annual Operating Expenses:	1.59%

Rydex Variable Trust - Retailing Fund
Investment Adviser:	Rydex Investments
Investment Objective:
Capital appreciation by investing in companies engaged in merchandising finished goods and services, including department stores, restaurant franchises, mail order operations and other companies involved in selling products to consumers.

Total Underlying Mutual Fund Annual Operating Expenses:	1.58%

Rydex Variable Trust - Russell 2000 Advantage Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Investment results that correspond to the daily performance of the Russell 2000 Index®.
Total Underlying Mutual Fund Annual Operating Expenses:	1.63%

Rydex Variable Trust - Sector Rotation Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Long-term capital appreciation.
Total Underlying Mutual Fund Annual Operating Expenses:	1.70%

Rydex Variable Trust - Small-Cap Growth Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Investment results that correspond to the daily performance of the S&P SmallCap 600/Barra Growth® Index.
Total Underlying Mutual Fund Annual Operating Expenses:	1.50%

Rydex Variable Trust - Small-Cap Value Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Investment results that correspond to the daily performance of the S&P SmallCap 600/Barra Value® Index.
Total Underlying Mutual Fund Annual Operating Expenses:	1.47%

Rydex Variable Trust - Technology Fund
Investment Adviser:	Rydex Investments
Investment Objective:
Capital appreciation by investing in companies that are involved in the technology sector, including computer software and service companies, semiconductor manufacturers, networking and telecommunications equipment manufacturers, PC hardware and peripherals companies.

Total Underlying Mutual Fund Annual Operating Expenses:	1.62%

Rydex Variable Trust - Telecommunications Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Capital appreciation by investing in companies engaged in the development, manufacture, or sale of communications services or communications equipment.
Total Underlying Mutual Fund Annual Operating Expenses:	1.60%

Rydex Variable Trust - Transportation Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Capital appreciation by investing in companies engaged in providing transportation services or companies engaged in the design, manufacture, distribution, or sale of transportation equipment.
Total Underlying Mutual Fund Annual Operating Expenses:	1.58%

Rydex Variable Trust - Utilities Fund
Investment Adviser:	Rydex Investments
Investment Objective:	Capital appreciation by investing in companies that operate public utilities.
Total Underlying Mutual Fund Annual Operating Expenses:	1.60%

Appendix B: Condensed Financial Information

All the Sub-accounts were added to the variable account on February 15, 2007. Therefore, no Condensed Financial Information is available. The Statement of Additional Information is available FREE OF CHARGE by:

calling:  1-866-233-3223, TDD 1-800-238-3035
writing:  Nationwide Life Insurance Company
5100 Rings Road, RR1-04-F4
Dublin, Ohio 43017-1522
checking
on-line at: www.nationwide.com

Appendix C: Contract Types and Tax Information

The contracts described in this prospectus are classified according to the tax treatment to which they are subject under the Internal Revenue Code. Following is a general description of the various contract types. Eligibility requirements, tax benefits (if any) limitations, and other features of the contracts will differ depending on contract type.

Charitable Remainder Trusts

Charitable Remainder Trusts are trusts that meet the requirements of Section 664 of the Internal Revenue Code. Non-Qualified Contracts that are issued to Charitable Remainder Trusts will differ from other Non-Qualified Contracts in three respects:

(1) Waiver of CDSC. In addition to the CDSC-free withdrawal privilege available to all contracts, Charitable Remainder Trusts may also withdraw the difference between:

(a)	the contract value on the day before the withdrawal; and

(b)	the total amount of purchase payments made to the contract (less an adjustment for amounts surrendered).

(2) Contract ownership at annuitization. On the annuitization date, if the contract owner is a Charitable Remainder Trust, the Charitable Remainder Trust will continue to be the contract owner and the annuitant will NOT become the contract owner.

(3) Recipient of death benefit proceeds. With respect to the death benefit proceeds, if the contract owner is a Charitable Remainder Trust, the death benefit is payable to the Charitable Remainder Trust. Any designation in conflict with the Charitable Remainder Trust’s right to the death benefit will be void.

While these provisions are intended to facilitate a Charitable Remainder Trust's ownership of this contract, the rules governing Charitable Remainder Trusts are numerous and complex. A Charitable Remainder Trust that is considering purchasing this contract should seek the advice of a qualified tax and/or financial adviser prior to purchasing the contract. An annuity that has a Charitable Remainder Trust endorsement is not a charitable remainder trust; the endorsement is merely to facilitate ownership of the contract by a Charitable Remainder Trust.

Individual Retirement Annuities ("IRAs")

IRAs are contracts that satisfy the provisions of Section 408(b) of the Internal Revenue Code, including the following requirements:

•	the contract is not transferable by the owner;

•	the premiums are not fixed;

•
if the contract owner is younger than age 50, the annual premium cannot exceed $4,000; if the contract owner is age 50 or older, the annual premium cannot exceed $4,500 (although rollovers of greater amounts from qualified plans, Tax Sheltered Annuities and other IRAs can be received);

•	certain minimum distribution requirements must be satisfied after the owner attains the age of 70½;

•	the entire interest of the owner in the contract is nonforfeitable; and

•	after the death of the contract owner, additional distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.

Depending on the circumstance of the contract owner, all or a portion of the contributions made to the contract may be deducted for federal income tax purposes.

Failure to make the mandatory distributions can result in an additional penalty tax of 50% of the excess of the amount required to be distributed over the amount that was actually distributed.

Individual Retirement Annuities may receive rollover contributions from other Individual Retirement Accounts and Individual Retirement Annuities, from Tax Sheltered Annuities, certain 457 governmental plans and from qualified retirement plans, including 401(k) plans.

When the owner of an IRA attains the age of 70½, the Internal Revenue Code requires that certain minimum distributions be made. In addition, upon the death of the owner of an IRA, mandatory distribution requirements are imposed by the Internal Revenue Code to ensure distribution of the entire contract value within the required statutory period. Due to recent changes in Treasury Regulations, the amount used to compute the mandatory distributions may exceed the contract value.

For further details regarding Individual Retirement Annuities, please refer to the disclosure statement provided when the Individual Retirement Annuities was established.

Investment-only Contracts (Qualified Plans)

Contracts that are Investment-only Contracts owned by Qualified Plans are not intended to confer tax benefits on the beneficiaries of the plan; they are used as investment vehicles for the plan. The income tax consequences to the beneficiary of a Qualified Plan are controlled by the operation of the plan, not by operation of the assets in which the plan invests.

Beneficiaries of Qualified Plans should contact their employer and/or trustee of the plan to obtain and review the plan, trust, summary plan description and other documents for the tax and other consequences of being a participant in a Qualified Plan.

Non-Qualified Contracts

A Non-Qualified Contract is a contract that does not qualify for certain tax benefits under the Internal Revenue Code, and which is not an IRA, a SEP IRA, a Simple IRA, a Roth IRA or a Tax Sheltered Annuity.

Upon the death of the owner of a Non-Qualified Contract, mandatory distribution requirements are imposed to ensure distribution of the entire balance in the contract within a required period of time.

Non-Qualified Contracts that are owned by natural persons allow for the deferral of taxation on the income earned in the contract until it is distributed or deemed to be distributed. Non-Qualified contracts that are owned by non-natural persons, such as trusts, corporations and partnerships are generally subject to current income tax on the gain earned inside the contract, unless the non-natural person owns the contract as an “agent” of a natural person.

Roth IRAs

Roth IRA contracts are contracts that satisfy the requirements of Section 408A of the Internal Revenue Code, including the following requirements:

•	the contract is not transferable by the contract owner;

•	the premiums are not fixed;

•
if the contract owner is younger than age 50, the annual premium cannot exceed $4,000; if the contract owner is age 50 or older, the annual premium cannot exceed $4,500 (although rollovers of greater amounts from other Roth IRAs and IRAs can be received);

•	the contract owner’s entire interest of the owner in the contract is nonforfeitable; and

•	after the death of the contract owner, certain distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.

A Roth IRA can receive a rollover from an IRA; however, the amount rolled over from the IRA to the Roth IRA is required to be included in the owner's federal gross income at the time of the rollover, and will be subject to federal income tax.

There are income limitations on eligibility to participate in a Roth IRA and additional income limitations for eligibility to roll over amounts from an IRA to a Roth IRA.

Upon the death of the owner of a Roth IRA, mandatory distribution requirements are imposed by the Internal Revenue Code to ensure distribution of the entire contract value within the required statutory period.

For further details regarding Roth IRAs, please refer to the disclosure statement provided when the Roth IRA was established.

Simple IRAs

A Simple IRA is an Individual Retirement Annuity that is funded exclusively by a qualified salary reduction arrangement and satisfies:

•	vesting requirements;

•	participation requirements; and

•	administrative requirements.

Assets contributed to a Simple IRA cannot be commingled with assets in IRAs or SEP IRAs. Simple IRA can only receive rollover distributions from another Simple IRA.

When the owner of Simple IRA attains the age of 70½, the Internal Revenue Code requires that certain minimum distributions be made. In addition, upon the death of the owner of a Simple IRA, mandatory distribution requirements are imposed by the Internal Revenue Code to ensure distribution of the entire contract value within the required statutory period. Due to recent changes in Treasury Regulations, the amount used to compute the mandatory distributions may exceed the contract value.

Simplified Employee Pension IRAs ("SEP IRAs")

A SEP IRA is a written plan established by an employer for the benefit of employees which permits the employer to make contributions to an IRA established for the benefit of each employee.

An employee may make deductible contributions to a SEP IRA in the same way, and with the same restrictions and limitations, as an IRA. In addition, the employer may make contributions to the SEP IRA, subject to dollar and percentage limitations imposed by both the Internal Revenue Code and the written plan.

A SEP IRA plan must satisfy:

•	minimum participation rules;

•	top-heavy contribution rules;

•	nondiscriminatory allocation rules; and

•	requirements regarding a written allocation formula.

In addition, the plan cannot restrict withdrawals of non-elective contributions, and must restrict withdrawals of elective contributions before March 15th of the following year.

When the owner of SEP IRA attains the age of 70½, the Internal Revenue Code requires that certain minimum distributions be made. In addition, upon the death of the owner of a SEP IRA, mandatory distribution requirements are imposed by the Internal Revenue Code to ensure distribution of the entire contract value within the required statutory period. Due to recent changes in Treasury Regulations, the amount used to compute the mandatory distributions may exceed the contract value.

Tax Sheltered Annuities

Certain tax-exempt organizations (described in section 501(c)(3) of the Internal Revenue Code) and public school systems may establish a plan under which annuity contracts can be purchased for their employees. These annuity contracts are often referred to as Tax Sheltered Annuities.

Purchase payments made to Tax Sheltered Annuities are excludable from the income of the employee, up to statutory maximum amounts. These amounts should be set forth in the plan adopted by the employer.

Tax Sheltered Annuities may receive rollover contributions from Individual Retirement Accounts, Individual Retirement Annuities, other Tax Sheltered Annuities, certain 457 governmental plans, and qualified retirement plans (including 401(k) plans).

The contract owner's interest in the contract is nonforfeitable (except for failure to pay premiums) and cannot be transferred. Certain minimum distribution requirements must be satisfied after the contract owner attains the age of 70½, and after the death of the contract owner. Additional distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.

When the owner of a Tax Sheltered Annuity attains the age of 70½, the Internal Revenue Code requires that certain minimum distributions be made. In addition, upon the death of the owner of a Tax Sheltered Annuity, mandatory distribution requirements are imposed by the Internal Revenue Code to ensure distribution of the entire contract value within the required statutory period. Due to recent changes in Treasury Regulations, the amount used to compute the mandatory distributions may exceed the contract value.

Federal Tax Considerations

Federal Income Taxes

The tax consequences of purchasing a contract described in this prospectus will depend on:

•	the type of contract purchased;

•	the purposes for which the contract is purchased; and

•	the personal circumstances of individual investors having interests in the contracts.

Existing tax rules are subject to change, and may affect individuals differently depending on their situation. Nationwide does not guarantee the tax status of any contracts or any transactions involving the contracts.

Representatives of the Internal Revenue Service have informally suggested, from time to time, that the number of underlying mutual funds available or the number of transfer opportunities available under a variable product may be relevant in determining whether the product qualifies for the desired tax treatment. In 2003, the Internal Revenue Service issued formal guidance, in Revenue Ruling 2003-91, that indicates that if the number of underlying mutual funds available in a variable insurance product does not exceed 20, the number of underlying mutual funds alone would not cause the contract to not qualify for the desired tax treatment. The Internal Revenue Service has also indicated that exceeding 20 investment options may be considered a factor, along with other factors including the number of transfer opportunities available under the contract, when determining whether the contract qualifies for the desired tax treatment. The revenue ruling did not indicate the actual number of underlying mutual funds that would cause the contract to not provide the desired tax treatment. Should the U.S. Secretary of the Treasury issue additional rules or regulations limiting the number of underlying mutual funds, transfers between underlying mutual funds, exchanges of underlying mutual funds or changes in investment objectives of underlying mutual funds such that the contract would no longer qualify for tax deferred treatment under Section 72 of the Internal Revenue Code, Nationwide will take whatever steps are available to remain in compliance.

If the contract is purchased as an investment of certain retirement plans (such as qualified retirement plans, Individual Retirement Accounts, and custodial accounts as described in Sections 401, 408(a), and 403(b)(7) of the Internal Revenue Code), the tax advantages enjoyed by the contract owner and/or annuitant may relate to participation in the plan rather than ownership of the annuity contract. Such plans are permitted to purchase investments other than annuities and retain tax-deferred status.

The following is a brief summary of some of the federal income tax considerations related to the contracts. In addition to the federal income tax, distributions from annuity contracts may be subject to state and local income taxes. The tax rules across all states and localities are not uniform and therefore will not be discussed in this prospectus. Tax rules that may apply to contracts issued in U.S. territories such as Puerto Rico and Guam are also not discussed. Nothing in this prospectus should be considered to be tax advice. Contract owners and prospective contract owners should consult a financial consultant, tax adviser or legal counsel to discuss the taxation and use of the contracts.

Individual Retirement Annuities, SEP IRAs and Simple IRAs

Distributions from Individual Retirement Annuities, SEP IRAs and Simple IRAs are generally taxed as ordinary income when received. If any of the amount contributed to the Individual Retirement Annuity was nondeductible for federal income tax purposes, then a portion of each distribution is excludable from income.

If distributions of income from an Individual Retirement Annuity are made prior to the date that the contract owner attains the age of 59½ years, the income is subject to the regular income tax and an additional penalty tax of 10% is generally applicable. (For Simple IRAs, the 10% penalty is increased to 25% if the distribution is made during the 2 year period beginning on the date that the individual first participated in the Simple IRA.) The 10% penalty tax can be avoided if the distribution is:

•	made to a beneficiary on or after the death of the owner;

•	attributable to the contract owner becoming disabled (as defined in the Internal Revenue Code);

•
part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the contract owner, or the joint lives (or joint life expectancies) of the owner and his or her designee;

•	used for qualified higher education expenses; or

•	used for expenses attributable to the purchase of a home for a qualified first-time buyer.

If the contract owner dies before the contract is completely distributed, the balance will be included in the contract owner’s gross estate for tax purposes.

Roth IRAs

Distributions of earnings from Roth IRAs are taxable or non-taxable depending upon whether they are "qualified distributions" or "non-qualified distributions." A "qualified distribution" is one that satisfies the five-year rule and meets one of the following requirements:

•	it is made on or after the date on which the contract owner attains age 59½;

•	it is made to a beneficiary (or the contract owner’s estate) on or after the death of the contract owner;

•	it is attributable to the contract owner’s disability; or

•	it is used for expenses attributable to the purchase of a home for a qualified first-time buyer.

The five-year rule generally is satisfied if the distribution is not made within the five year period beginning with the first taxable year in which a contribution is made to any Roth IRA established for the contract owner.

A qualified distribution is not includable in gross income for federal income tax purposes.

A non-qualified distribution is not includable in gross income to the extent that the distribution, when added to all previous distributions, does not exceed the total amount of contributions made to the Roth IRA. Any non-qualified distribution in excess of total contributions is includable in the contract owner’s gross income as ordinary income in the year that it is distributed to the contract owner.

Special rules apply for Roth IRAs that have proceeds received from an IRA prior to January 1, 1999 if the owner elected the special 4-year income averaging provisions that were in effect for 1998.

If non-qualified distributions of income from a Roth IRA are made prior to the date that the contract owner attains the age of 59½ years, the income is subject to both the regular income tax and an additional penalty tax of 10%. The penalty tax can be avoided if the distribution is:

•	made to a beneficiary on or after the death of the contract owner;

•	attributable to the contract owner becoming disabled (as defined in the Internal Revenue Code);

•
part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the contract owner, or the joint lives (or joint life expectancies) of the contract owner and his or her designee;

•	for qualified higher education expenses; or

•	used for expenses attributable to the purchase of a home for a qualified first-time buyer.

If the contract owner dies before the contract is completely distributed, the balance will be included in the contract owner’s gross estate for tax purposes.

Tax Sheltered Annuities

Distributions from Tax Sheltered Annuities are generally taxed when received. A portion of each distribution is excludable from income based on a formula established pursuant to the Internal Revenue Code. The formula excludes from income the amount invested in the contract divided by the number of anticipated payments until the full investment in the contract is recovered. Thereafter all distributions are fully taxable.

If a distribution of income is made from a Tax Sheltered Annuity prior to the date that the contract owner attains the age of 59½ years, the income is subject to the regular income tax and an additional penalty tax of 10%. The penalty tax can be avoided if the distribution is:

•	made to a beneficiary on or after the death of the contract owner;

•	attributable to the contract owner becoming disabled (as defined in the Internal Revenue Code);

•
part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the contract owner, or the joint lives (or joint life expectancies) of the contract owner and his or her designated beneficiary; or

•	made to the contract owner after separation from service with his or her employer after age 55.

If the contract owner dies before the contract is completely distributed, the balance will be included in the contract owner’s gross estate for tax purposes.

Non-Qualified Contracts - Natural Persons as Contract Owners

Generally, the income earned inside a Non-Qualified Annuity Contract that is owned by a natural person is not taxable until it is distributed from the contract.

Distributions before the annuitization date are taxable to the contract owner to the extent that the cash value of the contract exceeds the contract owner’s investment at the time of the distribution. Distributions, for this purpose, include partial surrenders, any portion of the contract that is assigned or pledged, amounts borrowed from the contract, or any portion of the contract that is transferred by gift. For these purposes, a transfer by gift may occur upon annuitization if the contract owner and the annuitant are not the same individual.

With respect to annuity distributions on or after the annuitization date, a portion of each annuity payment is excludable from taxable income. The amount excludable is based on the ratio between the contract owner’s investment in the contract and the expected return on the contract. Once the entire investment in the contract is recovered, all distributions are fully includable in income. The maximum amount excludable from income is the investment in the contract. If the annuitant dies before the entire investment in the contract has been excluded from income, and as a result of the annuitant's death no more payments are due under the contract, then the unrecovered investment in the contract may be deducted on his or her final tax return.

In determining the taxable amount of a distribution, all annuity contracts issued after October 21, 1988 by the same company to the same contract owner during the same calendar year will be treated as one annuity contract.

A special rule applies to distributions from contracts that have investments that were made prior to August 14, 1982. For those contracts, distributions that are made prior to the annuitization date are treated first as a recovery of the investment in the contract as of that date. A distribution in excess of the amount of the investment in the contract as of August 14, 1982, will be treated as taxable income. This contract may receive amounts deemed to be investments that were made prior to August 14, 1982 in connection with a tax-free exchange from another annuity contract that had investments that were made prior to August 14, 1982. The treatment as investments that were made prior to August 14, 1982 applies for purposes of the distribution rule discussed in this paragraph as well as for the 10% penalty exception discussed in the following paragraph.

The Internal Revenue Code imposes a penalty tax if a distribution is made before the contract owner reaches age 59½. The amount of the penalty is 10% of the portion of any distribution that is includable in gross income. The penalty tax does not apply if the distribution is:

•	the result of a contract owner’s death;

•	the result of a contract owner’s disability (as defined in the Internal Revenue Code);

•
one of a series of substantially equal periodic payments made over the life (or life expectancy) of the contract owner or the joint lives (or joint life expectancies) of the contract owner and the beneficiary selected by the contract owner to receive payment under the annuity payment option selected by the contract owner; or

•	is allocable to an investment in the contract before August 14, 1982.

If the contract owner dies before the contract is completely distributed, the balance will be included in the contract owner’s gross estate for tax purposes.

Non-Qualified Contracts - Non-Natural Persons as Contract Owners

The previous discussion related to the taxation of Non-Qualified Contracts owned by individuals. Different rules (the so-called "non-natural person" rules) apply if the contract owner is not a natural person.

Generally, contracts owned by corporations, partnerships, trusts, and similar entities are not treated as annuity contracts under the Internal Revenue Code. Therefore, income earned under a Non-Qualified Contract that is owned by a non-natural person is taxed as ordinary income during the taxable year that it is earned. Taxation is not deferred, even if the income is not distributed out of the contract. The income is taxable as ordinary income, not capital gain.

The non-natural person rules do not apply to all entity-owned contracts. For purposes of the rule that annuity contracts that are owned by non-natural persons are not treated as annuity contracts for tax purposes, a contract that is owned by a non-natural person as an agent of an individual is treated as owned by the individual. This would cause the contract to be treated as an annuity under the Internal Revenue Code, allowing tax deferral. However, this exception does not apply when the non-natural person is an employer that holds the contract under a non-qualified deferred compensation arrangement for one or more employees.

The non-natural person rules also do not apply to contracts that are:

•	acquired by the estate of a decedent by reason of the death of the decedent;

•	issued in connection with certain qualified retirement plans and individual retirement plans;

•	purchased by an employer upon the termination of certain qualified retirement plans;

•	immediate annuities within the meaning of Section 72(u) of the Internal Revenue Code.

If the annuitant dies before the contract is completely distributed, the balance may be included in the annuitant’s gross estate for tax purposes, depending on the obligations that the non-natural owner may have owed to the annuitant.

Withholding

Pre-death distributions from the contracts are subject to federal income tax. Nationwide will withhold the tax from the distributions unless the contract owner requests otherwise. If the distribution is from a Tax Sheltered Annuity, it will be subject to mandatory 20% withholding that cannot be waived, unless:

•	the distribution is made directly to another Tax Sheltered Annuity or IRA; or

•	the distribution satisfies the minimum distribution requirements imposed by the Internal Revenue Code.

In addition, under some circumstances, the Internal Revenue Code will not permit contract owners to waive withholding. Such circumstances include:

•	if the payee does not provide Nationwide with a taxpayer identification number; or

•	if Nationwide receives notice from the Internal Revenue Service that the taxpayer identification number furnished by the payee is incorrect.

If a contract owner is prohibited from waiving withholding, as described above, the distribution will be subject to mandatory back-up withholding. The mandatory back-up withholding rate is established by Section 3406 of the Internal Revenue Code and is applied against the amount of income that is distributed.

Non-Resident Aliens

Generally, a pre-death distribution from a contract to a non-resident alien is subject to federal income tax at a rate of 30% of the amount of income that is distributed. Nationwide is required to withhold this amount and send it to the Internal Revenue Service. Some distributions to non-resident aliens may be subject to a lower (or no) tax if a treaty applies. In order to obtain the benefits of such a treaty, the non-resident alien must:

1) provide Nationwide with proof of residency and citizenship (in accordance with Internal Revenue Service requirements); and

2)  provide Nationwide with an individual taxpayer identification number.

If the non-resident alien does not meet the above conditions, Nationwide will withhold 30% of income from the distribution.

Another way to avoid the 30% withholding is for the non-resident alien to provide Nationwide with sufficient evidence that:

1) the distribution is connected to the non-resident alien’s conduct of business in the United States; and

2) the distribution is not includable in the non-resident alien’s gross income for United States federal income tax purposes.

Note that these distributions would be subject to the same withholding rules that are applicable to payments to United States persons, including back-up withholding, which is currently at a rate of 28%, if a correct taxpayer identification number is not provided.

Federal Estate, Gift, and Generation Skipping Transfer Taxes

The following transfers may be considered a gift for federal gift tax purposes:

• a transfer of the contract from one contract owner to another; or

• a distribution to someone other than a contract owner.

Upon the contract owner’s death, the value of the contract may be subject to estate taxes, even if all or a portion of the value is also subject to federal income taxes.

Section 2612 of the Internal Revenue Code may require Nationwide to determine whether a death benefit or other distribution is a "direct skip" and the amount of the resulting generation skipping transfer tax, if any. A direct skip is when property is transferred to, or a death benefit or other distribution is made to:

a) an individual who is two or more generations younger than the contract owner; or

b) certain trusts, as described in Section 2613 of the Internal Revenue Code (generally, trusts that have no beneficiaries who are not 2 or more generations younger than the contract owner).

If the contract owner is not an individual, then for this purpose only, "contract owner" refers to any person:

•	who would be required to include the contract, death benefit, distribution, or other payment in his or her federal gross estate at his or her death; or

•	who is required to report the transfer of the contract, death benefit, distribution, or other payment for federal gift tax purposes.

If a transfer is a direct skip, Nationwide will deduct the amount of the transfer tax from the death benefit, distribution or other payment, and remit it directly to the Internal Revenue Service.

Charge for Tax

Nationwide is not required to maintain a capital gain reserve liability on Non-Qualified Contracts. If tax laws change requiring a reserve, Nationwide may implement and adjust a tax charge.

Diversification

Internal Revenue Code Section 817(h) contains rules on diversification requirements for variable annuity contracts. A variable annuity contract that does not meet these diversification requirements will not be treated as an annuity, unless:

• the failure to diversify was accidental;

• the failure is corrected; and

• a fine is paid to the Internal Revenue Service.

The amount of the fine will be the amount of tax that would have been paid by the contract owner if the income, for the period the contract was not diversified, had been received by the contract owner.

If the violation is not corrected, the contract owner will be considered the owner of the underlying securities and will be taxed on the earnings of his or her contract. Nationwide believes that the investments underlying this contract meet these diversification requirements.

Tax Changes

The foregoing tax information is based on Nationwide’s understanding of federal tax laws. It is NOT intended as tax advice. All information is subject to change without notice. You should consult with your personal tax and/or financial adviser for more information.

In 2001, the Economic Growth and Tax Relief Reconciliation Act (EGTRRA) was enacted. EGTRRA made numerous changes to the Internal Revenue Code, including the following:

•	generally lowering federal income tax rates;

•	increasing the amounts that may be contributed to various retirement plans, such as IRAs, Tax Sheltered Annuities and Qualified Plans;

•	increasing the portability of various retirement plans by permitting IRAs, Tax Sheltered Annuities, Qualified Plans and certain governmental 457 plans to "roll" money from one plan to another;

•	eliminating and/or reducing the highest federal estate tax rates;

•	increasing the estate tax credit; and

•	for persons dying after 2009, repealing the estate tax.

All of the changes resulting from EGTRRA are scheduled to "sunset," or become ineffective, after December 31, 2010 unless they are extended by additional legislation. If changes resulting from EGTRRA are not extended, beginning January 1, 2011, the Internal Revenue Code will be restored to its pre-EGTRRA form. This creates uncertainty as to future tax requirements and implications. Please consult a qualified tax or financial adviser for further information relating to EGTRRA and other tax issues.

Required Distributions

Any distribution paid that is NOT due to payment of the death benefit may be subject to a CDSC unless the contract owner elected the No CDSC option at the time of application.

The Internal Revenue Code requires that certain distributions be made from the contracts issued in conjunction with this prospectus. Following is an overview of the required distribution rules applicable to each type of contract. Please consult a qualified tax or financial adviser for more specific required distribution information.

Required Distributions - General Information

In general, a beneficiary is an entity or person that the contract owner designates to receive death proceeds upon the contract owner’s death. The distribution rules in the Internal Revenue Code make a distinction between "beneficiary" and "designated beneficiary" when determining the life expectancy that may be used for payments that are made from IRAs, SEP IRAs, Simple IRAs, Roth IRAs and Tax Sheltered Annuities after the death of the annuitant, or that are made from Non-Qualified Contracts after the death of the contract owner. A designated beneficiary is a natural person who is designated by the contract owner as the beneficiary under the contract. Non-natural beneficiaries (e.g. charities or certain trusts) are not designated beneficiaries for the purpose of required distributions and the life expectancy of such a beneficiary is zero.

Life expectancies and joint life expectancies will be determined in accordance with the relevant guidance provided by the Internal Revenue Service and the Treasury Department, including but not limited to Treasury Regulation 1.72-9 and Treasury Regulation 1.401(a)(9)-5.

Required distributions paid upon the death of the contract owner are paid to the beneficiary or beneficiaries stipulated by the contract owner. How quickly the distributions must be made may be determined with respect to the life expectancies of the beneficiaries. For Non-Qualified Contracts, the beneficiaries used in the determination of the distribution period are those in effect on the date of the contract owner’s death. For contracts other than Non-Qualified Contracts, the beneficiaries used in the determination of the distribution period do not have to be determined until December 31 of the year following the contract owner’s death. If there is more than one beneficiary, the life expectancy of the beneficiary with the shortest life expectancy is used to determine the distribution period. Any beneficiary that is not a designated beneficiary has a life expectancy of zero.

Required Distributions for Non-Qualified Contracts

Internal Revenue Code Section 72(s) requires Nationwide to make certain distributions when a contract owner dies. The following distributions will be made in accordance with the following requirements:

(1) If any contract owner dies on or after the annuitization date and before the entire interest in the contract has been distributed, then the remaining interest must be distributed at least as rapidly as the distribution method in effect on the contract owner's death.

(2) If any contract owner dies before the annuitization date, then the entire interest in the contract (consisting of either the death benefit or the contract value reduced by charges set forth elsewhere in the contract) will be distributed within 5 years of the contract owner’s death, provided however:

(a)
any interest payable to or for the benefit of a designated beneficiary may be distributed over the life of the designated beneficiary or over a period not longer than the life expectancy of the designated beneficiary. Payments must begin within one year of the contract owner's death unless otherwise permitted by federal income tax regulations; and

(b)
if the designated beneficiary is the surviving spouse of the deceased contract owner, the spouse can choose to become the contract owner instead of receiving a death benefit. Any distributions required under these distribution rules will be made upon that spouse’s death.

In the event that the contract owner is not a natural person (e.g., a trust or corporation), for purposes of these distribution provisions:

(a) the death of the annuitant will be treated as the death of a contract owner;

(b) any change of annuitant will be treated as the death of a contract owner; and

(c) in either case, the appropriate distribution will be made upon the death or change, as the case may be.

These distribution provisions do not apply to any contract exempt from Section 72(s) of the Internal Revenue Code by reason of Section 72(s)(5) or any other law or rule.

Required Distributions for Tax Sheltered Annuities, Individual Retirement Annuities, SEP IRAs, Simple IRAs, and Roth IRAs

Distributions from a Tax Sheltered Annuity, Individual Retirement Annuity, SEP IRA or Simple IRA must begin no later than April 1 of the calendar year following the calendar year in which the contract owner reaches age 70½.

Distributions may be paid in a lump sum or in substantially equal payments over:

(a) the life of the contract owner or the joint lives of the contract owner and the contract owner’s designated beneficiary; or

(b) a period not longer than the period determined under the table in Treasury Regulation 1.401(a)(9)-5, which is the deemed joint life expectancy of the contract owner and a person 10 years younger than the contract owner. If the designated beneficiary is the spouse of the contract owner, the period may not exceed the longer of the period determined under such table or the joint life expectancy of the contract owner and the contract owner’s spouse, determined in accordance with Treasury Regulation 1.72-9, or such additional guidance as may be provided pursuant to Treasury Regulation 1.401(a)(9)-5.

For Tax Sheltered Annuities, required distributions do not have to be withdrawn from this contract if they are being withdrawn from another Tax Sheltered Annuity of the contract owner.

For Individual Retirement Annuities, SEP IRAs and Simple IRAs, required distributions do not have to be withdrawn from this contract if they are being withdrawn from another Individual Retirement Annuity, SEP IRA or Simple IRA of the contract owner.

If the contract owner’s entire interest in a Tax Sheltered Annuity, Individual Retirement Annuity, SEP IRA or Simple IRA will be distributed in equal or substantially equal payments over a period described in (a) or (b) above, the payments must begin on or before the required beginning date. The required beginning date is April 1 of the calendar year following the calendar year in which the contract owner reaches age 70½. The rules for Roth IRAs do not require distributions to begin during the contract owner’s lifetime, therefore, the required beginning date is not applicable to Roth IRAs.

Due to recent changes in Treasury Regulations, the amount used to compute the minimum distribution requirement may exceed the contract value.

If the contract owner dies before the required beginning date (in the case of a Tax Sheltered Annuity, Individual Retirement Annuity, SEP IRA, or Simple IRA) or before the entire contract value is distributed (in the case of Roth IRAs), any remaining interest in the contract must be distributed over a period not exceeding the applicable distribution period, which is determined as follows:

(a) if the designated beneficiary is the contract owner’s spouse, the applicable distribution period is the surviving spouse’s remaining life expectancy using the surviving spouse’s birthday for each distribution calendar year after the calendar year of the contract owner’s death. For calendar years after the death of the contract owner’s surviving spouse, the applicable distribution period is the spouse’s remaining life expectancy using the spouse’s age in the calendar year of the spouse’s death, reduced by one for each calendar year that elapsed since the calendar year immediately following the calendar year of the spouse’s death;

(b) if the designated beneficiary is not the contract owner’s surviving spouse, the applicable distribution period is the designated beneficiary’s remaining life expectancy using the designated beneficiary’s birthday in the calendar year immediately following the calendar year of the contract owner’s death, reduced by one for each calendar year that elapsed thereafter; and

(c) if there is no designated beneficiary, the entire balance of the contract must be distributed by December 31 of the fifth year following the contract owner’s death.

If the contract owner dies on or after the required beginning date, the interest in the Tax Sheltered Annuity, Individual Retirement Annuity, SEP IRA or Simple IRA must be distributed over a period not exceeding the applicable distribution period, which is determined as follows:

(a) if the designated beneficiary is the contract owner’s spouse, the applicable distribution period is the surviving spouse’s remaining life expectancy using the surviving spouse’s birthday for each distribution calendar year after the calendar year of the contract owner’s death. For calendar years after the death of the contract owner’s surviving spouse, the applicable distribution period is the spouse’s remaining life expectancy using the spouse’s age in the calendar year of the spouse’s death, reduced by one for each calendar year that elapsed since the calendar year immediately following the calendar year of the spouse’s death;

(b)
if the designated beneficiary is not the contract owner’s surviving spouse, the applicable distribution period is the designated beneficiary’s remaining life expectancy using the designated beneficiary’s birthday in the calendar year immediately following the calendar year of the contract owner’s death, reduced by one for each calendar year that elapsed thereafter; and

(c)
if there is no designated beneficiary, the applicable distribution period is the contract owner’s remaining life expectancy using the contract owner’s birthday in the calendar year of the contract owner’s death, reduced by one for each year thereafter.

If distribution requirements are not met, a penalty tax of 50% is levied on the difference between the amount that should have been distributed for that year and the amount that actually was distributed for that year.

For Individual Retirement Annuities, SEP IRAs and Simple IRAs, all or a portion of each distribution will be included in the recipient’s gross income and taxed at ordinary income tax rates. The portion of a distribution which is taxable is based on the ratio between the amount by which non-deductible purchase payments exceed prior non-taxable distributions and total account balances at the time of the distribution. The owner of an Individual Retirement Annuity, SEP IRA or Simple IRA must annually report the amount of non-deductible purchase payments, the amount of any distribution, the amount by which non-deductible purchase payments for all years exceed non taxable distributions for all years, and the total balance of all Individual Retirement Annuities, SEP IRAs or Simple IRAs.

Distributions from Roth IRAs may be either taxable or nontaxable, depending upon whether they are "qualified distributions" or "non-qualified distributions."

STATEMENT OF ADDITIONAL INFORMATION

Deferred Variable Annuity Contracts
Issued by Nationwide Life Insurance Company
through its Nationwide Variable Account-4

This Statement of Additional Information is not a prospectus. It contains additional information than set forth in the prospectus and should be read in conjunction with the prospectus dated February 15, 2007. The prospectus may be obtained from Nationwide Life Insurance Company by writing 5100 Rings Road, RR1-04-F4, Dublin, Ohio 43017-1522, or calling 1-866-233-3223, TDD 1-800-238-3035.

Table of Contents of the Statement of Additional Information
General Information and History	5
Services	5
Purchase of Securities Being Offered	5
Underwriters	5
Annuity Payments	5
Financial Statements	5

General Information and History

Nationwide Variable Account-4 is a separate investment account of Nationwide Life Insurance Company ("Nationwide"). Nationwide is a member of the Nationwide group of companies. All of Nationwide 's common stock is owned by Nationwide Financial Services, Inc. ("NFS"), a holding company. NFS has two classes of common stock outstanding with different voting rights enabling Nationwide Corporation (the holder of all of the outstanding Class B Common Stock) to control NFS. Nationwide Corporation is a holding company, as well. All of the common stock is held by Nationwide Mutual Insurance Company (95.2%) and Nationwide Mutual Fire Insurance Company (4.8%), the ultimate controlling persons of the Nationwide group of companies. The Nationwide group of companies is one of America’s largest insurance and financial services family of companies, with combined assets of over $158 billion as of December 31, 2005.

Services

Nationwide, which has responsibility for administration of the contracts and the variable account, maintains records of the name, address, taxpayer identification number, and other pertinent information for each contract owner and the number and type of contract issued to each contract owner and records with respect to the contract value of each contract.

The custodian of the assets of the variable account is Nationwide. Nationwide will maintain a record of all purchases and redemption of shares of the underlying mutual funds. Nationwide, or affiliates of Nationwide may have entered into agreements with either the investment adviser or distributor for the underlying mutual funds. The agreements relate to administrative services furnished by Nationwide or an affiliate of Nationwide. Some of the services provided include distribution of underlying fund prospectuses, semi-annual and annual fund reports, proxy materials and fund communications, as well as maintaining the websites and voice response systems necessary for contract owners to execute trades in the funds. Nationwide also acts as a limited agent for the fund for purposes of accepting the trades. For these services the funds agree to pay Nationwide an annual fee based on the average aggregate net assets of the variable account (and other separate accounts of Nationwide or life insurance company subsidiaries of Nationwide) invested in the particular fund.

Nationwide takes these anticipated fee payments into consideration when it determines the charges that will be assessed under the contracts. Without these payments, contract charges would be higher. Only those underlying mutual funds that agree to pay Nationwide a fee will be offered in the contract. Generally, Nationwide expects to receive somewhere between 0.10% to 0.45% (an annualized rate of the daily net assets of the variable account) from the funds it offers in the contracts. What is actually received depends upon many factors, including but not limited to the type of fund (i.e., money market funds generally pay less revenue than other fund types) and the actual services rendered to the fund company. Nationwide does not consider these fee payments when determining fund availability associated with any of the optional benefits offered in the contract.

Distribution, Promotional, and Sales Expenses

In addition to or partially in lieu of commission, Nationwide may pay the selling firms a marketing allowance, which is based on the firm’s ability and demonstrated willingness to promote and market Nationwide's products. How any marketing allowance is spent is determined by the firm, but generally will be used to finance firm activities, such as training and education, that may contribute to the promotion and marketing of Nationwide's products. Nationwide makes certain assumptions about the amount of marketing allowance it will pay and takes these assumptions into consideration when it determines the charges that will be assessed under the contracts. For the contracts described in the prospectus, Nationwide assumed 0.50% (of the daily net assets of the variable account) for marketing allowance when determining the charges for the contracts. The actual amount of the marketing allowance may be higher or lower than this assumption. If the actual amount of marketing allowance paid is more than what was assumed, Nationwide will fund the difference. Nationwide generally does not profit from any excess marketing allowance if the amount assumed was higher than what is actually paid. Any excess would be spent on additional marketing for the contracts. For more information about marketing allowance or how a particular selling firm uses marketing allowances, please consult with your registered representative.

Independent Registered Public Accounting Firm

The financial statements of Nationwide Variable Account - 4 and the consolidated financial statements of Nationwide Life Insurance Company and subsidiaries for the periods indicated have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report of KPMG LLP covering the December 31, 2005 consolidated financial statements of Nationwide Life Insurance Company and subsidiaries contains an explanatory paragraph that states that Nationwide Life Insurance Company and subsidiaries adopted the American Institute of Certified Public Accountants' Statement of Position 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts, in 2004. KPMG LLP is located at 191 West Nationwide Blvd., Columbus, Ohio 43215.

Purchase of Securities Being Offered

The contracts will be sold by licensed insurance agents in the states where the contracts may be lawfully sold. Agents are registered representatives of broker-dealers registered under the Securities Exchange Act of 1934 who are members of the National Association of Securities Dealers, Inc. ("NASD").

Underwriters

The contracts, which are offered continuously, are distributed by Nationwide Investment Services Corporation, ("NISC") One Nationwide Plaza, Columbus, Ohio 43215, a wholly owned subsidiary of Nationwide. For contracts issued in Michigan, all references to NISC will mean Nationwide Investment Svcs. Corporation. During the fiscal years ended December 31, 2005, 2004 and 2003, no underwriting commissions were paid by Nationwide to NISC.

Annuity Payments

See "Frequency and Amount of Annuity Payments" located in the prospectus.

Report of Independent Registered Public Accounting Firm

The Board of Directors of Nationwide Life Insurance Company

    and Contract Owners of Nationwide Variable Account-4:

We have audited the accompanying statement of assets, liabilities and contract owners’ equity of Nationwide Variable Account-4 (comprised of the sub-accounts listed in note 1(b)) (collectively, “the Account”) as of December 31, 2005, and the related statements of operations and changes in contract owners’ equity, and the financial highlights for each of the periods indicated herein. These financial statements and financial highlights are the responsibility of the Account’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2005, by correspondence with the transfer agents of the underlying mutual funds. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Account as of December 31, 2005, and the results of its operations, changes in contract owners’ equity, and financial highlights for each of the periods indicated herein, in conformity with U.S. generally accepted accounting principles.

KPMG LLP

Columbus, Ohio

March 8, 2006

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY

December 31, 2005

Assets:

Investments at fair value:

American Century VP – Income & Growth Fund – Class III (ACVPIncGr3) 737,404 shares (cost $5,248,591)	$5,537,904

American Century VP – Ultra® Fund – Class III (ACVPUltra3) 295,896 shares (cost $2,980,763)	3,068,444

American Century VP – Value Fund – Class III (ACVPVal3) 1,047,945 shares (cost $8,432,325)	8,593,148

Fidelity® VIP – Equity-Income Portfolio – Service Class 2 R (FidVIPEIS2R) 375,447 shares (cost $8,868,885)	9,416,207

Fidelity® VIP – Growth Portfolio – Service Class 2 R (FidVIPGrS2R) 158,090 shares (cost $4,957,522)	5,245,422

Fidelity® VIP II – Contrafund®Portfolio – Service Class 2 R (FidVIPConS2R) 628,684 shares (cost $17,086,195)	19,244,015

Gartmore GVIT Federated High Income Bond Fund – Class III (GVITFHiInc3) 131,416 shares (cost $1,025,397)	1,019,790

Gartmore GVIT Government Bond Fund – Class III (GVITGvtBd3) 914,230 shares (cost $10,673,833)	10,550,214

Gartmore GVIT ID Aggressive Fund – Class VI (GVITIDAgg6) 609,116 shares (cost $7,169,744)	7,278,941

Gartmore GVIT ID Conservative Fund – Class VI (GVITIDCon6) 447,797 shares (cost $4,646,071)	4,594,393

Gartmore GVIT ID Moderate Fund – Class VI (GVITIDMod6) 1,375,643 shares (cost $15,173,988)	15,654,815

Gartmore GVIT ID Moderately Aggressive Fund – Class VI (GVITIDModAg6) 630,050 shares (cost $7,214,200)	7,447,188

Gartmore GVIT ID Moderately Conservative Fund – Class VI (GVITIDModCon6) 385,738 shares (cost $4,195,527)	4,204,539

Gartmore GVIT Mid Cap Growth Fund – Class III (GVITMdCpGr3) 50,500 shares (cost $1,195,612)	1,372,592

Gartmore GVIT Money Market Fund – Class II (GVITMyMkt2) 243,471,319 shares (cost $243,471,319)	243,471,319

Gartmore GVIT Nationwide® Fund – Class III (GVITNWFund3) 132,934 shares (cost $1,502,235)	1,576,601

Gartmore GVIT Small Cap Growth Fund – Class III (GVITSmCapGr3) 52,658 shares (cost $702,990)	831,995

Gartmore GVIT Small Cap Value Fund – Class III (GVITSmCapVal3) 123,652 shares (cost $1,516,005)	1,428,180

Gartmore GVIT Small Company Fund – Class III (GVITSmComp3) 111,137 shares (cost $2,674,345)	2,533,921

Rydex Variable Trust – Absolute Return Strategies Fund (RyAbsRtStr) 51,883 shares (cost $1,310,778)	1,307,440

Rydex Variable Trust – Arktos Fund (RyArktos) 316,512 shares (cost $6,674,562)	6,808,180

Rydex Variable Trust – Banking Fund (RyBank) 364,421 shares (cost $11,318,787)	10,819,665

Rydex Variable Trust – Basic Materials Fund (RyBasicM) 609,162 shares (cost $16,504,022)	16,977,333
(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY, Continued

Rydex Variable Trust – Biotechnology Fund (RyBioTech) 887,395 shares (cost $18,402,851)	$18,963,640

Rydex Variable Trust – Commodities 100 Fund (RyComm100) 718,290 shares (cost $16,120,389)	15,874,212

Rydex Variable Trust – Consumer Products Fund (RyConsProd) 341,986 shares (cost $11,183,168)	10,817,009

Rydex Variable Trust – Core Equity Fund (RyCoreEq) 14,253 shares (cost $357,617)	356,884

Rydex Variable Trust – Electronics Fund (RyElec) 429,398 shares (cost $6,128,906)	5,874,164

Rydex Variable Trust – Energy Fund (RyEnergy) 945,534 shares (cost $37,588,442)	37,064,945

Rydex Variable Trust – Energy Services Fund (RyEnSvc) 1,268,664 shares (cost $37,015,296)	39,227,085

Rydex Variable Trust – Financial Services Fund (RyFinSvc) 864,057 shares (cost $24,935,397)	25,144,057

Rydex Variable Trust – Health Care Fund (RyHealthC) 1,012,605 shares (cost $27,683,040)	28,525,072

Rydex Variable Trust – Hedged Equity Fund (RyHedgeEq) 53,840 shares (cost $1,359,717)	1,357,302

Rydex Variable Trust – Internet Fund (RyNet) 897,334 shares (cost $12,905,423)	13,226,706

Rydex Variable Trust – Inverse Dynamic Dow 30 Fund (RyInDyDow) 75,157 shares (cost $3,182,638)	3,246,785

Rydex Variable Trust – Inverse Mid Cap Fund (RyInMidCap) 49,450 shares (cost $1,944,014)	1,935,984

Rydex Variable Trust – Inverse Small Cap Fund (RyInSmCap) 90,705 shares (cost $3,655,565)	3,682,629

Rydex Variable Trust – Juno Fund (RyJuno) 454,797 shares (cost $9,632,818)	9,459,787

Rydex Variable Trust – Large Cap Europe Fund (RyLgCapEuro) 668,087 shares (cost $15,588,238)	15,927,202

Rydex Variable Trust – Large Cap Growth Fund (RyLgCapGr) 434,910 shares (cost $11,441,297)	11,172,826

Rydex Variable Trust – Large Cap Japan Fund (RyLgCapJapan) 817,295 shares (cost $24,921,676)	27,314,014

Rydex Variable Trust – Large Cap Value Fund (RyLgCapVal) 415,941 shares (cost $11,578,787)	11,604,752

Rydex Variable Trust – Leisure Fund (RyLeisure) 462,527 shares (cost $11,116,470)	10,157,103

Rydex Variable Trust – Long Dynamic Dow 30 Fund (RyLDyDow) 233,784 shares (cost $5,583,067)	5,400,403

Rydex Variable Trust – Medius Fund (RyMedius) 1,133,083 shares (cost $34,367,676)	34,162,449

Rydex Variable Trust – Mekros Fund (RyMekros) 667,167 shares (cost $23,362,289)	22,777,065

Rydex Variable Trust – Mid Cap Growth Fund (RyMidCapGr) 850,398 shares (cost $25,761,850)	25,716,028

Rydex Variable Trust – Mid Cap Value Fund (RyMidCapVal) 275,008 shares (cost $6,952,514)	5,299,411

Rydex Variable Trust – Nova Fund (RyNova) 7,232,537 shares (cost $61,341,830)	61,910,518
(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY, Continued

Rydex Variable Trust – OTC Fund (RyOTC) 1,080,204 shares (cost $15,995,031)	$15,716,968

Rydex Variable Trust – Precious Metals Fund (RyPrecMet) 3,325,876 shares (cost $30,864,981)	34,456,074

Rydex Variable Trust – Real Estate Fund (RyRealEst) 410,151 shares (cost $16,666,915)	16,529,105

Rydex Variable Trust – Retailing Fund (RyRetail) 408,362 shares (cost $11,405,183)	11,372,881

Rydex Variable Trust – Sector Rotation Fund (RySectRot) 1,505,560 shares (cost $18,223,530)	19,105,554

Rydex Variable Trust – Small Cap Growth Fund (RySmCapGr) 279,507 shares (cost $8,341,791)	8,005,073

Rydex Variable Trust – Small Cap Value Fund (RySmCapVal) 343,436 shares (cost $8,990,602)	8,816,015

Rydex Variable Trust – Strengthening Dollar Fund (RyStDollar) 8,516 shares (cost $220,668)	218,172

Rydex Variable Trust – Technology Fund (RyTech) 828,227 shares (cost $11,668,253)	11,528,925

Rydex Variable Trust – Telecommunications Fund (RyTele) 715,509 shares (cost $13,370,724)	13,458,717

Rydex Variable Trust – Titan 500 Fund (RyTitan500) 635,091 shares (cost $11,875,303)	11,666,617

Rydex Variable Trust – Transportation Fund (RyTrans) 640,805 shares (cost $19,458,313)	20,915,865

Rydex Variable Trust – U.S. Government Bond Fund (RyUSGvtBd) 2,942,824 shares (cost $35,932,210)	36,432,167

Rydex Variable Trust – Ursa Fund (RyUrsa) 1,717,460 shares (cost $8,717,775)	8,844,917

Rydex Variable Trust – Utilities Fund (RyUtil) 993,648 shares (cost $19,416,427)	18,968,742

Rydex Variable Trust – Velocity 100 Fund (RyVel100) 740,655 shares (cost $17,397,025)	16,583,257

Rydex Variable Trust – Weakening Dollar Fund (RyWkDollar) 18,784 shares (cost $463,066)	456,634

Smith Barney TSF – International All Cap Growth Portfolio (SBTSIntAllCpG) 4,531 shares (cost $95,469)	64,789

Smith Barney TSF – Large Cap Value Portfolio (SBTSLgCapV) 217,560 shares (cost $3,909,247)	4,114,064

Smith Barney TSF – Money Market Portfolio (SBTSMMkt) 111,919 shares (cost $111,919)	111,919

Total investments	1,092,546,733
Accounts receivable	39,194

Total assets	1,092,585,927

Accounts payable	–

Contract owners’ equity (note 4)	$1,092,585,927

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT–4
STATEMENTS OF OPERATIONS
Year Ended December 31, 2005

Investment activity:	Total	ACVPIncGr3	ACVPUltra3	ACVPVal3	FidVIPEIS2R	FidVIPGrS2R	FidVIPConS2R	GVITFHiInc3
Reinvested dividends	$10,907,674	73,156	–	54,888	92,597	7,735	15,165	19,382
Mortality and expense risk charges (note 2)	(15,372,906)	(69,459)	(21,570)	(106,307)	(104,195)	(49,889)	(166,316)	(1,638)

Net investment income (loss)	(4,465,232)	3,697	(21,570)	(51,419)	(11,598)	(42,154)	(151,151)	17,744

Proceeds from mutual fund shares sold	5,599,495,047	2,066,073	13,708,334	3,391,285	1,979,453	563,898	2,933,125	1,387
Cost of mutual fund shares sold	(5,574,756,250)	(1,808,567)	(13,478,713)	(3,316,056)	(1,895,366)	(527,786)	(2,467,679)	(1,373)

Realized gain (loss) on investments	24,738,797	257,506	229,621	75,229	84,087	36,112	465,446	14
Change in unrealized gain (loss) on investments	(14,497,541)	(79,327)	6,885	(382,399)	108,932	201,546	1,527,370	(5,608)

Net gain (loss) on investments	10,241,256	178,179	236,506	(307,170)	193,019	237,658	1,992,816	(5,594)

Reinvested capital gains	18,647,007	–	–	635,072	219,763	–	1,517	–

Net increase (decrease) in contract owners’ equity resulting from operations	$24,423,031	181,876	214,936	276,483	401,184	195,504	1,843,182	12,150

Investment activity:	GVITGvtBd3	GVITIDAgg6	GVITIDCon6	GVITIDMod6	GVITIDModAg6	GVITIDModCon6	GVITMdCpGr3	GVITMyMkt2
Reinvested dividends	$381,970	81,709	102,284	320,676	121,169	107,027	–	6,398,991
Mortality and expense risk charges (note 2)	(139,931)	(29,901)	(46,960)	(180,513)	(66,823)	(61,750)	(17,545)	(4,115,678)

Net investment income (loss)	242,039	51,808	55,324	140,163	54,346	45,277	(17,545)	2,283,313

Proceeds from mutual fund shares sold	7,037,208	363,786	1,701,656	3,853,673	884,158	4,989,782	589,571	1,386,098,971
Cost of mutual fund shares sold	(7,144,629)	(316,332)	(1,687,611)	(3,639,039)	(817,391)	(4,931,313)	(527,161)	(1,386,098,971)

Realized gain (loss) on investments	(107,421)	47,454	14,045	214,634	66,767	58,469	62,410	–
Change in unrealized gain (loss) on investments	(15,989)	79,251	(73,775)	(16,564)	78,114	(12,613)	37,831	–

Net gain (loss) on investments	(123,410)	126,705	(59,730)	198,070	144,881	45,856	100,241	–

Reinvested capital gains	17,572	90,051	79,909	232,070	122,756	58,454	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	$136,201	268,564	75,503	570,303	321,983	149,587	82,696	2,283,313

(Continued)

NATIONWIDE VARIABLE ACCOUNT–4
STATEMENTS OF OPERATIONS, Continued
Year Ended December 31, 2005

Investment activity:	GVITNWFund3	GVITSmCapGr3	GVITSmCapVal3	GVITSmComp3	RyAbsRtStr	RyArktos	RyBank	RyBasicM
Reinvested dividends	$9,752	–	845	–	–	–	160,496	64,033
Mortality and expense risk charges (note 2)	(13,100)	(12,405)	(23,642)	(21,338)	(1,242)	(228,836)	(206,769)	(370,184)

Net investment income (loss)	(3,348)	(12,405)	(22,797)	(21,338)	(1,242)	(228,836)	(46,273)	(306,151)

Proceeds from mutual fund shares sold	388,068	486,453	1,149,335	629,430	907,930	205,291,343	27,754,559	58,676,095
Cost of mutual fund shares sold	(349,997)	(430,204)	(1,146,209)	(623,626)	(905,612)	(205,975,913)	(29,160,021)	(60,587,540)

Realized gain (loss) on investments	38,071	56,249	3,126	5,804	2,318	(684,570)	(1,405,462)	(1,911,445)
Change in unrealized gain (loss) on investments	(3,248)	11,395	(143,109)	(136,672)	(3,339)	168,907	(1,067,415)	(1,866,092)

Net gain (loss) on investments	34,823	67,644	(139,983)	(130,868)	(1,021)	(515,663)	(2,472,877)	(3,777,537)

Reinvested capital gains	–	–	171,850	284,568	–	–	1,646,724	2,650,702

Net increase (decrease) in contract owners’ equity resulting from operations	$31,475	55,239	9,070	132,362	(2,263)	(744,499)	(872,426)	(1,432,986)

Investment activity:	RyBioTech	RyComm100	RyConsProd	RyCoreEq	RyElec	RyEnergy	RyEnSvc	RyFinSvc
Reinvested dividends	$–	50,842	65,263	–	–	7,788	–	153,440
Mortality and expense risk charges (note 2)	(131,962)	(55,036)	(332,954)	(288)	(75,184)	(691,708)	(428,643)	(366,342)

Net investment income (loss)	(131,962)	(4,194)	(267,691)	(288)	(75,184)	(683,920)	(428,643)	(212,902)

Proceeds from mutual fund shares sold	43,672,381	14,264,244	46,721,154	244,497	55,606,741	118,320,972	77,421,037	51,379,523
Cost of mutual fund shares sold	(43,180,007)	(16,009,853)	(45,878,975)	(247,000)	(56,324,055)	(106,903,275)	(71,605,162)	(50,913,946)

Realized gain (loss) on investments	492,374	(1,745,609)	842,179	(2,503)	(717,314)	11,417,697	5,815,875	465,577
Change in unrealized gain (loss) on investments	549,059	(246,177)	(1,364,055)	(732)	(352,755)	(1,102,101)	2,196,436	(1,772,090)

Net gain (loss) on investments	1,041,433	(1,991,786)	(521,876)	(3,235)	(1,070,069)	10,315,596	8,012,311	(1,306,513)

Reinvested capital gains	–	–	393,794	–	–	2,235,725	–	1,239,277

Net increase (decrease) in contract owners’ equity resulting from operations	$909,471	(1,995,980)	(395,773)	(3,523)	(1,145,253)	11,867,401	7,583,668	(280,138)

(Continued)

NATIONWIDE VARIABLE ACCOUNT–4
STATEMENTS OF OPERATIONS, Continued
Year Ended December 31, 2005

Investment activity:	RyHealthC	RyHedgeEq	RyNet	RyInDyDow	RyInMidCap	RyInSmCap	RyJuno	RyLgCapEuro
Reinvested dividends	$–	1,290	–	37,282	26,687	50,869	–	49,350
Mortality and expense risk charges (note 2)	(452,302)	(1,234)	(114,133)	(44,397)	(24,861)	(118,282)	(217,808)	(240,871)

Net investment income (loss)	(452,302)	56	(114,133)	(7,115)	1,826	(67,413)	(217,808)	(191,521)

Proceeds from mutual fund shares sold	64,456,345	1,043,413	54,411,749	37,530,044	21,929,325	131,452,447	88,820,031	68,257,202
Cost of mutual fund shares sold	(61,368,397)	(1,041,356)	(56,152,837)	(38,045,899)	(22,122,463)	(132,324,721)	(90,094,346)	(70,866,123)

Realized gain (loss) on investments	3,087,948	2,057	(1,741,088)	(515,855)	(193,138)	(872,274)	(1,274,315)	(2,608,921)
Change in unrealized gain (loss) on investments	(87,757)	(2,415)	(1,447,876)	217,239	18,109	40,890	(9,870)	2,443,891

Net gain (loss) on investments	3,000,191	(358)	(3,188,964)	(298,616)	(175,029)	(831,384)	(1,284,185)	(165,030)

Reinvested capital gains	–	–	273,854	–	–	–	–	71,946

Net increase (decrease) in contract owners’ equity resulting from operations	$2,547,889	(302)	(3,029,243)	(305,731)	(173,203)	(898,797)	(1,501,993)	(284,605)

Investment activity:	RyLgCapGr	RyLgCapJapan	RyLgCapVal	RyLeisure	RyLDyDow	RyMedius	RyMekros	RyMidCapGr
Reinvested dividends	$7,595	–	54,720	–	43,789	–	764,107	–
Mortality and expense risk charges (note 2)	(71,133)	(120,060)	(117,814)	(353,118)	(59,766)	(412,750)	(322,111)	(91,257)

Net investment income (loss)	(63,538)	(120,060)	(63,094)	(353,118)	(15,977)	(412,750)	441,996	(91,257)

Proceeds from mutual fund shares sold	60,717,415	69,148,298	35,145,111	50,402,221	67,949,790	236,832,803	323,938,242	107,754,143
Cost of mutual fund shares sold	(60,547,378)	(68,195,062)	(35,115,587)	(49,522,963)	(68,429,946)	(231,736,178)	(324,649,704)	(107,236,475)

Realized gain (loss) on investments	170,037	953,236	29,524	879,258	(480,156)	5,096,625	(711,462)	517,668
Change in unrealized gain (loss) on investments	(249,784)	2,001,045	39,360	(3,464,962)	109,972	(725,613)	(3,349,925)	(125,516)

Net gain (loss) on investments	(79,747)	2,954,281	68,884	(2,585,704)	(370,184)	4,371,012	(4,061,387)	392,152

Reinvested capital gains	202,367	–	267,048	1,162,351	274,730	71,436	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	$59,082	2,834,221	272,838	(1,776,471)	(111,431)	4,029,698	(3,619,391)	300,895

(Continued)

NATIONWIDE VARIABLE ACCOUNT–4
STATEMENTS OF OPERATIONS, Continued
Year Ended December 31, 2005

Investment activity:	RyMidCapVal	RyNova	RyOTC	RyPrecMet	RyRealEst	RyRetail	RySectRot	RySmCapGr
Reinvested dividends	$37,501	166,089	–	–	239,821	–	–	–
Mortality and expense risk charges (note 2)	(202,798)	(772,502)	(283,493)	(204,532)	(262,909)	(295,849)	(158,875)	(83,885)

Net investment income (loss)	(165,297)	(606,413)	(283,493)	(204,532)	(23,088)	(295,849)	(158,875)	(83,885)

Proceeds from mutual fund shares sold	181,101,351	243,434,147	290,902,894	77,357,364	222,859,301	32,978,727	13,124,501	70,516,387
Cost of mutual fund shares sold	(180,462,474)	(239,866,484)	(289,854,715)	(79,712,768)	(222,180,555)	(31,617,215)	(11,786,127)	(70,740,134)

Realized gain (loss) on investments	638,877	3,567,663	1,048,179	(2,355,404)	678,746	1,361,512	1,338,374	(223,747)
Change in unrealized gain (loss) on investments	(1,476,037)	(1,328,949)	(1,260,174)	4,966,343	(196,520)	(1,166,254)	148,444	(320,787)

Net gain (loss) on investments	(837,160)	2,238,714	(211,995)	2,610,939	482,226	195,258	1,486,818	(544,534)

Reinvested capital gains	1,930,095	–	–	–	–	196,166	–	526,547

Net increase (decrease) in contract owners’ equity resulting from operations	$927,638	1,632,301	(495,488)	2,406,407	459,138	95,575	1,327,943	(101,872)

Investment activity:	RySmCapVal	RyStDollar	RyTech	RyTele	RyTitan500	RyTrans	RyUSGvtBd	RyUrsa
Reinvested dividends	$–	998	–	–	12,713	–	876,381	–
Mortality and expense risk charges (note 2)	(100,592)	(1,461)	(147,233)	(229,743)	(185,255)	(312,525)	(404,822)	(162,353)

Net investment income (loss)	(100,592)	(463)	(147,233)	(229,743)	(172,542)	(312,525)	471,559	(162,353)

Proceeds from mutual fund shares sold	71,786,306	2,474,643	44,983,223	42,021,661	116,432,760	37,861,933	256,826,940	86,679,628
Cost of mutual fund shares sold	(72,442,728)	(2,474,515)	(44,159,261)	(42,304,274)	(117,959,313)	(36,677,932)	(256,352,239)	(86,641,162)

Realized gain (loss) on investments	(656,422)	128	823,962	(282,613)	(1,526,553)	1,184,001	474,701	38,466
Change in unrealized gain (loss) on investments	(52,510)	(2,496)	(619,453)	(1,047,543)	(266,817)	(2,571,440)	376,947	355,987

Net gain (loss) on investments	(708,932)	(2,368)	204,509	(1,330,156)	(1,793,370)	(1,387,439)	851,648	394,453

Reinvested capital gains	824,471	–	–	1,155,352	1,103,847	506,993	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	$14,947	(2,831)	57,276	(404,547)	(862,065)	(1,192,971)	1,323,207	232,100

(Continued)

NATIONWIDE VARIABLE ACCOUNT–4
STATEMENTS OF OPERATIONS, Continued
Year Ended December 31, 2005

Investment activity:	RyUtil	RyVel100	RyWkDollar	SBTSIntAllCpG	SBTSLgCapV	SBTSMMkt
Reinvested dividends	$179,590	–	836	850	64,918	3,080
Mortality and expense risk charges (note 2)	(405,119)	(201,466)	(487)	(776)	(54,716)	(1,510)

Net investment income (loss)	(225,529)	(201,466)	349	74	10,202	1,570

Proceeds from mutual fund shares sold	78,089,622	175,979,060	642,961	788	557,484	18,665
Cost of mutual fund shares sold	(75,868,925)	(176,060,231)	(659,893)	(1,359)	(566,464)	(18,665)

Realized gain (loss) on investments	2,220,697	(81,171)	(16,932)	(571)	(8,980)	–
Change in unrealized gain (loss) on investments	(662,051)	(1,305,476)	(6,432)	6,531	202,692	–

Net gain (loss) on investments	1,558,646	(1,386,647)	(23,364)	5,960	193,712	–

Reinvested capital gains	–	–	–	–	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	$1,333,117	(1,588,113)	(23,015)	6,034	203,914	1,570

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT–4
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY
Years Ended December 31, 2005 and 2004

	Total		ACVPIncGr3		ACVPUltra3		ACVPVal3
Investment activity:	2005	2004	2005	2004	2005	2004	2005	2004
Net investment income (loss)	$(4,465,232)	(5,134,377)	3,697	(9,798)	(21,570)	(10,702)	(51,419)	(32,258)
Realized gain (loss) on investments	24,738,797	(18,752,745)	257,506	132,368	229,621	38,910	75,229	215,801
Change in unrealized gain (loss) on investments	(14,497,541)	24,337,196	(79,327)	206,907	6,885	40,339	(382,399)	371,333
Reinvested capital gains	18,647,007	9,841,030	–	–	–	–	635,072	19,758

Net increase (decrease) in contract owners’ equity resulting from operations	24,423,031	10,291,104	181,876	329,477	214,936	68,547	276,483	574,634

Equity transactions:
Purchase payments received from contract owners (note 3)	251,563,035	515,114,239	299,795	1,470,244	456,048	604,499	735,893	1,561,607
Transfers between funds	–	–	2,481,869	554,613	1,524,227	10,939	2,220,305	3,014,349
Redemptions (note 3)	(160,536,005)	(123,318,314)	(1,101,260)	(334,586)	(90,512)	(56,117)	(1,019,413)	(581,075)
Annuity benefits	(123,369)	(57,387)	–	–	–	–	–	–
Annual contract maintenance charges (note 2)	(3,130)	(3,627)	–	–	–	–	–	–
Contingent deferred sales charges (note 2)	(1,922,013)	(1,494,199)	(9,775)	(3,567)	(2,768)	(93)	(6,752)	(3,518)
Adjustments to maintain reserves	48,745	108,682	294	369	81	48	718	705

Net equity transactions	89,027,263	390,349,394	1,670,923	1,687,073	1,887,076	559,276	1,930,751	3,992,068

Net change in contract owners’ equity	113,450,294	400,640,498	1,852,799	2,016,550	2,102,012	627,823	2,207,234	4,566,702
Contract owners’ equity beginning of period	979,135,633	578,495,135	3,685,371	1,668,821	966,536	338,713	6,386,499	1,819,797

Contract owners’ equity end of period	$1,092,585,927	979,135,633	5,538,170	3,685,371	3,068,548	966,536	8,593,733	6,386,499

CHANGES IN UNITS:
Beginning units	84,307,933	54,236,306	315,833	159,457	90,454	34,588	516,992	165,937

Units purchased	934,055,002	1,070,192,893	336,329	261,659	246,979	125,055	508,590	532,570
Units redeemed	(925,083,769)	(1,040,121,266)	(191,551)	(105,283)	(52,521)	(69,189)	(353,930)	(181,515)

Ending units	93,279,166	84,307,933	460,611	315,833	284,912	90,454	671,652	516,992

(Continued)

NATIONWIDE VARIABLE ACCOUNT–4
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued
Years Ended December 31, 2005 and 2004

	FidVIPEIS2R		FidVIPGrS2R		FidVIPConS2R		GVITFHiInc3
Investment activity:	2005	2004	2005	2004	2005	2004	2005	2004
Net investment income (loss)	$(11,598)	(19,473)	(42,154)	(27,492)	(151,151)	(55,883)	17,744	–
Realized gain (loss) on investments	84,087	151,898	36,112	55,991	465,446	274,584	14	–
Change in unrealized gain (loss) on investments	108,932	279,188	201,546	(12,278)	1,527,370	452,449	(5,608)	–
Reinvested capital gains	219,763	8,880	–	–	1,517	–	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	401,184	420,493	195,504	16,221	1,843,182	671,150	12,150	–

Equity transactions:
Purchase payments received from contract owners (note 3)	390,171	1,435,791	464,462	817,485	1,014,199	2,071,519	–	–
Transfers between funds	4,570,680	2,630,669	2,479,166	727,029	11,567,938	2,208,574	1,008,221	–
Redemptions (note 3)	(1,421,829)	(766,575)	(452,503)	(262,554)	(2,117,439)	(585,090)	(582)	–
Annuity benefits	–	–	–	–	–	–	–	–
Annual contract maintenance charges (note 2)	–	–	–	–	–	–	–	–
Contingent deferred sales charges (note 2)	(21,802)	(7,654)	(5,736)	(3,605)	(22,967)	(583)	–	–
Adjustments to maintain reserves	448	893	29	238	1,866	831	–	–

Net equity transactions	3,517,668	3,293,124	2,485,418	1,278,593	10,443,597	3,695,251	1,007,639	–

Net change in contract owners’ equity	3,918,852	3,713,617	2,680,922	1,294,814	12,286,779	4,366,401	1,019,789	–
Contract owners’ equity beginning of period	5,497,773	1,784,156	2,564,583	1,269,769	6,958,966	2,592,565	–	–

Contract owners’ equity end of period	$9,416,625	5,497,773	5,245,505	2,564,583	19,245,745	6,958,966	1,019,789	–

CHANGES IN UNITS:
Beginning units	478,682	170,311	260,018	130,748	562,720	237,814	–	–

Units purchased	580,616	507,068	326,150	222,809	1,152,464	639,789	100,662	–
Units redeemed	(273,360)	(198,697)	(76,270)	(93,539)	(363,286)	(314,883)	–	–

Ending units	785,938	478,682	509,898	260,018	1,351,898	562,720	100,662	–

(Continued)

NATIONWIDE VARIABLE ACCOUNT–4
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued
Years Ended December 31, 2005 and 2004

	GVITGvtBd3		GVITIDAgg6		GVITIDCon6		GVITIDMod6
Investment activity:	2005	2004	2005	2004	2005	2004	2005	2004
Net investment income (loss)	$242,039	263,116	51,808	3,068	55,324	11,381	140,163	76,704
Realized gain (loss) on investments	(107,421)	(239,149)	47,454	(1,246)	14,045	1,636	214,634	(1,589)
Change in unrealized gain (loss) on investments	(15,989)	(85,668)	79,251	29,946	(73,775)	22,097	(16,564)	497,391
Reinvested capital gains	17,572	125,495	90,051	5,645	79,909	7,926	232,070	15,160

Net increase (decrease) in contract owners’ equity resulting from operations	136,201	63,794	268,564	37,413	75,503	43,040	570,303	587,666

Equity transactions:
Purchase payments received from contract owners (note 3)	1,109,443	3,914,895	91,968	153,417	665,417	464,686	2,158,104	1,319,542
Transfers between funds	3,954,584	(486,175)	6,833,500	248,782	2,706,946	1,023,397	5,974,088	7,569,573
Redemptions (note 3)	(1,471,767)	(1,036,704)	(345,147)	(227)	(303,459)	(77,349)	(2,424,481)	(95,424)
Annuity benefits	(975)	–	–	–	–	–	–	–
Annual contract maintenance charges (note 2)	–	–	–	–	–	–	–	–
Contingent deferred sales charges (note 2)	(31,142)	(13,505)	(9,327)	–	(3,795)	–	(3,837)	(815)
Adjustments to maintain reserves	546	48	212	4	29	33	660	55

Net equity transactions	3,560,689	2,378,559	6,571,206	401,976	3,065,138	1,410,767	5,704,534	8,792,931

Net change in contract owners’ equity	3,696,890	2,442,353	6,839,770	439,389	3,140,641	1,453,807	6,274,837	9,380,597
Contract owners’ equity beginning of period	6,853,796	4,411,443	439,389	–	1,453,807	–	9,380,597	–

Contract owners’ equity end of period	$10,550,686	6,853,796	7,279,159	439,389	4,594,448	1,453,807	15,655,434	9,380,597

CHANGES IN UNITS:
Beginning units	621,353	407,518	39,336	–	140,679	–	871,310	–

Units purchased	1,128,351	944,269	605,866	41,718	464,349	169,473	938,815	925,612
Units redeemed	(813,396)	(730,434)	(31,590)	(2,382)	(168,963)	(28,794)	(411,476)	(54,302)

Ending units	936,308	621,353	613,612	39,336	436,065	140,679	1,398,649	871,310

(Continued)

NATIONWIDE VARIABLE ACCOUNT–4
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued
Years Ended December 31, 2005 and 2004

	GVITIDModAg6		GVITIDModCon6		GVITMdCpGr3		GVITMyMkt2
Investment activity:	2005	2004	2005	2004	2005	2004	2005	2004
Net investment income (loss)	$54,346	16,579	45,277	5,648	(17,545)	(15,936)	2,283,313	(2,517,731)
Realized gain (loss) on investments	66,767	4,399	58,469	603	62,410	31,341	–	–
Change in unrealized gain (loss) on investments	78,114	154,874	(12,613)	21,626	37,831	116,785	–	–
Reinvested capital gains	122,756	23,571	58,454	1,638	–	–	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	321,983	199,423	149,587	29,515	82,696	132,190	2,283,313	(2,517,731)

Equity transactions:
Purchase payments received from contract owners (note 3)	1,469,318	1,092,315	1,817,099	532,702	9,550	349,695	184,928,266	422,666,231
Transfers between funds	3,079,232	1,520,544	2,220,057	202,976	10,296	239,496	(53,949,944)	(325,722,600)
Redemptions (note 3)	(172,117)	(61,245)	(689,222)	(47,346)	(124,831)	(92,147)	(75,436,560)	(63,768,571)
Annuity benefits	–	–	–	–	–	–	(61,435)	–
Annual contract maintenance charges (note 2)	–	–	–	–	–	–	–	–
Contingent deferred sales charges (note 2)	(2,303)	–	(10,827)	–	(2,534)	(1,998)	(905,001)	(620,922)
Adjustments to maintain reserves	192	41	460	(17)	(7,683)	28,121	(8,672)	1,638

Net equity transactions	4,374,322	2,551,655	3,337,567	688,315	(115,202)	523,167	54,566,654	32,555,776

Net change in contract owners’ equity	4,696,305	2,751,078	3,487,154	717,830	(32,506)	655,357	56,849,967	30,038,045
Contract owners’ equity beginning of period	2,751,078	–	717,830	–	1,400,829	745,472	186,613,831	156,575,786

Contract owners’ equity end of period	$7,447,383	2,751,078	4,204,984	717,830	1,368,323	1,400,829	243,463,798	186,613,831

CHANGES IN UNITS:
Beginning units	250,509	–	68,049	–	126,295	76,349	19,266,017	15,999,562

Units purchased	470,558	273,079	827,309	83,300	42,763	156,724	348,561,746	374,767,262
Units redeemed	(79,359)	(22,570)	(508,466)	(15,251)	(55,173)	(106,778)	(342,932,074)	(371,500,807)

Ending units	641,708	250,509	386,892	68,049	113,885	126,295	24,895,689	19,266,017

(Continued)

NATIONWIDE VARIABLE ACCOUNT–4
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued
Years Ended December 31, 2005 and 2004

	GVITNWFund3		GVITSmCapGr3		GVITSmCapVal3		GVITSmComp3
Investment activity:	2005	2004	2005	2004	2005	2004	2005	2004
Net investment income (loss)	$(3,348)	(2,717)	(12,405)	(15,010)	(22,797)	(35,070)	(21,338)	(23,442)
Realized gain (loss) on investments	38,071	63,080	56,249	99,590	3,126	201,285	5,804	176,675
Change in unrealized gain (loss) on investments	(3,248)	15,777	11,395	54,217	(143,109)	(100,530)	(136,672)	(98,225)
Reinvested capital gains	–	–	–	–	171,850	140,747	284,568	188,614

Net increase (decrease) in contract owners’ equity resulting from operations	31,475	76,140	55,239	138,797	9,070	206,432	132,362	243,622

Equity transactions:
Purchase payments received from contract owners (note 3)	53,926	472,969	3,679	244,329	145,287	1,185,562	12,844	578,004
Transfers between funds	805,858	(361,279)	(111,139)	(237,991)	(578,521)	(1,243,805)	903,265	46,061
Redemptions (note 3)	(162,295)	(142,401)	(111,673)	(124,197)	(175,804)	(320,808)	(194,348)	(340,916)
Annuity benefits	(1,703)	(1,991)	–	–	–	–	–	–
Annual contract maintenance charges (note 2)	–	–	–	–	–	–	–	–
Contingent deferred sales charges (note 2)	(218)	(1,177)	(905)	(1,693)	(1,241)	(1,624)	(1,249)	(752)
Adjustments to maintain reserves	39	1,367	(8)	(181)	82	684	128	520

Net equity transactions	695,607	(32,512)	(220,046)	(119,733)	(610,197)	(379,991)	720,640	282,917

Net change in contract owners’ equity	727,082	43,628	(164,807)	19,064	(601,127)	(173,559)	853,002	526,539
Contract owners’ equity beginning of period	848,737	805,109	996,846	977,782	2,029,370	2,202,929	1,681,038	1,154,499

Contract owners’ equity end of period	$1,575,819	848,737	832,039	996,846	1,428,243	2,029,370	2,534,040	1,681,038

CHANGES IN UNITS:
Beginning units	75,896	79,403	93,866	103,064	159,275	200,087	131,645	106,111

Units purchased	93,040	62,075	27,021	93,967	47,318	258,694	97,972	138,068
Units redeemed	(35,112)	(65,582)	(47,251)	(103,165)	(96,108)	(299,506)	(51,100)	(112,534)

Ending units	133,824	75,896	73,636	93,866	110,485	159,275	178,517	131,645

(Continued)

NATIONWIDE VARIABLE ACCOUNT–4
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued
Years Ended December 31, 2005 and 2004

	RyAbsRtStr		RyArktos		RyBank		RyBasicM
Investment activity:	2005	2004	2005	2004	2005	2004	2005	2004
Net investment income (loss)	$(1,242)	–	(228,836)	(299,744)	(46,273)	(194,934)	(306,151)	(287,149)
Realized gain (loss) on investments	2,318	–	(684,570)	(7,420,040)	(1,405,462)	1,016,052	(1,911,445)	1,001,771
Change in unrealized gain (loss) on investments	(3,339)	–	168,907	65,793	(1,067,415)	155,030	(1,866,092)	1,930,801
Reinvested capital gains	–	–	–	–	1,646,724	402,833	2,650,702	444,807

Net increase (decrease) in contract owners’ equity resulting from operations	(2,263)	–	(744,499)	(7,653,991)	(872,426)	1,378,981	(1,432,986)	3,090,230

Equity transactions:
Purchase payments received from contract owners (note 3)	10,176	–	861,840	1,245,257	725,976	2,354,138	1,915,251	2,913,991
Transfers between funds	1,300,927	–	1,143,714	9,320,539	(3,093,140)	(177,267)	(12,724,630)	12,111,082
Redemptions (note 3)	(1,400)	–	(1,887,785)	(1,627,036)	(1,463,852)	(1,366,561)	(2,184,590)	(1,760,799)
Annuity benefits	–	–	–	–	–	–	–	–
Annual contract maintenance charges (note 2)	–	–	–	–	–	–	–	–
Contingent deferred sales charges (note 2)	–	–	(9,836)	(19,561)	(19,484)	(35,525)	(26,200)	(33,941)
Adjustments to maintain reserves	3	–	(4,596)	(6,451)	(735)	3,366	1,399	4,649

Net equity transactions	1,309,706	–	103,337	8,912,748	(3,851,235)	778,151	(13,018,770)	13,234,982

Net change in contract owners’ equity	1,307,443	–	(641,162)	1,258,757	(4,723,661)	2,157,132	(14,451,756)	16,325,212
Contract owners’ equity beginning of period	–	–	7,445,853	6,187,096	15,542,844	13,385,712	31,429,749	15,104,537

Contract owners’ equity end of period	$1,307,443	–	6,804,691	7,445,853	10,819,183	15,542,844	16,977,993	31,429,749

CHANGES IN UNITS:
Beginning units	–	–	1,528,468	1,101,548	1,060,424	1,030,036	2,143,041	1,218,961

Units purchased	222,495	–	79,431,362	148,743,675	2,494,807	6,707,495	4,860,459	9,661,989
Units redeemed	(92,597)	–	(79,565,232)	(148,316,755)	(2,783,311)	(6,677,107)	(5,874,024)	(8,737,909)

Ending units	129,898	–	1,394,598	1,528,468	771,920	1,060,424	1,129,476	2,143,041

(Continued)

NATIONWIDE VARIABLE ACCOUNT–4
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued
Years Ended December 31, 2005 and 2004

	RyBioTech		RyComm100		RyConsProd		RyCoreEq
Investment activity:	2005	2004	2005	2004	2005	2004	2005	2004
Net investment income (loss)	$(131,962)	(183,261)	(4,194)	–	(267,691)	(279,495)	(288)	–
Realized gain (loss) on investments	492,374	(2,749,509)	(1,745,609)	–	842,179	(491,727)	(2,503)	–
Change in unrealized gain (loss) on investments	549,059	(92,533)	(246,177)	–	(1,364,055)	829,914	(732)	–
Reinvested capital gains	–	–	–	–	393,794	181,751	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	909,471	(3,025,303)	(1,995,980)	–	(395,773)	240,443	(3,523)	–

Equity transactions:
Purchase payments received from contract owners (note 3)	871,771	2,287,014	207,525	–	1,079,816	1,579,866	7,995	–
Transfers between funds	14,726,124	(2,748,883)	18,308,680	–	(4,121,227)	10,531,052	352,984	–
Redemptions (note 3)	(1,052,547)	(1,365,875)	(630,946)	–	(2,409,627)	(1,488,939)	(572)	–
Annuity benefits	–	–	–	–	–	–	–	–
Annual contract maintenance charges (note 2)	–	–	–	–	–	–	–	–
Contingent deferred sales charges (note 2)	(17,383)	(25,000)	(13,414)	–	(29,166)	(31,880)	–	–
Adjustments to maintain reserves	287	1,758	(2,238)	–	(108)	2,438	(10)	–

Net equity transactions	14,528,252	(1,850,986)	17,869,607	–	(5,480,312)	10,592,537	360,397	–

Net change in contract owners’ equity	15,437,723	(4,876,289)	15,873,627	–	(5,876,085)	10,832,980	356,874	–
Contract owners’ equity beginning of period	3,526,373	8,402,662	–	–	16,692,929	5,859,949	–	–

Contract owners’ equity end of period	$18,964,096	3,526,373	15,873,627	–	10,816,844	16,692,929	356,874	–

CHANGES IN UNITS:
Beginning units	410,235	979,925	–	–	1,275,298	498,453	–	–

Units purchased	10,247,692	16,626,562	3,678,336	–	4,896,199	8,138,475	62,405	–
Units redeemed	(8,623,060)	(17,196,252)	(1,880,401)	–	(5,325,185)	(7,361,630)	(26,731)	–

Ending units	2,034,867	410,235	1,797,935	–	846,312	1,275,298	35,674	–

(Continued)

NATIONWIDE VARIABLE ACCOUNT–4
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued
Years Ended December 31, 2005 and 2004

	RyElec		RyEnergy		RyEnSvc		RyFinSvc
Investment activity:	2005	2004	2005	2004	2005	2004	2005	2004
Net investment income (loss)	$(75,184)	(70,887)	(683,920)	(420,152)	(428,643)	(139,873)	(212,902)	(250,661)
Realized gain (loss) on investments	(717,314)	(1,191,663)	11,417,697	5,929,577	5,815,875	1,067,278	465,577	826,050
Change in unrealized gain (loss) on investments	(352,755)	3,347	(1,102,101)	(145,824)	2,196,436	47,726	(1,772,090)	1,598,681
Reinvested capital gains	–	–	2,235,725	9,181	–	–	1,239,277	–

Net increase (decrease) in contract owners’ equity resulting from operations	(1,145,253)	(1,259,203)	11,867,401	5,372,782	7,583,668	975,131	(280,138)	2,174,070

Equity transactions:
Purchase payments received from contract owners (note 3)	268,633	1,151,222	4,219,555	3,880,957	3,190,098	1,696,813	1,258,188	1,812,230
Transfers between funds	888,828	(6,477,430)	(7,449,654)	12,453,751	21,860,137	3,741,467	(1,617,260)	18,684,435
Redemptions (note 3)	(659,438)	(303,741)	(5,532,805)	(2,556,593)	(2,321,108)	(813,263)	(2,395,300)	(1,813,201)
Annuity benefits	–	–	(33,540)	(29,049)	–	–	–	–
Annual contract maintenance charges (note 2)	–	–	–	–	–	–	–	–
Contingent deferred sales charges (note 2)	(12,452)	(2,922)	(88,280)	(34,690)	(31,698)	(10,652)	(29,740)	(38,760)
Adjustments to maintain reserves	(397)	763	44,643	39,860	9,787	3,197	138	3,174

Net equity transactions	485,174	(5,632,108)	(8,840,081)	13,754,236	22,707,216	4,617,562	(2,783,974)	18,647,878

Net change in contract owners’ equity	(660,079)	(6,891,311)	3,027,320	19,127,018	30,290,884	5,592,693	(3,064,112)	20,821,948
Contract owners’ equity beginning of period	6,534,146	13,425,457	34,065,485	14,938,467	8,944,842	3,352,149	28,208,416	7,386,468

Contract owners’ equity end of period	$5,874,067	6,534,146	37,092,805	34,065,485	39,235,726	8,944,842	25,144,304	28,208,416

CHANGES IN UNITS:
Beginning units	703,576	1,114,654	2,467,542	1,407,669	578,680	285,215	2,215,554	666,736

Units purchased	8,489,796	8,192,136	12,474,361	12,210,710	9,131,514	8,598,530	5,383,446	7,647,800
Units redeemed	(8,570,158)	(8,603,214)	(12,976,166)	(11,150,837)	(7,967,829)	(8,305,065)	(5,658,778)	(6,098,982)

Ending units	623,214	703,576	1,965,737	2,467,542	1,742,365	578,680	1,940,222	2,215,554

(Continued)

NATIONWIDE VARIABLE ACCOUNT–4
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued
Years Ended December 31, 2005 and 2004

	RyHealthC		RyHedgeEq		RyNet		RyInDyDow
Investment activity:	2005	2004	2005	2004	2005	2004	2005	2004
Net investment income (loss)	$(452,302)	(279,469)	56	–	(114,133)	(310,205)	(7,115)	(14,698)
Realized gain (loss) on investments	3,087,948	(1,455,712)	2,057	–	(1,741,088)	215,398	(515,855)	(342,450)
Change in unrealized gain (loss) on investments	(87,757)	585,799	(2,415)	–	(1,447,876)	690,286	217,239	(153,092)
Reinvested capital gains	–	176,596	–	–	273,854	–	–	45,106

Net increase (decrease) in contract owners’ equity resulting from operations	2,547,889	(972,786)	(302)	–	(3,029,243)	595,479	(305,731)	(465,134)

Equity transactions:
Purchase payments received from contract owners (note 3)	1,799,764	2,009,444	5,519	–	427,913	2,457,531	399,656	146,836
Transfers between funds	9,681,449	7,469,982	1,354,166	–	(11,498,142)	9,279,897	1,518,879	2,285,236
Redemptions (note 3)	(3,609,045)	(1,519,432)	(2,081)	–	(836,767)	(1,594,789)	(237,077)	(92,244)
Annuity benefits	(2,127)	(2,543)	–	–	–	–	–	–
Annual contract maintenance charges (note 2)	–	–	–	–	–	–	–	–
Contingent deferred sales charges (note 2)	(48,339)	(31,411)	–	–	(10,083)	(31,527)	(596)	(2,981)
Adjustments to maintain reserves	802	3,360	31	–	(1,934)	5,230	(446)	(9)

Net equity transactions	7,822,504	7,929,400	1,357,635	–	(11,919,013)	10,116,342	1,680,416	2,336,838

Net change in contract owners’ equity	10,370,393	6,956,614	1,357,333	–	(14,948,256)	10,711,821	1,374,685	1,871,704
Contract owners’ equity beginning of period	18,154,778	11,198,164	–	–	28,174,640	17,462,819	1,871,704	–

Contract owners’ equity end of period	$28,525,171	18,154,778	1,357,333	–	13,226,384	28,174,640	3,246,389	1,871,704

CHANGES IN UNITS:
Beginning units	1,787,784	1,154,231	–	–	1,965,133	1,384,802	213,395	–

Units purchased	10,733,121	11,808,373	241,957	–	3,983,511	10,198,443	6,627,302	1,866,075
Units redeemed	(9,941,024)	(11,174,820)	(107,293)	–	(5,002,765)	(9,618,112)	(6,471,469)	(1,652,680)

Ending units	2,579,881	1,787,784	134,664	–	945,879	1,965,133	369,228	213,395

(Continued)

NATIONWIDE VARIABLE ACCOUNT–4
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued
Years Ended December 31, 2005 and 2004

	RyInMidCap		RyInSmCap		RyJuno		RyLgCapEuro
Investment activity:	2005	2004	2005	2004	2005	2004	2005	2004
Net investment income (loss)	$1,826	(13,464)	(67,413)	(85,616)	(217,808)	(259,185)	(191,521)	3,141,244
Realized gain (loss) on investments	(193,138)	(267,757)	(872,274)	(1,587,997)	(1,274,315)	(2,351,179)	(2,608,921)	(315,924)
Change in unrealized gain (loss) on investments	18,109	(26,138)	40,890	(13,826)	(9,870)	(95,132)	2,443,891	(1,121,499)
Reinvested capital gains	–	–	–	–	–	168,348	71,946	51,883

Net increase (decrease) in contract owners’ equity resulting from operations	(173,203)	(307,359)	(898,797)	(1,687,439)	(1,501,993)	(2,537,148)	(284,605)	1,755,704

Equity transactions:
Purchase payments received from contract owners (note 3)	46,381	34,633	326,637	1,361	1,696,684	6,189,299	509,125	1,354,785
Transfers between funds	1,448,901	1,112,728	4,006,901	2,827,957	(4,316,106)	2,428,422	(5,855,571)	8,240,899
Redemptions (note 3)	(157,392)	(63,455)	(646,306)	(238,422)	(1,629,523)	(1,538,332)	(2,142,333)	(1,238,532)
Annuity benefits	–	–	–	–	–	–	–	–
Annual contract maintenance charges (note 2)	–	–	–	–	–	–	–	–
Contingent deferred sales charges (note 2)	(608)	(2,831)	(4,071)	(4,761)	(35,643)	(19,605)	(28,160)	(27,973)
Adjustments to maintain reserves	(793)	(1,755)	(1,983)	51	(1,472)	(2,234)	1,437	(13,449)

Net equity transactions	1,336,489	1,079,320	3,681,178	2,586,186	(4,286,060)	7,057,550	(7,515,502)	8,315,730

Net change in contract owners’ equity	1,163,286	771,961	2,782,381	898,747	(5,788,053)	4,520,402	(7,800,107)	10,071,434
Contract owners’ equity beginning of period	771,961	–	898,747	–	15,246,795	10,726,393	23,728,720	13,657,286

Contract owners’ equity end of period	$1,935,247	771,961	3,681,128	898,747	9,458,742	15,246,795	15,928,613	23,728,720

CHANGES IN UNITS:
Beginning units	88,589	–	106,063	–	1,762,008	1,091,091	1,888,067	1,241,111

Units purchased	3,775,804	2,134,132	21,842,136	12,589,772	14,424,971	17,208,213	7,766,259	8,480,027
Units redeemed	(3,619,592)	(2,045,543)	(21,494,696)	(12,483,709)	(15,017,751)	(16,537,296)	(8,446,851)	(7,833,071)

Ending units	244,801	88,589	453,503	106,063	1,169,228	1,762,008	1,207,475	1,888,067

(Continued)

NATIONWIDE VARIABLE ACCOUNT–4
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued
Years Ended December 31, 2005 and 2004

	RyLgCapGr		RyLgCapJapan		RyLgCapVal		RyLeisure
Investment activity:	2005	2004	2005	2004	2005	2004	2005	2004
Net investment income (loss)	$(63,538)	3,423	(120,060)	(111,751)	(63,094)	(9,228)	(353,118)	(282,006)
Realized gain (loss) on investments	170,037	(125,090)	953,236	(1,755,702)	29,524	344,785	879,258	1,633,878
Change in unrealized gain (loss) on investments	(249,784)	(18,687)	2,001,045	194,639	39,360	(13,395)	(3,464,962)	1,877,355
Reinvested capital gains	202,367	38,603	–	–	267,048	51,274	1,162,351	133,533

Net increase (decrease) in contract owners’ equity resulting from operations	59,082	(101,751)	2,834,221	(1,672,814)	272,838	373,436	(1,776,471)	3,362,760

Equity transactions:
Purchase payments received from contract owners (note 3)	354,434	78,370	2,461,561	753,555	1,084,826	382,284	1,052,379	1,787,599
Transfers between funds	4,593,948	6,831,393	15,106,835	5,075,548	6,017,288	4,048,131	(18,634,040)	17,956,929
Redemptions (note 3)	(374,402)	(263,078)	(859,866)	(782,370)	(451,805)	(117,991)	(2,379,508)	(1,543,059)
Annuity benefits	–	–	–	–	–	–	–	–
Annual contract maintenance charges (note 2)	–	–	–	–	–	–	–	–
Contingent deferred sales charges (note 2)	(2,686)	(2,468)	(8,884)	(8,940)	(3,687)	(719)	(23,249)	(44,024)
Adjustments to maintain reserves	119	(18)	531	2,248	319	134	706	4,926

Net equity transactions	4,571,413	6,644,199	16,700,177	5,040,041	6,646,941	4,311,839	(19,983,712)	18,162,371

Net change in contract owners’ equity	4,630,495	6,542,448	19,534,398	3,367,227	6,919,779	4,685,275	(21,760,183)	21,525,131
Contract owners’ equity beginning of period	6,542,448	–	7,780,211	4,412,984	4,685,275	–	31,917,768	10,392,637

Contract owners’ equity end of period	$11,172,943	6,542,448	27,314,609	7,780,211	11,605,054	4,685,275	10,157,585	31,917,768

CHANGES IN UNITS:
Beginning units	633,174	–	743,806	458,873	420,376	–	2,018,829	801,265

Units purchased	7,740,703	7,190,671	12,448,982	12,969,174	4,638,019	4,059,800	2,884,695	6,272,799
Units redeemed	(7,291,921)	(6,557,497)	(10,993,058)	(12,684,241)	(4,044,448)	(3,639,424)	(4,214,596)	(5,055,235)

Ending units	1,081,956	633,174	2,199,730	743,806	1,013,947	420,376	688,928	2,018,829

(Continued)

NATIONWIDE VARIABLE ACCOUNT–4
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued
Years Ended December 31, 2005 and 2004

	RyLDyDow		RyMedius		RyMekros		RyMidCapGr
Investment activity:	2005	2004	2005	2004	2005	2004	2005	2004
Net investment income (loss)	$(15,977)	282,325	(412,750)	(198,551)	441,996	(451,744)	(91,257)	(18,141)
Realized gain (loss) on investments	(480,156)	589,980	5,096,625	(1,131,723)	(711,462)	(5,304,201)	517,668	18,920
Change in unrealized gain (loss) on investments	109,972	(292,637)	(725,613)	1,299,781	(3,349,925)	8,465,437	(125,516)	79,694
Reinvested capital gains	274,730	31,879	71,436	1,153,415	–	1,535,685	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	(111,431)	611,547	4,029,698	1,122,922	(3,619,391)	4,245,177	300,895	80,473

Equity transactions:
Purchase payments received from contract owners (note 3)	542,670	197,308	997,847	1,414,381	1,515,392	2,294,854	180,220	122,719
Transfers between funds	(1,323,054)	6,321,550	14,594,193	3,451,091	(46,441,733)	3,005,330	19,943,793	5,954,934
Redemptions (note 3)	(607,364)	(219,547)	(3,236,997)	(1,722,370)	(2,191,957)	(3,916,324)	(784,233)	(72,457)
Annuity benefits	–	–	–	–	(1,654)	(1,854)	–	–
Annual contract maintenance charges (note 2)	–	–	–	–	–	–	–	–
Contingent deferred sales charges (note 2)	(8,055)	(3,258)	(31,384)	(20,349)	(16,388)	(61,485)	(8,638)	(1,677)
Adjustments to maintain reserves	184	11	3,628	6,256	(3,059)	21,242	277	21

Net equity transactions	(1,395,619)	6,296,064	12,327,287	3,129,009	(47,139,399)	1,341,763	19,331,419	6,003,540

Net change in contract owners’ equity	(1,507,050)	6,907,611	16,356,985	4,251,931	(50,758,790)	5,586,940	19,632,314	6,084,013
Contract owners’ equity beginning of period	6,907,611	–	17,808,586	13,556,655	73,534,547	67,947,607	6,084,013	–

Contract owners’ equity end of period	$5,400,561	6,907,611	34,165,571	17,808,586	22,775,757	73,534,547	25,716,327	6,084,013

CHANGES IN UNITS:
Beginning units	641,605	–	1,074,402	983,334	4,543,149	5,186,476	566,096	–

Units purchased	11,748,290	8,772,667	20,937,273	13,806,449	27,063,798	42,969,288	13,153,986	4,123,599
Units redeemed	(11,860,941)	(8,131,062)	(20,179,596)	(13,715,381)	(30,235,078)	(43,612,615)	(11,544,288)	(3,557,503)

Ending units	528,954	641,605	1,832,079	1,074,402	1,371,869	4,543,149	2,175,794	566,096

(Continued)

NATIONWIDE VARIABLE ACCOUNT–4
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued
Years Ended December 31, 2005 and 2004

	RyMidCapVal		RyNova		RyOTC		RyPrecMet
Investment activity:	2005	2004	2005	2004	2005	2004	2005	2004
Net investment income (loss)	$(165,297)	(42,925)	(606,413)	(433,685)	(283,493)	(331,399)	(204,532)	(208,607)
Realized gain (loss) on investments	638,877	572,966	3,567,663	3,094,595	1,048,179	1,075,662	(2,355,404)	(3,594,674)
Change in unrealized gain (loss) on investments	(1,476,037)	(177,067)	(1,328,949)	745,876	(1,260,174)	566,593	4,966,343	(2,349,450)
Reinvested capital gains	1,930,095	383,073	–	–	–	–	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	927,638	736,047	1,632,301	3,406,786	(495,488)	1,310,856	2,406,407	(6,152,731)

Equity transactions:
Purchase payments received from contract owners (note 3)	1,873,988	613,013	4,013,255	2,807,358	954,666	2,892,061	1,664,172	2,660,989
Transfers between funds	(4,820,333)	7,079,038	13,373,037	21,658,038	(36,511,357)	42,682,562	13,608,955	7,007,438
Redemptions (note 3)	(1,047,823)	(52,788)	(5,352,633)	(4,166,057)	(1,990,337)	(2,795,717)	(1,202,790)	(1,067,696)
Annuity benefits	–	–	–	–	–	–	(2,106)	(2,951)
Annual contract maintenance charges (note 2)	–	–	–	–	–	–	–	–
Contingent deferred sales charges (note 2)	(9,291)	(196)	(53,160)	(46,758)	(16,217)	(27,479)	(15,296)	(19,218)
Adjustments to maintain reserves	821	82	6,051	579	(248)	4,168	2,092	3,433

Net equity transactions	(4,002,638)	7,639,149	11,986,550	20,253,160	(37,563,493)	42,755,595	14,055,027	8,581,995

Net change in contract owners’ equity	(3,075,000)	8,375,196	13,618,851	23,659,946	(38,058,981)	44,066,451	16,461,434	2,429,264
Contract owners’ equity beginning of period	8,375,196	–	48,297,744	24,637,798	53,776,428	9,709,977	17,996,086	15,566,822

Contract owners’ equity end of period	$5,300,196	8,375,196	61,916,595	48,297,744	15,717,447	53,776,428	34,457,520	17,996,086

CHANGES IN UNITS:
Beginning units	733,363	–	4,376,840	2,518,202	4,291,035	833,609	1,135,796	828,775

Units purchased	17,670,606	6,686,267	34,394,730	40,017,639	33,270,868	47,138,166	8,863,986	10,015,375
Units redeemed	(17,969,376)	(5,952,904)	(33,275,129)	(38,159,001)	(36,300,969)	(43,680,740)	(8,174,798)	(9,708,354)

Ending units	434,593	733,363	5,496,441	4,376,840	1,260,934	4,291,035	1,824,984	1,135,796

(Continued)

NATIONWIDE VARIABLE ACCOUNT–4
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued
Years Ended December 31, 2005 and 2004

	RyRealEst		RyRetail		RySectRot		RySmCapGr
Investment activity:	2005	2004	2005	2004	2005	2004	2005	2004
Net investment income (loss)	$(23,088)	(50,504)	(295,849)	(201,462)	(158,875)	(110,220)	(83,885)	(59,733)
Realized gain (loss) on investments	678,746	1,501,965	1,361,512	(1,206,860)	1,338,374	337,097	(223,747)	606,996
Change in unrealized gain (loss) on investments	(196,520)	146,487	(1,166,254)	1,083,617	148,444	77,007	(320,787)	(15,931)
Reinvested capital gains	–	189,057	196,166	505,186	–	–	526,547	105,611

Net increase (decrease) in contract owners’ equity resulting from operations	459,138	1,787,005	95,575	180,481	1,327,943	303,884	(101,872)	636,943

Equity transactions:
Purchase payments received from contract owners (note 3)	1,149,726	942,060	1,133,432	942,330	3,385,746	6,011,480	151,719	130,902
Transfers between funds	5,942,828	6,758,132	(2,377,466)	7,749,772	7,040,614	(7,568,848)	(1,723,854)	10,056,602
Redemptions (note 3)	(1,701,241)	(858,902)	(2,053,855)	(972,180)	(729,757)	(377,640)	(815,982)	(308,036)
Annuity benefits	(222)	–	–	–	–	–	–	–
Annual contract maintenance charges (note 2)	–	–	–	–	–	–	–	–
Contingent deferred sales charges (note 2)	(17,953)	(7,844)	(24,009)	(31,454)	(19,147)	(3,646)	(8,366)	(13,237)
Adjustments to maintain reserves	1,931	1,540	801	1,579	1,494	1,556	1,829	211

Net equity transactions	5,375,069	6,834,986	(3,321,097)	7,690,047	9,678,950	(1,937,098)	(2,394,654)	9,866,442

Net change in contract owners’ equity	5,834,207	8,621,991	(3,225,522)	7,870,528	11,006,893	(1,633,214)	(2,496,526)	10,503,385
Contract owners’ equity beginning of period	10,696,859	2,074,868	14,599,245	6,728,717	8,100,165	9,733,379	10,503,385	–

Contract owners’ equity end of period	$16,531,066	10,696,859	11,373,723	14,599,245	19,107,058	8,100,165	8,006,859	10,503,385

CHANGES IN UNITS:
Beginning units	638,192	158,221	1,119,057	557,769	753,136	989,549	915,334	–

Units purchased	16,443,319	11,630,490	3,202,038	5,325,961	2,598,134	2,199,263	8,189,815	8,969,045
Units redeemed	(16,139,542)	(11,150,519)	(3,478,984)	(4,764,673)	(1,763,608)	(2,435,676)	(8,439,083)	(8,053,711)

Ending units	941,969	638,192	842,111	1,119,057	1,587,662	753,136	666,066	915,334

(Continued)

NATIONWIDE VARIABLE ACCOUNT–4
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued
Years Ended December 31, 2005 and 2004

	RySmCapVal		RyStDollar		RyTech		RyTele
Investment activity:	2005	2004	2005	2004	2005	2004	2005	2004
Net investment income (loss)	$(100,592)	(91,349)	(463)	–	(147,233)	(181,757)	(229,743)	(245,348)
Realized gain (loss) on investments	(656,422)	1,121,375	128	–	823,962	(2,111,475)	(282,613)	1,187,089
Change in unrealized gain (loss) on investments	(52,510)	(122,078)	(2,496)	–	(619,453)	132,585	(1,047,543)	830,904
Reinvested capital gains	824,471	432,308	–	–	–	583,970	1,155,352	–

Net increase (decrease) in contract owners’ equity resulting from operations	14,947	1,340,256	(2,831)	–	57,276	(1,576,677)	(404,547)	1,772,645

Equity transactions:
Purchase payments received from contract owners (note 3)	910,994	719,911	282	–	556,937	2,133,983	539,339	1,692,329
Transfers between funds	(8,996,357)	16,412,175	221,931	–	320,868	(2,155,110)	(7,531,912)	11,354,826
Redemptions (note 3)	(689,023)	(885,099)	(1,194)	–	(1,176,536)	(838,323)	(1,664,820)	(1,128,633)
Annuity benefits	–	–	–	–	–	–	–	–
Annual contract maintenance charges (note 2)	–	–	–	–	–	–	–	–
Contingent deferred sales charges (note 2)	(3,828)	(8,294)	(14)	–	(17,332)	(24,434)	(20,870)	(23,042)
Adjustments to maintain reserves	310	360	2	–	(768)	2,190	(475)	3,648

Net equity transactions	(8,777,904)	16,239,053	221,007	–	(316,831)	(881,694)	(8,678,738)	11,899,128

Net change in contract owners’ equity	(8,762,957)	17,579,309	218,176	–	(259,555)	(2,458,371)	(9,083,285)	13,671,773
Contract owners’ equity beginning of period	17,579,309	–	–	–	11,788,174	14,246,545	22,542,299	8,870,526

Contract owners’ equity end of period	$8,816,352	17,579,309	218,176	–	11,528,619	11,788,174	13,459,014	22,542,299

CHANGES IN UNITS:
Beginning units	1,503,275	–	–	–	932,471	1,124,632	2,551,837	1,109,456

Units purchased	6,519,705	7,933,523	302,712	–	4,667,238	4,278,892	4,818,292	13,631,270
Units redeemed	(7,285,247)	(6,430,248)	(281,489)	–	(4,699,508)	(4,471,053)	(5,838,165)	(12,188,889)

Ending units	737,733	1,503,275	21,223	–	900,201	932,471	1,531,964	2,551,837

(Continued)

NATIONWIDE VARIABLE ACCOUNT–4
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued
Years Ended December 31, 2005 and 2004

	RyTitan500		RyTrans		RyUSGvtBd		RyUrsa
Investment activity:	2005	2004	2005	2004	2005	2004	2005	2004
Net investment income (loss)	$(172,542)	(263,623)	(312,525)	(250,035)	471,559	351,330	(162,353)	(402,521)
Realized gain (loss) on investments	(1,526,553)	(1,925,474)	1,184,001	202,148	474,701	(1,481,263)	38,466	(7,444,564)
Change in unrealized gain (loss) on investments	(266,817)	563,273	(2,571,440)	3,941,658	376,947	82,099	355,987	(228,846)
Reinvested capital gains	1,103,847	1,666,699	506,993	211,528	–	771,996	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	(862,065)	40,875	(1,192,971)	4,105,299	1,323,207	(275,838)	232,100	(8,075,931)

Equity transactions:
Purchase payments received from contract owners (note 3)	1,257,446	2,305,922	1,050,181	1,202,314	4,961,067	3,910,023	712,840	1,715,680
Transfers between funds	(415,513)	(11,419,934)	(10,837,979)	25,967,196	12,887,923	6,871,394	(1,012,501)	14,278,706
Redemptions (note 3)	(1,570,974)	(1,652,015)	(1,938,238)	(1,559,340)	(3,975,944)	(2,170,416)	(1,207,074)	(2,332,647)
Annuity benefits	–	–	–	–	–	–	–	–
Annual contract maintenance charges (note 2)	–	–	–	–	–	–	–	–
Contingent deferred sales charges (note 2)	(17,218)	(17,155)	(22,773)	(32,292)	(46,772)	(11,156)	(19,965)	(40,341)
Adjustments to maintain reserves	316	7,739	742	2,525	(7,589)	(30,925)	(2,051)	(6,448)

Net equity transactions	(745,943)	(10,775,443)	(11,748,067)	25,580,403	13,818,685	8,568,920	(1,528,751)	13,614,950

Net change in contract owners’ equity	(1,608,008)	(10,734,568)	(12,941,038)	29,685,702	15,141,892	8,293,082	(1,296,651)	5,539,019
Contract owners’ equity beginning of period	13,274,965	24,009,533	33,857,618	4,171,916	21,283,468	12,990,386	10,139,870	4,600,851

Contract owners’ equity end of period	$11,666,957	13,274,965	20,916,580	33,857,618	36,425,360	21,283,468	8,843,219	10,139,870

CHANGES IN UNITS:
Beginning units	1,221,310	2,532,632	2,259,235	336,896	1,812,323	1,181,842	1,403,512	562,511

Units purchased	19,510,648	21,689,144	2,841,912	6,237,589	29,842,493	20,969,688	20,411,606	44,093,089
Units redeemed	(19,681,789)	(23,000,466)	(3,793,553)	(4,315,250)	(28,721,666)	(20,339,207)	(20,567,766)	(43,252,088)

Ending units	1,050,169	1,221,310	1,307,594	2,259,235	2,933,150	1,812,323	1,247,352	1,403,512

(Continued)

NATIONWIDE VARIABLE ACCOUNT–4
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued
Years Ended December 31, 2005 and 2004

	RyUtil		RyVel100		RyWkDollar		SBGSFundVal
Investment activity:	2005	2004	2005	2004	2005	2004	2005	2004
Net investment income (loss)	$(225,529)	5,047	(201,466)	483,902	349	–	–	(222)
Realized gain (loss) on investments	2,220,697	1,559,290	(81,171)	502,921	(16,932)	–	–	2,478
Change in unrealized gain (loss) on investments	(662,051)	(73,351)	(1,305,476)	818,328	(6,432)	–	–	(2,783)
Reinvested capital gains	–	–	–	29,274	–	–	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	1,333,117	1,490,986	(1,588,113)	1,834,425	(23,015)	–	–	(527)

Equity transactions:
Purchase payments received from contract owners (note 3)	1,967,745	1,254,200	1,422,058	4,009,950	14,141	–	–	2,512
Transfers between funds	10,657,420	(3,125,834)	(7,775,558)	10,719,922	475,436	–	–	–
Redemptions (note 3)	(3,211,988)	(1,164,621)	(1,197,014)	(3,146,738)	(9,899)	–	–	(64,972)
Annuity benefits	–	–	–	–	–	–	–	–
Annual contract maintenance charges (note 2)	–	–	–	–	–	–	–	(13)
Contingent deferred sales charges (note 2)	(44,267)	(19,720)	(15,178)	(9,487)	(30)	–	–	–
Adjustments to maintain reserves	3,490	1,895	3,822	594	3	–	–	4

Net equity transactions	9,372,400	(3,054,080)	(7,561,870)	11,574,241	479,651	–	–	(62,469)

Net change in contract owners’ equity	10,705,517	(1,563,094)	(9,149,983)	13,408,666	456,636	–	–	(62,996)
Contract owners’ equity beginning of period	8,266,553	9,829,647	25,733,805	12,325,139	–	–	–	62,996

Contract owners’ equity end of period	$18,972,070	8,266,553	16,583,822	25,733,805	456,636	–	–	–

CHANGES IN UNITS:
Beginning units	935,617	1,290,262	2,525,054	1,367,723	–	–	–	2,967

Units purchased	14,049,504	12,169,742	38,390,350	36,013,715	126,469	–	–	–
Units redeemed	(12,998,949)	(12,524,387)	(39,212,563)	(34,856,384)	(79,462)	–	–	(2,967)

Ending units	1,986,172	935,617	1,702,841	2,525,054	47,007	–	–	–

(Continued)

NATIONWIDE VARIABLE ACCOUNT–4
STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued
Years Ended December 31, 2005 and 2004

	SBTSIntAllCpG		SBTSLgCapV		SBTSMMkt
Investment activity:	2005	2004	2005	2004	2005	2004
Net investment income (loss)	$74	(227)	10,202	21,941	1,570	(742)
Realized gain (loss) on investments	(571)	(17,139)	(8,980)	(95,070)	–	–
Change in unrealized gain (loss) on investments	6,531	26,661	202,692	473,866	–	–
Reinvested capital gains	–	–	–	–	–	–

Net increase (decrease) in contract owners’ equity resulting from operations	6,034	9,295	203,914	400,737	1,570	(742)

Equity transactions:
Purchase payments received from contract owners (note 3)	–	–	–	85,281	–	2
Transfers between funds	–	–	–	106,394	–	(106,394)
Redemptions (note 3)	–	(22,028)	(480,123)	(979,394)	(16,892)	(63,330)
Annuity benefits	–	–	(19,607)	(18,999)	–	–
Annual contract maintenance charges (note 2)	(14)	(23)	(2,894)	(3,353)	(222)	(238)
Contingent deferred sales charges (note 2)	–	–	(24)	–	–	–
Adjustments to maintain reserves	1	(1)	146	(234)	84	22

Net equity transactions	(13)	(22,052)	(502,502)	(810,305)	(17,030)	(169,938)

Net change in contract owners’ equity	6,021	(12,757)	(298,588)	(409,568)	(15,460)	(170,680)
Contract owners’ equity beginning of period	58,764	71,521	4,412,746	4,822,314	127,637	298,317

Contract owners’ equity end of period	$64,785	58,764	4,114,158	4,412,746	112,177	127,637

CHANGES IN UNITS:
Beginning units	5,196	7,357	280,779	334,493	10,348	24,081

Units purchased	–	–	–	13,515	–	475
Units redeemed	(1)	(2,161)	(30,912)	(67,229)	(1,385)	(14,208)

Ending units	5,195	5,196	249,867	280,779	8,963	10,348

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

(1)	Background and Summary of Significant Accounting Policies

(a)	Organization and Nature of Operations
Nationwide Variable Account-4 (the Account) was established pursuant to a resolution of the Board of Directors of Nationwide Life Insurance Company (the Company) on October 7, 1987, and commenced operations on July 10, 1989. The Account is registered as a unit investment trust under the Investment Company Act of 1940.

The Company offers tax qualified and non-tax qualified Individual Deferred Variable Annuity Contracts through the Account. The primary distribution for the contracts is through the brokerage community.

(b)	The Contracts
Only contracts without a front-end sales charge, but with a contingent deferred sales charge and certain other fees, are offered for purchase. See note 2 for a discussion of contract expenses.

Contract owners in either the accumulation or the payout phase may invest in the following:

Portfolios of the American Century Variable Portfolios, Inc. (American Century VP);
    American Century VP – Income & Growth Fund – Class III (ACVPIncGr3)
    American Century VP – Ultra® Fund – Class III (ACVPUltra3)
    American Century VP – Value Fund – Class III (ACVPVal3)
Portfolios of the Federated Insurance Series (Federated IS);
    Federated IS – Quality Bond Fund II – Primary Shares (FedQualBd)*
Portfolios of the Fidelity® Variable Insurance Products Fund (Fidelity®VIP);
    Fidelity® VIP – Equity-Income Portfolio – Service Class 2 R (FidVIPEIS2R)
    Fidelity® VIP – Growth Portfolio – Service Class 2 R (FidVIPGrS2R)
Portfolios of the Fidelity® Variable Insurance Products Fund II (Fidelity® VIP II);
    Fidelity® VIP II – Contrafund® Portfolio – Service Class 2 R (FidVIPConS2R)
Portfolios of the Gartmore Variable Insurance Trust (Gartmore GVIT)
(Gartmore is an affiliate of the Company);
    Gartmore GVIT Federated High Income Bond Fund – Class III (GVITFHiInc3)
    Gartmore GVIT Government Bond Fund – Class III (GVITGvtBd3)
    Gartmore GVIT ID Aggressive Fund – Class VI (GVITIDAgg6)
    Gartmore GVIT ID Conservative Fund – Class VI (GVITIDCon6)
    Gartmore GVIT ID Moderate Fund – Class VI (GVITIDMod6)
    Gartmore GVIT ID Moderately Aggressive Fund – Class VI (GVITIDModAg6)
    Gartmore GVIT ID Moderately Conservative Fund – Class VI (GVITIDModCon6)
    Gartmore GVIT Mid Cap Growth Fund – Class III (GVITMdCpGr3)
    Gartmore GVIT Money Market Fund – Class II (GVITMyMkt2)
    Gartmore GVIT Nationwide® Fund – Class III (GVITNWFund3)
    Gartmore GVIT Small Cap Growth Fund – Class III (GVITSmCapGr3)
    Gartmore GVIT Small Cap Value Fund – Class III (GVITSmCapVal3)
    Gartmore GVIT Small Company Fund – Class III (GVITSmComp3)
Portfolios of the Rydex Variable Trust;
    Rydex Variable Trust – Absolute Return Strategies Fund (RyAbsRtStr)
    Rydex Variable Trust – Arktos Fund (RyArktos)
    Rydex Variable Trust – Banking Fund (RyBank)
    Rydex Variable Trust – Basic Materials Fund (RyBasicM)
    Rydex Variable Trust – Biotechnology Fund (RyBioTech)
    Rydex Variable Trust – Commodities 100 Fund (RyComm100)
(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

    Rydex Variable Trust – Consumer Products Fund (RyConsProd)
    Rydex Variable Trust – Core Equity Fund (RyCoreEq)
    Rydex Variable Trust – Electronics Fund (RyElec)
    Rydex Variable Trust – Energy Fund (RyEnergy)
    Rydex Variable Trust – Energy Services Fund (RyEnSvc)
    Rydex Variable Trust – Financial Services Fund (RyFinSvc)
    Rydex Variable Trust – Health Care Fund (RyHealthC)
    Rydex Variable Trust – Hedged Equity Fund (RyHedgeEq)
    Rydex Variable Trust – Internet Fund (RyNet)
    Rydex Variable Trust – Inverse Dynamic Dow 30 Fund (RyInDyDow)
    Rydex Variable Trust – Inverse Mid Cap Fund (RyInMidCap)
    Rydex Variable Trust – Inverse Small Cap Fund (RyInSmCap)
    Rydex Variable Trust – Juno Fund (RyJuno)
    Rydex Variable Trust – Large Cap Europe Fund (RyLgCapEuro)
    Rydex Variable Trust – Large Cap Growth Fund (RyLgCapGr)
    Rydex Variable Trust – Large Cap Japan Fund (RyLgCapJapan)
    Rydex Variable Trust – Large Cap Value Fund (RyLgCapVal)
    Rydex Variable Trust – Leisure Fund (RyLeisure)
    Rydex Variable Trust – Long Dynamic Dow 30 Fund (RyLDyDow)
    Rydex Variable Trust – Medius Fund (RyMedius)
    Rydex Variable Trust – Mekros Fund (RyMekros)
    Rydex Variable Trust – Mid Cap Growth Fund (RyMidCapGr)
    Rydex Variable Trust – Mid Cap Value Fund (RyMidCapVal)
    Rydex Variable Trust – Nova Fund (RyNova)
    Rydex Variable Trust – OTC Fund (RyOTC)
    Rydex Variable Trust – Precious Metals Fund (RyPrecMet)
    Rydex Variable Trust – Real Estate Fund (RyRealEst)
    Rydex Variable Trust – Retailing Fund (RyRetail)
    Rydex Variable Trust – Sector Rotation Fund (RySectRot)
    Rydex Variable Trust – Small Cap Growth Fund (RySmCapGr)
    Rydex Variable Trust – Small Cap Value Fund (RySmCapVal)
    Rydex Variable Trust – Strengthening Dollar Fund (RyStDollar)
    Rydex Variable Trust – Technology Fund (RyTech)
    Rydex Variable Trust – Telecommunications Fund (RyTele)
    Rydex Variable Trust – Titan 500 Fund (RyTitan500)
    Rydex Variable Trust – Transportation Fund (RyTrans)
    Rydex Variable Trust – U.S. Government Bond Fund (RyUSGvtBd)
    Rydex Variable Trust – Ursa Fund (RyUrsa)
    Rydex Variable Trust – Utilities Fund (RyUtil)
    Rydex Variable Trust – Velocity 100 Fund (RyVel100)
    Rydex Variable Trust – Weakening Dollar Fund (RyWkDollar)
Portfolios of the Smith Barney Greenwich Street Series Funds (Smith Barney GSSF);
    Smith Barney GSSF – Fundamental Value Portfolio (SBGSFundVal)*
    Smith Barney GSSF – Intermediate High Grade Portfolio (SBGSIHiGr)*
Portfolios of the Smith Barney Travelers Series Funds (Smith Barney TSF);
    Smith Barney TSF – International All Cap Growth Portfolio (SBTSIntAllCpG)
    Smith Barney TSF – Large Cap Value Portfolio (SBTSLgCapV)
    Smith Barney TSF – Money Market Portfolio (SBTSMMkt)
Portfolios of the Smith Barney Variable Account Funds (Smith Barney VAF);
    Smith Barney VAF – The Income and Growth Portfolio (SBVAIncGr)*
    Smith Barney VAF – The Reserve Account Portfolio (SBVAResAct)*
    Smith Barney VAF – The U.S. Government/High Quality Securities Portfolio (SBVAGovHQSec)*
*At December 31, 2005, contract owners were not invested in the fund.
(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

Effective January 2002, due to certain underlying fund options no longer being available within the Account, assets of contract owners invested in the Smith Barney Variable Account Fund (VAF) – The Income and Growth Portfolio were liquidated and exchanged into the Smith Barney Travelers Series Fund Inc. (TSF) – Large Cap Value Portfolio. Additionally, assets of contract owners invested in the Smith Barney VAF – The Reserve Account Portfolio and the Smith Barney VAF – The U.S. Government/High Quality Securities Portfolio were liquidated and exchanged into the Smith Barney TSF Inc. – Money Market Portfolio.

The contract owners’ equity is affected by the investment results of each fund, equity transactions by contract owners and certain contract expenses (see note 2). The accompanying financial statements include only contract owners’ purchase payments pertaining to the variable portions of their contracts and exclude any purchase payments for fixed dollar benefits, the latter being included in the accounts of the Company.

A contract owner may choose from among a number of different underlying mutual fund options. The underlying mutual fund options are not available to the general public directly. The underlying mutual funds are available as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies or, in some cases, through participation in certain qualified pension or retirement plans.

Some of the underlying mutual funds have been established by investment advisers which manage publicly traded mutual funds having similar names and investment objectives. While some of the underlying mutual funds may be similar to, and may in fact be modeled after, publicly traded mutual funds, the underlying mutual funds are not otherwise directly related to any publicly traded mutual fund. Consequently, the investment performance of publicly traded mutual funds and any corresponding underlying mutual funds may differ substantially.

(c)	Security Valuation, Transactions and Related Investment Income
Investments in underlying mutual funds are valued based on the closing net asset value per share at December 31, 2005 of such funds, which value their investment securities at fair value. The cost of investments sold is determined on the specific identification basis. Investment transactions are accounted for on the trade date (date the order to buy or sell is executed) and dividends (which include capital gain distributions) are accrued as of the ex-dividend date and are reinvested in the underlying mutual funds.

(d)	Federal Income Taxes
Operations of the Account form a part of, and are taxed with, operations of the Company which is taxed as a life insurance company under the Internal Revenue Code.

The Company does not provide for income taxes within the Account. Taxes are the responsibility of the contract owner upon termination or withdrawal.

(e)	Use of Estimates in the Preparation of Financial Statements
The preparation of financial statements in conformity with U.S. generally accepted accounting principles may require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(f)	Calculation of Annuity Reserves
Annuity reserves are computed for contracts in the variable payout stage according to industry standard mortality tables. The assumed investment return is 3.5% unless the annuitant elects otherwise, in which case the rate may vary from 3.5% to 7%, as regulated by the laws of the respective states. The mortality risk is fully borne by the Company and may result in additional amounts being transferred into the Account by the Company to cover greater longevity of annuitants than expected. Conversely, if reserves exceed amounts required, transfers may be made to the Company.

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

(2)	Expenses
The Company does not deduct a sales charge from purchase payments received from the contract owners. However, if any part of the contract value of such contracts is surrendered, the Company will, with certain exceptions, deduct from a contract owners’ contract value a contingent deferred sales charge not to exceed 7% of purchase payments surrendered. This charge declines 1% per year. After the purchase payment has been held in the contract for 7 years the charge is 0%. No sales charges are deducted on redemptions used to purchase units in the fixed investment options of the Company.

For Smith Barney contracts, the Company deducts an annual contract maintenance charge of $30, which is satisfied by surrendering units.

The Company deducts a mortality and expense risk charge assessed through the daily unit value calculation. The Option table on the following page illustrates the annual rate for all contract level charges by product, as well as the maximum variable account charge per product. The table also summarizes the contract level options available to contract holders. The options are described in more detail in the applicable product prospectus.

Nationwide Variable Account-4 Options	Smith Barney	Market Flex Annuity
Variable Account Charges – Recurring	1.30%	1.15%
CDSC Option:
No CDSC	–	0.20%
Death Benefit Options:
Highest Anniversary Death Benefit	–	0.20%
If death before annuitization, benefit will be greatest of (i) contract value, (ii) purchase payments less surrenders or (iii) highest contract value before 86th birthday less surrenders.
Highest Anniversary or 5% Enhanced Death Benefit	–	0.25%
If death before annuitization, benefit will be greatest of (i) contract value, (ii) purchase payments less surrenders or (iii) highest contract value before 86th birthday less surrenders, or (iv) the 5% interest anniversary value.

Extra Value Option (EV)	–	0.45%
Fee assessed to assets of the variable account for the first seven contract years in exchange for application of 3% credit of purchase payments made during first 12 months contract is in force.
Asset Allocation Service Charge Option	–	0.35%
Allows contract owner to utilize services of an independent third party to provide allocation and reallocation instruction.

Maximum Variable Account Charges(1):	1.30%	2.40%

(1)
When maximum options are elected. The contract charges indicated in bold, when summarized, represent the Maximum Variable Account Charges if all optional benefits available under the contract are elected including the most expensive of the mutually exclusive optional benefits.

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

The following table provides mortality and expense risk charges by asset fee rates for the period ended December 31, 2005.

	Total	ACVPIncGr3	ACVPUltra3	ACVPVal3	FidVIPEIS2R	FidVIPGrS2R	FidVIPConS2R	GVITFHiInc3
1.15%	$2,242,395	12,186	4,229	22,624	23,921	11,906	34,787	46
1.30%	–	–	–	–	–	–	–	–
1.35%	3,385,425	22,689	5,439	18,217	24,214	11,349	41,367	434
1.40%	879,979	7,037	1,880	11,852	10,347	5,764	15,413	–
1.50%	893,502	4	–	–	43	1	6	–
1.55%	695,551	4,538	334	4,213	5,895	1,272	11,234	870
1.60%	1,452,805	8,391	5,208	19,031	14,650	4,437	23,884	–
1.70%	1,278,972	–	1	1	2	1	–	–
1.75%	618,318	–	–	–	–	–	11	–
1.80%	1,123,819	3,212	1,762	9,079	6,242	2,623	10,957	288
1.85%	527,621	6,528	1,098	11,652	10,409	4,161	19,771	–
1.90%	501,712	–	–	–	–	–	–	–
1.95%	617,000	1	6	2	–	–	7	–
2.00%	132,621	453	41	2,854	1,659	2,391	3,074	–
2.05%	251,860	4,420	1,572	6,782	6,813	5,984	5,805	–
2.15%	321,052	–	–	–	–	–	–	–
2.20%	261,915	–	–	–	–	–	–	–
2.35%	54,579	–	–	–	–	–	–	–
2.40%	76,778	–	–	–	–	–	–	–

Totals	$15,372,906	69,459	21,570	106,307	104,195	49,889	166,316	1,638

	GVITGvtBd3	GVITIDAgg6	GVITIDCon6	GVITIDMod6	GVITIDModAg6	GVITIDModCon6	GVITMdCpGr3	GVITMyMkt2
1.15%	$28,683	7,638	10,195	15,028	8,640	6,397	1,961	788,230
1.30%	–	–	–	–	–	–	–	–
1.35%	42,051	6,008	9,392	25,553	13,560	9,078	6,869	1,321,471
1.40%	6,937	1,610	4,367	50,359	8,534	878	2,356	265,701
1.50%	12	–	–	12	–	–	1	72,426
1.55%	4,942	2,557	2,317	7,894	11,093	5,698	1,316	297,961
1.60%	24,227	6,363	5,426	62,456	12,866	15,657	3,268	486,594
1.70%	3	1	–	1	1	–	–	81,093
1.75%	–	–	–	92	–	–	–	42,418
1.80%	17,984	4,488	5,714	14,078	5,942	14,985	856	415,507
1.85%	9,469	835	7,333	3,775	2,040	6,065	611	152,072
1.90%	–	–	1	–	–	3	–	29,312
1.95%	5	–	–	1	–	6	–	41,006
2.00%	2,649	–	153	17	–	–	–	24,157
2.05%	2,969	401	2,062	1,242	4,147	2,980	307	47,263
2.15%	–	–	–	5	–	3	–	19,976
2.20%	–	–	–	–	–	–	–	19,768
2.35%	–	–	–	–	–	–	–	5,718
2.40%	–	–	–	–	–	–	–	5,005

Totals	$139,931	29,901	46,960	180,513	66,823	61,750	17,545	4,115,678

	GVITNWFund3	GVITSmCapGr3	GVITSmCapVal3	GVITSmComp3	RyAbsRtStr	RyArktos	RyBank	RyBasicM
1.15%	$1,135	3,131	4,994	3,248	44	27,474	9,885	28,897
1.30%	–	–	–	–	–	–	–	–
1.35%	1,681	4,594	6,767	7,072	184	73,760	12,235	33,810
1.40%	1,721	1,480	2,824	3,264	74	11,498	1,965	14,171
1.50%	–	–	–	–	14	14	27,245	44,438
1.55%	634	49	1,122	27	16	8,610	1,071	4,781
1.60%	475	946	2,427	2,822	23	57,577	4,065	11,603
1.70%	1	–	–	1	–	17	50,827	70,305
1.75%	–	–	–	–	–	–	22,425	34,959
1.80%	1,517	465	880	1,561	109	34,556	6,832	12,422
1.85%	5,806	455	2,526	3,265	19	7,862	2,168	7,149
1.90%	–	–	–	–	–	6	19,923	27,094
1.95%	–	1	–	–	–	1	23,595	34,631
2.00%	99	–	425	51	759	4,287	411	2,438
2.05%	31	1,284	1,677	27	–	3,174	23	5,945
2.15%	–	–	–	–	–	–	11,788	16,248
2.20%	–	–	–	–	–	–	8,434	14,389
2.35%	–	–	–	–	–	–	714	1,715
2.40%	–	–	–	–	–	–	3,163	5,189

Totals	$13,100	12,405	23,642	21,338	1,242	228,836	206,769	370,184

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	RyBioTech	RyComm100	RyConsProd	RyCoreEq	RyElec	RyEnergy	RyEnSvc	RyFinSvc
1.15%	$12,761	837	11,831	–	7,847	71,049	43,273	20,434
1.30%	–	–	–	–	–	–	–	–
1.35%	23,995	1,922	18,792	161	11,774	86,936	83,439	25,843
1.40%	9,158	812	5,418	71	3,556	31,934	29,726	3,131
1.50%	13,298	11,807	49,134	9	8,164	76,028	30,500	51,128
1.55%	3,333	274	2,500	–	1,940	11,610	8,193	2,126
1.60%	5,017	559	5,846	–	2,064	25,068	28,300	7,131
1.70%	12,024	17,360	74,238	–	7,297	105,453	52,051	77,512
1.75%	10,784	3,180	38,763	–	6,702	59,916	24,084	40,036
1.80%	8,484	461	8,268	43	8,861	28,601	20,219	12,907
1.85%	9,337	146	2,100	4	2,002	21,986	29,654	3,699
1.90%	4,782	5,949	30,064	–	2,795	41,679	21,074	31,956
1.95%	6,507	6,178	35,568	–	4,018	52,404	24,362	36,921
2.00%	1,319	120	676	–	1,142	5,111	4,124	1,308
2.05%	377	165	4,041	–	436	8,428	4,297	3,974
2.15%	3,230	3,676	19,921	–	1,859	26,441	12,387	21,261
2.20%	5,266	649	17,730	–	3,335	26,716	8,674	18,171
2.35%	1,118	940	2,941	–	664	4,265	952	3,091
2.40%	1,172	1	5,123	–	728	8,083	3,334	5,713

Totals	$131,962	55,036	332,954	288	75,184	691,708	428,643	366,342

	RyHealthC	RyHedgeEq	RyNet	RyInDyDow	RyInMidCap	RyInSmCap	RyJuno	RyLgCapEuro
1.15%	$37,090	78	14,651	10,123	3,696	22,957	45,809	49,433
1.30%	–	–	–	–	–	–	–	–
1.35%	55,880	136	13,119	14,426	4,257	36,435	57,253	53,650
1.40%	15,845	55	3,759	2,101	938	4,708	20,794	17,572
1.50%	53,034	6	13,059	–	1	–	–	13,375
1.55%	6,632	1	3,271	1,092	633	4,230	8,516	8,123
1.60%	14,168	26	3,609	11,193	10,602	25,331	41,437	20,707
1.70%	76,903	–	16,747	–	–	1	1	11,803
1.75%	42,587	–	10,652	–	–	202	7	9,750
1.80%	22,494	95	7,047	4,217	3,613	16,732	21,447	13,295
1.85%	6,565	44	1,392	370	972	2,915	6,536	5,910
1.90%	31,339	–	5,944	–	–	–	–	4,322
1.95%	36,525	–	8,751	–	–	–	5	7,269
2.00%	2,805	793	606	811	95	4,258	2,960	3,452
2.05%	1,947	–	505	1	54	513	13,042	11,213
2.15%	20,555	–	3,684	–	–	–	1	3,182
2.20%	19,255	–	5,014	63	–	–	–	5,232
2.35%	3,311	–	726	–	–	–	–	1,074
2.40%	5,367	–	1,597	–	–	–	–	1,509

Totals	$452,302	1,234	114,133	44,397	24,861	118,282	217,808	240,871

	RyLgCapGr	RyLgCapJapan	RyLgCapVal	RyLeisure	RyLDyDow	RyMedius	RyMekros	RyMidCapGr
1.15%	$12,444	24,168	15,659	19,059	8,165	72,821	112,989	24,892
1.30%	–	–	–	–	–	–	–	–
1.35%	21,002	36,830	65,897	21,429	19,244	73,392	63,673	32,628
1.40%	2,099	9,474	3,203	10,922	2,720	30,124	25,092	4,251
1.50%	1	2,057	32	49,672	1	28,990	2	4
1.55%	3,706	6,397	8,920	2,946	4,123	20,259	20,637	10,115
1.60%	4,948	12,507	9,678	5,372	16,731	41,460	53,630	9,464
1.70%	–	1,831	1	76,131	–	25,790	7	1
1.75%	–	1,707	–	39,268	–	22,827	–	–
1.80%	25,078	11,399	11,100	7,749	5,734	19,638	20,160	6,559
1.85%	1,230	4,218	2,968	4,352	1,023	8,503	10,418	2,494
1.90%	–	704	–	29,800	–	9,527	1	–
1.95%	7	1,017	8	37,158	–	14,791	32	–
2.00%	595	2,773	310	1,821	1,458	6,331	4,855	631
2.05%	4	3,405	21	5,024	531	14,911	10,615	218
2.15%	19	443	17	18,058	36	6,563	–	–
2.20%	–	772	–	16,686	–	11,697	–	–
2.35%	–	167	–	2,281	–	2,413	–	–
2.40%	–	191	–	5,390	–	2,713	–	–

Totals	$71,133	120,060	117,814	353,118	59,766	412,750	322,111	91,257

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	RyMidCapVal	RyNova	RyOTC	RyPrecMet	RyRealEst	RyRetail	RySectRot	RySmCapGr
1.15%	$27,112	61,824	41,999	33,094	39,893	13,853	35,202	21,957
1.30%	–	–	–	–	–	–	–	–
1.35%	95,129	131,230	68,379	43,845	61,059	17,886	40,219	24,132
1.40%	5,879	24,394	16,380	21,210	20,657	7,217	15,377	4,666
1.50%	29	99,273	6,803	8,706	15,198	41,210	49	4
1.55%	33,715	18,813	18,212	6,416	4,912	2,530	16,615	7,362
1.60%	20,490	30,990	32,232	16,549	16,937	4,634	21,173	11,142
1.70%	–	147,504	6,019	14,940	28,350	67,554	20	–
1.75%	–	31,600	5,247	7,171	12,079	33,683	–	–
1.80%	13,629	21,787	44,048	17,143	13,951	7,276	16,199	8,505
1.85%	4,792	15,411	7,339	9,754	6,234	4,431	7,835	2,468
1.90%	–	57,918	2,139	6,235	11,679	26,655	–	–
1.95%	–	65,374	3,501	7,707	13,652	31,831	8	–
2.00%	1,998	3,086	6,306	2,461	3,210	831	3,655	3,551
2.05%	16	13,700	19,153	1,487	2,445	369	2,521	98
2.15%	9	35,978	1,554	4,028	6,837	16,099	2	–
2.20%	–	5,682	2,794	2,499	3,777	13,653	–	–
2.35%	–	7,937	568	294	280	1,743	–	–
2.40%	–	1	820	993	1,759	4,394	–	–

Totals	$202,798	772,502	283,493	204,532	262,909	295,849	158,875	83,885

	RySmCapVal	RyStDollar	RyTech	RyTele	RyTitan500	RyTrans	RyUSGvtBd	RyUrsa
1.15%	$24,420	511	15,796	7,899	30,288	10,632	67,722	26,011
1.30%	–	–	–	–	–	–	–	–
1.35%	38,104	426	24,247	11,435	55,965	15,297	64,505	28,679
1.40%	5,106	8	4,281	2,461	21,195	7,698	6,596	16,658
1.50%	34	–	15,498	34,062	29	45,926	40,770	1,374
1.55%	11,862	77	1,839	693	7,223	2,370	10,029	4,984
1.60%	10,396	123	6,034	2,575	27,389	4,081	41,780	42,621
1.70%	5	–	17,618	57,519	1	70,973	62,816	1,769
1.75%	–	–	12,117	27,898	–	36,055	10,483	504
1.80%	6,493	180	11,867	5,251	21,349	5,405	20,172	22,715
1.85%	3,467	–	1,737	1,355	16,994	3,198	5,702	12,695
1.90%	–	–	8,599	22,435	–	28,576	21,816	630
1.95%	–	–	7,973	27,409	–	34,331	29,059	612
2.00%	679	43	660	117	2,806	1,140	1,841	765
2.05%	17	93	198	157	2,016	4,386	1,894	1,401
2.15%	9	–	7,974	12,993	–	18,752	13,987	503
2.20%	–	–	7,362	10,501	–	15,943	2,688	197
2.35%	–	–	2,016	1,085	–	2,469	2,959	235
2.40%	–	–	1,417	3,898	–	5,293	3	–

Totals	$100,592	1,461	147,233	229,743	185,255	312,525	404,822	162,353

	RyUtil	RyVel100	RyWkDollar	SBTSIntAllCpG	SBTSLgCapV	SBTSMMkt
1.15%	$43,558	43,129	150	–	–	–
1.30%	–	–	–	776	54,716	1,510
1.35%	72,428	72,455	98	–	–	–
1.40%	20,264	12,433	4	–	–	–
1.50%	39,967	52	–	–	–	–
1.55%	12,188	17,670	20	–	–	–
1.60%	15,532	20,791	92	–	–	–
1.70%	46,464	14	–	–	–	–
1.75%	31,111	–	–	–	–	–
1.80%	16,190	15,372	27	–	–	–
1.85%	19,228	11,028	46	–	–	–
1.90%	18,755	–	–	–	–	–
1.95%	24,760	–	–	–	–	–
2.00%	2,587	2,563	50	–	–	–
2.05%	7,321	5,958	–	–	–	–
2.15%	12,973	1	–	–	–	–
2.20%	14,968	–	–	–	–	–
2.35%	2,903	–	–	–	–	–
2.40%	3,922	–	–	–	–	–

Totals	$405,119	201,466	487	776	54,716	1,510

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

(3)	Related Party Transactions
The Company performs various services on behalf of the Mutual Fund Companies in which the Account invests and may receive fees for the services performed. These services include, among other things, shareholder communications, preparation, postage, fund transfer agency and various other record keeping and customer service functions. These fees are paid to an affiliate of the Company.

Contract owners may, with certain restrictions, transfer their assets between the Account and a fixed dollar contract (fixed account) maintained in the accounts of the Company. The fixed account assets are not reflected in the accompanying financial statements. In addition, the Account portion of contract owner loans is transferred to the accounts of the Company for administration and collection. Loan repayments are transferred to the Account at the direction of the contract owner. For the years ended December 31, 2005 and 2004, total transfers to the Account from the fixed account were $1,846,608 and $4,039,414, respectively, and total transfers from the Account to the fixed account were $1,989,495 and $4,150,880, respectively. Transfers from the Account to the fixed account are included in redemptions, and transfers to the Account from the fixed account are included in purchase payments received fro m contract owners, as applicable, on the accompanying Statements of Changes in Contract Owners’ Equity.

For contracts with the Extra Value option, the Company contributed $1,224,773 and $2,691,152 to the Account in the form of bonus credits to the contract owner accounts for the years ended December 31, 2005 and 2004, respectively. These amounts are included in purchase payments received from contract owners and are credited at the time the related purchase payment from the contract owner is received.

For guaranteed minimum death benefits, the Company contributed $170,277 and $97,962 and to the Account in the form of additional premium to contract owner accounts for the years ended December 31, 2005 and 2004, respectively. These amounts are included in purchase payments received from contract owners and are credited at time of annuitant death, when applicable.

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

(4)	Financial Highlights
The Company offers several variable annuity products through the Account that have unique combinations of features and fees that are assessed to the contract owner. Differences in fee structures result in a variety of contract expense rates, unit fair values and total returns. The following tabular presentation is a summary of units, unit fair values and contract owners’ equity outstanding for variable annuity contracts as of the end of the periods indicated, and contract expense rate, investment income ratio and total return for each period in the five-year period ended December 31, 2005. Beginning in 2003 the information is presented as a range of minimum to maximum values based upon product grouping. The range is determined by identifying the lowest and the highest contract expense rate. The unit fair values and total returns related to these identified contract expense rates are also disclose d as a range below. Accordingly, some individual contract amounts may not be within the ranges presented. For periods prior to 2003 the information is presented as a range of minimum and maximum values, however, such information is exclusive and independent for each column, and there is no intentional relationship among and between the ranges of values presented for contract expense rate, unit fair value and total return.

	Contract Expense Rate*	Units	Unit Fair Value		Contract Owners’ Equity	Investment Income Ratio**	Total Return***
American Century VP – Income & Growth Fund – Class III
2005	1.15% to 2.05%	460,611	$12.16 to	11.77	$5,538,170	1.59%	3.43% to	2.54%
2004	1.15% to 2.05%	315,833	11.76 to	11.48	3,685,371	1.17%	11.69% to	10.77%
2003	1.15% to 2.05%	159,457	10.53 to	10.36	1,668,821	0.23%	27.87% to	26.70%
2002	1.15% to 1.60%	45,760	8.18 to	8.23	376,299	0.00%	-18.22% to	-17.68%	(a) (b)

American Century VP – Ultra® Fund – Class III
2005	1.15% to 2.05%	284,912	10.87 to	10.51	3,068,548	0.00%	1.00% to	0.10%
2004	1.15% to 2.05%	90,454	10.76 to	10.50	966,536	0.00%	9.41% to	8.49%
2003	1.15% to 2.05%	34,588	9.84 to	9.68	338,713	0.00%	23.50% to	22.35%
2002	1.15% to 1.55%	32,296	7.94 to	7.97	257,088	0.36%	-20.63% to	-20.34%	(a) (b)

American Century VP – Value Fund - Class III
2005	1.15% to 2.05%	671,652	12.94 to	12.53	8,593,733	0.73%	3.83% to	2.93%
2004	1.15% to 2.05%	516,992	12.46 to	12.17	6,386,499	0.62%	13.02% to	12.09%
2003	1.15% to 2.05%	165,937	11.03 to	10.86	1,819,797	0.72%	27.48% to	26.32%
2002	1.15% to 1.60%	41,169	8.60 to	8.65	355,889	0.00%	-14.05% to	-13.49%	(a) (b)

Fidelity® VIP – Equity-Income Portfolio – Service Class 2 R
2005	1.15% to 2.05%	785,938	12.09 to	11.70	9,416,625	1.24%	4.40% to	3.49%
2004	1.15% to 2.05%	478,682	11.58 to	11.31	5,497,773	0.99%	9.89% to	8.99%
2003	1.15% to 2.05%	170,311	10.54 to	10.38	1,784,156	1.49%	28.62% to	27.43%
2002	1.15% to 1.60%	47,451	8.14 to	8.20	388,260	0.00%	-18.58% to	-18.04%	(a) (b)

Fidelity® VIP – Growth Portfolio – Service Class 2 R
2005	1.15% to 2.05%	509,898	10.38 to	10.04	5,245,505	0.20%	4.31% to	3.38%
2004	1.15% to 2.05%	260,018	9.95 to	9.71	2,564,583	0.16%	1.94% to	1.08%
2003	1.15% to 2.05%	130,748	9.76 to	9.61	1,269,769	0.06%	30.98% to	29.75%
2002	1.15% to 1.55%	18,215	7.42 to	7.45	135,684	0.00%	-25.83% to	-25.45%	(a) (b)

Fidelity® VIP II – Contrafund® Portfolio – Service Class 2 R
2005	1.15% to 2.05%	1,351,898	14.38 to	13.93	19,245,745	0.12%	15.34% to	14.36%
2004	1.15% to 2.05%	562,720	12.47 to	12.18	6,958,966	0.17%	13.82% to	12.88%
2003	1.15% to 2.05%	237,814	10.96 to	10.79	2,592,565	0.14%	26.71% to	25.56%
2002	1.15% to 1.60%	83,617	8.59 to	8.65	721,850	0.00%	-14.09% to	-13.54%	(a) (b)

Gartmore GVIT Federated High Income Bond Fund – Class III
2005	1.15% to 1.80%	100,662	10.10 to	10.42	1,019,789	3.80%	1.00% to	0.85%	(a) (b)

Gartmore GVIT Government Bond Fund – Class III
2005	1.15% to 2.05%	936,308	11.33 to	10.97	10,497,329	4.39%	2.00% to	1.09%
2004	1.15% to 2.00%	621,353	11.11 to	10.86	6,853,796	6.24%	2.08% to	1.21%
2003	1.15% to 2.05%	407,518	10.88 to	10.72	4,411,443	4.68%	0.94% to	0.05%
2002	1.15% to 1.60%	707,893	10.72 to	10.78	7,622,031	2.55%	7.18% to	7.82%	(a) (b)

Gartmore GVIT ID Aggressive Fund – Class VI
2005	1.15% to 2.05%	613,612	11.93 to	11.76	7,279,159	2.12%	6.72% to	5.80%
2004	1.15% to 1.60%	39,336	11.18 to	11.15	439,389	2.34%	11.83% to	11.49%	(a) (b)

Gartmore GVIT ID Conservative Fund – Class VI
2005	1.15% to 2.05%	436,065	10.59 to	10.43	4,594,448	3.38%	2.20% to	1.30%
2004	1.15% to 2.00%	140,679	10.36 to	10.30	1,453,807	2.72%	3.59% to	3.01%	(a) (b)
(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contact Expense Rate*	Units	Unit Fair Value		Contract Owners’ Equity	Investment Income Ratio**	Total Return***
Gartmore GVIT ID Moderate Fund – Class VI
2005	1.15% to 2.05%	1,398,649	$11.25 to	11.09	$15,655,434	2.56%	4.29% to	3.38%
2004	1.15% to 2.05%	871,310	10.79 to	10.72	9,380,597	2.58%	7.89% to	7.25%	(a	) (b)

Gartmore GVIT ID Moderately Aggressive Fund – Class VI
2005	1.15% to 2.05%	641,708	11.66 to	11.49	7,447,383	2.38%	5.93% to	5.01%
2004	1.15% to 2.05%	250,509	11.01 to	10.94	2,751,078	2.08%	10.08% to	9.42%	(a	) (b)

Gartmore GVIT ID Moderately Conservative Fund – Class VI
2005	1.15% to 2.05%	386,892	10.94 to	10.78	4,204,984	4.35%	3.45% to	2.54%
2004	1.15% to 1.85%	68,049	10.58 to	10.53	717,830	2.65%	5.76% to	5.27%	(a	) (b)

Gartmore GVIT Mid Cap Growth Fund – Class III
2005	1.15% to 2.05%	113,885	12.13 to	11.73	1,368,323	0.00%	8.47% to	7.55%
2004	1.15% to 2.05%	126,295	11.18 to	10.91	1,400,829	0.00%	13.99% to	13.04%
2003	1.15% to 2.05%	76,349	9.81 to	9.65	745,472	0.00%	38.63% to	37.35%
2002	1.35% to 1.55%	6,721	7.04 to	7.07	47,489	0.00%	-29.61% to	-29.33%	(a	) (b)

Gartmore GVIT Money Market Fund – Class II
2005	1.15% to 2.40%	24,895,689	9.89 to	9.37	243,237,085	2.98%	1.09% to	-0.18%
2004	1.15% to 2.40%	19,266,017	9.78 to	9.38	186,613,831	0.62%	-0.74% to	-1.99%
2003	1.15% to 2.40%	15,999,562	9.85 to	9.57	156,575,786	0.18%	-0.97% to	-2.22%
2002	1.15% to 1.60%	10,851,135	9.84 to	9.95	107,602,427	0.60%	-1.36% to	-0.46%
2001	1.15% to 1.60%	1,379,982	9.98 to	9.99	13,783,612	0.09%	-0.23% to	-0.06%	(a	) (b)

Gartmore GVIT Nationwide® Fund – Class III
2005	1.15% to 2.00%	133,824	11.77 to	11.41	1,559,758	0.80%	6.12% to	5.26%
2004	1.15% to 2.00%	75,896	11.10 to	10.84	831,866	1.27%	8.57% to	7.71%
2003	1.15% to 2.05%	79,403	10.22 to	10.06	805,109	0.84%	26.02% to	24.86%
2002	1.15% to 1.60%	49,230	8.06 to	8.11	398,598	0.83%	-19.44% to	-18.90%	(a	) (b)

Gartmore GVIT Small Cap Growth Fund – Class III
2005	1.15% to 2.05%	73,636	11.40 to	11.03	832,039	0.00%	6.76% to	5.85%
2004	1.15% to 2.05%	93,866	10.68 to	10.42	996,846	0.00%	12.11% to	11.16%
2003	1.15% to 2.05%	103,064	9.53 to	9.37	977,782	0.00%	32.56% to	31.32%
2002	1.35% to 1.55%	2,437	7.17 to	7.18	17,485	0.00%	-28.31% to	-28.22%	(a	) (b)

Gartmore GVIT Small Cap Value Fund – Class III
2005	1.15% to 2.05%	110,485	13.07 to	12.65	1,428,243	0.05%	1.88% to	1.00%
2004	1.15% to 2.05%	159,275	12.83 to	12.52	2,029,370	0.00%	16.02% to	15.11%
2003	1.15% to 2.05%	200,087	11.06 to	10.88	2,202,929	0.00%	54.98% to	53.55%
2002	1.15% to 1.60%	8,822	7.09 to	7.14	62,803	0.08%	-29.14% to	-28.64%	(a	) (b)

Gartmore GVIT Small Company Fund – Class III
2005	1.15% to 2.05%	178,517	14.30 to	13.85	2,534,040	0.00%	11.02% to	10.09%
2004	1.15% to 2.05%	131,645	12.88 to	12.58	1,681,038	0.00%	17.69% to	16.74%
2003	1.15% to 2.05%	106,111	10.95 to	10.77	1,154,499	0.00%	39.37% to	38.10%
2002	1.15% to 1.35%	6,534	7.84 to	7.85	51,303	0.00%	-21.56% to	-21.45%	(a	) (b)

Rydex Variable Trust – Absolute Return Strategies Fund
2005	1.15% to 2.00%	129,898	10.07 to	10.06	1,307,443	0.00%	0.70% to	0.63%	(a	) (b)

Rydex Variable Trust – Arktos Fund
2005	1.15% to 2.05%	1,394,598	4.94 to	4.74	6,804,691	0.00%	0.11% to	-0.83%
2004	1.15% to 2.05%	1,528,468	4.94 to	4.78	7,445,853	0.00%	-12.85% to	-13.75%
2003	1.15% to 2.05%	1,101,548	5.67 to	5.54	6,187,096	2.02%	-38.09% to	-38.73%
2002	1.15% to 1.60%	752,772	9.04 to	9.15	6,858,467	2.03%	31.06% to	32.31%
2001	1.35%	3,558	6.91		24,597	0.00%	-30.87%		(a	) (b)

Rydex Variable Trust – Banking Fund
2005	1.15% to 2.40%	771,920	14.35 to	13.61	10,819,183	1.22%	-3.88% to	-5.07%
2004	1.15% to 2.40%	1,060,424	14.92 to	14.34	15,542,844	0.36%	13.42% to	12.08%
2003	1.15% to 2.40%	1,030,036	13.16 to	12.80	13,385,712	0.52%	30.23% to	28.61%
2002	1.15% to 1.60%	91,507	9.99 to	10.10	921,809	0.60%	-2.78% to	-1.92%
2001	1.15% to 1.40%	9,088	10.30 to	10.30	93,629	0.00%	2.96% to	3.03%	(a	) (b)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value		Contract Owners’ Equity	Investment Income Ratio**	Total Return***
Rydex Variable Trust – Basic Materials Fund
2005	1.15% to 2.40%	1,129,476	$15.33 to	14.55	$16,977,993	0.26%	2.85% to	1.60%
2004	1.15% to 2.40%	2,143,041	14.91 to	14.32	31,429,749	0.03%	19.44% to	18.06%
2003	1.15% to 2.40%	1,218,961	12.48 to	12.13	15,104,537	0.02%	29.95% to	28.26%
2002	1.15% to 1.55%	31,224	9.52 to	9.60	298,922	1.89%	-14.34% to	-13.75%
2001	1.35% to 1.40%	192	11.13 to	11.13	2,137	0.00%	11.28% to	11.30%	(a) (b)

Rydex Variable Trust – Biotechnology Fund
2005	1.15% to 2.40%	2,034,867	9.49 to	8.98	18,964,096	0.00%	9.40% to	8.02%
2004	1.15% to 2.05%	410,235	8.67 to	8.41	3,526,373	0.00%	-0.06% to	-0.92%
2003	1.15% to 2.40%	979,925	8.68 to	8.42	8,402,662	0.00%	40.48% to	38.67%
2002	1.15% to 1.60%	58,384	6.10 to	6.18	359,610	0.00%	-46.58% to	-45.98%
2001	1.15% to 1.40%	3,359	11.43 to	11.44	38,404	0.00%	14.29% to	14.36%	(a) (b)

Rydex Variable Trust – Commodities 100 Fund
2005	1.15% to 2.35%	1,797,935	8.84 to	8.81	15,873,627	0.64%	-11.59% to	-11.86%	(a) (b)

Rydex Variable Trust – Consumer Products Fund
2005	1.15% to 2.40%	846,312	13.11 to	12.44	10,816,844	0.47%	-1.54% to	-2.75%
2004	1.15% to 2.40%	1,275,298	13.31 to	12.79	16,692,929	0.04%	12.00% to	10.67%
2003	1.15% to 2.40%	498,453	11.89 to	11.55	5,859,949	0.08%	20.46% to	18.93%
2002	1.15% to 1.60%	131,223	9.76 to	9.87	1,290,505	0.06%	-5.56% to	-4.72%
2001	1.35%	109	10.35		1,128	0.00%	3.51%		(a) (b)

Rydex Variable Trust – Core Equity Fund
2005	1.15% to 1.80%	35,674	10.01 to	10.00	356,874	0.00%	0.06% to	0.01%	(a) (b)

Rydex Variable Trust – Electronics Fund
2005	1.15% to 2.40%	623,214	9.63 to	9.11	5,874,067	0.00%	2.68% to	1.33%
2004	1.15% to 2.40%	703,576	9.37 to	8.99	6,534,146	0.00%	-22.88% to	-23.84%
2003	1.15% to 2.40%	1,114,654	12.16 to	11.80	13,425,457	0.00%	67.87% to	65.57%
2002	1.15% to 1.60%	35,621	7.16 to	7.24	257,310	0.00%	-49.30% to	-48.81%
2001	1.15% to 1.40%	4,181	14.14 to	14.15	59,125	0.00%	41.37% to	41.45%	(a) (b)

Rydex Variable Trust – Energy Fund
2005	1.15% to 2.40%	1,965,737	19.20 to	18.23	37,034,830	0.02%	36.95% to	35.41%
2004	1.15% to 2.40%	2,467,542	14.02 to	13.46	34,037,274	0.01%	30.75% to	29.25%
2003	1.15% to 2.40%	1,407,669	10.72 to	10.42	14,938,467	0.00%	21.60% to	20.05%
2002	1.15% to 1.60%	158,402	8.72 to	8.82	1,394,943	0.00%	-15.31% to	-14.50%
2001	1.35% to 1.40%	444	10.31 to	10.31	4,576	0.00%	3.07% to	3.09%	(a) (b)

Rydex Variable Trust – Energy Services Fund
2005	1.15% to 2.40%	1,742,365	22.89 to	21.75	39,235,726	0.00%	46.60% to	44.95%
2004	1.15% to 2.40%	578,680	15.61 to	15.00	8,944,842	0.00%	32.20% to	30.65%
2003	1.15% to 2.05%	285,215	11.81 to	11.58	3,352,149	0.00%	7.17% to	6.16%
2002	1.15% to 1.60%	76,321	10.90 to	11.05	838,973	0.00%	-13.83% to	-13.09%
2001	1.15% to 1.40%	33,477	12.67 to	12.68	424,310	0.00%	26.73% to	26.81%	(a) (b)

Rydex Variable Trust – Financial Services Fund
2005	1.15% to 2.40%	1,940,222	13.26 to	12.57	25,144,304	0.58%	2.19% to	0.94%
2004	1.15% to 2.40%	2,215,554	12.97 to	12.46	28,208,416	0.21%	15.77% to	14.41%
2003	1.15% to 2.40%	666,736	11.20 to	10.89	7,386,468	0.11%	27.44% to	25.82%
2002	1.15% to 1.55%	59,788	8.71 to	8.79	524,297	0.00%	-16.68% to	-16.08%
2001	1.15% to 1.40%	3,379	10.46 to	10.47	35,360	0.00%	4.64% to	4.70%	(a) (b)

Rydex Variable Trust – Health Care Fund
2005	1.15% to 2.40%	2,579,881	11.28 to	10.69	28,504,790	0.00%	9.38% to	8.03%
2004	1.15% to 2.40%	1,787,784	10.31 to	9.89	18,134,006	0.00%	5.00% to	3.74%
2003	1.15% to 2.40%	1,154,231	9.82 to	9.53	11,198,164	0.00%	28.28% to	26.66%
2002	1.15% to 1.60%	131,266	7.56 to	7.65	1,001,779	0.00%	-22.98% to	-22.21%
2001	1.35%	23	9.83		226	0.00%	-1.66%		(a) (b)

Rydex Variable Trust – Hedged Equity Fund
2005	1.15% to 2.00%	134,664	10.08 to	10.08	1,357,333	0.19%	0.84% to	0.77%	(a) (b)
(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*		Units	Unit Fair Value		Contract Owners’ Equity	Investment Income Ratio**	Total Return***
Rydex Variable Trust – Internet Fund
2005	1.15% to	2.40%	945,879	$14.24 to	13.50	$13,226,384	0.00%	-2.51% to	-3.73%
2004	1.15% to	2.40%	1,965,133	14.60 to	14.02	28,174,640	0.00%	14.54% to	13.23%
2003	1.15% to	2.40%	1,384,802	12.75 to	12.38	17,462,819	0.00%	62.50% to	60.47%
2002	1.15% to	1.55%	43,471	7.77 to	7.84	340,198	0.00%	-44.45% to	-43.99%
2001	1.40%		47	14.00		658	0.00%	39.98%		(a	) (b)

Rydex Variable Trust – Inverse Dynamic Dow 30 Fund
2005	1.15% to	2.00%	369,228	8.83 to	8.70	3,246,389	1.46%	0.46% to	-0.44%
2004	1.15% to	2.00%	213,395	8.79 to	8.74	1,871,704	0.00%	-12.14% to	-12.64%	(a	) (b)

Rydex Variable Trust – Inverse Mid Cap Fund
2005	1.15% to	1.85%	244,801	7.93 to	7.84	1,935,247	1.97%	-9.21% to	-9.92%
2004	1.15% to	2.05%	88,589	8.74 to	8.69	771,961	0.00%	-12.61% to	-13.14%	(a	) (b)

Rydex Variable Trust – Inverse Small Cap Fund
2005	1.15% to	2.00%	453,503	8.14 to	8.02	3,681,128	2.22%	-4.16% to	-5.04%
2004	1.15% to	2.00%	106,063	8.50 to	8.45	898,747	0.00%	-15.01% to	-15.50%	(a	) (b)

Rydex Variable Trust – Juno Fund
2005	1.15% to	2.05%	1,169,228	8.15 to	7.95	9,458,742	0.00%	-6.33% to	-7.22%
2004	1.15% to	2.05%	1,762,008	8.70 to	8.57	15,246,795	0.00%	-11.69% to	-12.52%
2003	1.15% to	2.05%	1,091,091	9.85 to	9.79	10,726,393	0.00%	-1.48% to	-2.08%	(a	) (b)

Rydex Variable Trust – Large Cap Europe Fund
2005	1.15% to	2.40%	1,207,475	13.37 to	12.68	15,928,613	0.25%	5.14% to	3.88%
2004	1.15% to	2.40%	1,888,067	12.72 to	12.20	23,728,720	17.67%	14.82% to	13.49%
2003	1.15% to	2.40%	1,241,111	11.08 to	10.75	13,657,286	25.55%	41.43% to	39.58%
2002	1.15% to	1.55%	228,764	7.76 to	7.83	1,783,989	0.03%	-29.69% to	-29.18%
2001	1.15% to	1.40%	35,296	11.05 to	11.05	389,892	0.00%	10.46% to	10.52%	(a	) (b)

Rydex Variable Trust – Large Cap Growth Fund
2005	1.15% to	2.00%	1,081,956	10.41 to	10.26	11,172,943	0.09%	0.61% to	-0.24%
2004	1.15% to	2.00%	633,174	10.35 to	10.29	6,542,448	1.00%	3.47% to	2.88%	(a	) (b)

Rydex Variable Trust – Large Cap Japan Fund
2005	1.15% to	2.40%	2,199,730	12.58 to	11.91	27,314,609	0.00%	18.97% to	17.49%
2004	1.15% to	2.05%	743,806	10.57 to	10.26	7,780,211	0.00%	9.06% to	8.18%
2003	1.15% to	2.05%	458,873	9.69 to	9.48	4,412,984	0.00%	36.04% to	34.73%
2002	1.15% to	1.35%	357,322	7.06 to	7.13	2,531,515	0.00%	-17.78% to	-17.16%

Rydex Variable Trust – Large Cap Value Fund
2005	1.15% to	2.00%	1,013,947	11.50 to	11.34	11,605,054	0.67%	2.99% to	2.16%
2004	1.15% to	1.85%	420,376	11.16 to	11.11	4,685,275	0.77%	11.63% to	11.12%	(a	) (b)

Rydex Variable Trust – Leisure Fund
2005	1.15% to	2.40%	688,928	15.12 to	14.36	10,157,585	0.00%	-5.96% to	-7.10%
2004	1.15% to	2.40%	2,018,829	16.08 to	15.45	31,917,768	0.00%	22.44% to	21.02%
2003	1.15% to	2.40%	801,265	13.13 to	12.77	10,392,637	0.00%	33.34% to	31.62%
2002	1.15% to	1.60%	56,410	9.74 to	9.85	553,680	0.00%	-16.47% to	-15.74%
2001	1.15% to	1.35%	3,229	11.68 to	11.68	37,711	0.00%	16.79% to	16.85%	(a	) (b)

Rydex Variable Trust – Long Dynamic Dow 30 Fund
2005	1.15% to	2.05%	528,954	10.25 to	10.10	5,400,561	0.71%	-4.91% to	-5.76%
2004	1.15% to	2.05%	641,605	10.78 to	10.72	6,907,611	8.79%	7.82% to	7.17%	(a	) (b)

Rydex Variable Trust – Medius Fund
2005	1.15% to	2.40%	1,832,079	18.91 to	17.96	34,165,571	0.00%	12.76% to	11.43%
2004	1.15% to	2.40%	1,074,402	16.77 to	16.12	17,808,586	0.00%	20.74% to	19.36%
2003	1.15% to	2.40%	983,334	13.89 to	13.50	13,556,655	0.00%	50.68% to	48.73%
2002	1.15% to	1.60%	237,934	9.12 to	9.22	2,186,704	0.00%	-25.97% to	-25.31%
2001	1.15% to	1.55%	35,445	12.32 to	12.34	437,151	0.00%	23.25% to	23.44%	(a	) (b)

Rydex Variable Trust – Mekros Fund
2005	1.15% to	2.05%	1,371,869	16.75 to	16.13	22,760,014	1.59%	2.72% to	1.85%
2004	1.15% to	2.35%	4,543,149	16.30 to	15.68	73,517,463	0.00%	23.76% to	22.42%
2003	1.15% to	2.40%	5,186,476	13.17 to	12.79	67,947,607	9.37%	62.39% to	60.23%
2002	1.15% to	1.60%	1,252,515	8.02 to	8.11	10,145,460	0.00%	-36.77% to	-36.19%
2001	1.15% to	1.55%	651,243	12.69 to	12.71	8,278,549	0.00%	26.93% to	27.13%	(a	) (b)
(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value		Contract Owners’ Equity	Investment Income Ratio**	Total Return***
Rydex Variable Trust – Mid Cap Growth Fund
2005	1.15% to 2.05%	2,175,794	$11.87 to	11.69	$25,716,327	0.00%	10.19% to	9.24%
2004	1.15% to 2.05%	566,096	10.77 to	10.70	6,084,013	0.00%	7.69% to	7.05%	(a	) (b)

Rydex Variable Trust – Mid Cap Value Fund
2005	1.15% to 2.05%	434,593	12.24 to	12.07	5,300,196	0.55%	7.08% to	6.17%
2004	1.15% to 2.00%	733,363	11.43 to	11.37	8,375,196	0.02%	14.32% to	13.69%	(a	) (b)

Rydex Variable Trust – Nova Fund
2005	1.15% to 2.35%	5,496,441	11.46 to	10.88	61,916,595	0.30%	2.77% to	1.57%
2004	1.15% to 2.35%	4,376,840	11.15 to	10.71	48,297,744	0.05%	13.30% to	12.04%
2003	1.15% to 2.20%	2,518,202	9.84 to	9.59	24,637,798	0.00%	37.59% to	36.04%
2002	1.15% to 1.60%	540,045	7.07 to	7.15	3,846,631	5.87%	-37.09% to	-36.47%
2001	1.15% to 1.40%	81,264	11.24 to	11.26	914,019	0.00%	12.38% to	12.57%	(a	) (b)

Rydex Variable Trust – OTC Fund
2005	1.15% to 2.05%	1,260,934	12.67 to	12.20	15,717,447	0.00%	-0.05% to	-0.93%
2004	1.15% to 2.40%	4,291,035	12.68 to	12.17	53,776,428	0.00%	8.09% to	6.80%
2003	1.15% to 2.05%	833,609	11.73 to	11.49	9,709,977	0.00%	43.75% to	42.42%
2002	1.15% to 1.60%	248,795	8.07 to	8.16	2,022,792	0.00%	-40.14% to	-39.56%
2001	1.15% to 1.40%	31,958	13.48 to	13.50	431,187	0.00%	34.82% to	35.02%	(a	) (b)

Rydex Variable Trust – Precious Metals Fund
2005	1.15% to 2.40%	1,824,984	19.19 to	18.21	34,432,953	0.00%	19.50% to	17.96%
2004	1.15% to 2.40%	1,135,796	16.06 to	15.44	17,973,169	0.00%	-15.20% to	-16.22%
2003	1.15% to 2.40%	828,775	18.94 to	18.43	15,566,822	0.00%	39.28% to	37.61%
2002	1.15% to 1.60%	518,500	13.45 to	13.60	7,029,828	0.00%	42.73% to	43.91%
2001	1.15% to 1.60%	5,933	9.44 to	9.45	56,041	0.00%	-5.63% to	-5.52%	(a	) (b)

Rydex Variable Trust – Real Estate Fund
2005	1.15% to 2.40%	941,969	17.88 to	16.98	16,519,261	1.76%	5.92% to	4.67%
2004	1.15% to 2.05%	638,192	16.88 to	16.41	10,696,859	0.83%	28.05% to	27.02%
2003	1.15% to 1.85%	158,221	13.18 to	12.98	2,074,868	3.65%	28.81% to	27.94%
2002	1.15% to 1.60%	105,366	10.12 to	10.23	1,075,217	2.86%	-3.12% to	-2.25%
2001	1.15% to 1.40%	5,572	10.45 to	10.47	58,317	1.92%	4.50% to	4.68%	(a	) (b)

Rydex Variable Trust – Retailing Fund
2005	1.15% to 2.40%	842,111	13.86 to	13.15	11,373,723	0.00%	4.27% to	3.00%
2004	1.15% to 2.40%	1,119,057	13.29 to	12.76	14,599,245	0.00%	8.79% to	7.50%
2003	1.15% to 2.40%	557,769	12.22 to	11.87	6,728,717	0.00%	33.71% to	32.01%
2002	1.15% to 1.60%	20,170	9.04 to	9.14	183,299	0.00%	-23.50% to	-22.81%
2001	1.35%	58,791	11.82		695,234	0.00%	18.18%		(a	) (b)

Rydex Variable Trust – Sector Rotation Fund
2005	1.15% to 2.05%	1,587,662	12.16 to	11.77	19,107,058	0.00%	12.41% to	11.45%
2004	1.15% to 2.05%	753,136	10.82 to	10.56	8,100,165	0.00%	9.44% to	8.52%
2003	1.15% to 2.05%	989,549	9.89 to	9.73	9,733,379	0.00%	28.41% to	27.20%
2002	1.15% to 1.60%	412,002	7.65 to	7.70	3,167,162	0.00%	-23.51% to	-23.00%	(a	) (b)

Rydex Variable Trust – Small Cap Growth Fund
2005	1.15% to 2.05%	666,066	12.07 to	11.89	8,006,859	0.00%	4.98% to	4.09%
2004	1.15% to 2.05%	915,334	11.49 to	11.43	10,503,385	0.00%	14.93% to	14.25%	(a	) (b)

Rydex Variable Trust – Small Cap Value Fund
2005	1.15% to 2.00%	737,733	12.00 to	11.84	8,816,352	0.00%	2.45% to	1.63%
2004	1.15% to 2.00%	1,503,275	11.71 to	11.65	17,579,309	0.08%	17.13% to	16.49%	(a	) (b)

Rydex Variable Trust – Strengthening Dollar Fund
2005	1.15% to 2.05%	21,223	10.29 to	10.26	218,176	0.91%	2.87% to	2.65%	(a	) (b)

Rydex Variable Trust – Technology Fund
2005	1.15% to 2.40%	900,201	13.05 to	12.37	11,528,619	0.00%	1.93% to	0.65%
2004	1.15% to 2.40%	932,471	12.80 to	12.29	11,788,174	0.00%	-0.01% to	-1.20%
2003	1.15% to 2.40%	1,124,632	12.81 to	12.44	14,246,545	0.00%	59.47% to	57.46%
2002	1.15% to 1.60%	125,977	7.96 to	8.03	1,009,366	0.00%	-40.28% to	-39.81%
2001	1.15% to 1.40%	4,346	13.33 to	13.34	57,967	0.00%	33.33% to	33.41%	(a	) (b)
(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value		Contract Owners’ Equity	Investment Income Ratio**	Total Return***
Rydex Variable Trust – Telecommunications Fund
2005	1.15% to 2.40%	1,531,964	$9.01 to	8.52	$13,459,014	0.00%	0.00% to	-1.25%
2004	1.15% to 2.40%	2,551,837	9.01 to	8.63	22,542,299	0.00%	11.38% to	10.08%
2003	1.15% to 2.40%	1,109,456	8.09 to	7.84	8,870,526	0.00%	32.14% to	30.47%
2002	1.15% to 1.60%	146,026	6.04 to	6.12	891,274	0.00%	-40.98% to	-40.28%
2001	1.35% to 1.40%	139	10.24 to	10.24	1,424	0.00%	2.42% to	2.44%	(a) (b)

Rydex Variable Trust – Titan 500 Fund
2005	1.15% to 2.05%	1,050,169	11.25 to	10.82	11,666,957	0.10%	2.20% to	1.32%
2004	1.15% to 2.05%	1,221,310	11.01 to	10.67	13,274,965	0.00%	15.55% to	14.64%
2003	1.15% to 2.05%	2,532,632	9.53 to	9.31	24,009,533	0.00%	53.16% to	51.61%
2002	1.15% to 1.60%	240,214	6.14 to	6.22	1,489,970	0.00%	-47.18% to	-46.63%
2001	1.35% to 1.60%	1,055	11.64 to	11.65	12,282	0.00%	16.40% to	16.47%	(a) (b)

Rydex Variable Trust – Transportation Fund
2005	1.15% to 2.40%	1,307,594	16.35 to	15.51	20,916,580	0.00%	7.24% to	5.95%
2004	1.15% to 2.40%	2,259,235	15.24 to	14.64	33,857,618	0.00%	21.58% to	20.12%
2003	1.15% to 2.40%	336,896	12.54 to	12.19	4,171,916	0.00%	19.13% to	17.60%
2002	1.15% to 1.60%	37,312	10.44 to	10.53	391,786	0.00%	-13.28% to	-12.70%
2001	1.35% to 1.40%	161	12.05 to	12.05	1,940	0.00%	20.49% to	20.51%	(a) (b)

Rydex Variable Trust – U.S. Government Bond Fund
2005	1.15% to 2.35%	2,933,150	12.63 to	12.00	36,425,360	3.04%	6.45% to	5.21%
2004	1.15% to 2.35%	1,812,323	11.86 to	11.41	21,283,468	3.65%	7.12% to	5.82%
2003	1.15% to 2.35%	1,181,842	11.07 to	10.78	12,990,386	2.96%	-2.21% to	-3.35%
2002	1.15% to 1.60%	1,033,379	11.20 to	11.32	11,662,664	6.41%	16.18% to	17.23%
2001	1.15% to 1.40%	36,066	9.65 to	9.66	348,097	0.34%	-3.50% to	-3.45%	(a) (b)

Rydex Variable Trust – Ursa Fund
2005	1.15% to 2.05%	1,247,352	7.17 to	6.89	8,843,219	0.00%	-1.91% to	-2.83%
2004	1.15% to 2.35%	1,403,512	7.31 to	7.02	10,139,870	0.00%	-11.24% to	-12.41%
2003	1.15% to 2.35%	562,511	8.24 to	8.01	4,600,851	0.00%	-24.53% to	-25.46%
2002	1.15% to 1.60%	733,397	10.79 to	10.91	7,968,126	0.82%	19.17% to	20.24%
2001	1.15% to 1.35%	6,489	9.07 to	9.08	58,873	0.00%	-9.28% to	-9.23%	(a) (b)

Rydex Variable Trust – Utilities Fund
2005	1.15% to 2.40%	1,986,172	9.74 to	9.23	18,972,070	1.32%	9.30% to	8.00%
2004	1.15% to 2.40%	935,617	8.92 to	8.54	8,266,553	1.64%	15.96% to	14.58%
2003	1.15% to 2.40%	1,290,262	7.69 to	7.46	9,829,647	2.41%	23.96% to	22.33%
2002	1.15% to 1.60%	361,021	6.14 to	6.20	2,235,278	0.02%	-34.18% to	-33.60%
2001	1.15% to 1.40%	6,401	9.32 to	9.34	59,735	0.00%	-6.75% to	-6.63%	(a) (b)

Rydex Variable Trust – Velocity 100 Fund
2005	1.15% to 2.05%	1,702,841	9.85 to	9.44	16,583,822	0.00%	-4.14% to	-4.99%
2004	1.15% to 2.05%	2,525,054	10.27 to	9.93	25,733,805	3.46%	12.90% to	11.99%
2003	1.15% to 2.05%	1,367,723	9.01 to	8.87	12,325,139	13.80%	96.36% to	94.23%
2002	1.15% to 1.60%	367,836	4.57 to	4.63	1,699,948	0.00%	-70.20% to	-69.82%
2001	1.15% to 1.60%	3,156	15.34 to	15.35	48,445	0.00%	53.36% to	53.53%	(a) (b)

Rydex Variable Trust – Weakening Dollar Fund
2005	1.15% to 2.00%	47,007	9.72 to	9.70	456,636	0.37%	-2.80% to	-3.00%	(a) (b)

Smith Barney GSSF – Fundamental Value Portfolio
2003	1.30%	2,967	21.23		62,996	0.41%	36.84%
2002	1.30%	6,235	15.52		96,745	0.97%	-22.33%
2001	1.30%	7,263	19.98		145,090	0.69%	-6.51%

Smith Barney TSF – International All Cap Growth Portfolio
2005	1.30%	5,195	12.47		64,785	1.38%	10.27%
2004	1.30%	5,196	11.31		58,764	0.78%	16.34%
2003	1.30%	7,357	9.72		71,521	1.02%	25.80%
2002	1.30%	7,470	7.73		57,725	0.93%	-26.66%
2001	1.30%	8,169	10.54		86,073	0.00%	-32.07%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***
Smith Barney TSF – Large Cap Value Portfolio
2005	1.30%	249,867	$16.29	$4,070,124	1.52%	5.11%
2004	1.30%	280,779	15.50	4,351,174	1.75%	9.19%
2003	1.30%	334,493	14.19	4,747,267	1.62%	25.94%
2002	1.30%	381,396	11.27	4,298,052	3.75%	-26.39%
2001	1.30%	432,693	15.31	6,623,958	0.07%	-9.37%

Smith Barney TSF – Money Market Portfolio
2005	1.30%	8,963	12.52	112,177	2.57%	1.47%
2004	1.30%	10,348	12.33	127,637	0.59%	-0.43%
2003	1.30%	24,081	12.39	298,317	0.65%	-0.65%
2002	1.30%	25,868	12.47	322,546	1.31%	-0.04%
2001	1.30%	37,571	12.47	468,668	0.21%	2.38%

2005 Reserves for annuity contracts in payout phase:				470,636

2005 Contract owners’ equity				$1,092,585,927

2004 Reserves for annuity contracts in payout phase:				167,427

2004 Contract owners’ equity				$979,135,633

2003 Reserves for annuity contracts in payout phase:				75,047

2003 Contract owners’ equity				$578,495,135

2002 Reserves for annuity contracts in payout phase:				74,923

2002 Contract owners’ equity				$198,848,699

2001 Reserves for annuity contracts in payout phase:				124,444

2001 Contract owners’ equity				$33,802,859

*
This represents the range of annual contract expense rates of the variable account for the period indicated and includes only those expenses that are charged through a reduction in the unit values. Excluded are expenses of the underlying mutual funds and charges made directly to contract owner accounts through the redemption of units.

**
This represents the dividends for the period indicated, excluding distributions of capital gains, received by the subaccount from the underlying mutual fund, net of management fees assessed by the fund manager, divided by average net assets. The ratios exclude those expenses, such as mortality and expense charges, that result in direct reductions to the contractholder accounts either through reductions in unit values or redemption of units. The recognition of investment income by the subaccount is affected by the timing of the declaration of dividends by the underlying fund in which the subaccounts invest.

***
This represents the range of minimum and maximum total returns for the period indicated, including changes in the value of the underlying mutual fund, which reflects the reduction of unit value for expenses assessed. It does not include any expenses assessed through the redemption of units, the inclusion of which would result in a reduction of the total return presented.

(a) & (b)
Denote the minimum and maximum of the total return ranges, respectively, for underlying mutual fund options that were added during the reporting period. These returns were not annualized. Minimum and maximum ranges are not shown for underlying mutual fund options for which a single contract expense rate (product option) is representative of all units issued and outstanding at period end. Such options that were added during the reporting period are designated using both symbols.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholder
Nationwide Life Insurance Company:
We have audited the consolidated financial statements of Nationwide Life Insurance Company and subsidiaries (the Company) as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedules as listed in the accompanying index. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nationwide Life Insurance Company and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.
As discussed in note 3 to the consolidated financial statements, the Company adopted the American Institute of Certified Public Accountants’ Statement of Position 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts, in 2004.

/s/ KPMG LLP
Columbus, Ohio March 1, 2006

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Consolidated Statements of Income
(in millions)

	Years ended December 31,
	2005	2004	2003
Revenues:
Policy charges	$1,055.1	$1,025.2	$924.1
Life insurance premiums	260.0	270.4	279.8
Net investment income	2,105.2	2,000.5	1,973.1
Net realized gains (losses) on investments, hedging instruments and hedged items	10.6	(36.4)	(85.2)
Other	2.2	9.8	12.8

Total revenues	3,433.1	3,269.5	3,104.6

Benefits and expenses:
Interest credited to policyholder account values	1,331.0	1,277.2	1,309.2
Other benefits and claims	377.5	369.2	380.0
Policyholder dividends on participating policies	33.1	36.2	41.2
Amortization of deferred policy acquisition costs	466.3	410.1	375.9
Interest expense on debt, primarily with Nationwide Financial Services, Inc. (NFS)	66.3	59.8	48.4
Other operating expenses	538.8	582.0	515.5

Total benefits and expenses	2,813.0	2,734.5	2,670.2

Income from continuing operations before federal income tax expense	620.1	535.0	434.4
Federal income tax expense	95.6	120.0	96.2

Income from continuing operations	524.5	415.0	338.2
Cumulative effect of adoption of accounting principles, net of taxes	—	(3.3)	(0.6)

Net income	$524.5	$411.7	$337.6

See accompanying notes to consolidated financial statements, including Note 15 which describes related party transactions.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Consolidated Balance Sheets
(in millions, except per share amounts)

	December 31,
	2005	2004
Assets
Investments:
Securities available-for-sale, at fair value:
Fixed maturity securities (cost $26,958.9 in 2005; $26,708.7 in 2004)	$27,198.1	$27,652.0
Equity securities (cost $35.1 in 2005; $37.7 in 2004)	42.1	48.1
Mortgage loans on real estate, net	8,458.9	8,649.2
Real estate, net	84.9	83.9
Policy loans	604.7	644.5
Other long-term investments	641.5	539.6
Short-term investments, including amounts managed by a related party	1,596.6	1,645.8

Total investments	38,626.8	39,263.1

Cash	0.9	15.5
Accrued investment income	344.0	364.2
Deferred policy acquisition costs	3,597.9	3,416.6
Other assets	1,699.1	2,099.8
Assets held in separate accounts	62,689.8	60,798.7

Total assets	$106,958.5	$105,957.9

Liabilities and Shareholder’s Equity
Liabilities:
Future policy benefits and claims	$35,941.1	$36,383.1
Short-term debt	242.3	215.0
Long-term debt, payable to NFS	700.0	700.0
Other liabilities	3,130.1	3,645.2
Liabilities related to separate accounts	62,689.8	60,798.7

Total liabilities	102,703.3	101,742.0

Shareholder’s equity:
Common stock, $1 par value; authorized - 5.0 shares; issued and outstanding - 3.8 shares	3.8	3.8
Additional paid-in capital	274.4	274.4
Retained earnings	3,883.4	3,543.9
Accumulated other comprehensive income	93.6	393.8

Total shareholder’s equity	4,255.2	4,215.9

Total liabilities and shareholder’s equity	$106,958.5	$105,957.9

See accompanying notes to consolidated financial statements, including Note 15 which describes related party transactions.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Consolidated Statements of Shareholder’s Equity
(in millions)

	Capital shares	Additional paid-in capital	Retained earnings	Accumlated other comprehensive income	Total shareholder’s equity
Balance as of December 31, 2002	$3.8	$171.1	$2,979.6	$394.3	$3,548.8
Comprehensive income:
Net income	—	—	337.6	—	337.6
Net unrealized gains on securities available-for-sale arising during the period, net of taxes	—	—	—	99.6	99.6
Accumulated net losses on cash flow hedges, net of taxes	—	—	—	(26.6)	(26.6)

Total comprehensive income					410.6

Capital contributed by NFS	—	200.2	—	—	200.2
Capital returned to NFS	—	(100.0)	—	—	(100.0)
Dividends to NFS	—	—	(60.0)	—	(60.0)

Balance as of December 31, 2003	3.8	271.3	3,257.2	467.3	3,999.6

Comprehensive income:
Net income	—	—	411.7	—	411.7
Net unrealized losses on securities available-for-sale arising during the period, net of taxes	—	—	—	(42.7)	(42.7)
Accumulated net losses on cash flow hedges, net of taxes	—	—	—	(30.8)	(30.8)

Total comprehensive income					338.2

Capital contributed by NFS	—	3.1	—	—	3.1
Dividends to NFS	—	—	(125.0)	—	(125.0)

Balance as of December 31, 2004	3.8	274.4	3,543.9	393.8	4,215.9

Comprehensive income:
Net income	—	—	524.5	—	524.5
Net unrealized losses on securities available-for-sale arising during the period, net of taxes	—	—	—	(327.3)	(327.3)
Accumulated net gains on cash flow hedges, net of taxes	—	—	—	27.1	27.1

Total comprehensive income					224.3

Dividends to NFS	—	—	(185.0)	—	(185.0)

Balance as of December 31, 2005	$3.8	$274.4	$3,883.4	$93.6	$4,255.2

See accompanying notes to consolidated financial statements, including Note 15 which describes related party transactions.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Consolidated Statements of Cash Flows
(in millions)

	Years ended December 31,
	2005	2004	2003
Cash flows from operating activities:
Net income	$524.5	$411.7	$337.6
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized (gains) losses on investments, hedging instruments and hedged items	(10.6)	36.4	85.2
Interest credited to policyholder account values	1,331.0	1,277.2	1,309.2
Capitalization of deferred policy acquisition costs	(460.5)	(496.4)	(567.2)
Amortization of deferred policy acquisition costs	466.3	410.1	375.9
Amortization and depreciation	65.6	73.0	69.3
Decrease (increase) in other assets	591.0	(303.5)	(735.9)
(Decrease) increase in policy and other liabilities	(511.1)	324.4	342.3
Other, net	(114.9)	1.5	45.4

Net cash provided by operating activities	1,881.3	1,734.4	1,261.8

Cash flows from investing activities:
Proceeds from maturity of securities available-for-sale	4,198.5	3,099.4	4,101.6
Proceeds from sale of securities available-for-sale	2,619.7	2,485.5	2,220.5
Proceeds from repayments of mortgage loans on real estate	2,854.6	1,920.9	1,478.3
Cost of securities available-for-sale acquired	(6,924.1)	(6,291.4)	(9,366.7)
Cost of mortgage loans on real estate originated or acquired	(2,524.9)	(2,169.9)	(1,914.4)
Net decrease (increase) in short-term investments	56.9	205.9	(639.9)
Collateral received (paid) - securities lending, net	36.6	89.4	(26.1)
Other, net	121.6	(357.2)	280.3

Net cash provided by (used in) investing activities	438.9	(1,017.4)	(3,866.4)

Cash flows from financing activities:
Net proceeds from issuance of long-term debt to NFS	—	—	100.0
Net increase in short-term debt	27.3	15.2	199.8
Capital contributed by NFS	—	3.1	200.2
Capital returned to NFS	—	—	(100.0)
Cash dividends paid to NFS	(185.0)	(125.0)	(60.0)
Investment and universal life insurance product deposits	2,845.4	3,561.6	5,116.1
Investment and universal life insurance product withdrawals	(5,022.5)	(4,156.5)	(2,852.3)

Net cash (used in) provided by financing activities	(2,334.8)	(701.6)	2,603.8

Net (decrease) increase in cash	(14.6)	15.4	(0.8)
Cash, beginning of period	15.5	0.1	0.9

Cash, end of period	$0.9	$15.5	$0.1

See accompanying notes to consolidated financial statements, including Note 15 which describes related party transactions.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

(1)	Organization and Description of Business
Nationwide Life Insurance Company (NLIC, or collectively with its subsidiaries, the Company) was incorporated in 1929 and is an Ohio stock legal reserve life insurance company. The Company is a member of the Nationwide group of companies (Nationwide), which is comprised of Nationwide Mutual Insurance Company (NMIC) and all of its subsidiaries and affiliates.
All of the outstanding shares of NLIC’s common stock are owned by Nationwide Financial Services, Inc. (NFS), a holding company formed by Nationwide Corporation (Nationwide Corp.), a majority-owned subsidiary of NMIC.
Wholly-owned subsidiaries of NLIC as of December 31, 2005 include Nationwide Life and Annuity Insurance Company (NLAIC) and Nationwide Investment Services Corporation (NISC). NLAIC offers universal life insurance, variable universal life insurance, corporate-owned life insurance (COLI) and individual annuity contracts on a non-participating basis. NISC is a registered broker/dealer.
The Company is a leading provider of long-term savings and retirement products in the United States of America (U.S.). The Company develops and sells a diverse range of products including individual annuities, private and public group retirement plans, other investment products sold to institutions, life insurance and advisory services. The Company sells its products through a diverse distribution network. Unaffiliated entities that sell the Company’s products to their own customer bases include independent broker/dealers, financial institutions, wirehouse and regional firms, pension plan administrators, and life insurance specialists. Representatives of affiliates who market products directly to a customer base include Nationwide Retirement Solutions, Inc. (NRS), Nationwide Financial Network (NFN) producers and TBG Insurance Services Corporation (TBG Financial). The Company also distributes products through the agency distribution force of its ultimate majority parent company, NMIC.

(2)	Summary of Significant Accounting Policies
The significant accounting policies followed by the Company that materially affect financial reporting are summarized below. The accompanying consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (GAAP).
The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ significantly from those estimates.
The most significant estimates include those used to determine the following: the balance, recoverability and amortization of deferred policy acquisition (DAC) for investment products and universal life insurance products; impairment losses on investments; valuation allowances for mortgage loans on real estate; federal income tax provisions; the liability for future policy benefits; and pension and other postretirement employee benefits. Although some variability is inherent in these estimates, the recorded amounts reflect management’s best estimates based on facts and circumstances as of the balance sheet date. Management believes the amounts provided are appropriate.
(a) Consolidation Policy
The consolidated financial statements include the accounts of NLIC and companies in which NLIC directly or indirectly has a controlling financial interest. Effective December 31, 2003, the Company applied the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities - an interpretation of ARB No. 51 (FIN 46R), to those variable interest entities (VIEs) with which it is associated. As a result, the Company deconsolidated certain VIEs which previously were consolidated, as of that date. Minority interest expense is included in other operating expenses in the consolidated statements of income, and minority interest is included in other liabilities on the consolidated balance sheets. All significant intercompany balances and transactions have been eliminated.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(b) Valuation of Investments, Investment Income and Related Gains and Losses
The Company is required to classify its fixed maturity securities and marketable equity securities as held-to-maturity, available-for-sale or trading. All fixed maturity and marketable equity securities are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of adjustments to DAC, future policy benefits and claims, and deferred federal income taxes reported as a separate component of accumulated other comprehensive income (AOCI) in shareholder’s equity. The adjustment to DAC represents the changes in amortization of DAC that would have been required as a charge or credit to operations had such unrealized amounts been realized and allocated to the product lines. The adjustment to future policy benefits and claims represents the increase in policy reserves from using a discount rate that would have been required had such unrealized amounts been realized and the proceeds reinvested at then current market interest rates, which were lower than the then current effective portfolio rate.
The fair value of fixed maturity and marketable equity securities is generally obtained from independent pricing services based on market quotations. For fixed maturity securities not priced by independent services (generally private placement securities and securities that do not trade regularly), an internally developed pricing model or “corporate pricing matrix” is most often used. The corporate pricing matrix is developed by obtaining spreads versus the U.S. Treasury yield for corporate securities with varying weighted average lives and bond ratings. The weighted average life and bond rating of a particular fixed maturity security to be priced using the corporate matrix are important inputs into the model and are used to determine a corresponding spread that is added to the U.S. Treasury yield to create an estimated market yield for that bond. The estimated market yield and other relevant factors are then used to estimate the fair value of the particular fixed maturity security. Additionally, for valuing certain fixed maturity securities with complex cash flows such as certain mortgage-backed and asset-backed securities, a “structured product model” is used. The structured product model uses third party pricing tools. For securities for which quoted market prices are not available and for which the Company’s structured product model is not suitable for estimating fair values, fair values are determined using other modeling techniques, primarily a commercial software application utilized in valuing complex securitized investments with variable cash flows. As of December 31, 2005, 72% of the fair values of fixed maturity securities were obtained from independent pricing services, 20% from the Company’s pricing matrices and 8% from other sources compared to 70%, 21% and 9%, respectively, in 2004.
Management regularly reviews each investment in its fixed maturity and equity securities portfolios to evaluate the necessity of recording impairment losses for other-than-temporary declines in the fair value of investments.
Under the Company’s accounting policy for equity securities and debt securities that can be contractually prepaid or otherwise settled in a way that may limit the Company’s ability to fully recover cost, an impairment is deemed to be other-than-temporary unless the Company has both the ability and intent to hold the investment until the security’s forecasted recovery and evidence exists indicating that recovery will occur in a reasonable period of time. Also, for such debt securities management estimates cash flows over the life of purchased beneficial interests in securitized financial assets. If management estimates that the fair value of its beneficial interest is not greater than or equal to its carrying value based on current information and events, and if there has been an adverse change in estimated cash flows since the last revised estimate (considering both timing and amount), then the Company recognizes an other-than-temporary impairment and writes down the purchased beneficial interest to fair value.
For other debt securities, an other-than-temporary impairment charge is taken when the Company does not have the ability and intent to hold the security until the forecasted recovery or if it is no longer probable that the Company will recover all amounts due under the contractual terms of the security. Many criteria are considered during this process including, but not limited to, the current fair value as compared to cost or amortized cost, as appropriate, of the security; the amount and length of time a security’s fair value has been below cost or amortized cost; specific credit issues and financial prospects related to the issuer; management’s intent to hold or dispose of the security; and current economic conditions.
Other-than-temporary impairment losses result in a permanent reduction to the cost basis of the underlying investment.
Impairment losses are recorded on investments in long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
For mortgage-backed securities, the Company recognizes income using a constant effective yield method based on prepayment assumptions and the estimated economic life of the securities. When estimated prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments. Any resulting adjustment is included in net investment income. All other investment income is recorded using the interest-method without anticipating the impact of prepayments.
The Company provides valuation allowances for impairments of mortgage loans on real estate based on a review by portfolio managers. Mortgage loans on real estate are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When management determines that a loan is impaired, a provision for loss is established equal to the difference between the carrying value and the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral, if the loan is collateral dependent. In addition to the valuation allowance on specific loans, the Company maintains an unallocated allowance for probable losses inherent in the loan portfolio as of the balance sheet date, but not yet specifically identified by loan. Changes in the valuation allowance are recorded in net realized gains and losses on investments, hedging instruments and hedged items. Loans in foreclosure are placed on non-accrual status. Interest received on non-accrual status mortgage loans on real estate is included in net investment income in the period received.
The valuation allowance account for mortgage loans on real estate is maintained at a level believed adequate by management and reflects management’s best estimate of probable credit losses, including losses incurred at the balance sheet date but not yet identified by specific loan. Management’s periodic evaluation of the adequacy of the allowance for losses is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of the underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors.
Real estate is carried at cost less accumulated depreciation. Real estate designated as held for disposal is carried at the lower of the carrying value at the time of such designation or fair value less cost to sell. Other long-term investments are carried on the equity method of accounting.
Realized gains and losses on the sale of investments are determined on the basis of specific security identification. Changes in the Company’s mortgage loan valuation allowance and recognition of impairment losses for other-than-temporary declines in the fair values of applicable investments are included in realized gains and losses on investments, hedging instruments and hedged items.
(c) Derivative Instruments
Derivatives are carried at fair value. On the date the derivative contract is entered into, the Company designates the derivative as a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge); a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge); a foreign currency fair value or cash flow hedge (foreign currency hedge); or a non-hedge transaction. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for entering into various hedge transactions. This process includes linking all derivatives that are designated as fair value, cash flow or foreign currency hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used for hedging transactions are expected to be and, for ongoing hedging relationships, have been highly effective in offsetting changes in fair values or cash flows of hedged items. When it is determined that a derivative is not, or is not expected to be, highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
The Company enters into interest rate swaps, cross-currency swaps or Euro futures to hedge the fair value of existing fixed rate assets and liabilities. In addition, the Company uses short U.S. Treasury future positions to hedge the fair value of bond and mortgage loan commitments. Typically, the Company is hedging the risk of changes in fair value attributable to changes in benchmark interest rates. Derivative instruments classified as fair value hedges are carried at fair value, with changes in fair value recorded in realized gains and losses on investments, hedging instruments and hedged items. Changes in the fair value of the hedged item that are attributable to the risk being hedged are also recorded in realized gains and losses on investments, hedging instruments and hedged items.
The Company may enter into “receive fixed/pay variable” interest rate swaps to hedge existing variable rate assets or to hedge cash flows from the anticipated purchase of investments. These derivative instruments are identified as cash flow hedges and are carried at fair value with the offset recorded in AOCI to the extent the hedging relationship is effective. The ineffective portion of the hedging relationship is recorded in realized gains and losses on investments, hedging instruments and hedged items. Gains and losses on derivative instruments that are initially recorded in AOCI are reclassified out of AOCI and recognized in earnings over the same period(s) that the hedged item affects earnings.
Accrued interest receivable or payable under interest rate and foreign currency swaps are recognized as an adjustment to net investment income or interest credited to policyholder account values consistent with the nature of the hedged item, except for interest rate swaps hedging the anticipated sale of investments where amounts receivable or payable under the swaps are recorded as realized gains and losses on investments, hedging instruments and hedged items, and except for interest rate swaps hedging the anticipated purchase of investments where amounts receivable or payable under the swaps are initially recorded in AOCI to the extent the hedging relationship is effective.
The Company periodically may enter into a derivative transaction that will not qualify for hedge accounting. The Company does not enter into speculative positions. Although these transactions do not qualify for hedge accounting, or have not been designated in hedging relationships by the Company, they provide the Company with an economic hedge, which is used as part of its overall risk management strategy. For example, the Company may sell credit default protection through a credit default swap. Although the credit default swap may not be effective in hedging specific investments, the income stream allows the Company to manage overall investment yields while exposing the Company to acceptable credit risk. The Company may enter into a cross-currency basis swap (pay a variable U.S. rate and receive a variable foreign-denominated rate) to eliminate the foreign currency exposure of a variable rate foreign-denominated liability. Although basis swaps may qualify for hedge accounting, the Company has chosen not to designate these derivatives as hedging instruments due to the difficulty in assessing and monitoring effectiveness for both sides of the basis swap. Derivative instruments that do not qualify for hedge accounting or are not designated as hedging instruments are carried at fair value, with changes in fair value recorded in realized gains and losses on investments, hedging instruments and hedged items.
(d) Revenues and Benefits
Investment Products and Universal Life Insurance Products: Investment products consist primarily of individual and group variable and fixed deferred annuities. Universal life insurance products include universal life insurance, variable universal life insurance, corporate-owned life insurance (COLI), bank-owned life insurance (BOLI) and other interest-sensitive life insurance policies. Revenues for investment products and universal life insurance products consist of net investment income, asset fees, cost of insurance charges, administrative fees and surrender charges that have been earned and assessed against policy account balances during the period. The timing of revenue recognition as it relates to fees assessed on investment contracts and universal life contracts is determined based on the nature of such fees. Asset fees, cost of insurance charges and administrative fees are assessed on a daily or monthly basis and recognized as revenue when assessed and earned. Certain amounts assessed that represent compensation for services to be provided in future periods are reported as unearned revenue and recognized in income over the periods benefited. Surrender charges are recognized upon surrender of a contract in accordance with contractual terms. Policy benefits and claims that are charged to expense include interest credited to policy account values and benefits and claims incurred in the period in excess of related policy account values.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
Traditional Life Insurance Products: Traditional life insurance products include those products with fixed and guaranteed premiums and benefits and primarily consist of whole life insurance, limited-payment life insurance, term life insurance and certain annuities with life contingencies. Premiums for traditional life insurance products are recognized as revenue when due. Benefits and expenses are associated with earned premiums so that profits are recognized over the life of the contract. This association is accomplished by the provision for future policy benefits and the deferral and amortization of policy acquisition costs.
(e) Deferred Policy Acquisition Costs for Investment Products and Universal Life Insurance Products
The Company has deferred the costs of acquiring investment products and universal life insurance products business, principally commissions, certain expenses of the policy issue and underwriting department, and certain variable sales expenses that relate to and vary with the production of new and renewal business. Investment products primarily consist of individual and group variable and fixed deferred annuities. Universal life insurance products include universal life insurance, variable universal life insurance, COLI and other interest-sensitive life insurance policies. DAC is subject to recoverability testing at the time of policy issuance and loss recognition testing at the end of each reporting period.
For investment products (principally individual and group annuities) and universal life insurance products, DAC is being amortized with interest over the lives of the policies in relation to the present value of estimated gross profits from projected interest margins, asset fees, cost of insurance charges, administration fees, surrender charges, and net realized gains and losses less policy benefits and policy maintenance expenses. The DAC asset related to investment products and universal life insurance products is adjusted to reflect the impact of unrealized gains and losses on fixed maturity securities available-for-sale, as described in Note 2(b).
The most significant assumptions that are involved in the estimation of future gross profits include future net separate account performance, surrender/lapse rates, interest margins and mortality. The Company’s long-term assumption for net separate account performance is currently 8% growth per year. If actual net separate account performance varies from the 8% assumption, the Company assumes different performance levels over the next three years such that the mean return equals the long-term assumption. This process is referred to as a reversion to the mean. The assumed net separate account return assumptions used in the DAC models are intended to reflect what is anticipated. However, based on historical returns of the S&P 500 Index, and as part of its pre-set parameters, the Company’s reversion to the mean process generally limits returns to 0-15% during the three-year reversion period.
Changes in assumptions can have a significant impact on the amount of DAC reported for investment products and universal life insurance products and their related amortization patterns. In the event actual experience differs from assumptions or assumptions are revised, the Company is required to record an increase or decrease in DAC amortization expense (referred to as DAC unlocking), which could be significant. In general, increases in the estimated general and separate account returns result in increased expected future profitability and may lower the rate of DAC amortization, while increases in lapse/surrender and mortality assumptions reduce the expected future profitability of the underlying business and may increase the rate of DAC amortization.
Management evaluates the appropriateness of the individual variable annuity DAC balance within pre-set parameters. These parameters are designed to appropriately reflect the Company’s long-term expectations with respect to individual variable annuity contracts while also evaluating the potential impact of short-term experience on the Company’s recorded individual variable annuity DAC balance. If the recorded balance of individual variable annuity DAC falls outside of these parameters for a prescribed period of time, or if the recorded balance falls outside of these parameters and management determines it is not reasonably possible to get back within the parameters during this period of time, assumptions are required to be unlocked and DAC is recalculated using revised best estimate assumptions. Otherwise, DAC is not unlocked to reflect updated assumptions. If DAC assumptions were unlocked and revised, the Company would continue to use the reversion to the mean process.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
For other investment products and universal life insurance products, DAC is adjusted each quarter to reflect revised best estimate assumptions, including the use of a reversion to the mean methodology over the next three years as it relates to net separate account performance. Any resulting DAC unlocking adjustments are reflected currently in the consolidated statements of income.
(f) Separate Accounts
Separate account assets and liabilities represent contractholders’ funds, which have been segregated into accounts with specific investment objectives. Separate account assets are recorded at fair value based primarily on market quotations of the underlying securities. The investment income and gains or losses of these accounts accrue directly to the contractholders. The activity of the separate accounts is not reflected in the consolidated statements of income except for: (1) the fees the Company receives, which are assessed on a daily or monthly basis and recognized as revenue when assessed and earned; and (2) the activity related to guaranteed minimum death benefit (GMDB) and guaranteed minimum income benefit (GMIB) contracts, which are riders to existing variable annuity contracts.
(g) Future Policy Benefits
The process of calculating reserve amounts for a life insurance organization involves the use of a number of assumptions, including those related to persistency (how long a contract stays with a company), mortality (the relative incidence of death in a given time), morbidity (the relative incidence of disability resulting from disease or physical impairment) and interest rates (the rates expected to be paid or received on financial instruments, including insurance or investment contracts).
The Company calculates its liability for future policy benefits for investment products in the accumulation phase and universal life and variable universal life insurance policies as the policy account balance, which represents participants’ net premiums and deposits plus investment performance and interest credited less applicable contract charges.
The Company’s liability for funding agreements to an unrelated third party trust equals the balance that accrues to the benefit of the contractholder, including interest credited. The funding agreements constitute insurance obligations considered annuity contracts under Ohio insurance laws.
The liability for future policy benefits for traditional life insurance policies has been calculated by the net level premium method using interest rates varying from 5.4% to 6.0% and estimates of mortality, morbidity, investment yields and withdrawals that were used or being experienced at the time the policies were issued.
The liability for future policy benefits for payout annuities has been calculated using the present value of future benefits and maintenance costs discounted using interest rates varying from 3.0% to 13.0%. Also, as of December 31, 2005 and 2004, the calculated reserve was adjusted to reflect the incremental reserve that would be required if unrealized gains and losses had been realized and the proceeds reinvested at lower rates, which would have resulted in the use of a lower discount rate, as discussed in Note 2(b).
(h) Participating Business
Participating business represented approximately 10% in 2005 (11% in 2004 and 13% in 2003) of the Company’s life insurance in force, 52% of the number of life insurance policies in force in 2005 (55% in 2004 and 56% in 2003) and 5% of life insurance statutory premiums in 2005 (7% in 2004 and 11% in 2003). The provision for policyholder dividends was based on then current dividend scales and has been included in future policy benefits and claims in the consolidated balance sheets.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(i) Federal Income Taxes
The Company provides for federal income taxes based on amounts the Company believes it ultimately will owe. Inherent in the provision for federal income taxes are estimates regarding the deductibility of certain items and the realization of certain tax credits. In the event the ultimate deductibility of certain items or the realization of certain tax credits differs from estimates, the Company may be required to significantly change the provision for federal income taxes recorded in the consolidated financial statements. Any such change could significantly affect the amounts reported in the consolidated statements of income. Management has used best estimates to establish reserves based on current facts and circumstances regarding tax exposure items where the ultimate deductibility is open to interpretation. Quarterly, management evaluates the appropriateness of such reserves based on any new developments specific to their fact patterns. Information considered includes results of completed tax examinations, Technical Advice Memorandums and other rulings issued by the Internal Revenue Service or the tax courts.
The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under this method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when it is determined that it is more likely than not that the deferred tax asset will not be fully realized.
(j) Reinsurance Ceded
Reinsurance premiums ceded and reinsurance recoveries on benefits and claims incurred are deducted from the respective income and expense accounts. Assets and liabilities related to reinsurance ceded are reported in the consolidated balance sheets on a gross basis, separately from the related balances of the Company.
(k) Reclassification
Certain items in the 2004 and 2003 consolidated financial statements and related notes have been reclassified to conform to the current presentation.

(3)	Recently Issued Accounting Standards
On February 16, 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments (SFAS 155). SFAS 155 amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS 140). SFAS 155 also resolves issues addressed in SFAS 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. The following is a summary of SFAS No. 155: (1) permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; (2) clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133; (3) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; (4) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; (5) amends SFAS 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. Provisions of SFAS 155 may be applied to instruments that an entity holds at the date of adoption on an instrument-by-instrument basis. Although the Company is currently unable to quantify the impact of adoption, SFAS 155 could have a material impact on the Company’s financial position and/or results of operations once adopted.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
In September 2005, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts (SOP 05-1). SOP 05-1 provides guidance on accounting by insurance enterprises for deferred acquisition costs on internal replacements of insurance and investment contracts other than those specifically described in SFAS No. 97, Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments, issued by the FASB. SOP 05-1 defines an internal replacement as a modification in product benefits, features, rights or coverages that occurs by the exchange of a contract for a new contract, or by amendment, endorsement or rider to a contract, or by the election of a feature or coverage within a contract. SOP 05-1 is effective for internal replacements occurring in fiscal years beginning after December 15, 2006, with earlier adoption encouraged. Retrospective application of SOP 05-1 to previously issued financial statements is not permitted. Initial application of SOP 05-1 should be as of the beginning of an entity’s fiscal year. The Company will adopt SOP 05-1 effective January 1, 2007. Although the Company is currently unable to quantify the impact of adoption, SOP 05-1 could have a material impact on the Company’s financial position and/or results of operations once adopted.
In May 2005, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 154, Accounting Changes and Error Corrections (SFAS 154), which replaces Accounting Principles Board (APB) Opinion No. 20, Accounting Changes (APB 20), and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS 154 applies to all voluntary changes in accounting principle as well as to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application of changes in accounting principle to prior period financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS 154 requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period rather than being reported on the income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. SFAS 154 carries forward without change the guidance contained in APB 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate and justifying a change in accounting principle on the basis of preferability. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, with earlier adoption permitted. The Company will adopt SFAS 154 effective January 1, 2006. SFAS 154 is not expected to have any impact on the Company’s financial position or results of operations upon adoption.
In March 2004, the Emerging Issues Task Force (EITF) reached consensus on further guidance concerning the identification of and accounting for other-than-temporary impairments and disclosures for cost method investments, as required by EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments (EITF 03-1), which was issued on October 23, 2003. The Company began applying this additional guidance beginning July 1, 2004. Also, effective June 30, 2004, the Company revised its method of evaluating securities to be sold based on additional interpretation of the intent to hold criteria in EITF 03-1. This revision had no impact on the Company’s financial position or results of operations.
On September 8, 2004, the FASB issued for comment FASB Staff Position (FSP) EITF Issue 03-1-a, which was intended to provide guidance related to the application of paragraph 16 of EITF 03-1, and proposed FSP EITF Issue 03-1-b, which proposed a delay in the effective date of EITF 03-1 for debt securities that are impaired because of interest rate and/or sector spread increases. Based on comments received on these proposals, on September 30, 2004 the FASB issued FSP EITF 03-1-1, Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1, which delayed the effectiveness of the guidance in EITF 03-1 in its entirety, with the exception of certain disclosure requirements. The delay had no impact on the Company’s financial position or results of operations.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
At its June 29, 2005 meeting, the FASB decided not to provide additional guidance on the meaning of other-than-temporary impairment. Instead, the FASB decided to issue proposed FSP EITF 03-1-a, Implementation Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1, as final. The final FSP supersedes EITF 03-1 and EITF Topic No. D-44, Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value (EITF Topic D-44). The final FSP, retitled FSP FAS 115-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments (FSP FAS 115-1), was issued on November 3, 2005 and replaces the guidance set forth in paragraphs 10-18 of EITF 03-1 with references to existing other-than-temporary impairment guidance. FSP FAS 115-1 codifies the guidance set forth in EITF Topic D-44 and clarifies that an investor should recognize an impairment loss no later than when the impairment is deemed other-than-temporary, even if a decision to sell has not been made. At its September 14, 2005 meeting, the FASB decided that FSP FAS 115-1 would be applied prospectively effective for periods beginning after December 15, 2005. FSP FAS 115-1 does not address when a debt security should be designated as nonaccrual or how to subsequently report income on a nonaccrual debt security. The Company continues to actively monitor its portfolio for any securities deemed to be other-than-temporarily impaired based on the guidance in SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and United States Securities and Exchange Commission Staff Accounting Bulletin No. 59, Accounting for Noncurrent Marketable Equity Securities, which is expected to be the guidance referenced in FSP FAS 115-1. Because the Company’s existing policies are consistent with the guidance in FSP FAS 115-1, the adoption of FSP FAS 115-1 had no impact on the Company’s financial position or results of operations.
In July 2003, the AICPA issued Statement of Position (SOP) 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts (SOP 03-1) to address many topics. The most significant topic affecting the Company was the accounting for contracts with GMDB. SOP 03-1 requires companies to evaluate the significance of a GMDB to determine whether a contract should be accounted for as an investment or insurance contract. For contracts determined to be insurance contracts, companies are required to establish a reserve to recognize a portion of the assessment (revenue) that compensates the insurance company for benefits to be provided in future periods. The Company adopted SOP 03-1 effective January 1, 2004, which resulted in a $3.3 million charge, net of taxes, as the cumulative effect of adoption of this accounting principle.
The following table summarizes the components of cumulative effect adjustments recorded in the Company’s 2004 consolidated statements of income:

(in millions)	January 1, 2004
Increase in future policy benefits:
Ratchet interest crediting	$(12.3)
Secondary guarantees - life insurance	(2.4)
GMDB claim reserves	(1.8)
GMIB claim reserves	(1.0)

Subtotal	(17.5)
Adjustment to amortization of deferred policy acquisition costs related to above	12.4
Deferred federal income taxes	1.8

Cumulative effect of adoption of accounting principle, net of taxes	$(3.3)

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003

(4)	Risk Disclosures
The following is a description of the most significant risks facing the Company and how it attempts to mitigate those risks:
Credit Risk: This is the risk that issuers of securities, mortgagees on real estate mortgage loans or other parties, including reinsurers and derivatives counterparties, default on their contractual obligations. The Company attempts to mitigate this risk by adhering to investment policies that provide portfolio diversification on an asset class, creditor and industry basis, and by complying with investment limitations governed by state insurance laws and regulations, as applicable. The Company actively monitors and manages exposures, including restructuring, reducing or liquidating investments; determines whether any securities are impaired or loans are deemed uncollectible; and takes charges in the period such assessments are made. The ratings of reinsurers who owe the Company money are regularly monitored along with outstanding balances as part of the Company’s reinsurance collection process, with timely follow-up on delayed payments. The aggregate credit risk taken in the investment portfolio is influenced by management’s risk/return preferences, the economic and credit environment, the relationship of credit risk in the asset portfolio to other business risks that the Company is exposed to, and the Company’s current and expected future capital position.
Interest Rate Risk: This is the risk that interest rates will change and cause a decrease in the value of an insurer’s investments relative to the value of its liabilities, and/or an unfavorable change in prepayment activity, resulting in compressed interest margins. For example, if liabilities come due more quickly than assets mature, an insurer could potentially have to borrow funds or sell assets prior to maturity and potentially recognize a gain or loss. In some investments that contain borrower options, this risk may be realized through unfavorable cash flow patterns, such as increased principal repayment when interest rates have declined. When unfavorable interest rate movements occur, interest margins may compress, reducing profitability. The Company attempts to mitigate this risk by offering products that transfer this risk to the purchaser and/or by attempting to approximately match the maturity schedule of its assets with the expected payouts of its liabilities, both at inception and on an ongoing basis. In some investments that permit prepayment at the borrower option, make-whole provisions are required such that if the borrower prepays in a lower-rate environment, the Company may be compensated for the loss of future income. In other situations, the Company accepts some interest rate risk in exchange for a higher yield on the investment.
Legal/Regulatory Risk: This is the risk that changes in the legal or regulatory environment in which an insurer operates will result in increased competition, reduced demand for a company’s products, or additional expenses not anticipated by the insurer in pricing its products. The Company attempts to mitigate this risk by offering a wide range of products and by operating throughout the U.S., thus reducing its exposure to any single product or jurisdiction, and also by employing practices that identify and minimize the adverse impact of this risk.
Ratings Risk: This is the risk that rating agencies change their outlook or rating of the Company or a subsidiary of the Company. The rating agencies generally utilize proprietary capital adequacy models in the process of establishing ratings for the Company and certain subsidiaries. The Company is at risk to changes in these models and the impact that changes in the underlying business in which it is engaged in can have on such models. To help mitigate this risk, the Company maintains regular communications with the rating agencies evaluates the impact of significant transactions on such capital adequacy models and considers the same in the design of transactions to minimize the adverse impact of this risk.
Financial Instruments with Off-Balance Sheet Risk: The Company is a party to financial instruments with off-balance sheet risk in the normal course of business through management of its investment portfolio. These financial instruments include commitments to extend credit in the form of loans. These instruments involve, to varying degrees, elements of credit risk in excess of amounts recognized in the consolidated balance sheets.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
Commitments to fund fixed rate mortgage loans on real estate are agreements to lend to a borrower and are subject to conditions established in the underlying contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a deposit. Commitments extended by the Company are based on management’s case-by-case credit evaluation of the borrower and the borrower’s loan collateral. The underlying mortgaged property represents the collateral if the commitment is funded. The Company’s policy for new mortgage loans on real estate is generally to lend no more than 80% of collateral value. Should the commitment be funded, the Company’s exposure to credit loss in the event of nonperformance by the borrower is represented by the contractual amounts of these commitments less the net realizable value of the collateral. The contractual amounts also represent the cash requirements for all unfunded commitments. Commitments on mortgage loans on real estate of $267.5 million extending into 2006 were outstanding as of December 31, 2005 compared to $243.7 million extending into 2005 as of December 31, 2004. The Company also had $47.4 million and $68.1 million of commitments to purchase fixed maturity securities outstanding as of December 31, 2005 and 2004, respectively
Notional amounts of derivative financial instruments, primarily interest rate swaps, interest rate futures contracts and foreign currency swaps, significantly exceed the credit risk associated with these instruments and represent contractual balances on which calculations of amounts to be exchanged are based. Credit exposure is limited to the sum of the aggregate fair value of positions that have become favorable to the Company, including accrued interest receivable due from counterparties. The Company attempts to minimize potential credit losses through careful evaluation of counterparty credit standing, selection of counterparties from a limited group of high quality institutions, collateral agreements and other contract provisions. Any exposures related to derivative activity are aggregated with other credit exposures between the Company and the derivative counterparty to assess adherence to established credit limits. As of December 31, 2005, the Company’s credit risk from these derivative financial instruments was $63.5 million, net of $203.3 million of cash collateral and $53.2 million in securities pledged as collateral compared to $46.3 million, $415.7 million and $222.5 million, respectively, as of December 31, 2004.
Equity Market Risk:Asset fees calculated as a percentage of the separate account assets are a significant source of revenue to the Company. As of December 31, 2005, approximately 83% of separate account assets were invested in equity mutual funds (approximately 82% as of December 31, 2004). Gains and losses in the equity markets result in corresponding increases and decreases in the Company’s separate account assets and asset fee revenue. In addition, a decrease in separate account assets may decrease the Company’s expectations of future profit margins due to a decrease in asset fee revenue and/or an increase in guaranteed contract claims, which may require the Company to accelerate the amortization of DAC.
Many of the Company’s individual variable annuity contracts offer GMDB features. A GMDB generally provides a benefit if the annuitant dies and the contract value is less than a specified amount, which may be based on the premiums paid less amounts withdrawn or contract value on a specified anniversary date. A decline in the stock market causing the contract value to fall below this specified amount, which varies from contract to contract based on the date the contract was entered into as well as the GMDB feature elected, will increase the net amount at risk, which is the GMDB in excess of the contract value. This could result in additional GMDB claims.
In an effort to mitigate this risk, the Company has implemented a GMDB economic hedging program for certain new and existing business. Prior to implementation of the GMDB hedging program in 2003, the Company managed this risk primarily by entering into reinsurance arrangements. The GMDB economic hedging program is designed to offset changes in the economic value of the GMDB obligation up to a return of the contractholder’s premium payments. However, the first 10% of GMDB claims are not hedged. Currently the program shorts S&P 500 Index futures, which provides an offset to changes in the value of the designated obligation. The Company’s economic evaluation of the GMDB obligation is not consistent with current accounting treatment of the GMDB obligation. Therefore, the hedging activity will lead to earnings volatility. This volatility was negligible in 2005. As of December 31, 2005 and 2004, the net amount at risk was $1.08 billion and $1.71 billion before reinsurance, respectively, and $178.4 million and $296.5 million net of reinsurance, respectively. As of December 31, 2005 and 2004, the Company’s reserve for GMDB claims was $26.9 million and $23.6 million, respectively. See Note 3 for discussion of the impact of adopting a new accounting principle regarding GMDB reserves in 2004.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
The Company also offers certain variable annuity products with a guaranteed minimum accumulation benefit (GMAB) rider. A GMAB provides the contractholder with a guaranteed return of premium, adjusted proportionately for withdrawals, after a specified period of time (5, 7 or 10 years) selected by the contractholder at the time of issuance of the variable annuity contract. In some cases, the contractholder also has the option, after a specified period of time, to drop the rider and continue the variable annuity contract without the GMAB. The design of the GMAB rider limits the risk to the Company in a variety of ways including asset allocation requirements, which serve to reduce the Company’s potential exposure to underlying fund performance risks. Specifically, the GMAB terms limit asset allocation by: (1) requiring partial allocation of assets to a guaranteed term option (a fixed rate investment option) and excluding certain funds that are highly volatile or difficult to hedge; or (2) requiring all assets be allocated to one of the approved asset allocation funds or models defined by the Company. A GMAB represents an embedded derivative in the variable annuity contract that is required to be separated from, and valued apart from, the host variable annuity contract. The embedded derivative is carried at fair value and reported in other future policy benefits and claims. The Company initially records an offset to the fair value of the embedded derivative on the balance sheet, which is amortized through the income statement over the term of the GMAB period of the contract. The fair value of the GMAB embedded derivative is calculated based on actuarial assumptions related to the projected benefit cash flows incorporating numerous assumptions including, but not limited to, expectations of contractholder persistency, market returns, correlations of market returns and market return volatility.
The Company began selling contracts with the GMAB feature on May 1, 2003. Beginning October 1, 2003, the Company launched an enhanced version of the rider that offered increased equity exposure to the contractholder in return for a higher charge. The Company simultaneously began economically hedging the GMAB exposure for those risks that exceed a level it considered acceptable. The GMAB economic hedge consists of shorting interest rate futures and S&P 500 Index futures contracts and does not qualify for hedge accounting under current guidance. Upon reaching scale, the Company anticipates the purchase of S&P 500 Index put options and over-the-counter basket put options, which are constructed in order to minimize the tracking error of the hedge and the GMAB liability. See Note 2(c) for discussion of economic hedges. The objective of the GMAB economic hedge strategy is to manage the exposures with risk beyond a level considered acceptable to the Company. The Company is exposed to equity market risk related to the GMAB feature should the growth in the underlying investments, including any GTO investment, fail to reach the guaranteed return level. The GMAB embedded derivative will create volatility in earnings; however, the hedging program provides substantial mitigation of this exposure. This volatility was negligible in 2005 and 2004. As of December 31, 2005 and 2004, the fair value of the GMAB embedded derivative was $67.9 million and $20.6 million, respectively. The increase in the fair value of the GMAB embedded derivative primarily was due to the value of new business sold during 2005.
Beginning in March 2005, the Company began offering a hybrid GMAB/guaranteed minimum withdrawal benefit (GMWB) through its Capital Preservation Plus Lifetime Income (CPPLI) contract rider. This living benefit combines a GMAB feature in its first 5-10 years with a lifetime withdrawal benefit which begins upon the maturity of the GMAB and extends for the duration of the insured’s life. In the event that the insured’s contract value is exhausted through such withdrawals, the Company shall continue to fund future withdrawals at a pre-defined level until the insured’s death. In some cases, the contract owner has the right to drop the GMWB portion of this rider or periodically reset the guaranteed withdrawal basis to a higher level. This benefit requires a minimum allocation to guaranteed term options or adherence to limitations required by an approved asset allocation strategy as previously described above.
Significant Concentrations of Credit Risk: The Company grants mainly commercial mortgage loans on real estate to customers throughout the U.S. As of December 31, 2005, the Company had a diversified portfolio with no more than 23.8% in any geographic region of the U.S. and no more than 1.6% with any one borrower, compared to 25.1% and 1.6%, respectively, as of December 31, 2004. As of December 31, 2005 and 2004, 32.0% and 30.0% of the carrying value of the Company’s commercial mortgage loan portfolio financed retail properties, respectively.
Significant Business Concentrations:As of December 31, 2005 and 2004, the Company did not have a significant concentration of financial instruments in a single investee, industry or geographic region of the U.S. Also, the Company did not have a concentration of business transactions with a particular customer, lender, distribution source, market or geographic region of the U.S. in which business is conducted that makes it overly vulnerable to a single event which could cause a severe impact to the Company’s financial position.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
Guarantee Risk:In connection with the selling of securitized interests in Low-Income-Housing Tax Credit Funds (Tax Credit Funds), the Company guarantees a specified minimum return to the investor. The guaranteed return varies by transaction and follows general market trends. The Company’s risk related to securitized interests in Tax Credit Funds is that the tax benefits provided to the investor are not sufficient to provide the guaranteed cumulative after-tax yields. The Company attempts to mitigate these risks by having qualified individuals with extensive industry experience perform due diligence on each of the underlying properties to ensure they will be capable of delivering the amount of credits anticipated and by requiring cash reserves to be held at various levels within these structures to provide for possible shortfalls in the amount of credits generated. See Note 17 for further discussion of Tax Credit Funds.
Reinsurance: The Company follows the industry practice of reinsuring a portion of its life insurance and annuity risks with other companies in order to reduce net liability on individual risks, to provide protection against large losses and to obtain greater diversification of risks. The maximum amount of individual ordinary life insurance retained by the Company on any one life is $5.0 million. The Company cedes insurance primarily on an automatic basis, under which risks are ceded to a reinsurer on specific blocks of business where the underlying risks meet certain predetermined criteria, and on a facultative basis, under which the reinsurer’s prior approval is required for each risk reinsured. The Company also cedes insurance on a case-by-case basis particularly where the Company may be writing new risks or is unwilling to retain the full costs associated with new lines of business. The Company maintains catastrophic reinsurance coverage to protect against large losses related to a single event. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder.
The Company has entered into reinsurance contracts with certain unaffiliated reinsurers to cede a portion of its general account life, annuity and health business. Total amounts recoverable under these reinsurance contracts include ceded reserves, paid and unpaid claims, and certain other amounts and totaled $909.6 million and $894.3 million as of December 31, 2005 and 2004, respectively. The impact of these contracts on the Company’s results of operations is immaterial. The ceding of risk does not discharge the original insurer from its primary obligation to the contractholder. Under the terms of the contracts, specified assets have been placed in trusts as collateral for the recoveries. The trust assets are invested in investment grade securities, the fair value of which must at all times be greater than or equal to 100% or 102% of the reinsured reserves, as outlined in each of the underlying contracts. The Company has no other material reinsurance arrangements with unaffiliated reinsurers. The Company’s only material reinsurance agreements with affiliates are the modified coinsurance agreements pursuant to which NLIC ceded to other members of Nationwide all of its accident and health insurance business not ceded to unaffiliated reinsurers, as described in Note 15.
Collateral – Derivatives:The Company enters into agreements with various counterparties to execute over-the-counter derivative transactions. The Company’s policy is to include a Credit Support Annex with each agreement in an effort to protect the Company for any exposure above the approved credit threshold. This also protects the counterparty against exposure to the Company. The Company generally posts securities as collateral and receives cash as collateral from counterparties. The Company maintains ownership of the pledged securities at all times and is entitled to receive from the borrower any payments for interest or dividends received on such securities during the period it is pledged as collateral.
Collateral – Securities Lending:The Company, through its agent, lends certain portfolio holdings and in turn receives cash collateral. The cash collateral is invested in high-quality short-term investments. The Company’s policy requires a minimum of 102% of the fair value of the securities loaned to be maintained as collateral. Net returns on the investments, after payment of a rebate to the borrower, are shared between the Company and its agent. Both the borrower and the Company can request or return the loaned securities at any time. The Company maintains ownership of the securities at all times and is entitled to receive from the borrower any payments for interest or dividends received on such securities during the loan term.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003

(5)	Fair Value of Financial Instruments
The following disclosures summarize the carrying amount and estimated fair value of the Company’s financial instruments. Certain assets and liabilities are specifically excluded from the disclosure requirements for financial instruments. For this reason, among others, the aggregate fair value amounts presented do not represent the underlying value of the Company.
The fair value of a financial instrument is defined as the amount at which the financial instrument could be bought or sold, or in the case of liabilities incurred or settled, in a current transaction between willing parties. In cases where quoted market prices are not available, fair value is to be based on the best information available in the circumstances. Such estimates of fair value should consider prices for similar assets or similar liabilities and the results of valuation techniques to the extent available in the circumstances. Examples of valuation techniques include the present value of estimated expected future cash flows using discount rates commensurate with the risks involved, option-pricing models, matrix pricing, option-adjusted spread models and fundamental analysis. Valuation techniques for measuring assets and liabilities must be consistent with the objective of measuring fair value and should incorporate assumptions that market participants would use in their estimates of values, future revenues and future expenses, including assumptions about interest rates, default, prepayment and volatility.
Many of the Company’s assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by management using matrix pricing, present value or other suitable valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Although fair value estimates are calculated using assumptions that management believes are appropriate, changes in assumptions could cause these estimates to vary materially. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in the immediate settlement of the instruments.
Although insurance contracts are specifically exempted from the disclosure requirements (other than those that are classified as investment contracts), the Company’s estimate of the fair values of policy reserves on life insurance contracts is provided to make the fair value disclosures more meaningful.
The tax ramifications of the related unrealized gains and losses can have a significant effect on the estimates of fair value and have not been considered in arriving at such estimates.
In estimating its fair value disclosures, the Company used the following methods and assumptions:
Fixed maturity and equity securities available-for-sale: See Note 2(b).
Mortgage loans on real estate, net: The fair values of mortgage loans on real estate are estimated using discounted cash flow analyses based on interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations. Estimated fair value is based on the present value of expected future cash flows discounted at the loan’s effective interest rate.
Policy loans, short-term investments and cash: The carrying amounts reported in the consolidated balance sheets for these instruments approximate their fair values.
Separate account assets and liabilities: The fair values of assets held in separate accounts are based on quoted market prices of the underlying securities. The fair value of liabilities related to separate accounts are the amounts payable on demand, which are net of certain surrender charges.
Investment contracts: The fair values of the Company’s liabilities under investment type contracts are based on one of two methods. For investment contracts without defined maturities, fair value is the amount payable on demand. For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analysis. Interest rates used in this analysis are similar to currently offered contracts with maturities consistent with those remaining for the contracts being valued.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
Policy reserves on life insurance contracts: Included are disclosures for individual life insurance, COLI, BOLI, universal life insurance and supplementary contracts with life contingencies for which the estimated fair value is the amount payable on demand. Also included are disclosures for the Company’s limited payment policies for which the Company has used discounted cash flow analyses to estimate fair value, similar to those used for investment contracts with known maturities.
Short-term debt, collateral received – securities lending and collateral received – derivatives: The carrying amounts reported in the consolidated balance sheets for these instruments approximate their fair values.
Long-term debt, payable to NFS: The fair values for long-term debt are based on estimated market prices.
Commitments to extend credit: Commitments to extend credit have nominal fair values because of the short-term nature of such commitments. See Note 4.
Interest rate and cross-currency interest rate swaps:The fair values for interest rate and cross-currency interest rate swaps are calculated with pricing models using current rate assumptions.
Interest rate futures contracts: The fair values for futures contracts are based on quoted market prices.
The following table summarizes the carrying values and estimated fair values of financial instruments subject to disclosure requirements and policy reserves on life insurance contracts as of December 31:

	2005		2004
(in millions)	Carrying value	Estimated fair value	Carrying value	Estimated fair value
Assets
Investments:
Securities available-for-sale:
Fixed maturity securities	$27,198.1	$27,198.1	$27,652.0	$27,652.0
Equity securities	42.1	42.1	48.1	48.1
Mortgage loans on real estate, net	8,458.9	8,503.0	8,649.2	8,942.7
Policy loans	604.7	604.7	644.5	644.5
Short-term investments	1,596.6	1,596.6	1,645.8	1,645.8
Cash	0.9	0.9	15.5	15.5
Assets held in separate accounts	62,689.8	62,689.8	60,798.7	60,798.7

Liabilities
Investment contracts	(28,698.1)	(26,607.2)	(29,196.6)	(26,870.6)
Policy reserves on life insurance contracts	(7,243.0)	(7,173.1)	(7,186.5)	(7,153.9)
Short-term debt	(242.3)	(242.3)	(215.0)	(215.0)
Long-term debt, payable to NFS	(700.0)	(822.8)	(700.0)	(743.9)
Collateral received – securities lending and derivatives	(1,359.1)	(1,359.1)	(1,289.9)	(1,289.9)
Liabilities related to separate accounts	(62,689.8)	(61,483.5)	(60,798.7)	(59,651.2)

Derivative financial instruments
Interest rate swaps hedging assets	3.3	3.3	(72.1)	(72.1)
Cross-currency interest rate swaps	178.5	178.5	495.0	495.0
Interest rate futures contracts	1.6	1.6	(6.5)	(6.5)
Other derivatives	41.1	41.1	36.1	36.1

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003

(6)	Derivative Financial Instruments
Qualitative Disclosure
Interest Rate Risk Management
The Company periodically purchases fixed rate investments to back variable rate liabilities. As a result, the Company can be exposed to interest rate risk due to the mismatch between variable rate liabilities and fixed rate assets. To mitigate this risk, the Company enters into various types of derivative instruments to minimize this mismatch, with fluctuations in the fair values of the derivatives offsetting changes in the fair values of the investments resulting from changes in interest rates. The Company principally uses pay fixed/receive variable interest rate swaps to manage this risk.
Under these interest rate swaps, the Company receives variable interest rate payments and makes fixed rate payments. The fixed interest paid on the swap offsets the fixed interest received on the investment, resulting in the Company receiving the variable interest payments on the swap, generally 3-month U.S. London Interbank Offered Rate (LIBOR), and the credit spread on the investment. The net receipt of a variable rate will then match the variable rate paid on the liability.
As a result of entering into commercial mortgage loan and private placement commitments, the Company is exposed to changes in the fair value of such commitments due to changes in interest rates during the commitment period prior to the loans being funded. To manage this risk, the Company enters into short U.S. Treasury futures during the commitment period. With short U.S. Treasury futures, if interest rates rise/fall, the gains/losses on the futures will offset the change in fair value of the commitment attributable to the change in interest rates.
The Company periodically purchases variable rate investments (i.e., commercial mortgage loans and corporate bonds). As a result, the Company can be exposed to variability in cash flows and investment income due to changes in interest rates. Such variability poses risks to the Company when the assets are funded with fixed rate liabilities. To manage this risk, the Company may enter into receive fixed/pay variable interest rate swaps.
In using these interest rate swaps, the Company receives fixed interest rate payments and makes variable rate payments. The variable interest paid on the swap offsets the variable interest received on the investment, resulting in the Company receiving the fixed interest payments on the swap and the credit spread on the investment. The net receipt of a fixed rate will then match the fixed rate paid on the liability.
The Company manages interest rate risk at the segment level. Different segments may simultaneously hedge interest rate risks associated with owning fixed and variable rate investments considering the risk relevant to a particular segment.
Foreign Currency Risk Management
In conjunction with the Company’s medium-term note (MTN) program, the Company periodically issues both fixed and variable rate liabilities denominated in foreign currencies. As a result, the Company is exposed to changes in fair value of the liabilities due to changes in foreign currency exchange rates and related interest rates. To manage these risks, the Company enters into cross-currency interest rate swaps to convert these liabilities to a U.S. dollar rate.
The Company is exposed to changes in fair value of fixed rate investments denominated in a foreign currency due to changes in foreign currency exchange rates and related interest rates. To manage this risk, the Company uses cross-currency interest rate hedges to swap these asset characteristics to variable U.S. dollar rate instruments. Cross-currency interest rate swaps on assets are structured to pay a fixed rate, in the foreign currency, and receive a variable U.S. dollar rate, generally 3-month U.S. LIBOR. These derivative instruments are designated as a fair value hedge of the fixed rate foreign denominated asset.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
For a variable rate foreign liability, the cross-currency interest rate swap is structured to receive a variable rate, in the foreign currency, and pay a variable U.S. dollar rate, generally 3-month U.S. LIBOR. As both sides of the cross-currency interest rate swap are variable, the derivative instrument is a basis swap. While the receive-side terms of the cross-currency interest rate swap will line up with the terms of the liability, the Company is not able to match the pay-side terms of the derivative to a specific asset. Therefore, these derivative instruments do not receive hedge accounting treatment.
Cross-currency interest rate swaps on variable rate investments are structured to pay a variable rate, in the foreign currency, and receive a fixed U.S. dollar rate. The terms of the foreign currency paid on the swap will exactly match the terms of the foreign currency received on the asset, thus eliminating currency risk. These derivative instruments are designated as a cash flow hedge.
Equity Market Risk Management
See Note 4 for a complete discussion of the Company’s equity market risk management.
Other Non-Hedging Derivatives
The Company periodically enters into basis swaps (receive one variable rate, pay another variable rate) to better match the cash flows received from the specific variable-rate investments with the variable rate paid on a group of liabilities. While the pay-side terms of the basis swap will line up with the terms of the asset, the Company is not able to match the receive-side terms of the derivative to a specific liability. Therefore, basis swaps do not receive hedge accounting treatment.
The Company sells credit default protection on selected debt instruments and combines the credit default swap with selected assets the Company owns to replicate a higher yielding bond. These selected assets may have sufficient duration for the related liability, but do not earn a sufficient credit spread. The combined credit default swap and investments provide the duration and credit spread targeted by the Company. The credit default swaps do not qualify for hedge accounting treatment.
The Company also has purchased credit default protection on selected debt instruments exposed to short-term credit concerns, or because the combination of the corporate bond and purchased default protection provides sufficient spread and duration targeted by the Company. The purchased credit default protection does not qualify for hedge accounting treatment.
Quantitative Disclosure
Fair Value Hedges
During the years ended December 31, 2005, 2004 and 2003, a net gain of $4.1 million, a net loss of $11.3 million and a net gain of $4.2 million, respectively, were recognized in net realized gains and losses on investments, hedging instruments and hedged items. This represents the ineffective portion of the fair value hedging relationships. There were no gains or losses attributable to the portion of the derivative instruments’ changes in fair value excluded from the assessment of hedge effectiveness. There were also no gains or losses recognized in earnings as a result of hedged firm commitments no longer qualifying as fair value hedges.
Cash Flow Hedges
For the years ended December 31, 2005, 2004 and 2003, the ineffective portion of cash flow hedges was a net gain of $3.1 million, a net gain of $1.0 million and a net loss of $5.4 million, respectively. There were no net gains or losses attributable to the portion of the derivative instruments’ changes in fair value excluded from the assessment of hedge effectiveness.
The Company anticipates reclassifying less than $0.5 million in net losses out of AOCI over the next 12-month period.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
In general, the maximum length of time over which the Company is hedging its exposure to the variability in future cash flows associated with forecasted transactions, other than those relating to variable interest on existing financial instruments, is twelve months or less. However, in 2003 the Company did enter into a hedge of a forecasted purchase of shares of a mutual fund tied to the S&P 500 Index, where delivery of the shares will occur 30 years in the future. During 2005, 2004 and 2003, the Company did not discontinue any cash flow hedges because the original forecasted transaction was no longer probable. Additionally, no amounts were reclassified from AOCI into earnings due to the probability that a forecasted transaction would not occur.
Other Derivative Instruments, Including Embedded Derivatives
Net realized gains and losses on investments, hedging instruments and hedged items for the years ended December 31, 2005, 2004 and 2003 included a net loss of $9.1 million, a net gain of $8.1 million and a net gain of $11.8 million, respectively, related to other derivative instruments, including embedded derivatives, not designated in hedging relationships. In addition, Annuity Benefits included a gain of $5.1 million for the year ended December 31, 2005 related to other derivative instruments, including embedded derivatives, not designated in hedging relationships. For the years ended December 31, 2005, 2004 and 2003, a net loss of $80.7 million, a net loss of $5.9 million and a net gain of $4.2 million, respectively, were recorded in net realized gains and losses on investments, hedging instruments and hedged items reflecting the change in fair value of cross-currency interest rate swaps hedging variable rate MTNs denominated in foreign currencies. Additional net gains of $78.3 million, $5.9 million and $0.9 million were recorded in net realized gains and losses on investments, hedging instruments and hedged items to reflect the change in spot rates of these foreign currency denominated obligations during the years ended December 31, 2005, 2004 and 2003, respectively.
The following table summarizes the notional amount of derivative financial instruments outstanding as of December 31:

(in millions)	2005	2004
Interest rate swaps:
Pay fixed/receive variable rate swaps hedging investments	$2,040.1	$1,891.5
Pay variable/receive fixed rate swaps hedging investments	79.2	152.8
Pay variable/receive variable rate swaps hedging investments	—	145.0
Pay variable/receive fixed rate swaps hedging liabilities	550.0	275.0
Pay variable/receive variable rate swaps hedging liabilities	30.0	280.0
Pay fixed/receive variable rate swaps hedging liabilities	170.0	275.0
Other contracts hedging investments	10.0	43.9
Cross-currency interest rate swaps:
Hedging foreign currency denominated investments	439.8	400.9
Hedging foreign currency denominated liabilities	1,312.4	2,028.8
Credit default swaps and other non-hedging instruments	555.3	836.0
Equity option contracts	774.4	190.9
Interest rate futures contracts	120.5	387.0

Total	$6,081.7	$6,906.8

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003

(7)	Investments
The following table summarizes the amortized cost, gross unrealized gains and losses, and estimated fair values of securities available-for-sale as of the dates indicated:

(in millions)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
December 31, 2005:
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S. Government corporations	$163.8	$14.3	$0.6	$177.5
Agencies not backed by the full faith and credit of the U.S. Government	849.7	61.2	6.2	904.7
Obligations of states and political subdivisions	300.3	2.4	3.8	298.9
Debt securities issued by foreign governments	41.4	2.7	0.1	44.0
Corporate securities
Public	9,520.0	233.7	106.2	9,647.5
Private	6,572.2	195.3	65.3	6,702.2
Mortgage-backed securities – U.S. Government-backed	6,048.3	18.1	107.6	5,958.8
Asset-backed securities	3,463.2	42.6	41.3	3,464.5

Total fixed maturity securities	26,958.9	570.3	331.1	27,198.1
Equity securities	35.1	7.0	—	42.1

Total securities available-for-sale	$26,994.0	$577.3	$331.1	$27,240.2

December 31, 2004:
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S. Government corporations	$81.1	$13.9	$0.1	$94.9
Agencies not backed by the full faith and credit of the U.S. Government	1,101.0	81.6	1.0	1,181.6
Obligations of states and political subdivisions	246.8	3.1	2.7	247.2
Debt securities issued by foreign governments	41.6	2.7	0.1	44.2
Corporate securities
Public	10,192.0	448.9	26.4	10,614.5
Private	6,633.6	342.9	24.1	6,952.4
Mortgage-backed securities – U.S. Government-backed	4,628.8	59.5	16.3	4,672.0
Asset-backed securities	3,783.8	87.7	26.3	3,845.2

Total fixed maturity securities	26,708.7	1,040.3	97.0	27,652.0
Equity securities	37.7	10.5	0.1	48.1

Total securities available-for-sale	$26,746.4	$1,050.8	$97.1	$27,700.1

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
The table below summarizes the amortized cost and estimated fair value of fixed maturity securities available-for-sale, by maturity, as of December 31, 2005. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(in millions)	Amortized cost	Estimated fair value
Fixed maturity securities available-for-sale:
Due in one year or less	$1,902.1	$1,909.1
Due after one year through five years	6,212.8	6,285.3
Due after five years through ten years	6,160.3	6,246.3
Due after ten years	3,172.2	3,334.1

Subtotal	17,447.4	17,774.8
Mortgage-backed securities – U.S. Government-backed	6,048.3	5,958.8
Asset-backed securities	3,463.2	3,464.5

Total	$26,958.9	$27,198.1

The following table presents the components of net unrealized gains on securities available-for-sale as of December 31:

(in millions)	2005	2004
Net unrealized gains, before adjustments and taxes	$246.2	$953.7
Adjustment to DAC	42.4	(144.6)
Adjustment to future policy benefits and claims	(104.6)	(121.6)
Deferred federal income taxes	(64.4)	(240.6)

Net unrealized gains	$119.6	$446.9

The following table presents an analysis of the net (decrease) increase in net unrealized gains on securities available-for-sale before adjustments and taxes for the years ended December 31:

(in millions)	2005	2004	2003
Fixed maturity securities	$(704.1)	$(153.3)	$61.9
Equity securities	(3.4)	(1.2)	12.4

Net change	$(707.5)	$(154.5)	$74.3

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
The following table summarizes by time the gross unrealized losses on securities available-for-sale in an unrealized loss position as of the dates indicated:

	Less than or equal to one year		More than one year		Total
(in millions)	Estimated fair value	Gross unrealized losses	Estimated fair value	Gross unrealized losses	Estimated fair value	Gross unrealized losses
December 31, 2005:
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S. Government corporations	$25.1	$0.5	$3.7	$0.1	$28.8	$0.6
Agencies not backed by the full faith and credit of the U.S. Government	297.0	4.9	42.2	1.3	339.2	6.2
Obligations of states and political subdivisions	150.7	3.0	29.7	0.8	180.4	3.8
Debt securities issued by foreign governments	7.4	0.1	—	—	7.4	0.1
Corporate securities
Public	3,210.4	63.2	1,088.2	43.0	4,298.6	106.2
Private	1,690.3	39.1	672.6	26.2	2,362.9	65.3
Mortgage-backed securities – U.S. Government-backed	4,062.8	88.6	632.6	19.0	4,695.4	107.6
Asset-backed securities	1,420.7	26.1	432.5	15.2	1,853.2	41.3

Total fixed maturity securities	10,864.4	225.5	2,901.5	105.6	13,765.9	331.1
Equity securities	3.9	—	—	—	3.9	—

Total	$10,868.3	$225.5	$2,901.5	$105.6	$13,769.8	$331.1

% of gross unrealized losses		68%		32%

December 31, 2004:
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S. Government corporations	$5.7	$0.1	$0.2	$—	$5.9	$0.1
Agencies not backed by the full faith and credit of the U.S. Government	179.9	1.0	—	—	179.9	1.0
Obligations of states and political subdivisions	68.6	0.5	52.7	2.2	121.3	2.7
Debt securities issued by foreign governments	—	—	7.5	0.1	7.5	0.1
Corporate securities
Public	1,522.3	17.9	291.5	8.5	1,813.8	26.4
Private	994.2	16.3	184.2	7.8	1,178.4	24.1
Mortgage-backed securities – U.S.
Government-backed	1,271.5	10.5	225.1	5.8	1,496.6	16.3
Asset-backed securities	728.0	15.4	229.3	10.9	957.3	26.3

Total fixed maturity securities	4,770.2	61.7	990.5	35.3	5,760.7	97.0
Equity securities	0.7	0.1	—	—	0.7	0.1

Total	$4,770.9	$61.8	$990.5	$35.3	$5,761.4	$97.1

% of gross unrealized losses		64.0%		36.0%

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
Proceeds from the sale of securities available-for-sale during 2005, 2004 and 2003 were $2.62 billion, $2.49 billion and $2.22 billion, respectively. During 2005, gross gains of $71.9 million ($61.5 million and $104.0 million in 2004 and 2003, respectively) and gross losses of $22.6 million ($8.7 million and $27.6 million in 2004 and 2003, respectively) were realized on those sales.
The Company had $22.2 million and $18.0 million of real estate investments as of December 31, 2005 and 2004, respectively, that were non-income producing during the preceding twelve months.
Real estate is presented at cost less accumulated depreciation of $21.5 million as of December 31, 2005 ($20.9 million as of December 31, 2004). The carrying value of real estate held for disposal totaled $2.5 million and $2.8 million as of December 31, 2005 and 2004, respectively.
The recorded investment of mortgage loans on real estate considered to be impaired was $29.7 million as of December 31, 2005 ($30.0 million as of December 31, 2004), for which the related valuation allowance was $7.1 million ($7.6 million as of December 31, 2004). Impaired mortgage loans with no valuation allowance are a result of collateral dependent loans where the fair value of the collateral is estimated to be greater than the recorded investment of the loan. During 2005, the average recorded investment in impaired mortgage loans on real estate was $7.4 million ($10.0 million in 2004). Interest income recognized on those loans, which is recognized on a cash basis, totaled $2.1 million in 2005 ($1.6 million in 2004).
The following table summarizes activity in the valuation allowance account for mortgage loans on real estate for the years ended December 31:

(in millions)	2005	2004	2003
Allowance, beginning of period	$33.3	$29.1	$43.4
Net additions (reductions) charged (credited) to allowance	(2.2)	4.2	(14.3)

Allowance, end of period	$31.1	$33.3	$29.1

During the third quarter of 2003, the Company refined its analysis of the overall performance of the mortgage loan portfolio and related allowance for mortgage loan losses. This analysis included an evaluation of the current composition of the portfolio, historical losses by property type, current economic conditions and probable losses inherent in the loan portfolio as of the balance sheet date, but not yet identified by specific loan. As a result of the analysis, the total valuation allowance was reduced by $12.1 million.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
The following table summarizes net realized gains (losses) on investments, hedging instruments and hedged items from continuing operations by source for the years ended December 31:

(in millions)	2005	2004	2003
Realized gains on sales, net of hedging losses:
Fixed maturity securities available-for-sale	$65.3	$57.5	$98.5
Hedging losses on fixed maturity sales	(6.8)	(15.2)	(42.4)
Equity securities available-for-sale	6.6	4.0	5.5
Mortgage loans on real estate	10.7	10.7	3.0
Mortgage loan hedging losses	(3.3)	(4.0)	(2.4)
Real estate	2.1	3.7	4.2
Other	1.0	8.3	—

Total realized gains on sales, net of hedging losses	75.6	65.0	66.4

Realized losses on sales, net of hedging gains:
Fixed maturity securities available-for-sale	(22.5)	(7.8)	(27.2)
Hedging gains on fixed maturity sales	3.9	3.7	9.2
Equity securities available-for-sale	(0.1)	(0.9)	(0.4)
Mortgage loans on real estate	(10.4)	(6.8)	(5.0)
Mortgage loan hedging gains	7.8	2.2	0.5
Real estate	—	(1.2)	(0.3)
Other	(1.6)	(1.9)	(2.0)

Total realized losses on sales, net of hedging gains	(22.9)	(12.7)	(25.2)

Other-than-temporary and other investment impairments:
Fixed maturity securities available-for-sale	(28.1)	(79.7)	(159.4)
Equity securities available-for-sale	(0.9)	(0.6)	(8.0)
Mortgage loans on real estate, including valuation allowance adjustment	(4.5)	(7.1)	11.7
Real estate	(0.1)	(3.2)	(0.8)
Other	(3.2)	—	—

Total other-than-temporary and other investment impairments	(36.8)	(90.6)	(156.5)

Credit default swaps	(7.5)	0.3	13.3
Periodic net coupon settlements on non-qualifying derivatives	1.1	6.6	15.6
Other derivatives	1.1	(5.0)	1.2

Net realized gains (losses) on investments, hedging instruments and hedged items	$10.6	$(36.4)	$(85.2)

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
The following table summarizes net investment income from continuing operations by investment type for the years ended December 31:

(in millions)	2005	2004	2003
Securities available-for-sale:
Fixed maturity securities	$1,466.2	$1,461.9	$1,453.1
Equity securities	2.4	1.2	1.4
Mortgage loans on real estate	577.3	577.4	579.7
Real estate	16.6	17.9	21.7
Short-term investments	18.8	8.9	9.3
Derivatives	(31.0)	(94.3)	(107.2)
Other	112.2	78.4	64.8

Gross investment income	2,162.5	2,051.4	2,022.8
Less investment expenses	57.3	50.9	49.7

Net investment income	$2,105.2	$2,000.5	$1,973.1

Fixed maturity securities with an amortized cost of $16.4 million and $52.3 million as of December 31, 2005 and 2004, respectively, were on deposit with various regulatory agencies as required by law.
As of December 31, 2005 and 2004, the Company had pledged fixed maturity securities with a fair value of $8.6 million and $51.4 million, respectively, as collateral to various derivative counterparties.
As of December 31, 2005 and 2004, the Company had received $1.10 billion and $874.2 million, respectively, of cash collateral on securities lending and $203.3 million and $415.7 million, respectively, of cash for derivative collateral. As of December 31, 2005, the Company had not received any non-cash collateral on securities lending compared to $191.8 million received at December 31, 2004. Both the cash and non-cash collateral amounts are included in short-term investments with a corresponding liability recorded in other liabilities. As of December 31, 2005 and 2004, the Company had loaned securities with a fair value of $1.07 billion and $1.04 billion, respectively. The Company also held $53.2 million and $222.5 million of securities as off-balance sheet collateral on derivative transactions as of December 31, 2005 and 2004, respectively.

(8)	Variable Annuity Contracts
The Company issues traditional variable annuity contracts through its separate accounts, for which investment income and gains and losses on investments accrue directly to, and investment risk is borne by, the contractholder. The Company also issues non-traditional variable annuity contracts in which the Company provides various forms of guarantees to benefit the related contractholders. The Company provides four primary guarantee types under non-traditional variable annuity contracts: (1) GMDB; (2) GMAB; (3) GMIB; and (4) a hybrid guarantee with GMAB and GMWB.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
The GMDB provides a specified minimum return upon death. Many of these death benefits are spousal, whereby a death benefit will be paid upon death of the first spouse. The survivor has the option to terminate the contract or continue it and have the death benefit paid into the contract and a second death benefit paid upon the survivor’s death. The Company has offered six primary GMDB types:

•
Return of premium– provides the greater of account value or total deposits made to the contract less any partial withdrawals and assessments, which is referred to as “net premiums.” There are two variations of this benefit. In general, there is no lock in age for this benefit. However, for some contracts the GMDB reverts to the account value at a specified age, typically age 75.

•
Reset– provides the greater of a return of premium death benefit or the most recent five-year anniversary (prior to lock-in age) account value adjusted for withdrawals. For most contracts, this GMDB locks in at age 86 or 90, and for others the GMDB reverts to the account value at age 75, 85, 86 or 90.

•
Ratchet– provides the greater of a return of premium death benefit or the highest specified “anniversary” account value (prior to age 86) adjusted for withdrawals. Currently, there are three versions of ratchet, with the difference based on the definition of anniversary: monthaversary – evaluated monthly; annual – evaluated annually; and five-year – evaluated every fifth year.

•
Rollup– provides the greater of a return of premium death benefit or premiums adjusted for withdrawals accumulated at generally 5% simple interest up to the earlier of age 86 or 200% of adjusted premiums. There are two variations of this benefit. For certain contracts, this GMDB locks in at age 86, and for others the GMDB reverts to the account value at age 75.

•	Combo– provides the greater of annual ratchet death benefit or rollup death benefit. This benefit locks in at either age 81 or 86.

•
Earnings enhancement– provides an enhancement to the death benefit that is a specified percentage of the adjusted earnings accumulated on the contract at the date of death. There are two versions of this benefit: (1) the benefit expires at age 86, and a credit of 4% of account value is deposited into the contract; and (2) the benefit does not have an end age, but has a cap on the payout and is paid upon the first death in a spousal situation. Both benefits have age limitations. This benefit is paid in addition to any other death benefits paid under the contract.

The GMAB, offered in the Company’s Capital Preservation Plus (CPP) contract rider, is a living benefit that provides the contractholder with a guaranteed return of premium, adjusted proportionately for withdrawals, after a specified period of time (5, 7 or 10 years) selected by the contractholder at the issuance of the variable annuity contract. In some cases, the contractholder also has the option, after a specified period of time, to drop the rider and continue the variable annuity contract without the GMAB. In general, the GMAB requires a minimum allocation to guaranteed term options or adherence to limitations required by an approved asset allocation strategy.
The GMIB is a living benefit that provides the contractholder with a guaranteed annuitization value. The GMIB types are:

•	Ratchet– provides an annuitization value equal to the greater of account value, net premiums or the highest one-year anniversary account value (prior to age 86) adjusted for withdrawals.

•
Rollup– provides an annuitization value equal to the greater of account value and premiums adjusted for withdrawals accumulated at 5% compound interest up to the earlier of age 86 or 200% of adjusted premiums.

•	Combo– provides an annuitization value equal to the greater of account value, ratchet GMIB benefit or rollup GMIB benefit.
See Note 4 for a complete description of the Company’s hybrid GMAB/GMWB offered through its CPPLI contract rider. All GMAB contracts with the hybrid GMAB/GMWB rider are included with GMAB contracts in the following tables.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
The following table summarizes the account values and net amount at risk, net of reinsurance, for variable annuity contracts with guarantees invested in both general and separate accounts as of December 31:

	2005			2004
(in millions)	Account value	Net amount at risk[1]	Wtd. avg. attained age	Account value	Net amount at risk[1]	Wtd. avg. attained age
GMDB:
Return of premium	$9,260.6	$32.5	60	$9,675.4	$54.1	59
Reset	16,932.1	58.7	63	17,315.9	153.2	62
Ratchet	11,020.6	28.9	65	9,621.0	42.3	64
Rollup	592.1	8.4	69	638.6	9.7	68
Combo	2,530.6	22.3	68	2,519.9	19.2	67

Subtotal	40,336.0	150.8	64	39,770.8	278.5	62
Earnings enhancement	418.5	27.6	61	310.1	18.0	60

Total - GMDB	$40,754.5	$178.4	63	$40,080.9	$296.5	62

GMAB[2]:
5 Year	$1,041.8	$0.5	N/A	$460.6	$0.1	N/A
7 Year	1,103.5	0.2	N/A	568.4	—	N/A
10 Year	595.5	0.1	N/A	304.0	—	N/A

Total - GMAB	$2,740.8	$0.8	N/A	$1,333.0	$0.1	N/A

GMIB[3]:
Ratchet	$444.7	$—	N/A	$437.7	$—	N/A
Rollup	1,189.3	—	N/A	1,188.2	—	N/A
Combo	0.5	—	N/A	1.0	—	N/A

Total - GMIB	$1,634.5	$—	N/A	$1,626.9	$—	N/A

[1]
Net amount at risk is calculated on a seriatum basis and equals the respective guaranteed benefit less the account value (or zero if the account value exceeds the guaranteed benefit). As it relates to GMIB, net amount at risk is calculated as if all policies were eligible to annuitize immediately, although all GMIB options have a waiting period of at least 7 years from issuance, with the earliest annuitizations beginning in 2006.

[2]	GMAB contracts with the hybrid GMAB/GMWB rider had account values of $939.1 million as of December 31, 2005.

[3]	The weighted average period remaining until expected annuitization is not meaningful and has not been presented because there is currently no material GMIB exposure.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
The following table is a rollforward of the liabilities for guarantees on variable annuity contracts reflected in the Company’s general account for the years indicated:

(in millions)	GMDB	GMAB	GMIB	Total
Balance as of December 31, 2003	$21.8	$4.3	$—	$26.1
Expense provision	25.0	—	0.8	25.8
Net claims paid	(23.2)	—	—	(23.2)
Value of new business sold	—	24.7	—	24.7
Change in fair value	—	(8.4)	—	(8.4)

Balance as of December 31, 2004	23.6	20.6	0.8	45.0
Expense provision	32.8	—	0.4	33.2
Net claims paid	(29.5)	—	—	(29.5)
Value of new business sold	—	53.4	—	53.4
Change in fair value		(6.1)	—	(6.1)

Balance as of December 31, 2005	$26.9	$67.9	$1.2	$96.0

The following table summarizes account balances of contracts with guarantees that were invested in separate accounts as of December 31:

(in millions)	2005	2004
Mutual funds:
Bond	$3,857.3	$4,136.8
Domestic equity	28,011.3	27,402.4
International equity	2,161.4	1,831.3

Total mutual funds	34,030.0	33,370.5
Money market funds	1,350.4	1,313.6

Total	$35,380.4	$34,684.1

The Company’s GMDB claim reserves are determined by estimating the expected value of death benefits on contracts that trigger a policy benefit and recognizing the excess ratably over the accumulation period based on total expected assessments. GMIB claim reserves are determined each period by estimating the expected value of annuitization benefits in excess of the projected account balance at the date of annuitization and recognizing the excess ratably over the accumulation period based on total assessments. The Company regularly evaluates GMDB and GMIB claim reserve estimates used and adjusts the additional liability balances as appropriate, with a related charge or credit to other benefits and claims in the period of evaluation if actual experience or other evidence suggests that earlier assumptions should be revised. The assumptions used in calculating GMIB claim reserves are consistent with those used for calculating GMDB claim reserves. In addition, the calculation of GMIB claim reserves assumes benefit utilization ranges from a low of 3% when the contractholder’s annuitization value is 10% in the money to 100% utilization when the contractholder is 90% in the money.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
The following assumptions and methodology were used to determine the GMDB claim reserves as of December 31, 2005 and December 31, 2004 (except where noted otherwise):

•	Data used was based on a combination of historical numbers and future projections involving 50 probabilistically generated economic scenarios

•	Mean gross equity performance – 8.1%

•	Equity volatility – 18.7%

•	Mortality – 100% of Annuity 2000 table

•	Asset fees – equivalent to mutual fund and product loads

•	Discount rate – 8.0%
Lapse rate assumptions vary by duration as shown below:

Duration (years)	1	2	3	4	5	6	7	8	9	10+
Minimum	4.50%	5.50%	6.50%	8.50%	10.50%	10.50%	10.50%	17.50%	17.50%	17.50%
Maximum	4.50%	8.50%	11.50%	17.50%	22.50%	22.50%	22.50%	22.50%	22.50%	19.50%
GMABs and hybrid GMABs/GMWBs are considered embedded derivatives under current accounting guidance, resulting in the related liabilities being separated from the host insurance product and recognized at fair value, with changes in fair value reported in earnings, and therefore, excluded from the SOP 03-1 policy benefits.

(9)	Short-Term Debt
The following table summarizes short-term debt as of December 31:

(in millions)	2005	2004
$800.0 million commercial paper program	$134.7	$134.7
$350.0 million securities lending program facility	75.0	47.7
$250.0 million securities lending program facility	32.6	32.6

Total short-term debt	$242.3	$215.0

The Company has available as a source of funds a $1.00 billion revolving credit facility entered into by NFS, NLIC and NMIC with a group of national financial institutions. Previously, the facility consisted of a 364-day agreement and a five-year agreement. In May 2005, the 364-day agreement was terminated, and the five-year agreement was amended and restated for a new five-year term. The facility provides for several and not joint liability with respect to any amount drawn by any party. The facility provides covenants, including, but not limited to, requirements that the Company maintain consolidated tangible net worth, as defined, in excess of $2.60 billion and that NLIC maintain statutory surplus, as defined, in excess of $1.67 billion. As of December 31, 2005 and 2004, the Company and NLIC were in compliance with all covenants. The Company had no amounts outstanding under this agreement as of December 31, 2005 and 2004. NLIC also has an $800.0 million commercial paper program and is required to maintain an available credit facility equal to 50% of any amounts outstanding under the commercial paper program. Therefore, borrowing capacity under the aggregate $1.00 billion revolving credit facility is reduced by 50% of any amounts outstanding under the commercial paper program. NLIC had $134.7 million in commercial paper outstanding as of December 31, 2005 and 2004 at a weighted average effective interest rate of 4.22% in 2005 and 2.14% in 2004.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
NLIC has entered into an agreement with its custodial bank to borrow against the cash collateral that is posted in connection with its securities lending program. This is an uncommitted facility, which is contingent on the liquidity of the securities lending program. The borrowing facility was established to fund commercial mortgage loans that were originated with the intent of sale through securitization. The maximum amount available under the agreement is $350.0 million. The borrowing rate on this program is equal to one-month U.S. LIBOR. NLIC had $75.0 million and $47.7 million outstanding under this agreement as of December 31, 2005 and 2004, respectively. As of December 31, 2005, the Company has not provided any guarantees on such borrowings, either directly or indirectly.
In addition to the agreement described above, NMIC has entered into an agreement with its custodial bank to borrow against the cash collateral that is posted in connection with its securities lending program. This is an uncommitted facility, which is contingent on the liquidity of the securities lending program. The borrowing facility was established to fund commercial mortgage loans that were originated with the intent of sale through securitization. Because NLIC has a variable interest in the profits from the securitization of these loans and is the primary beneficiary of this arrangement, NLIC consolidates the assets and liabilities associated with these loans and the corresponding borrowings in accordance with current accounting guidance. The maximum amount available under the agreement is $250.0 million. The borrowing rate on this program is equal to one-month U.S. LIBOR. NMIC had $32.6 million outstanding under this agreement as of December 31, 2005 and 2004. As of December 31, 2005, the Company has not provided any guarantees on such borrowings, either directly or indirectly.
The Company paid interest on short-term debt totaling $11.5 million, $3.6 million and $1.3 million in 2005, 2004 and 2003, respectively, including less than $0.1 million to NFS during each year.

(10)	Long-Term Debt
The following table summarizes surplus notes payable to NFS as of December 31:

(in millions)	2005	2004
8.15% surplus note, due June 27, 2032	$300.0	$300.0
7.50% surplus note, due December 17, 2031	300.0	300.0
6.75% surplus note, due December 23, 2033	100.0	100.0

Total long-term debt	$700.0	$700.0

The Company made interest payments to NFS on surplus notes totaling $53.7 million in 2005, $50.7 million in 2004 and $47.1 million in 2003. Payments of interest and principal under the notes require the prior approval of the Ohio Department of Insurance (ODI).

(11)	Federal Income Taxes
Through September 30, 2002, the Company filed a consolidated federal income tax return with NMIC, the ultimate majority shareholder of NFS. Effective October 1, 2002, Nationwide Corporation’s ownership in NFS decreased from 79.8% to 63.0%. Therefore, NFS and its subsidiaries, including the Company, no longer qualify to be included in the NMIC consolidated federal income tax return. The members of the NMIC consolidated federal income tax return group participated in a tax sharing arrangement, which provided, in effect, for each member to bear essentially the same federal income tax liability as if separate tax returns were filed.
Under Internal Revenue Code (IRC) regulations, NFS and its subsidiaries cannot file a life/non-life consolidated federal income tax return until five full years following NFS’ departure from the NMIC consolidated federal income tax return group. Therefore, NFS and its direct non-life insurance company subsidiaries will file a consolidated federal income tax return; NLIC and NLAIC will file a consolidated federal income tax return; and the direct non-life insurance companies under NLIC will file separate federal income tax returns, until 2008, when NFS will become eligible to file a single life/non-life consolidated federal income tax return with all of its subsidiaries.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
The following table summarizes the tax effects of temporary differences that give rise to significant components of the net deferred tax liability as of December 31:

(in millions)	2005	2004
Deferred tax assets:
Future policy benefits	$630.5	$715.5
Other	185.9	117.0

Gross deferred tax assets	816.4	832.5
Less valuation allowance	(7.0)	(7.0)

Deferred tax assets, net of valuation allowance	809.4	825.5

Deferred tax liabilities:
Fixed maturity securities	65.1	318.2
Equity securities and other investments	23.8	20.9
Derivatives	31.8	31.2
Deferred policy acquisition costs	970.5	908.1
Other	116.4	101.9

Gross deferred tax liabilities	1,207.6	1,380.3

Net deferred tax liability	$398.2	$554.8

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of the total gross deferred tax assets will not be realized. Future taxable amounts or recovery of federal income tax paid within the statutory carryback period can offset nearly all future deductible amounts. The valuation allowance was unchanged during 2005, 2004 and 2003.
The Company’s current federal income tax liability was $53.8 million and $145.3 million as of December 31, 2005 and 2004, respectively.
During the third quarter of 2005, the Company refined its separate account dividends received deduction (DRD) estimation process. As a result, the Company identified and recorded additional federal income tax benefits and recoverables in the amount of $42.6 million related to all open tax years (2000 – 2005). In addition, the Company recorded $5.6 million of net benefit adjustments in the third quarter of 2005, primarily related to differences between the estimated tax liability and the amounts reported on the Company’s tax returns and revised estimates of permanent income tax deductions expected to be generated in 2005. During the fourth quarter of 2005, the Company revised the estimate for the separate account DRD and recorded an additional federal income tax benefit of $8.0 million based on additional information available at year end.
The following table summarizes federal income tax expense attributable to income from continuing operations for the years ended December 31:

(in millions)	2005	2004	2003
Current	$90.6	$181.5	$106.7
Deferred	5.0	(61.5)	(10.5)

Federal income tax expense	$95.6	$120.0	$96.2

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
Total federal income tax expense differs from the amount computed by applying the U.S. federal income tax rate to income from continuing operations before federal income taxes as follows for the years ended December 31:

	2005		2004		2003
(dollars in millions)	Amount	%	Amount	%	Amount	%
Computed (expected) tax expense	$217.0	35.0	$187.2	35.0	$152.0	35.0
Tax exempt interest and dividends received deduction	(107.5)	(17.3)	(47.2)	(8.8)	(45.7)	(10.5)
Income tax credits	(16.3)	(2.6)	(9.7)	(1.8)	(10.8)	(2.5)
Release of Phase III tax liability	—	—	(5.1)	(1.0)	—	—
Other, net	2.4	0.3	(5.2)	(1.0)	0.7	0.1

Total	$95.6	15.4	$120.0	22.4	$96.2	22.1

The Jobs Creation Act of 2004 suspends policyholder surplus accounts (PSA) during 2005 and 2006 and provides that direct and indirect distributions from the PSA during any taxable year beginning after 2004 and before 2007 be treated as zero. Because NLIC had the ability and intent to distribute this PSA balance to its shareholder during the noted period, the potential tax liability was eliminated as of December 31, 2004 (see “Release of Phase III tax liability” above). The Jobs Creation Act of 2004 had no other significant impact on the Company’s tax position.
Total federal income tax paid was $182.2 million, $142.3 million and $176.2 million during the years ended December 31, 2005, 2004 and 2003, respectively.

(12)	Shareholders’ Equity, Regulatory Risk-Based Capital, Retained Earnings and Dividend Restrictions
The State of Ohio, where NLIC and NLAIC are domiciled, imposes minimum risk-based capital requirements that were developed by the NAIC. The formulas for determining the amount of risk-based capital specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of total adjusted capital, as defined by the NAIC, to authorized control level risk-based capital, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. NLIC and NLAIC each exceeded the minimum risk-based capital requirements for all periods presented herein.
State insurance laws generally restrict the ability of insurance companies to pay cash dividends and make other payments in excess of certain prescribed limitations without prior approval. The Company is limited in the amount of shareholder dividends it may pay without prior approval by the ODI. The statutory capital and surplus of NLIC as of December 31, 2005 and 2004 was $2.60 billion and $2.39 billion, respectively. The statutory net income of NLIC for the years ended December 31, 2005, 2004 and 2003 was $462.5 million, $317.7 million and $444.4 million, respectively. As of January 1, 2006, based on statutory financial results as of and for the year ended December 31, 2005, NLIC could pay dividends totaling $277.5 million without obtaining prior approval. On February 22, 2006, NLIC declared a $70.0 million dividend to NFS. In addition, the payment of dividends by NLIC may also be subject to restrictions set forth in the insurance laws of the State of New York that limit the amount of statutory profits on NLIC’s participating policies (measured before dividends to policyholders) that can inure to the benefit of the Company and its shareholder.
The Company currently does not expect such regulatory requirements to impair its ability to pay future operating expenses, interest and shareholder dividends.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003

(13)	Comprehensive Income
Comprehensive income includes net income and certain items that are reported directly within separate components of shareholder’s equity that are not recorded in net income (other comprehensive income or loss). The following table summarizes the Company’s other comprehensive (loss) income, before and after federal income tax benefit (expense), for the years ended December 31:

(in millions)	2005	2004	2003
Net unrealized (losses) gains on securities available-for-sale arising during the period:
Net unrealized (losses) gains before adjustments	$(687.2)	$(182.0)	$(16.7)
Net adjustment to deferred policy acquisition costs	187.0	99.1	56.9
Net adjustment to future policy benefits and claims	17.0	(11.0)	22.6
Related federal income tax benefit (expense)	169.1	33.3	(22.4)

Net unrealized (losses) gains	(314.1)	(60.6)	40.4

Reclassification adjustment for net realized (gains) losses on securities available-for-sale realized during the period:
Net unrealized (gains) losses	(20.3)	27.5	91.0
Related federal income tax expense (benefit)	7.1	(9.6)	(31.8)

Net reclassification adjustment	(13.2)	17.9	59.2

Other comprehensive (loss) income on securities available-for-sale	(327.3)	(42.7)	99.6

Accumulated net holding gains (losses) on cash flow hedges:
Unrealized holding gains (losses)	41.7	(47.4)	(40.9)
Related federal income tax (expense) benefit	(14.6)	16.6	14.3

Other comprehensive income (loss) on cash flow hedges	27.1	(30.8)	(26.6)

Total other comprehensive (loss) income	$(300.2)	$(73.5)	$73.0

Adjustments for net realized gains and losses on the ineffective portion of cash flow hedges were immaterial during the years ended December 31, 2005, 2004 and 2003.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003

(14)	Employee Benefit Plans
Defined Benefit Plans
The Company and certain affiliated companies participate in a defined benefit pension plan sponsored by NMIC. This plan covers all employees of participating companies who have completed at least one year of service. Plan contributions are invested in a group annuity contract issued by NLIC. All participants are eligible for benefits based on an account balance feature. Participants last hired before 2002 are eligible for benefits based on the highest average annual salary of a specified number of consecutive years of the last ten years of service, if such benefits are of greater value than the account balance feature. The Company funds pension costs accrued for direct employees plus an allocation of pension costs accrued for employees of affiliates whose work benefits the Company.
The Company’s portion of pension expense for this plan for the years ended December 31, 2005, 2004 and 2003 was $16.6 million, $13.7 million and $13.2 million, respectively. The Company recorded prepaid pension assets of $38.1 million and $14.6 million as of December 31, 2005 and 2004, respectively.
In addition to the NMIC pension plan, the Company and certain affiliated companies participate in life and health care defined benefit plans sponsored by NMIC for qualifying retirees. Postretirement life and health care benefits are contributory and generally are available to full-time employees, hired prior to June 1, 2000, who have attained age 55 and have accumulated 15 years of service with the Company after reaching age 40. Postretirement health care benefit contributions are adjusted annually and contain cost-sharing features such as deductibles and coinsurance. In addition, there are caps on the Company’s portion of the per-participant cost of the postretirement health care benefits. The Company’s policy is to fund the cost of health care benefits in amounts determined at the discretion of management. Plan assets are invested primarily in group annuity contracts issued by NLIC.
Two significant plan changes were enacted to the postretirement benefit plans at December 31, 2002. The first involved the postretirement medical plan, which was revised to reflect the current expectation that there will be no further increases in the benefit cap after 2006. Prior to 2007, it is assumed that the pre-65 benefit caps will increase by 3% per year, at which time the cap will be frozen. The second involved the postretirement death benefit plan, which was revised to reflect that all employer subsidies will be phased out beginning in 2007. The 2007 subsidy is assumed to be 2/3 of the current subsidy, and the 2008 subsidy is assumed to be 1/3 of the current amount. There is no employer subsidized benefit assumed after 2008.
The Company’s accrued postretirement benefit expense as of December 31, 2005 and 2004 was $47.6 million and $49.3 million, respectively. The net periodic benefit (income) cost for the postretirement benefit plans as a whole was $(0.1) million, $0.3 million and $1.1 million for 2005, 2004 and 2003, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
The following table summarizes information regarding the funded status of the NMIC pension plan as a whole and the NMIC postretirement benefit plans as a whole (all of which are U.S. plans), including amounts not related to the Company, as of the years ended December 31:

	Pension benefits		Postretirement benefits
(in millions)	2005	2004	2005	2004
Change in benefit obligation:
Benefit obligation at beginning of year	$2,733.1	$2,457.0	$291.9	$306.8
Service cost	133.5	121.8	9.7	9.2
Interest cost	134.9	134.0	16.0	17.5
Participant contributions	—	—	6.5	4.1
Plan amendment	—	—	—	(13.3)
Actuarial loss (gain)	261.6	125.7	3.0	(10.1)
Benefits paid	(117.3)	(105.4)	(25.9)	(22.3)

Benefit obligation at end of year	3,145.8	2,733.1	301.2	291.9

Change in plan assets:
Fair value of plan assets at beginning of year	2,454.3	2,242.4	135.6	127.5
Actual return on plan assets	184.1	187.3	6.3	6.2
Employer contributions[1]	249.8	130.0	19.1	20.1
Participant contributions	—	—	6.5	4.1
Benefits paid[1]	(117.3)	(105.4)	(25.9)	(22.3)

Fair value of plan assets at end of year	2,770.9	2,454.3	141.6	135.6

Funded status	(374.9)	(278.8)	(159.6)	(156.3)
Unrecognized prior service cost	21.4	25.8	(88.3)	(103.0)
Unrecognized net loss	544.6	298.2	52.1	48.0
Unrecognized net asset at transition	—	(1.2)	—	—

Prepaid (accrued) benefit cost, net	$191.1	$44.0	$(195.8)	$(211.3)

Accumulated benefit obligation	$2,510.3	$2,271.6

[1]	Employer contributions and benefits paid include only those amounts contributed directly to or paid directly from plan assets.
In 2004, the postretirement medical plan was amended to reflect the provisions of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Medicare Act), which was signed into law on December 8, 2003. The amendment integrates prescription drug benefits with the coverage provisions provided in the Medicare Act. The impact of the amendment is reflected in the accumulated postretirement benefit obligations beginning December 31, 2004. The expense impact of the amendment was a $2.0 million decrease for 2005 for the plan as a whole.
The effect of a 1% increase or decrease in the assumed health care cost trend rate on the accumulated postretirement benefit obligation was $0.1 million and $1.7 million at December 31, 2005 and 2004, respectively, for the plan as a whole.
NMIC and all participating employers, including the Company, expect to contribute $120.0 million to the pension plan and $20.0 million to the postretirement benefit plan in 2006.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
The following table summarizes benefits expected to be paid in each of the next five fiscal years and in the aggregate for the five fiscal years thereafter:

(in millions)	Pension benefits	Postretirement benefits
2006	$115.7	$20.7
2007	117.8	20.5
2008	120.2	19.8
2009	127.0	19.3
2010	133.8	19.9
2011-2015	817.1	111.6
The following table summarizes the weighted average assumptions used to calculate the benefit obligation and funded status of the NMIC pension plan as a whole and the NMIC postretirement benefit plans as a whole as of the December 31 measurement date for all plans:

	Pension benefits		Postretirement benefits
	2005	2004	2005	2004
Discount rate	4.75%	5.00%	5.45%	5.70%
Rate of increase in future compensation levels	4.25%	3.50%	—	—
Assumed health care cost trend rate:
Initial rate	—	—	9.00%	10.00%	[1]
Ultimate rate	—	—	5.50%	5.20%	[1]
Declining period	—	—	7 Years	10 Years

[1]	The 2005 initial rate was 9.00% for participants over age 65, with an ultimate rate of 5.5%, and the 2004 initial rate was 11.00% for participants over age 65, with an ultimate rate of 5.70%.
The NMIC pension plan employs a total return investment approach using a mix of equities and fixed income investments to maximize the long-term return on plan assets in exchange for a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and corporate financial condition. The plan requires investment in a group annuity contract backed by fixed investments with an interest rate guarantee to match liabilities for specific classes of retirees. On a periodic basis, the portfolio is analyzed to establish the optimal mix of assets based on current market conditions given the risk tolerance. In the most recent study, asset sub-classes were considered in debt securities (diversified U.S. investment grade bonds, diversified high-yield U.S. securities, international fixed income, emerging markets and commercial mortgage loans) and equity investments (domestic equities, private equities, international equities, emerging market equities and real estate investments). Each asset sub-class chosen contains a diversified blend of securities from that sub-class. Investment mix is measured and monitored continually through regular investment reviews, annual liability measurements and periodic asset/liability studies.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
The following table summarizes the asset allocation for the NMIC pension plan as a whole at the end of 2005 and 2004 and the target allocation for 2006, by asset category:

	Percentage of plan assets		Target allocation percentage
Asset Category	2005	2004	2006
Equity securities	50%	48%	40 - 65%
Debt securities	50%	52%	25 - 50%
Real estate	—	—	0 - 10%

Total	100%	100%

The NMIC postretirement benefit plans employ a total return investment approach using a mix of equities and fixed income investments to maximize the long-term return on plan assets in exchange for a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and corporate financial condition. Plan investments for retiree life insurance benefits generally include a retiree life insurance contract issued by NLIC. For retiree medical liabilities, plan investments include both a group annuity contract issued by NLIC backed by fixed investments with an interest rate guarantee and a separate account invested in diversified U.S. equities. Investment mix is measured and monitored continually through regular investment reviews, annual liability measurements and periodic asset/liability studies.
The following table summarizes the asset allocation for the NMIC postretirement benefit plans as a whole at the end of 2005 and 2004 and the target allocation for 2006, by asset category:

	Percentage of plan assets		Target allocation percentage
Asset Category	2005	2004	2006
Equity securities	60%	60%	50 - 80%
Debt securities	37%	35%	20 - 50%
Other	3%	5%	0 - 10%

Total	100%	100%

The following table summarizes the components of net periodic benefit cost for the NMIC pension plan as a whole, including amounts not related to the Company, for the years ended December 31:

(in millions)	2005	2004	2003
Service cost	$133.5	$121.8	$104.0
Interest cost	134.9	134.0	131.7
Expected return on plan assets	(172.6)	(167.7)	(156.7)
Recognized net actuarial loss	—	—	0.1
Amortization of prior service cost	4.5	4.5	4.5
Amortization of unrecognized net losses	3.6	—	—
Amortization of unrecognized transition cost	(1.2)	(1.3)	(1.3)

Net periodic benefit cost	$102.7	$91.3	$82.3

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
The following table summarizes the weighted average assumptions used to calculate net periodic benefit cost, set at the beginning of each year, for the NMIC pension plan as a whole:

	2005	2004	2003
Discount rate	5.00%	5.50%	6.00%
Rate of increase in future compensation levels	3.50%	4.00%	4.50%
Expected long-term rate of return on plan assets	6.75%	7.25%	7.75%
The NMIC pension plan employs a prospective building block approach in determining the expected long-term rate of return on plan assets. This process is integrated with the determination of other economic assumptions such as discount rate and salary scale. Historical markets are studied, and long-term historical relationships between equities and fixed income investments are preserved consistent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run (called a risk premium). Historical risk premiums are used to develop expected real rates of return for each asset sub-class. The expected real rates of return, reduced for investment expenses, are applied to the target allocation of each asset sub-class to produce an expected real rate of return for the target portfolio. This expected real rate of return will vary by plan and will change when the plan’s target investment portfolio changes. Current market factors such as inflation and interest rates are incorporated into the process. For a given measurement date, the discount rate is set by reference to the yield on high-quality corporate bonds to approximate the rate at which plan benefits could effectively be settled. The historical real rate of return is subtracted from these bonds to generate an assumed inflation rate. The expected long-term rate of return on plan assets is the assumed inflation rate plus the expected real rate of return. This process effectively sets the expected return for the plan’s portfolio at the yield for the reference bond portfolio, adjusted for expected risk premiums of the target asset portfolio. Given the prospective nature of this calculation, short-term fluctuations in the market do not impact the expected risk premiums. However, as the yield for the reference bond fluctuates, the assumed inflation rate and the expected long-term rate are adjusted in tandem.
Effective December 31, 2005, the historical risk premiums and expected real rates of return were re-evaluated affecting December 31, 2005 benefit obligations and 2006 costs. For benefits obligations, a lower real rate of return on corporate bonds led to a higher implied inflation rate and a higher rate of future compensation increase, which was 4.25% at December 31, 2005.
The following table summarizes the components of net periodic benefit cost for the NMIC postretirement benefit plans as a whole, including amounts not related to the Company, for the years ended December 31:

(in millions)	2005	2004	2003
Service cost	$9.7	$9.2	$9.9
Interest cost	16.0	17.5	19.5
Expected return on plan assets	(8.7)	(8.9)	(8.0)
Amortization of unrecognized net losses	1.4	—	—
Net amortization and deferral	(14.8)	(12.1)	(9.9)

Net periodic benefit cost	$3.6	$5.7	$11.5

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
The following table summarizes the weighted average assumptions used to calculate the Company’s net periodic benefit cost, set at the beginning of each year, for the postretirement benefit plan as a whole:

	2005	2004	2003
Discount rate	5.70%	6.10%	6.60%
Expected long-term rate of return on plan assets	6.50%	7.00%	7.50%
Assumed health care cost trend rate:
Initial rate	10.00%[1]	11.00%[1]	11.30%[1]
Ultimate rate	5.20%[1]	5.20%[1]	5.70%[1]
Declining period	10 Years	11 Years	11 Years

[1]
The initial rate was 11.00% for participants over 65, with an ultimate rate of 5.70%, the 2004 initial rate was 11.00% for participants over age 65, with an ultimate rate of 5.70%, and the 2003 initial rate was 12.00% for participants over age 65, with an ultimate rate of 5.60%.

Defined Contribution Plans
The Company and certain affiliated companies sponsor defined contribution retirement savings plans covering substantially all employees of the Company. Employees may make salary deferral contributions of up to 80%. Salary deferrals of up to 6% are subject to a 50% Company match. The Company’s expense for contributions to these plans was $6.2 million, $5.8 million and $5.5 million for 2005, 2004 and 2003, respectively.

(15)	Related Party Transactions
The Company has entered into significant, recurring transactions and agreements with NMIC, other affiliates and subsidiaries as a part of its ongoing operations. These include annuity and life insurance contracts, office space leases, and agreements related to reinsurance, cost sharing, administrative services, marketing, intercompany loans, intercompany repurchases, cash management services and software licensing. Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, the number of full-time employees, commission expense and other methods agreed to by the participating companies and that are within industry guidelines and practices. In addition, Nationwide Services Company, LLC (NSC), a subsidiary of NMIC, provides computer, telephone, mail, employee benefits administration and other services to NMIC and certain of its direct and indirect subsidiaries, including the Company, based on specified rates for units of service consumed. For the years ended December 31, 2005, 2004 and 2003, the Company made payments to NMIC and NSC totaling $274.1 million, $194.6 million and $170.4 million, respectively. The Company does not believe that expenses recognized under these agreements are materially different than expenses that would have been recognized had the Company operated on a stand-alone basis.
The Company has issued group annuity and life insurance contracts and performs administrative services for various employee benefit plans sponsored by NMIC or its affiliates. Total account values of these contracts were $6.39 billion and $5.75 billion as of December 31, 2005 and 2004, respectively. Total revenues from these contracts were $136.2 million, $136.5 million and $138.9 million for the years ended December 31, 2005, 2004 and 2003, respectively, and include policy charges, net investment income from investments backing the contracts and administrative fees. Total interest credited to the account balances was $107.3 million, $107.9 million and $111.8 million for the years ended December 31, 2005, 2004 and 2003, respectively. The terms of these contracts are consistent in all material respects with what the Company offers to unaffiliated parties who are similarly situated.
The Company leases office space from NMIC and certain of its subsidiaries. For the years ended December 31, 2005, 2004 and 2003, the Company made lease payments to NMIC and its subsidiaries of $18.7 million, $18.4 million and $17.5 million, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
NLIC has a reinsurance agreement with NMIC whereby all of NLIC’s accident and health business not ceded to unaffiliated reinsurers is ceded to NMIC on a modified coinsurance basis. Either party may terminate the agreement on January 1 of any year with prior notice. Under a modified coinsurance agreement, the ceding company retains invested assets, and investment earnings are paid to the reinsurer. Under the terms of NLIC’s agreements, the investment risk associated with changes in interest rates is borne by the reinsurer. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. The Company believes that the terms of the modified coinsurance agreements are consistent in all material respects with what the Company could have obtained with unaffiliated parties. Revenues ceded to NMIC for the years ended December 31, 2005, 2004 and 2003 were $429.5 million, $335.6 million and $286.7 million, respectively, while benefits, claims and expenses ceded during these years were $398.8 million, $336.0 million and $247.5 million, respectively.
Funds of Gartmore Global Investments, Inc. (GGI), an affiliate, are offered to the Company’s customers as investment options in certain of the Company’s products. As of December 31, 2005 and 2004, customer allocations to GGI funds totaled $15.70 billion and $14.06 billion, respectively. For the years ended December 31, 2005, 2004 and 2003, GGI paid the Company $51.6 million, $44.5 million and $38.6 million, respectively, for the distribution and servicing of these funds.
Under a marketing agreement with NMIC, NLIC makes payments to cover a portion of the agent marketing allowance that is paid to Nationwide agents. These costs cover product development and promotion, sales literature, rent and similar items. Payments under this agreement totaled $26.5 million, $23.2 million and $24.8 million for the years ended December 31, 2005, 2004 and 2003, respectively.
The Company also participates in intercompany repurchase agreements with affiliates whereby the seller transfers securities to the buyer at a stated value. Upon demand or after a stated period, the seller repurchases the securities at the original sales price plus interest. As of December 31, 2005 and 2004, the Company had no borrowings from affiliated entities under such agreements. During 2005, 2004 and 2003, the most the Company had outstanding at any given time was $55.3 million, $227.7 million and $126.0 million, respectively, and the amounts the Company incurred for interest expense on intercompany repurchase agreements during these years were immaterial. The Company believes that the terms of the repurchase agreements are materially consistent with what the Company could have obtained from unaffiliated parties.
The Company and various affiliates entered into agreements with Nationwide Cash Management Company (NCMC), an affiliate, under which NCMC acts as a common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants. Amounts on deposit with NCMC for the benefit of the Company were $390.6 million and $498.4 million as of December 31, 2005 and 2004, respectively, and are included in short-term investments on the consolidated balance sheets. For the years ended December 31, 2005, 2004 and 2003, the Company paid NCMC fees totaling less than $0.1 million under this agreement.
Certain annuity products are sold through affiliated companies, which are also subsidiaries of NFS. Total commissions and fees paid to these affiliates for the years ended December 31, 2005, 2004 and 2003 were $59.0 million, $63.1 million and $62.0 million, respectively.
During the year ended December 31, 2005, the Company did not purchase any fixed maturity securities available-for-sale from NFN compared to $829.9 million purchased during 2004. NFN recorded gross realized gains of $23.4 million on such transactions during 2004.
An affiliate of the Company is currently developing a browser-based policy administration and online brokerage software application for defined benefit plans. In connection with the development of this application, the Company made net payments, which were expensed, to that affiliate related to development totaling $2.9 million, $2.6 million and $0.7 million for the years ended December 31, 2005, 2004 and 2003, respectively.
Through September 30, 2002, the Company filed a consolidated federal income tax return with NMIC, as discussed in more detail in Note 11. Effective October 1, 2002, NLIC began filing a consolidated federal income tax return with NLAIC. Total payments to NMIC were $45.0 million, $37.4 million and $2.4 million in the years ended December 31, 2005, 2004 and 2003, respectively. These payments related to tax years prior to deconsolidation.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
In the first quarter of 2003, NLIC received a $200.0 million capital contribution from NFS for general corporate purposes.
On February 22, 2006, NLIC declared a $70.0 million dividend to NFS. In 2005, 2004 and 2003, NLIC paid dividends to NFS totaling $185.0 million, $125.0 million and $60.0 million, respectively. During 2003, NLIC returned capital totaling $100.0 million to NFS.
See Note 10 for information on surplus notes payable from NLIC to NFS. In addition, the Company made interest payments on unsecured notes to NFS totaling less than $0.1 million in 2005, 2004 and 2003. As of December 31, 2005, there were no outstanding balances on unsecured notes to NFS.

(16)	Contingencies
Legal Matters
The Company is a party to litigation and arbitration proceedings in the ordinary course of its business. It is not possible to determine the ultimate outcome of the pending investigations and legal proceedings or to provide reasonable ranges of potential losses. Some of the matters, including certain of those referred to below, are in very preliminary stages, and the Company does not have sufficient information to make an assessment of plaintiffs’ claims for liability or damages. In some of the cases seeking to be certified as class actions, the court has not yet decided whether a class will be certified or (in the event of certification) the size of the class and class period. In many of the cases, plaintiffs are seeking undefined amounts of damages or other relief, including punitive damages and equitable remedies, that are difficult to quantify and cannot be defined based on the information currently available. The Company does not believe, based on information currently known by the Company’s management, that the outcomes of such pending investigations and legal proceedings are likely to have a material adverse effect on the Company’s consolidated financial position. However, given the large and/or indeterminate amounts sought in certain of these matters and inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could have a material adverse effect on the Company’s consolidated financial results in a particular quarterly or annual period.
In recent years, life insurance companies have been named as defendants in lawsuits, including class action lawsuits relating to life insurance and annuity pricing and sales practices. A number of these lawsuits have resulted in substantial jury awards or settlements against life insurers other than the Company.
The financial services industry, including mutual fund, variable annuity, life insurance and distribution companies, has also been the subject of increasing scrutiny by regulators, legislators and the media over the past few years. Numerous regulatory agencies, including the SEC, the National Association of Securities Dealers and the New York State Attorney General, have commenced industry-wide investigations regarding late trading and market timing in connection with mutual funds and variable insurance contracts, and have commenced enforcement actions against some mutual fund and life insurance companies on those issues. The Company has been contacted by or received subpoenas from the SEC and the New York State Attorney General, who are investigating market timing in certain mutual funds offered in insurance products sponsored by the Company. The Company has cooperated with these investigations. Information requests from the New York State Attorney General and the SEC with respect to investigations into late trading and market timing were last responded to by the Company and its affiliates in December 2003 and April 2005, respectively, and no further information requests have been received with respect to these matters.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
In addition, state and federal regulators have commenced investigations or other proceedings relating to compensation and bidding arrangements and possible anti-competitive activities between insurance producers and brokers and issuers of insurance products, and unsuitable sales and replacements by producers on behalf of the issuer. Also under investigation are compensation and revenue sharing arrangements between the issuers of variable insurance contracts and mutual funds or their affiliates, the use of side agreements and finite reinsurance agreements, and funding agreements issued to back MTN programs. Related investigations and proceedings may be commenced in the future. The Company and/or its affiliates have been contacted by or received subpoenas from state and federal regulatory agencies, state securities law regulators and state attorneys general for information relating to these investigations into compensation, revenue sharing and bidding arrangements, anti-competitive activities, unsuitable sales or replacement practices, the use of side agreements and finite reinsurance agreements, and funding agreements backing the MTN program. The Company is cooperating with regulators in connection with these inquiries and will cooperate with NMIC in responding to these inquiries to the extent that any inquiries encompass NMIC’s operations.
These proceedings are expected to continue in the future and could result in legal precedents and new industry-wide legislation, rules and regulations that could significantly affect the financial services industry, including life insurance and annuity companies. These proceedings also could affect the outcome of one or more of the Company’s litigation matters. There can be no assurance that any such litigation or regulatory actions will not have a material adverse effect on the Company in the future.
On February 11, 2005, NLIC was named in a class action lawsuit filed in Common Pleas Court, Franklin County, Ohio entitled Michael Carr v. Nationwide Life Insurance Company. The complaint seeks recovery for breach of contract, fraud by omission, violation of the Ohio Deceptive Trade Practices Act and unjust enrichment. The complaint also seeks unspecified compensatory damages, disgorgement of all amounts in excess of the guaranteed maximum annual premium and attorneys’ fees. On February 2, 2006, the court granted the plaintiff’s motion for class certification on the breach of contract and unjust enrichment claims. The court certified a class consisting of all residents of the United States who, during the class period from February 10, 1995 through February 2, 2006, purchased life insurance policies from NLIC that provided for guaranteed maximum premiums and who paid premiums on a modal basis to NLIC. Excluded from the class are NLIC; any parent, subsidiary or affiliate of NLIC; all employees, officers and directors of NLIC; and any justice, judge or magistrate judge of the State of Ohio who may hear the case. The case is currently set for trial on April 10, 2006. NLIC intends to defend this lawsuit vigorously.
On April 13, 2004, NLIC was named in a class action lawsuit filed in Circuit Court, Third Judicial Circuit, Madison County, Illinois, entitled Woodbury v. Nationwide Life Insurance Company. NLIC removed this case to the United States District Court for the Southern District of Illinois on June 1, 2004. On December 27, 2004, the case was transferred to the United States District Court for the District of Maryland and included in the multi-district proceeding there entitled In Re Mutual Funds Investment Litigation. In response, on May 13, 2005, the plaintiff filed a First Amended Complaint purporting to represent, with certain exceptions, a class of all persons who held (through their ownership of an NLIC annuity or insurance product) units of any NLIC sub-account invested in mutual funds that included foreign securities in their portfolios and that experienced market timing or stale price trading activity. The First Amended Complaint purports to disclaim, with respect to market timing or stale price trading in NLIC’s annuities sub-accounts, any allegation based on NLIC’s untrue statement, failure to disclose any material fact, or usage of any manipulative or deceptive device or contrivance in connection with any class member’s purchases or sales of NLIC annuities or units in annuities sub-accounts. The plaintiff claims, in the alternative, that if NLIC is found with respect to market timing or stale price trading in its annuities sub-accounts, to have made any untrue statement, to have failed to disclose any material fact or to have used or employed any manipulative or deceptive device or contrivance, then the plaintiff purports to represent a class, with certain exceptions, of all persons who, prior to NLIC’s untrue statement, omission of material fact, use or employment of any manipulative or deceptive device or contrivance, held (through their ownership of an NLIC annuity or insurance product) units of any NLIC sub-account invested in mutual funds that included foreign securities in their portfolios and that experienced market timing activity. The First Amended Complaint alleges common law negligence and seeks to recover damages not to exceed $75,000 per plaintiff or class member, including all compensatory damages and costs. On June 24, 2005, NLIC filed a motion to dismiss the First Amended Complaint. The plaintiff has opposed that motion. NLIC intends to defend this lawsuit vigorously.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
On January 21, 2004, the Company was named in a lawsuit filed in the United States District Court for the Northern District of Mississippi entitled United Investors Life Insurance Company v. Nationwide Life Insurance Company and/or Nationwide Life Insurance Company of America and/or Nationwide Life and Annuity Insurance Company and/or Nationwide Life and Annuity Company of America and/or Nationwide Financial Services, Inc. and/or Nationwide Financial Corporation, and John Does A-Z. In its complaint, plaintiff United Investors alleges that the Company and/or its affiliated life insurance companies caused the replacement of variable insurance policies and other financial products issued by United Investors with policies issued by the Nationwide defendants. The plaintiff raises claims for: (1) violations of the Federal Lanham Act, and common law unfair competition and defamation; (2) tortious interference with the plaintiff’s contractual relationship with Waddell & Reed, Inc. and/or its affiliates, Waddell & Reed Financial, Inc., Waddell & Reed Financial Services, Inc. and W&R Insurance Agency, Inc., or with the plaintiff’s contractual relationships with its variable policyholders; (3) civil conspiracy; and (4) breach of fiduciary duty. The complaint seeks compensatory damages, punitive damages, pre- and post-judgment interest, a full accounting, a constructive trust, and costs and disbursements, including attorneys’ fees. The Company filed a motion to dismiss the complaint on June 1, 2004. On February 8, 2005 the court denied the motion to dismiss. On March 23, 2005, the Company filed its answer, and on December 30, 2005, the Company filed a motion for summary judgment. The Company intends to defend this lawsuit vigorously.
On October 31, 2003, NLIC and NLAIC were named in a lawsuit seeking class action status filed in the United States District Court for the District of Arizona entitled Robert Helman et al v. Nationwide Life Insurance Company et al. The suit challenges the sale of deferred annuity products for use as investments in tax-deferred contributory retirement plans. On April 8, 2004, the plaintiff filed an amended class action complaint on behalf of all persons who purchased an individual variable deferred annuity contract or a certificate to a group variable annuity contract issued by NLIC or NLAIC which were allegedly used to fund certain tax-deferred retirement plans. The amended class action complaint seeks unspecified compensatory damages. NLIC and NLAIC filed a motion to dismiss the complaint on May 24, 2004. On July 27, 2004, the court granted the motion to dismiss. The plaintiff has appealed that dismissal to the United States Court of Appeals for the Ninth Circuit. NLIC and NLAIC intend to defend this lawsuit vigorously.
On August 15, 2001, the Company was named in a lawsuit filed in the United States District Court for the District of Connecticut entitled Lou Haddock, as trustee of the Flyte Tool & Die, Incorporated Deferred Compensation Plan, et al v. Nationwide Financial Services, Inc. and Nationwide Life Insurance Company. The plaintiffs first amended their complaint on September 5, 2001 to include class action allegations and have subsequently amended their complaint three times. As amended, in the current complaint the plaintiffs seek to represent a class of ERISA qualified retirement plans that purchased variable annuities from NLIC. The plaintiffs allege that they invested ERISA plan assets in their variable annuity contracts and that the Company breached ERISA fiduciary duties by allegedly accepting service payments from certain mutual funds. The complaint seeks disgorgement of some or all of the payments allegedly received by the Company, other unspecified relief for restitution, declaratory and injunctive relief, and attorneys’ fees. On December 13, 2001, the plaintiffs filed a motion for class certification. The plaintiffs filed a supplement to that motion on September 19, 2003. The Company opposed that motion on December 24, 2003. On July 6, 2004, the Company filed a Revised Memorandum in Support of Summary Judgment. The Company’s motion for summary judgment was denied with respect to all claims on February 24, 2006. The Company intends to defend this lawsuit vigorously.
Tax Matters
The Company’s federal income tax returns are routinely audited by the IRS, and the Company is currently under examination for the 2000-2002 tax years. Management has established tax reserves representing its best estimate of additional amounts it may be required to pay if certain tax positions it has taken are challenged and ultimately denied by the IRS. These reserves are reviewed regularly and are adjusted as events occur that management believes impact its liability for additional taxes, such as lapsing of applicable statutes of limitations, conclusion of tax audits or substantial agreement on the deductibility/non-deductibility of uncertain items, additional exposure based on current calculations, identification of new issues, release of administrative guidance or rendering of a court decision affecting a particular tax issue. Management believes its tax reserves reasonably provide for potential assessments that may result from IRS examinations and other tax-related matters for all open tax years.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
A significant component of the tax reserve is related to the separate account DRD. The Company has not reached any final agreements with the IRS with respect to the DRD, and there can be no assurance that any such agreements will be reached. However, resolution of the separate account DRD and/or other identified issues could result in a potentially significant adjustment to the Company’s future results of operations.

(17)	Securitization Transactions
Since 2001, the Company has sold $626.1 million of credit enhanced equity interests in Tax Credit Funds to unrelated third parties. The Company has guaranteed cumulative after-tax yields to the third party investors ranging from 3.75% to 5.25% over periods ending between 2002 and 2022. As of December 31, 2005, the Company held guarantee reserves totaling $6.3 million on these transactions. These guarantees are in effect for periods of approximately 15 years each. The Tax Credit Funds provide a stream of tax benefits to the investors that will generate a yield and return of capital. If the tax benefits are not sufficient to provide these cumulative after-tax yields, then the Company must fund any shortfall, which is mitigated by stabilization collateral set aside by the Company at the inception of the transactions. The maximum amount of undiscounted future payments that the Company could be required to pay the investors under the terms of the guarantees is $1.54 billion. The Company does not anticipate making any payments related to the guarantees.
At the time of the sales, $5.9 million of net sale proceeds were set aside as collateral for certain properties owned by the Tax Credit Funds that had not met all of the criteria necessary to generate tax credits. Such criteria include completion of construction and the leasing of each unit to a qualified tenant, among others. Properties meeting the necessary criteria are considered to have “stabilized.” The properties are evaluated regularly, and the collateral is released when stabilized. During 2005, no stabilization collateral amounts were released into income, compared to $0.1 million released in 2004. As of December 31, 2005 and 2004, $2.2 million and $1.4 million of stabilization collateral was unrecognized and recorded as a reserve, respectively.
To the extent there are cash deficits in any specific property owned by the Tax Credit Funds, property reserves, property operating guarantees and reserves held by the Tax Credit Funds are exhausted before the Company is required to perform under its guarantees. To the extent the Company is ever required to perform under its guarantees, it may recover any such funding out of the cash flow distributed from the sale of the underlying properties of the Tax Credit Funds. This cash flow distribution would be paid to the Company prior to any cash flow distributions to unrelated third party investors.

(18)	Variable Interest Entities
As of December 31, 2005 and 2004, the Company had relationships with 19 and 14 VIEs, respectively, where the Company was the primary beneficiary. Each of these VIEs is a conduit that assists the Company in structured products transactions. One of the VIEs is used in the securitization of mortgage loans, while the others are involved in the sale of Tax Credit Funds to third party investors where the Company provides guaranteed returns (see Note 17). The results of operations and financial position of these VIEs are included along with corresponding minority interest liabilities in the accompanying consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
The net assets of these VIEs totaled $440.6 million and $366.4 million as of December 31, 2005 and December 31, 2004, respectively. The following table summarizes the components of net assets as of the dates indicated:

(in millions)	December 31, 2005	December 31, 2004
Mortgage loans on real estate	$31.5	$32.1
Other long-term investments	478.6	401.2
Short-term investments	42.3	31.7
Other assets	41.3	50.3
Short-term debt	32.6	32.6
Other liabilities	120.5	116.3
The total exposure to loss on these VIEs where the Company is the primary beneficiary was immaterial as of December 31, 2005 and December 31, 2004. For the mortgage loan VIE, to which the short-term debt relates, the creditors have no recourse against the Company in the event of default by the VIE.
In addition to the VIEs described above, the Company holds variable interests, in the form of limited partnerships or similar investments, in a number of Tax Credit Funds where the Company is not the primary beneficiary. These investments have been held by the Company for periods of 1 to 10 years and allow the Company to experience certain tax credits and other tax benefits from affordable housing projects. The Company also has certain investments in other securitization transactions that qualify as VIEs, but for which the Company is not the primary beneficiary. The total exposure to loss on these VIEs was $53.9 million and $36.3 million as of December 31, 2005 and 2004, respectively.

(19)	Segment Information
Management of the Company views its business primarily based on the underlying products, and this is the basis used for defining its reportable segments. The Company reports four segments: Individual Investments, Retirement Plans, Individual Protection, and Corporate and Other.
The primary segment profitability measure that management uses is pre-tax operating earnings, which is calculated by adjusting income from continuing operations before federal income taxes and the cumulative effect of adoption of accounting principles to exclude: (1) net realized gains and losses on investments, hedging instruments and hedged items, except for periodic net coupon settlements on non-qualifying derivatives; (2) net realized gains and losses related to securitizations; and (3) the adjustment to amortization of DAC related to net realized gains and losses.
Individual Investments
The Individual Investments segment consists of individual The BEST of AMERICA® and private label deferred variable annuity products, deferred fixed annuity products, income products and advisory services. Individual deferred annuity contracts provide the customer with tax-deferred accumulation of savings and flexible payout options including lump sum, systematic withdrawal or a stream of payments for life. In addition, individual variable annuity contracts provide the customer with access to a wide range of investment options and asset protection in the event of an untimely death, while individual fixed annuity contracts generate a return for the customer at a specified interest rate fixed for prescribed periods.
Retirement Plans
The Retirement Plans segment is comprised of the Company’s private and public sector retirement plans business. The private sector includes IRC Section 401(k) business, and the public sector includes IRC Section 457 and Section 401(a) business, both in the form of fixed and variable group annuities.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
Individual Protection
The Individual Protection segment consists of investment life insurance products, including individual variable, COLI and BOLI products; traditional life insurance products; and universal life insurance products. Life insurance products provide a death benefit and generally allow the customer to build cash value on a tax-advantaged basis.
Corporate and Other
The Corporate and Other segment includes certain structured products business; the MTN program; net investment income not allocated to product segments; periodic net coupon settlements on non-qualifying derivatives; unallocated expenses; interest expense on debt; revenue and expenses of the Company’s non-insurance subsidiaries not reported in other segments; and net realized gains and losses related to securitizations.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
The following table summarizes the Company’s business segment operating results for the years ended December 31:

(in millions)	Individual Investments	Retirement Plans	Individual Protection	Corporate and Other	Total
2005
Revenues:
Policy charges	$532.4	$145.0	$377.7	$—	$1,055.1
Life insurance premiums	96.7	—	163.3	—	260.0
Net investment income	822.4	642.9	332.8	307.1	2,105.2
Net realized gains on investments, hedging instruments and hedged items[1]	—	—	—	9.5	9.5
Other	1.3	0.2	—	1.8	3.3

Total revenues	1,452.8	788.1	873.8	318.4	3,433.1

Benefits and expenses:
Interest credited to policyholder account values	557.7	444.8	182.4	146.1	1,331.0
Other benefits and claims	149.1	—	228.4	—	377.5
Policyholder dividends on participating policies	—	—	33.1	—	33.1
Amortization of DAC	329.1	47.2	89.0	1.0	466.3
Interest expense on debt	—	—	—	66.3	66.3
Other operating expenses	193.1	181.8	148.1	15.8	538.8

Total benefits and expenses	1,229.0	673.8	681.0	229.2	2,813.0

Income from continuing operations before federal income tax expense	223.8	114.3	192.8	89.2	$620.1

Net realized gains on investments, hedging instruments and hedged items[1]	—	—	—	(9.5)
Adjustment to amortization of DAC related to net realized gains	—	—	—	1.0

Pre-tax operating earnings	$223.8	$114.3	$192.8	$80.7

Assets as of period end	$52,929.2	$29,987.2	$14,728.7	$9,313.4	$106,958.5

[1]	Excluding periodic net coupon settlements on non-qualifying derivatives.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003

(in millions)	Individual Investments	Retirement Plans	Individual Protection	Corporate and Other	Total
2004
Revenues:
Policy charges	$503.6	$157.0	$364.6	$—	$1,025.2
Life insurance premiums	87.5	—	182.9	—	270.4
Net investment income	824.8	627.9	327.2	220.6	2,000.5
Net realized losses on investments, hedging instruments and hedged items[1]	—	—	—	(43.0)	(43.0)
Other	0.6	—	—	15.8	16.4

Total revenues	1,416.5	784.9	874.7	193.4	3,269.5

Benefits and expenses:
Interest credited to policyholder account values	573.5	435.5	181.5	86.7	1,277.2
Other benefits and claims	136.9	—	232.3	—	369.2
Policyholder dividends on participating policies	—	—	36.2	—	36.2
Amortization of DAC	276.1	39.6	94.4	—	410.1
Interest expense on debt	—	—	—	59.8	59.8
Other operating expenses	210.0	184.5	159.7	27.8	582.0

Total benefits and expenses	1,196.5	659.6	704.1	174.3	2,734.5

Income from continuing operations before federal income tax expense	220.0	125.3	170.6	19.1	$535.0

Net realized losses on investments, hedging instruments and hedged items[1]	—	—	—	43.0

Pre-tax operating earnings	$220.0	$125.3	$170.6	$62.1

Assets as of period end	$52,642.5	$29,668.7	$12,932.4	$10,714.3	$105,957.9

[1]	Excluding periodic net coupon settlements on non-qualifying derivatives.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003

(in millions)	Individual Investments	Retirement Plans	Individual Protection	Corporate and Other	Total
2003
Revenues:
Policy charges	$427.9	$150.0	$346.2	$—	$924.1
Life insurance premiums	89.8	—	190.0	—	279.8
Net investment income	807.9	640.2	324.3	200.7	1,973.1
Net realized losses on investments, hedging instruments and hedged items[1]	—	—	—	(100.8)	(100.8)
Other	—	—	—	28.4	28.4

Total revenues	1,325.6	790.2	860.5	128.3	3,104.6

Benefits and expenses:
Interest credited to policyholder account values	602.5	443.2	185.6	77.9	1,309.2
Other benefits and claims	155.5	—	224.5	—	380.0
Policyholder dividends on participating policies	—	—	41.2	—	41.2
Amortization of DAC	228.4	45.6	101.9	—	375.9
Interest expense on debt	—	—	—	48.4	48.4
Other operating expenses	172.9	178.9	157.3	6.4	515.5

Total benefits and expenses	1,159.3	667.7	710.5	132.7	2,670.2

Income (loss) from continuing operations before federal income tax expense	166.3	122.5	150.0	(4.4)	$434.4

Net realized losses on investments, hedging instruments and hedged items[1]	—	—	—	100.8

Pre-tax operating earnings	$166.3	$122.5	$150.0	$96.4

Assets as of period end	$49,419.2	$29,226.9	$11,286.6	$10,695.0	$100,627.7

[1]	Excluding periodic net coupon settlements on non-qualifying derivatives.

PART C. OTHER INFORMATION

Item 24. Financial Statements and Exhibits

(a) Financial Statements:

Nationwide Variable Account-4:

Report of Independent Registered Public Accounting Firm.

Statement of Assets, Liabilities and Contract
Owners’ Equity as of December 31, 2005.

Statements of Operations for the year ended
December 31, 2005.

Statements of Changes in Contract Owners’
Equity for the years ended December 31, 2005
and 2004.

Notes to Financial Statements.

Nationwide Life Insurance Company and subsidiaries:

Report of Independent Registered Public Accounting Firm.

Consolidated Balance Sheets as of December
31, 2005 and 2004.

Consolidated Statements of Income for the
years ended December 31, 2005, 2004 and
2003.

Consolidated Statements of Shareholder’s
Equity for the years ended December 31,
2005, 2004 and 2003.

Consolidated Statements of Cash Flows for
the years ended December 31, 2005, 2004
and 2003.

Notes to Consolidated Financial Statements.

Item 24. (b) Exhibits

(1)	Resolution of the Depositor’s Board of Directors authorizing the establishment of the Registrant -Filed previously with Registration Statement (1933 Act File No. 333-62692)
and hereby incorporated by reference.

(2) Not Applicable

(3)	Underwriting or Distribution of contracts between the Depositor and Principal Underwriter - Filed previously with Registration Statement (1933 Act File No. 333-62692)
and hereby incorporated by reference.

(4)	The form of the variable annuity contract - Filed previously with the Registration Statement filed July 7, 2006 (1933 File No. 333-135650) and hereby incorporated by reference.

(5)	Variable Annuity Application - Filed previously with the Registration Statement filed July 7, 2006 (1933 File No. 333-135650) and hereby incorporated by reference.

(6)	Articles of Incorporation of Depositor - Filed previously with Registration Statement (1933 Act File No. 2-75059) and hereby incorporated by reference.

(7) Not Applicable

(8) Not Applicable

(9) Opinion of Counsel - Filed previously with the Registration Statement filed July 7, 2006 (1933 File No. 333-135650) and hereby incorporated by reference.

(10) Consent of Independent Registered Public Accounting Firm - Attached hereto.

(11) Not Applicable

(12) Not Applicable

(99) Power of Attorney - Attached hereto.

Item 25. Directors and Officers of the Depositor

Chairman of the Board	Arden L. Shisler
Chief Executive Officer and Director	W. G. Jurgensen
President and Chief Operating Officer	Mark R. Thresher
Executive Vice President and Chief Legal and Governance Officer	Patricia R. Hatler
Executive Vice President-Chief Administrative Officer	Terri L. Hill
Executive Vice President-Chief Financial and Investment Officer	Robert A. Rosholt
Executive Vice President-Chief Information Officer	Michael C. Keller
Executive Vice President-Chief Marketing Officer	Kathleen D. Ricord
Senior Vice President and Treasurer	Harry H. Hallowell
Senior Vice President-Chief Compliance Officer	Carol Baldwin Moody
Senior Vice President-Chief Financial Officer	Timothy G. Frommeyer
Senior Vice President-Chief Investment Officer	Gail G. Snyder
Senior Vice President-Chief Technology Officer	Srinivas Koushik
Senior Vice President-CIO Strategic Investments	Gary I. Siroko
Senior Vice President-Consumer Finance	John S. Skubik
Senior Vice President-Corporate Relations	Gregory S. Lashutka
Senior Vice President-Corporate Strategy	J. Stephen Baine
Senior Vice President-Division General Counsel	Thomas W. Dietrich
Senior Vice President-Enterprise Chief Risk Officer	Brian W. Nocco
Senior Vice President-Group Business Head	Duane C. Meek
Senior Vice President-In Retirement Business Head	Keith I. Millner
Senior Vice President-Individual Investments Business Head	Mark D. Phelan
Senior Vice President-Individual Protection Business Head	Peter A. Golato
Senior Vice President-Information Technology	Mark D. Torkos
Senior Vice President-Internal Audits	Kelly A. Hamilton
Senior Vice President-Marketing, Strategy and Urban Operations	Katherine A. Mabe
Senior Vice President-NF Systems	R. Dennis Noice
Senior Vice President-Non-Affiliated Sales	John Laughlin Carter
Senior Vice President-P/C Strategic Planning and Operations	James R. Burke
Senior Vice President-PCIO Brokerage Operations & Sponsor Relations	David K. Hollingsworth
Senior Vice President-Property and Casualty Claims	David R. Jahn
Senior Vice President-Property and Casualty Commercial/Farm Product Pricing	W. Kim Austen
Senior Vice President-Property and Casualty Human Resources	Gale V. King
Senior Vice President-Property and Casualty Personal Lines Product Pricing	J. Lynn Greenstein
Director	Joseph A. Alutto
Director	James G. Brocksmith, Jr.
Director	Keith W. Eckel
Director	Lydia M. Marshall
Director	Donald L. McWhorter
Director	David O. Miller
Director	Martha James Miller de Lombera
Director	James F. Patterson
Director	Gerald D. Prothro
Director	Alex (nmn) Shumate

The business address of the Directors and Officers of the Depositor is:
One Nationwide Plaza, Columbus, Ohio 43215

Item 26. Persons Controlled by or Under Common Control with the Depositor or Registrant.
*	Subsidiaries for which separate financial statements are filed
**	Subsidiaries included in the respective consolidated financial statements
***	Subsidiaries included in the respective group financial statements filed for unconsolidated subsidiaries
****	Other subsidiaries

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS

1717 Advisory Services, Inc.	Pennsylvania	The company was formerly registered as an investment advisor and is currently inactive.
1717 Brokerage Services, Inc.	Pennsylvania	The company is registered as a broker-dealer.
1717 Capital Management Company*	Pennsylvania	The company is registered as a broker-dealer and investment advisor.
1717 Insurance Agency of Massachusetts, Inc.	Massachusetts	The company is established to grant proper licensing to the Nationwide Life Insurance Company of America affiliates in Massachusetts.
1717 Insurance Agency of Texas, Inc.	Texas	The company is established to grant proper licensing to the Nationwide Life Insurance Company of America affiliates in Texas.
401(k) Investment Advisors, Inc.	Texas	The company is an investment advisor registered with the State of Texas.
401(k) Investment Services, Inc.*	Texas	The company is a broker-dealer registered with the National Association of Securities Dealers, Inc.
AGMC Reinsurance, Ltd.	Turks & Caicos Islands	The company is in the business of reinsurance of mortgage guaranty risks.
AID Finance Services, Inc.	Iowa	The company operates as a holding company.
ALLIED Document Solutions, Inc.	Iowa	The company provides general printing services to its affiliated companies as well as to unaffiliated companies.
ALLIED General Agency Company	Iowa	The company acts as a general agent and surplus lines broker for property and casualty insurance products.
ALLIED Group, Inc.	Iowa	The company is a property and casualty insurance holding company.
ALLIED Group Insurance Marketing Company	Iowa	The company engages in the direct marketing of property and casualty insurance products.
ALLIED Property and Casualty Insurance Company	Iowa	The company underwrites general property and casualty insurance.
Allied Texas Agency, Inc.	Texas	The company acts as a managing general agent to place personal and commercial automobile insurance with Colonial County Mutual Insurance Company for the independent agency companies.
Allnations, Inc.	Ohio	The company engages in promoting, extending, and strengthening cooperative insurance organizations throughout the world.
AMCO Insurance Company	Iowa	The company underwrites general property and casualty insurance.
American Marine Underwriters, Inc.	Florida	The company is an underwriting manager for ocean cargo and hull insurance.
Asset Management Holdings plc*	England and Wales
The company is a holding company of a group engaged in the management of pension fund assets, unit trusts and other collective investment schemes, investment trusts and portfolios for corporate clients.

Audenstar Limited	England and Wales	The company is an investment holding company.
BlueSpark, LLC	Ohio	The company is currently inactive.
Cal-Ag Insurance Services, Inc.	California	The company is an insurance agency.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS

CalFarm Insurance Agency	California	The company is an insurance agency.
Capital Pro Holding, Inc.	Delaware	The company operates as a holding company and is currently inactive.
Capital Professional Advisors, Inc.	Delaware	The company is currently inactive.
Cap Pro Advisory Services, Inc.	Delaware	The company is currently inactive.
Cap Pro Brokerage Services, Inc.	Delaware	The company is currently inactive.
Cap Pro Insurance Agency Services, Inc.	Delaware	The company is currently inactive.
Colonial County Mutual Insurance Company*	Texas	The company underwrites non-standard automobile and motorcycle insurance and other various commercial liability coverages in Texas.
Corviant Corporation	Delaware
The purpose of the company is to create a captive distribution network through which affiliates can sell multi-manager investment products, insurance products and sophisticated estate planning services.

Crestbrook Insurance Company* (f.k.a. CalFarm Insurance Company)	Ohio	The company is an Ohio-based multi-line insurance corporation that is authorized to write personal, automobile, homeowners and commercial insurance.
Damian Securities Limited*	England and Wales	The company is engaged in investment holding.
Depositors Insurance Company	Iowa	The company underwrites general property and casualty insurance.
Discover Insurance Agency, LLC	California	The company is currently inactive.
Discover Insurance Agency of Texas, LLC	Texas	The company is currently inactive.
DVM Insurance Agency, Inc.	California	This company places pet insurance business not written by Veterinary Pet Insurance Company outside of California with National Casualty Company.
Europewide Life SA (f.k.a. CLARIENT Life Insurance SA)*	Luxembourg	The company writes life insurance including coinsurance and reinsurance.
F&B, Inc.	Iowa	The company is an insurance agency that places business not written by Farmland Mutual Insurance Company and its affiliates with other carriers.
Farmland Mutual Insurance Company	Iowa	The company provides property and casualty insurance primarily to agricultural businesses.
Fenplace Limited	England and Wales	The company is dormant within the meaning of Section 249AA of the Companies Act of 1985 of England and Wales.
Financial Horizons Distributors Agency of Alabama, Inc.	Alabama	The company is an insurance agency marketing life insurance and annuity products through financial institutions.
Financial Horizons Distributors Agency of Ohio, Inc.	Ohio	The company is an insurance agency marketing life insurance and annuity products through financial institutions.
Financial Horizons Distributors Agency of Texas, Inc.	Texas	The company is an insurance agency marketing life insurance and annuity products through financial institutions.
Financial Settlement Services Agency, Inc.	Ohio	The company is an insurance agency in the business of selling structured settlement products.
FutureHealth Corporation	Maryland	The company is a wholly-owned subsidiary of FutureHealth Holding Company, which provides population health management.
FutureHealth Holding Company	Maryland	The company provides population health management.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS

FutureHealth Technologies Corporation	Maryland	The company is a wholly-owned subsidiary of FutureHealth Holding Company, which provides population health management.
Gardiner Point Hospitality LLC	Ohio	The company holds the assets of a hotel in foreclosure.
Gartmore 1990 Limited	England and Wales	This company is currently in Members' Voluntary Liquidation.
Gartmore 1990 Trustee Limited	England and Wales	This company is currently in Members' Voluntary Liquidation.
Gartmore Capital Management Limited*	England and Wales	The company acts as a holding company for Gartmore US Limited and has applied to cancel its registration with the United Kingdom Financial Services Authority.
Gartmore Distribution Services, Inc.*	Delaware	The company is a limited purpose broker-dealer.
Gartmore Emerging Managers, LLC	Delaware	The company acquires and holds interests in registered investment advisors and provides investment management services.
Gartmore Fund Managers International Limited	Jersey, Channel Islands	The company is currently in Liquidation.
Gartmore Fund Managers Limited*	England and Wales
The company is engaged in authorized unit trust management and OEIC management. It is also the authorized Corporate Director of the Gartmore OEIC Funds. The company is authorized and regulated by the United Kingdom Financial Services Authority.

Gartmore Global Asset Management, Inc.	Delaware	The company operates as a holding company.
Gartmore Global Asset Management Trust*	Delaware	The company acts as a holding company for the Gartmore group of companies and as a registered investment advisor for registered investment companies.
Gartmore Global Investments, Inc.*	Delaware	The company acts as a holding company and provides other business services for the Gartmore group of companies.
Gartmore Global Partners*	Delaware	The partnership is engaged in investment management. The company is authorized and regulated by the Securities and Exchange Commission and the United Kingdom Financial Services Authority.
Gartmore Global Ventures, Inc.	Delaware	The company acts as a holding company for subsidiaries in the Nationwide group of companies.
Gartmore Group Limited*	England and Wales
The company is a holding company for a group engaged in the management of pension fund assets, unit trusts and other collective investment schemes, hedge funds, investment trusts, and portfolios for corporate clients.

Gartmore Indosuez UK Recovery Fund (G.P.) Limited	England and Wales	The company is currently in Members' Voluntary Dissolution.
Gartmore Investment Limited*	England and Wales
The company is engaged in investment management and advisory services to pension funds, unit trusts and other collective investment schemes, hedge funds, investment trusts and portfolios for corporate or other institutional clients. The company is authorized and regulated by the Securities and Exchange Commission and the United Kingdom Financial Services Authority.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS

Gartmore Investment Management plc*	England and Wales	The company is an investment holding company and provides services to other companies within the Gartmore group of companies in the United Kingdom.
Gartmore Investment Services GmbH	Germany	The company is engaged in marketing support for subsidiaries of the Gartmore group of companies.
Gartmore Investment Services Limited*	England and Wales	The company is engaged in investment holding for subsidiaries of the Gartmore group of companies.
Gartmore Investor Services, Inc.	Ohio	The company provides transfer and dividend disbursing agent services to various mutual fund entities.
Gartmore Japan Limited* (n.k.a. Gartmore Investment Japan Limited)	Japan
The company is the renamed survivor entity of the merger of Gartmore Investment Management Japan Limited and Gartmore NC Investment Trust Management Company Ltd. The company is engaged in the business of investment management. The company is authorized and regulated by the Japan Financial Services Authority.

Gartmore Managers (Jersey) Limited	Jersey, Channel Islands	The company is currently in Liquidation.
Gartmore Morley & Associates, Inc.	Oregon	The company brokers or places book-value maintenance agreements (wrap contracts) and guaranteed investment contracts for collective investment trusts and accounts.
Gartmore Morley Capital Management, Inc.	Oregon	The company is an investment advisor and stable value money manager.
Gartmore Morley Financial Services, Inc.	Oregon	The company is a holding company.
Gartmore Mutual Fund Capital Trust	Delaware	The trust acts as a registered investment advisor.
Gartmore No. 1 General Partner, Limited	Scotland	The company is a general partner in a number of Scottish Limited Partnerships that act as a general partner in private equity investment vehicles.
Gartmore No. 2 General Partner, Limited*	Scotland	The company is a general partner in a number of Scottish Limited Partnerships that act as a general partner in private equity investment vehicles.
Gartmore No. 3 General Partner GP Limited	Scotland	The company is a general partner in a Scottish Limited Partnership acting as a general partner in a private equity investment vehicle.
Gartmore No. 3 General Partner ILP Limited	Scotland	The company is a general partner in a Scottish Limited Partnership acting as a general partner in a private equity investment vehicle.
Gartmore Nominees Limited	England and Wales	The company acts as a nominee. The company is dormant within the meaning of Section 249AA of the Companies Act of 1985 of England and Wales.
Gartmore Pension Trustees, Limited	England and Wales	The company acts as the corporate trustee of the Gartmore pension scheme and is dormant within the meaning of Section 249AA of the Companies Act of 1985 of England and Wales.
Gartmore Riverview, LLC*	Delaware
The company provides customized solutions in the form of expert advice and investment management services to a limited number of institutional investors through construction of hedge fund and alternative asset portfolios and their integration into the entire asset allocation framework.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
Gartmore Riverview II, LLC	Delaware		The company is a holding company for Gartmore Riverview, LLC.
Gartmore Riverview Polyphony LLC*	Delaware		The company invests in limited partnerships and other entities and retains managers to invest, reinvest and trade in securities and other financial instruments.
Gartmore S.A. Capital Trust	Delaware		The trust acts as a registered investment advisor.
Gartmore Securities Limited*	England and Wales		The company is engaged in investment holding and is a partner in Gartmore Global Partners.
Gartmore Separate Accounts, LLC	Delaware		The company acts as an investment advisor registered with the Securities and Exchange Commission.
Gartmore Services Limited	Jersey, Channel Islands		The company provides services to the Gartmore group of companies.
Gartmore Trust Company	Oregon		The company is an Oregon state bank with trust power.
Gartmore U.S. Limited*	England and Wales		The company is a joint partner in Gartmore Global Partners.
Gates, McDonald & Company*	Ohio		The company provides services to employers for managing workers' compensation matters and employee benefits costs.
Gates, McDonald & Company of New York, Inc.	New York		The company provides workers' compensation and self-insured claims administration services to employers with exposure in New York.
GatesMcDonald DTAO, LLC	Ohio		The company provides disability tax reporting services.
GatesMcDonald DTC, LLC	Ohio		The company provides disability tax reporting services.
GatesMcDonald Health Plus Inc.	Ohio		The company provides medical management and cost containment services to employers.
GGI MGT LLC	Delaware
The company is a passive investment holder in Newhouse Special Situations Fund I, LLC for the purpose of allocation of earnings to Gartmore management team as it relates to the ownership and management of Newhouse Special Situations Fund I, LLC.

G.I.L. Nominees Limited	England and Wales		The company acts as a nominee. The company is dormant within the meaning of Section 249AA of the Companies Act of 1985 of England and Wales.
Insurance Intermediaries, Inc.	Ohio		The company is an insurance agency and provides commercial property and casualty brokerage services.
Life REO Holdings, LLC	Ohio		The company serves as a holding company for foreclosure entities.
Lone Star General Agency, Inc.	Texas		The company acts as general agent to market non-standard automobile and motorcycle insurance for Colonial County Mutual Insurance Company.
MedProSolutions, Inc.	Massachusetts		The company provides third-party administration services for workers' compensation, automobile injury and disability claims.
National Casualty Company	Wisconsin		The company underwrites various property and casualty coverage, as well as individual and group accident and health insurance.
National Casualty Company of America, Ltd.	England
This is a limited liability company organized for profit under the Companies Act of 1948 of England for the purpose of carrying on the business of insurance, reinsurance, indemnity, and guarantee of various kinds. This company is currently inactive.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
Nationwide Advantage Mortgage Company*	Iowa		The company makes residential mortgage loans.
Nationwide Affinity Insurance Company of America*	Kansas		The company is a shell insurer with no active policies or liabilities.
Nationwide Affordable Housing, LLC	Ohio		The company invests in multi-family housing projects throughout the U.S.
Nationwide Agribusiness Insurance Company	Iowa		The company provides property and casualty insurance primarily to agricultural businesses.
Nationwide Arena, LLC*	Ohio		The purpose of the company is to develop Nationwide Arena and to engage in related development activity.
Nationwide Asset Management Holdings, Limited*	England and Wales
The company is a holding company for a group engaged in the management of pension fund assets, unit trusts and other collective investment schemes, hedge funds, investment trusts and portfolios for corporate clients.

Nationwide Assurance Company	Wisconsin		The company underwrites non-standard automobile and motorcycle insurance.
Nationwide Atlantic Insurance Company	Ohio		The company writes personal lines residential property insurance in the State of Florida.
Nationwide Capital Mortgage, LLC	Ohio
This company is a holding company that funds/owns commercial mortgage loans on an interim basis, hedges the loans during the ownership period, and then sells the loans as part of a securitization to generate profit.

Nationwide Cash Management Company*	Ohio		The company buys and sells investment securities of a short-term nature as agent for other corporations, foundations, and insurance company separate accounts.
Nationwide Community Development Corporation, LLC	Ohio		The company holds investments in low-income housing funds.
Nationwide Corporation	Ohio		The company acts primarily as a holding company for entities affiliated with Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company.
Nationwide Credit Enhancement Insurance Company	Ohio		The company is currently inactive.
Nationwide Exclusive Agent Risk Purchasing Group, LLC	Ohio		The company's purpose is to provide a mechanism for the purchase of group liability insurance for insurance agents operating nationwide.
Nationwide Financial Assignment Company	Ohio		The company acts as an administrator of structured settlements.
Nationwide Financial Institution Distributors Agency, Inc.	Delaware		The company is an insurance agency.
Nationwide Financial Institution Distributors Agency, Inc. of New Mexico	New Mexico		The company is an insurance agency.
Nationwide Financial Institution Distributors Insurance Agency, Inc. of Massachusetts	Massachusetts		The company is an insurance agency.
Nationwide Financial Services Capital Trust	Delaware		The trust's sole purpose is to issue and sell certain securities representing individual beneficial interests in the assets of the trust.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
Nationwide Financial Services, Inc.*	Delaware		The company acts primarily as a holding company for companies within the Nationwide organization that offer or distribute long-term savings and retirement products.
Nationwide Financial Sp. Zo.o	Poland		The company provides distribution services for its affiliate Nationwide Towarzystwo Ubezpieczen na Zycie S.A. in Poland.
Nationwide Financial Structured Products, LLC	Ohio		The company captures and reports the results of the structured products business unit.
Nationwide Foundation*	Ohio		The company contributes to non-profit activities and projects.
Nationwide General Insurance Company	Ohio		The company transacts a general insurance business, except life insurance, and primarily provides automobile and fire insurance to select customers.
Nationwide Global Finance, LLC	Ohio		The company acts as a support company for Nationwide Global Holdings, Inc. in its international capitalization efforts.
Nationwide Global Funds	Luxembourg		This company issues shares of mutual funds.
Nationwide Global Holdings, Inc.*	Ohio		The company is a holding company for the international operations of Nationwide.
Nationwide Global Holdings-NGH Brasil Participacoes, Ltda.	Brazil		The company acts as a holding company for subsidiaries of the Nationwide group of companies.
Nationwide Global Services EIG*	Luxembourg		The company provides shared services to PanEuroLife, Europewide Life SA, Europewide Financial S.A. (f.k.a. Dancia Life S.A.) and Nationwide Global Holdings, Inc.
Nationwide Health and Productivity Company	Ohio		The company is a holding company for the health and productivity operations of Nationwide.
Nationwide Indemnity Company*	Ohio		The company is involved in the reinsurance business by assuming business from Nationwide Mutual Insurance Company and other insurers within the Nationwide Insurance organization.
Nationwide Insurance Company of America	Wisconsin		The company is an independent agency personal lines underwriter of property and casualty insurance.
Nationwide Insurance Company of Florida*	Ohio		The company transacts general insurance business except life insurance.
Nationwide Insurance Management Services, Inc.	Ohio		The company is currently inactive.
Nationwide International Underwriters	California		The company is a special risk, excess and surplus lines underwriting manager.
Nationwide Investment Services Corporation**	Oklahoma		This is a limited broker-dealer company doing business in the deferred compensation market and acts as an investment advisor.
Nationwide Life and Annuity Company of America**	Delaware		The company provides individual life insurance products.
Nationwide Life and Annuity Insurance Company**	Ohio		The company engages in underwriting life insurance and granting, purchasing, and disposing of annuities.
Nationwide Life Insurance Company*	Ohio		The company provides individual life insurance, group life and health insurance, fixed and variable annuity products, and other life insurance products.
Nationwide Life Insurance Company of America*	Pennsylvania		The company provides individual life insurance and group annuity products.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
Nationwide Life Insurance Company of Delaware*	Delaware		The company insures against personal injury, disability or death resulting from traveling, sickness or other general accidents, and every type of insurance appertaining thereto.
Nationwide Lloyds	Texas		The company markets commercial property insurance in Texas.
Nationwide Management Systems, Inc.	Ohio		The company offers a preferred provider organization and other related products and services.
Nationwide Marítima Vida E Previdência SA* (n.k.a. Vida Seguradora SA)	Brazil		The company operates as a licensed insurance company in the categories of life and unrestricted private pension plans in Brazil.
Nationwide Mutual Capital, LLC	Ohio		The company acts as a private equity fund investing in companies for investment purposes and to create strategic opportunities for Nationwide.
Nationwide Mutual Capital I, LLC*	Delaware		The business of the company is to achieve long term capital appreciation through a portfolio of primarily domestic equity investments in financial service and related companies.
Nationwide Mutual Fire Insurance Company	Ohio		The company engages in a general insurance and reinsurance business, except life insurance.
Nationwide Mutual Insurance Company*	Ohio		The company engages in a general insurance and reinsurance business, except life insurance.
Nationwide Private Equity Fund, LLC	Ohio		The company invests in private equity funds.
Nationwide Properties, Ltd.	Ohio		The company is engaged in the business of developing, owning and operating real estate and real estate investments.
Nationwide Property and Casualty Insurance Company	Ohio		The company engages in a general insurance business, except life insurance.
Nationwide Property Protection Services, LLC	Ohio		The company provides alarm systems and security guard services.
Nationwide Provident Holding Company*	Pennsylvania		The company is a holding company for non-insurance subsidiaries.
Nationwide Realty Investors, Ltd.*	Ohio		The company is engaged in the business of developing, owning and operating real estate and real estate investment.
Nationwide Retirement Solutions, Inc.*	Delaware		The company markets and administers deferred compensation plans for public employees.
Nationwide Retirement Solutions, Inc. of Arizona	Arizona		The company markets and administers deferred compensation plans for public employees.
Nationwide Retirement Solutions, Inc. of Ohio	Ohio		The company provides retirement products, marketing and education and administration to public employees.
Nationwide Retirement Solutions, Inc. of Texas	Texas		The company markets and administers deferred compensation plans for public employees.
Nationwide Retirement Solutions, Insurance Agency, Inc.	Massachusetts		The company markets and administers deferred compensation plans for public employees.
Nationwide Securities, Inc.*	Ohio		The company is a registered broker-dealer and provides investment management and administrative services.
Nationwide Services Company, LLC	Ohio		The company performs shared services functions for the Nationwide organization.
Nationwide Services Sp. Zo.o.	Poland		The company provides services to Nationwide Global Holdings, Inc. in Poland.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
Nationwide Trust Company, FSB	United States		This is a federal savings bank chartered by the Office of Thrift Supervision in the United States Department of the Treasury to exercise custody and fiduciary powers.
Nationwide UK Holding Company, Limited*	England and Wales
The company is a holding company for a group engaged in the management of pension fund assets, unit trusts and other collective investment schemes, hedge funds, investment trusts and portfolios for corporate clients.

Newhouse Capital Partners, LLC	Delaware		The company invests in financial services companies that specialize in e-commerce and promote distribution of financial services.
Newhouse Special Situations Fund I, LLC	Delaware
The company owns and manages contributed securities in order to achieve long-term capital appreciation from the contributed securities and through investments in a portfolio of other equity investments in financial service and other related companies.

NF Reinsurance Ltd.*	Bermuda		The company serves as a captive reinsurer for Nationwide Life Insurance Company’s universal life, term life and annuity business.
NFS Distributors, Inc.	Delaware		The company acts primarily as a holding company for Nationwide Financial Services, Inc.'s distribution companies.
NGH Luxembourg S.a.r.L.*	Luxembourg		The company acts primarily as a holding company for the European operations of Nationwide Global Holdings, Inc.
NGH Netherlands B.V.	Netherlands		The company acts as a holding company for other Nationwide overseas companies.
NGH UK, Ltd.*	United Kingdom		The company functions as a support company for other Nationwide overseas companies.
North Front Pass-Through Trust	Delaware		The trust issued and sold $4,000,000 aggregate face amount of CSN Pass-Through Securities to certain unrelated Initial Purchasers.
NorthPointe Capital LLC	Delaware		The company acts as a registered investment advisor.
PanEuroLife*	Luxembourg		The company provides individual life insurance, primarily in the United Kingdom, Belgium and France.
Pension Associates, Inc.	Wisconsin		The company provides pension plan administration and record keeping services, and pension plan and compensation consulting.
Premier Agency, Inc.	Iowa		This company is an insurance agency.
Provestco, Inc.	Delaware		The company serves as a general partner in certain real estate limited partnerships invested in by Nationwide Life Insurance Company of America.
Quick Sure Auto Agency, Inc.	Texas		The company is an insurance agency and operates as an employee agent "storefront" for Titan Insurance Services.
RCMD Financial Services, Inc.	Delaware		The company is a holding company.
Registered Investment Advisors Services, Inc.	Texas		The company facilitates third-party money management services for plan providers.
Retention Alternatives, Ltd. *	Bermuda		The company is a captive insurer and writes first dollar insurance policies in workers’ compensation, general liability and automobile liability for its affiliates in the United States.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
Riverview International Group, Inc.	Delaware		The company is a holding company for Gartmore Riverview I, LLC.
RP&C International, Inc.	Ohio		The company is an investment-banking firm that provides specialist advisory services and innovative financial solutions to public and private companies internationally.
Scottsdale Indemnity Company	Ohio		The company is engaged in a general insurance business, except life insurance.
Scottsdale Insurance Company	Ohio		The company primarily provides excess and surplus lines of property and casualty insurance.
Scottsdale Surplus Lines Insurance Company	Arizona		The company provides excess and surplus lines coverage on a non-admitted basis.
Siam Ar-Na-Khet Company Limited	Thailand		The company is a holding company.
TBG Advisory Services Corporation (d.b.a. TBG Advisors)	California		The company is an investment advisor.
TBG Aviation, LLC	California		The company holds an investment in a leased airplane and maintains an operating agreement with Flight Options.
TBG Danco Insurance Company	California		The corporation provides life insurance and individual executive estate planning.
TBG Financial & Insurance Services Corporation*	California
The company consults with corporate clients and financial institutions on the development and implementation of proprietary and/or private placement insurance products for the financing of executive benefit programs and individual executive's estate planning requirements. As a broker dealer, TBG Financial & Insurance Services Corporation provides access to institutional insurance investment products.

TBG Financial & Insurance Services Corporation of Hawaii	Hawaii		The corporation consults with corporate clients and financial institutions on the development and implementation of proprietary, private placement and institutional insurance products.
TBG Insurance Services Corporation*	Delaware		The company markets and administers executive benefit plans.
THI Holdings (Delaware), Inc.*	Delaware		The company acts as a holding company for certain subsidiaries of the Nationwide group of companies.
The 401(k) Companies, Inc.	Texas		The company acts as a holding company for certain subsidiaries of the Nationwide group of companies.
The 401(k) Company	Texas		The company is a third-party administrator providing record-keeping services for 401(k) plans.
Titan Auto Agency, Inc. (d.b.a. Arlans Agency)	Michigan		The company is an insurance agency that primarily sells non-standard automobile insurance for Titan Insurance Company in Michigan.
Titan Auto Insurance of Pennsylvania, Inc.	Pennsylvania		The company is an insurance agency that operates as an employee agent "storefront" for Titan Indemnity Company in Pennsylvania. The company is currently inactive.
Titan Auto Insurance of New Mexico, Inc.	New Mexico		The company is an insurance agency that operates as an employee agent "storefront" for Titan Indemnity Company in New Mexico.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
Titan Holdings Service Corporation	Texas		The company acts as a holding company specifically for Titan corporate employees.
Titan Indemnity Company	Texas		The company is a multi-line insurance company and is operating primarily as a property and casualty insurance company.
Titan Insurance Company	Michigan		This is a property and casualty insurance company.
Titan Insurance Services, Inc.	Texas		The company is a Texas grandfathered managing general agency.
Titan National Auto Call Center, Inc.	Texas		The company is licensed as an insurance agency that operates as an employee agent "call center" for Titan Indemnity Company.
VertBois, SA*	Luxembourg		The company acts as a real property holding company.
Veterinary Pet Insurance Company*	California		The company provides pet insurance.
Victoria Automobile Insurance Company	Ohio		The company is a property and casualty insurance company.
Victoria Financial Corporation	Delaware		The company acts as a holding company specifically for corporate employees of the Victoria group of companies.
Victoria Fire & Casualty Company	Ohio		The company is a property and casualty insurance company.
Victoria Insurance Agency, Inc.	Ohio		The company is an insurance agency that acts as a broker for independent agents appointed with the Victoria companies in the State of Ohio.
Victoria National Insurance Company	Ohio		The company is a property and casualty insurance company.
Victoria Select Insurance Company	Ohio		The company is a property and casualty insurance company.
Victoria Specialty Insurance Company	Ohio		The company is a property and casualty insurance company.
VPI Services, Inc.	California		The company operates as a nationwide pet registry service for holders of Veterinary Pet Insurance Company policies, including pet indemnification and lost pet recovery program.
Washington Square Administrative Services, Inc.	Pennsylvania		The company provides administrative services to Nationwide Life and Annuity Company of America.
Western Heritage Insurance Company	Arizona		The company underwrites excess and surplus lines of property and casualty insurance.
Whitehall Holdings, Inc.	Texas		The company acts as a holding company for the Titan group of agencies.
W.I. of Florida (d.b.a. Titan Auto Insurance)	Florida		The company is an insurance agency and operates as an employee agent "storefront" for Titan Indemnity Company in Florida.
William J. Lynch and Associates, Inc.	California		The company specializes in the analysis and funding of corporate benefit liabilities.

	COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
*	MFS Variable Account	Ohio		Issuer of Annuity Contracts
*	Nationwide Multi-Flex Variable Account	Ohio		Issuer of Annuity Contracts
*	Nationwide VA Separate Account-A	Ohio		Issuer of Annuity Contracts
*	Nationwide VA Separate Account-B	Ohio		Issuer of Annuity Contracts
*	Nationwide VA Separate Account-C	Ohio		Issuer of Annuity Contracts
*	Nationwide VA Separate Account-D	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-II	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-3	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-4	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-5	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-6	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-7	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-8	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-9	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-10	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-11	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-12	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-13	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-14	Ohio		Issuer of Annuity Contracts
	Nationwide Variable Account-15	Ohio		Issuer of Annuity Contracts
	Nationwide Variable Account-16	Ohio		Issuer of Annuity Contracts
	Nationwide Variable Account-17	Ohio		Issuer of Annuity Contracts
*	Nationwide Provident VA Separate Account 1	Pennsylvania		Issuer of Annuity Contracts
*	Nationwide Provident VA Separate Account A	Delaware		Issuer of Annuity Contracts
	Nationwide VL Separate Account-A	Ohio		Issuer of Life Insurance Policies
	Nationwide VL Separate Account-B	Ohio		Issuer of Life Insurance Policies
*	Nationwide VL Separate Account-C	Ohio		Issuer of Life Insurance Policies
*	Nationwide VL Separate Account-D	Ohio		Issuer of Life Insurance Policies
*	Nationwide VL Separate Account-G	Ohio		Issuer of Life Insurance Policies
*	Nationwide VLI Separate Account	Ohio		Issuer of Life Insurance Policies
*	Nationwide VLI Separate Account-2	Ohio		Issuer of Life Insurance Policies
*	Nationwide VLI Separate Account-3	Ohio		Issuer of Life Insurance Policies
*	Nationwide VLI Separate Account-4	Ohio		Issuer of Life Insurance Policies
*	Nationwide VLI Separate Account-5	Ohio		Issuer of Life Insurance Policies
*	Nationwide VLI Separate Account-6	Ohio		Issuer of Life Insurance Policies
*	Nationwide VLI Separate Account-7	Ohio		Issuer of Life Insurance Policies
*	Nationwide Provident VLI Separate Account 1	Pennsylvania		Issuer of Life Insurance Policies
*	Nationwide Provident VLI Separate Account A	Delaware		Issuer of Life Insurance Policies

NATIONWIDE®

FARMLAND MUTUAL INSURANCE COMPANY
Guaranty Fund Certificate
Casualty
NATIONWIDE MUTUAL INSURANCE COMPANY (CASUALTY)
NATIONWIDE MUTUAL FIRE INSURANCE COMPANY (FIRE)
NATIONWIDE FOUNDATION
MEMBERSHIP NONPROFIT CORPORATION
F & B, INC.
Common Stock: 1 Share
Farmland Mutual–100%
NATIONWIDE GENERAL INSURANCE COMPANY
Common Stock: 20,000 Shares
Casualty–100%
NATIONWIDE PROPERTY AND CASUALTY INSURANCE COMPANY
Common Stock: 60,000 Shares
Casualty–100%
NATIONWIDE ASSURANCE COMPANY (ASSURANCE)
Common Stock: 1,750 Shares
Casualty–100%
NATIONWIDE AGRIBUSINESS INSURANCE COMPANY
Common Stock: 949,992 Shares
Casualty–100%
Other Capital:
Casualty–Pfd.
NATIONAL CASUALTY COMPANY (NC)
Common Stock: 100 Shares
Casualty–100%
NCC OF AMERICA, LTD. (INACTIVE)
NC–100%
NATIONWIDE MANAGEMENT SYSTEMS, INC.
Common Stock: 100 Shares
Casualty–100%
NATIONWIDE AFFINITY INSURANCE COMPANY OF AMERICA
Common Stock: 500,000 Shares
Casualty–100%
NEWHOUSE CAPITAL PARTNERS, LLC
Casualty–70%
GGV–19%
Fire–10%
NATIONWIDE LLOYDS
A TEXAS LLOYDS
THI HOLDINGS DELAWARE, INC. (THI)
Common Stock: 100 Shares
Casualty–100%
(See Page 2)
ATLANTIC FLORIDIAN INSURANCE COMPANY
Casualty–100%
SCOTTSDALE INSURANCE COMPANY (SIC)
Common Stock: 30,136 Shares
Casualty–100%
(See Page 2)
ALLIED GROUP, INC. (AGI)
Common Stock: 850 Shares
Casualty–100%
(See Page 2)
RP&C INTERNATIONAL, INC.
Common Stock: 1,112 Shares
Casualty–20.7%
NATIONWIDE CAPITAL MORTGAGE, LLC
Mutual–5%
NW Indemnity–95%
NATIONWIDE INSURANCE COMPANY OF FLORIDA
Common Stock: 10,000 Shares
Casualty–100%
NATIONWIDE PRIVATE EQUITY FUND, LLC
Casualty–100%
SCOTTSDALE INDEMNITY COMPANY
Common Stock: 50,000 Shares
Casualty–100%
NATIONWIDE INDEMNITY COMPANY (NW INDEMNITY)
Common Stock: 28,000 Shares
Casualty–100%
LONE STAR GENERAL AGENCY, INC.
Common Stock: 1,000 Shares
Casualty–100%
COLONIAL COUNTY MUTUAL INSURANCE COMPANY
Surplus Debentures:
Assurance
Lone Star
NATIONWIDE SERVICES COMPANY, LLC (NSC)
Single Member Limited Liability Company
Casualty–100%
NATIONWIDE PROPERTY PROTECTION SERVICES, LLC.
NSC–100%
AMERICAN MARINE UNDERWRITERS, INC.
Common Stock: 20 Shares
Casualty–100%
NATIONWIDE CASH MANAGEMENT COMPANY
Common Stock: 100 Shares
Casualty–100%
NATIONWIDE ARENA LLC
Casualty–90%
INSURANCE INTERMEDIARIES, INC. (III)
Common Stock: 1,615 Shares
Casualty–100%
NATIONWIDE EXCLUSIVE AGENT RISK PURCHASING GROUP, LLC
III–100%
DISCOVER INSURANCE AGENCY, LLC
Single Member Limited Liability Company
Casualty–100%
DISCOVER INSURANCE AGENCY OF TEXAS, LLC
Single Member Limited Liability Company
NATIONWIDE CORPORATION
Common Stock: 13,642,432 Shares
Casualty–95.2%
Fire–4.8%
(See Page 3)
ALLNATIONS, INC.
Common Stock: 12,320 Shares
Casualty–16.27%
Fire–16.27%
Preferred Stock 1,466 Shares
Casualty–6.8%
Fire–6.8%
NATIONWIDE INTERNATIONAL UNDERWRITERS
Common Stock: 1,000 Shares
Casualty–100%
CRESTBROOK INSURANCE COMPANY
Common Stock: 52,000 Shares
Casualty–100%
NATIONWIDE REALTY INVESTORS, LTD
Casualty–95%
NW Indemnity–5%
NATIONWIDE MUTUAL CAPITAL, LLC (Mutual Cap)
Single Member Limited Liability Company
Casualty–100%
NATIONWIDE MUTUAL CAPITAL 1, LLC
Class A Units
Mutual Cap–99.85%
RETENTION ALTERNATIVES, LTD.
Common Stock: 120,000 Shares
Fire–100%
Subsidiary Companies — Solid Line
Contractual Association — Double Line
Limited Liability Company — Dotted Line
June 30, 2006

NATIONWIDE®

FARMLAND MUTUAL INSURANCE COMPANY
Guaranty Fund Certificate
Casualty
(See Page 1)
NATIONWIDE MUTUAL INSURANCE COMPANY (CASUALTY)
(See Page 1)
NATIONWIDE MUTUAL FIRE INSURANCE COMPANY (FIRE)
(See Page 1)
ALLIED GROUP, INC. (AGI)
Common Stock: 850 Shares
Casualty–100%
NATIONWIDE INSURANCE COMPANY OF AMERICA
Common Stock: 12,000 Shares
AGI–100%
NATIONWIDE DOCUMENT SOLUTIONS, INC.
Common Stock: 10,000 Shares
AGI–100%
DEPOSITORS INSURANCE COMPANY (DEPOSITORS)
Common Stock: 300,000 Shares
AGI–100%
ALLIED PROPERTY AND CASUALTY INSURANCE COMPANY (ALLIED P & C)
Common Stock: 300,000 Shares
AGI–100%
NATIONWIDE ADVANTAGE MORTGAGE COMPANY (NAMC)
Common Stock: 333,837 Shares
AGI – 70.09%
AMCO – 17.21%
Allied P&C – 8.47%
Depositors – 4.23%
AGMC REINSURANCE, LTD.
Common Stock: 11,000 Shares
NAMC–100%
AID FINANCE SERVICES, INC. (AID FINANCE)
Common Stock: 10,000 Shares
AGI–100%
NATIONWIDE SALES SOLUTIONS, INC.
Common Stock: 20,000 Shares
Aid Finance–100%
PREMIER AGENCY, INC.
Common Stock: 100,000 Shares
AGI–100%
AMCO INSURANCE COMPANY (AMCO)
Common Stock: 300,000 Shares
AGI–100%
ALLIED GENERAL AGENCY COMPANY
Common Stock: 5,000 Shares
AMCO–100%
ALLIED TEXAS AGENCY, INC.
AMCO–100%
CALFARM INSURANCE AGENCY
Common Stock: 1,000 Shares
AMCO–100%
CAL-AG INSURANCE SERVICES, INC.
Common Stock: 100 Shares
CalFarm Insurance Agency–100%
SCOTTSDALE INSURANCE COMPANY (SIC)
Common Stock: 30,136 Shares
Casualty–100%
SCOTTSDALE SURPLUS LINES INSURANCE COMPANY
Common Stock: 10,000 Shares
SIC–100%
WESTERN HERITAGE INSURANCE COMPANY
Common Stock: 4,778,676 Shares
SIC–100%
VETERINARY PET INSURANCE CO. (VPI)
Common Stock: 5,841,395 Shares
SIC–99.39%
DVM INSURANCE AGENCY, INC.
VPI–100%
V.P.I. SERVICES INC.
VPI–100%
THI HOLDINGS DELAWARE, INC. (THI)
Common Stock: 100 Shares
Casualty-100%
TITAN HOLDINGS SERVICE CORPORATION (TITAN HOLDINGS)
Common Stock: 100,00 Shares
THI-100%
TITAN INDEMNITY COMPANY (TITAN)
Common Stock: 4,319,951 Shares
THI-100%
TITAN INSURANCE COMPANY (TITAN INSURANCE)
Common Stock: 1,000,000 Shares
Titan-100%
TITAN AUTO AGENCY, INC. (MI)
Common Stock: 1,000 Shares
Titan Insurance-100%
VICTORIA FINANCIAL CORP. (VICTORIA)
Common Stock: 1,000 Shares
THI-100%
VICTORIA FIRE & CASUALTY COMPANY (VICTORIA FIRE)
Common Stock: 1,600 Shares
Victoria-100%
VICTORIA INSURANCE AGENCY, INC.
Common Stock: 497 Shares Class B
3 Shares Class A
Victoria-100% of Class A & Class B
VICTORIA AUTOMOBILE INSURANCE COMPANY
Common Stock: 1,600 Shares
Victoria Fire-100%
VICTORIA NATIONAL INSURANCE COMPANY
Common Stock: 1,000 Shares
Victoria Fire-100%
VICTORIA SELECT INSURANCE COMPANY
Common Stock: 1,000 Shares
Victoria Fire-100%
VICTORIA SPECIALTY INSURANCE COMPANY
Common Stock: 1,000 Shares
Victoria Fire-100%
WHITEHALL HOLDINGS, INC. (WHITEHALL)
Common Stock: 1,000 Shares
THI-100%
TITAN AUTO INSURANCE OF NEW MEXICO, INC.
Common Stock: 1,000 Shares
Whitehall-100%
WI OF FLORIDA, INC.
Common Stock: 100 Shares
Whitehall-100%
TITAN INSURANCE SERVICES, INC. (TITAN SERVICES)
Common Stock: 1 Share
Whitehall-100%
TITAN NATIONAL AUTO CALL CENTER, INC.
Common Stock: 100 Shares
Titan Services-100%
QUICK SURE AUTO AGENCY, INC.
Common Stock: 1,050 Shares
Titan Services-100%

Subsidiary Companies — Solid Line
Contractual Association — Double Line
Limited Liability Company — Dotted Line

June 30, 2006

Page 2

NATIONWIDE®

FARMLAND MUTUAL INSURANCE COMPANY
Guaranty Fund Certificate
Casualty
(See Page 1)
NATIONWIDE MUTUAL INSURANCE COMPANY (CASUALTY)
(See Page 1)
NATIONWIDE MUTUAL FIRE INSURANCE COMPANY (FIRE)
(See Page 1)
NATIONWIDE CORPORATION (NW CORP)
Common Stock: 13,642,432 Shares
Casualty–95.2%
Fire–4.8%
PANEUROLIFE (PEL)
Common Stock: 1,300,000 Shares
LUX SA – 99.99%
NGH –.01%
NGH LUXEMBOURG S. à. r. L (LUX SA)
Common Stock: 225,739 Shares
NGH–64.27%
NETHER –35.73%
NGH UK, LTD.
NGH – 100%
GVH PARTICIPACOES e EMPREENDIMENTOS LTDA. (GVH)
NGH – 99.99%
NW Corp – .01%
VIDA SEGURADORA SA
Common Stock: 1,121,362,977 Shares
GVH – 99.45%
EUROPEWIDE LIFE S.A. (EWL)
LUX SA – 99.99%
NGH – .01%
NATIONWIDE GLOBAL SERVICES EIG
PEL – 33%
EWL – 33%
NGH – 33%
NATIONWIDE GLOBAL HOLDINGS, INC. (NGH)
Common Stock: 1 Share
NW Corp–100%
NGH NETHERLANDS B.V. (NETHER)
NW Corp – 99.84%
NGH – .16%
NATIONWIDE SERVICES SP. Z O.O.
Common Stock: 24,906 Shares
NGH – 100%
NATIONWIDE GLOBAL FINANCE, LLC
Single Member Limited Liability Company
NGH – 100%
NATIONWIDE FINANCIAL SP. Z O.O.
Common Stock: 25,700 Shares
NGH – 100%
SIAM AR-NA-KHET COMPANY LTD. (SIAM)
NGH – 48.99%
NATIONWIDE SECURITIES, INC.
Common Stock: 7,676 Shares
NW Corp–100%
NATIONWIDE FINANCIAL SERVICES, INC. (NFS)
Common Stock: Control
Class A Public–100%
Class B NW Corp–100%
(See Page 4)
NATIONWIDE HEALTH & PRODUCTIVITY COMPANY (NHPC)
NW Corp–100%
FUTUREHEALTH HOLDING COMPANY (FHC)
NHPC–100%
FUTUREHEALTH CORPORATION
FHC–100%
FUTUREHEALTH TECHNOLOGIES CORPORATION
FHC–100%
GARTMORE GLOBAL ASSET MANAGEMENT TRUST (GGAMT)
NW Corp–100%
(See Page 5)
FINANCIAL SETTLEMENT SERVICES AGENCY, INC.
Common Stock: 1,500 Shares
NW Corp–100%
GATES, MCDONALD & COMPANY (GATES)
Common Stock: 254 Shares
NW Corp.–100%
MEDPROSOLUTIONS, INC.
Gates–100%
GATESMCDONALD & COMPANY OF NEW YORK, INC.
Common Stock: 3 Shares
Gates–100%
GATESMCDONALD HEALTH PLUS, INC.
Common Stock: 200 Shares
Gates–100%
GATESMCDONALD DTC, LLC
Gates–100%
GATESMCDONALD DTAO, LLC
Gates–100%
GATESMCDONALD NTNHP, LLC
Gates–100%

Subsidiary Companies — Solid Line
Contractual Association — Double Line
Limited Liability Company — Dotted Line

June 30, 2006

Page 3

NATIONWIDE®

FARMLAND MUTUAL INSURANCE COMPANY
Guaranty Fund Certificate
Casualty
(See Page 1)
NATIONWIDE MUTUAL INSURANCE COMPANY (CASUALTY)
(See Page 1)
NATIONWIDE MUTUAL FIRE INSURANCE COMPANY (FIRE)
(See Page 1)
NATIONWIDE CORPORATION (NW CORP)
Common Stock: 13,642,432 Shares
Casualty–95.2%
Fire–4.8%
NATIONWIDE FINANCIAL SERVICES, INC. (NFS)
Common Stock: Control
Class A Public-100%
Class B NW Corp-100%
TBG INSURANCE SERVICES CORP.
NFS–63%
TBG AVIATION, LLC
TBG–12.5%
TBG DANCO INSURANCE SERVICES CORPORATION
TBG–100%
TBG FINANCIAL & INSURANCE SERVICES CORPORATION
TBG–100%
TBG FINANCIAL & INSURANCE SERVICES CORPORATION OF HAWAII
TBG–100%
MULLIN TBG INSURANCE AGENCY SERVICES, LLC
TBG–50%
TGB ADVISORY SERVICESCORPORATION
TBG–100%
TEAMSTAFF, INC.
Common Stock: 15,710,000 Shares
NW Life-14%
NATIONWIDE LIFE INSURANCE COMPANY (NW LIFE)
Common Stock: 3,814,779 Shares
NFS-100%
NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
Common Stock: 66,000 Shares
NW Life-100%
NATIONWIDE INVESTMENT SERVICES CORPORATION
Common Stock: 5,000 Shares
NW Life-100%
NATIONWIDE FINANCIAL ASSIGNMENT COMPANY
NW Life-100%
NATIONWIDE PROPERTIES, LTD.
Units:
NW Life-97.6%
Casualty-2.4%
NATIONWIDE COMMUNITY DEVELOPMENT CORP., LLC
Units:
NW Life-67%
NW Indemnity-33%
TEXAS HOUSING FUND, LLC
NW Life-8.65%
NW Indemnity-8.65%
LIFE REO HOLDINGS LLC (REO)
NW LIFE–100%
NATIONWIDE FINANCIAL SERVICES CAPITAL TRUST
Preferred Stock:
NFS-100%
NF REINSURANCE, LTD
Common Stock: 250,000 Shares
NFS–100%
REGISTERED INVESTMENT ADVISORS SERVICES, INC.
NFS-100%
NATIONWIDE BANK
Common Stock: 2,800,000 Shares
NFS-100%
NFS DISTRIBUTORS, INC. (NFSDI)
NFS-100%
NATIONWIDE FINANCIAL STRUCTURED PRODUCTS, LLC
NFS-100%
PENSION ASSOCIATES, INC.
Common Stock: 1,000 Shares
NFS-100%
NATIONWIDE LIFE INSURANCE COMPANY OF AMERICA (NLICA)
NFS-100%
NATIONWIDE FINANCIAL INSTITUTION DISTRIBUTORS AGENCY, INC. (NFIDAI)
Common Stock: 1,000 Shares
NFSDI-100%
THE 401(k) COMPANIES, INC. (401(k))
NFSDI-100%
NATIONWIDE RETIREMENT SOLUTIONS, INC. (NRS)
Common Stock: 236,494 Shares
NFSDI-100%
FINANCIAL HORIZONS DISTRIBUTORS AGENCY OF ALABAMA, INC.
Common Stock: 10,000 Shares
NFIDAI-100%
FINANCIAL HORIZONS DISTRIBUTORS AGENCY OF OHIO, INC
NFIDAI-100%
NATIONWIDE FINANCIAL INSTITUTION DISTRIBUTORS INSURANCE AGENCY, INC. OF MASS.
Common Stock: 100 Shares
NFIDAI-100%
FINANCIAL HORIZONS DISTRIBUTORS AGENCY OF TEXAS,
NATIONWIDE FINANCIAL INSTITUTION DISTRIBUTORS AGENCY, INC. OF NEW MEXICO
Common Stock: 100 Shares
NFIDAI-100%
401(k) INVESTMENT SERVICES, INC.
Common Stock: 1,000,000 Shares
401(k)-100%
401(k) INVESTMENT ADVISORS, INC.
Common Stock: 1,000 Shares
401(k)-100%
THE 401(k) COMPANY
Common Stock: 855,000 Shares
401(k)-100%
NATIONWIDE RETIREMENT SOLUTIONS, INC. OF ARIZONA
Common Stock: 1,000 Shares
NRS-100%
NATIONWIDE RETIREMENT SOLUTIONS, INC. OF OHIO
NATIONWIDE RETIREMENT SOLUTIONS, INS. AGENCY, INC.
Common Stock: 1,000 Shares
NRS-100%
NATIONWIDE RETIREMENT SOLUTIONS, INC. OF TEXAS
NATIONWIDE LIFE AND ANNUITY COMPANY OF AMERICA
NLICA - 100%
NATIONWIDE LIFE INSURANCE COMPANY OF DELAWARE
NLICA - 100%
NATIONWIDE PROVIDENT HOLDING COMPANY (NPHC)
NLICA - 100%
1717 INSURANCE AGENCY OF TEXAS, INC.
1717 CAPITAL MANAGEMENT COMPANY
NPHC - 100%
1717 ADVISORY SERVICES, INC.
RCMD - 100%
RCMD FINANCIAL SERVICES, INC. (RCMD)
NPHC - 100%
1717 BROKERAGE SERVICES, INC. (BSI)
RCMD - 100%
PROVESTCO, INC.
NPHC - 100%
1717 INSURANCE AGENCY OF MASSACHUSETTS, INC.
BSI - 100%
WASHINGTON SQUARE ADMINISTRATIVE SERVICES, INC.
NPHC - 100%
Subsidiary Companies — Solid Line
Contractual Association — Double Line
Limited Liability Company — Dotted Line
June 30, 2006

Page 4

NATIONWIDE®

FARMLAND MUTUAL INSURANCE COMPANY
Guaranty Fund Certificate
Casualty
(See Page 1)
NATIONWIDE MUTUAL INSURANCE COMPANY (CASUALTY)
(See Page 1)
NATIONWIDE MUTUAL FIRE INSURANCE COMPANY (FIRE)
(See Page 1)
NATIONWIDE CORPORATION (NW CORP)
Common Stock: 13,642,432 Shares
Casualty–95.2%
Fire–4.8%
GARTMORE GLOBAL ASSET MANAGEMENT TRUST (GGAMT)
NW Corp.–100%
AUDENSTAR LIMITED (AL)
GGL – 100%
RIVERVIEW INTERNATIONAL GROUP, INC. (RIG)
GGL – 79%
AL – 21%
GARTMORE RIVERVIEW II, LLC (River II)
RIG – 100%
GARTMORE RIVERVIEW, LLC (River)
River II – 70%
GARTMORE RIVERVIEW POLYPHONY,LLC
River – .02%
Casualty – 89.07%
Fire – 10.91%
NATIONWIDE ASSET MANAGEMENT HOLDINGS, LTD. (NAMHL)
GGAMT – 100%
GARTMORE GROUP LTD. (GGL)
NAMHL – 83%
NATIONWIDE UK HOLDING COMPANY, LTD. (NUKHCL)
GGL – 100%
ASSET MANAGEMENT HOLDINGS PLC (AMH)
NUKHCL – 100%
GARTMORE INVESTMENT MANAGEMENT PLC (GIM)
AMH – 99.99%
GNL – .01%
GARTMORE GLOBAL INVESTMENTS, INC. (GGI)
(See Page 6)
GARTMORE INVESTMENT SERVICES LTD. (GISL)
GIM – 80%
GNL – 20%
GARTMORE INVESTMENT SERVICES GMBH
GISL – 100%
GARTMORE FUND MANAGERS INTERNATIONAL LIMITED (GFMI)
(In Liquidation)
GISL – 99.99%
GSL – .01%
GARTMORE MANAGERS (JERSEY) LTD.
(In Liquidation)
GFMI – 94%
GSL – 3%
GIM – 3%
GARTMORE NO.1 GENERAL PARTNER, LTD.
GIM – 100%
GARTMORE NO.2 GENERAL PARTNER, LTD.
GIM – 100%
GARTMORE FUND MANAGERS LTD. (GFM)
GIM – 99.99%
GNL – .01%
FENPLACE LIMITED
GFM – 100%
GARTMORE PENSION TRUSTEES, LTD.
GIM – 99%
GSL – 1%
GARTMORE NO. 3 GENERAL PARTNER GP LTD.
GIM – 100%
GARTMORE NO. 3 GENERAL PARTNER ILP LTD.
GIM – 100%
GARTMORE SERVICES, LTD.
GIM – 100%
GARTMORE INVESTMENT LTD. (GIL)
GIM – 99.9%
GNL – 0.1%
GARTMORE INVESTMENT JAPAN LIMITED
GIL – 100%
GARTMORE CAYMAN ISLANDS LIMITED
GIM – 100%
GARTMORE DELAWARE INC.
GIM – 100%
DAMIAN SECURITIES LTD.
GIM – 50%
GSL – 50%
GARTMORE NOMINEES LTD. (GNL)
GIM – 99.99%
GSL – .01%
GARTMORE SECURITIES LTD. (GSL)
GIM – 99.99%
GNL – .01%
GIL NOMINEES LTD.
GIM – 50%
GSL – 50%
GARTMORE CAPITAL MANAGEMENT LTD. (GCM)
GIM – 99.99%
GSL – 0.1%
GARTMORE U.S. LTD. (GUS)
GCM – 100%
GARTMORE GLOBAL PARTNERS (General Partner)
GUS – 50%
GSL – 50%

Subsidiary Companies – Solid Line
Contractual Association – Double Line
Limited Liability Company – Dotted Line

June 30, 2006

Page 5

NATIONWIDE®

FARMLAND MUTUAL INSURANCE COMPANY
Guaranty Fund Certificate
Casualty
(See Page 1)
NATIONWIDE MUTUAL INSURANCE COMPANY (CASUALTY)
(See Page 1)
NATIONWIDE MUTUAL FIRE INSURANCE COMPANY (FIRE)
(See Page 1)
NATIONWIDE CORPORATION (NW CORP)
Common Stock: 13,642,432 Shares
Casualty–95.2%
Fire–4.8%
GARTMORE GLOBAL ASSET MANAGEMENT TRUST (GGAMT)
NW Corp.–100%
NATIONWIDE ASSET MANAGEMENT HOLDINGS, LTD. (NAMHL)
GGAMT–100%
GARTMORE GROUP LTD. (GGL)
NAMHL–83%
GARTMORE GLOBAL INVESTMENTS, INC. (GGI)
Common Stock: 958,750 Shares
GGL–100%
Preferred Stock: 500,000 Shares
GGL–100%
GARTMORE MUTUAL FUND CAPITAL TRUST
DELAWARE BUSINESS TRUST
GARTMORE S.A. CAPITAL TRUST (GSA)
DELAWARE BUSINESS TRUST
GARTMORE GLOBAL ASSET MANAGEMENT, INC. (GGAMI)
GSA–100%
GGI MGT LLC (GGIMGT)
GGAMI - 100%
NEWHOUSE SPECIAL SITUATIONS FUND I, LLC
GGIMGT - 10% (common units)
GGV - 75% (preferred units)
GARTMORE SEPARATE ACCOUNTS, LLC
GSA–60%
GARTMORE INVESTORS SERVICES, INC.
Common Stock: 5 Shares
GGAMI–100%
GARTMORE MORLEY FINANCIAL SERVICES, INC. (MORLEY)
Common Stock: 82,343 Shares
GGAMI–100%
GARTMORE MORLEY CAPITAL MANAGEMENT, INC
Common Stock: 500 Shares
Morley–100%
GARTMORE EMERGING MANAGERS, LLC (GEM)
GSA–100%
NATIONWIDE GLOBAL FUNDS
LUXEMBOURG SICAV
GARTMORE GLOBAL VENTURES, INC. (GGV)
GGAMI–100%
GARTMORE TRUST COMPANY
Common Stock: 2,000 Shares
Morley–100%
NORTHPOINTE CAPITAL LLC
GEM–65%
GARTMORE DISTRIBUTION SERVICES, INC.
Common Stock: 10,000 Shares
GGAMI–100%
CORVIANT CORPORATION (CC)
Common Stock: 250,000 Shares
Series A Preferred: 250,000 Shares
GGAMI–100%
GARTMORE MORLEY & ASSOCIATES, INC.
Common Stock: 3,500 Shares
Morley–100%

Subsidiary Companies — Solid Line
Contractual Association — Double Line
Limited Liability Company — Dotted Line

June 30, 2006

Page 6

Item 27. Number of Contract Owners

N/A.

Item 28. Indemnification

Provision is made in Nationwide's Amended and Restated Code of Regulations and expressly authorized by the General Corporation Law of the State of Ohio, for indemnification by Nationwide of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer or employee of Nationwide, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by the General Corporation Law of the State of Ohio.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers or persons controlling Nationwide pursuant to the foregoing provisions, Nationwide has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29. Principal Underwriter

(a) Nationwide Investment Services Corporation ("NISC") serves as principal underwriter and general distributor for the following separate investment accounts of Nationwide or its affiliates:

Multi-Flex Variable Account	Nationwide VL Separate Account-C
Nationwide Variable Account	Nationwide VL Separate Account-D
Nationwide Variable Account-II	Nationwide VL Separate Account-G
Nationwide Variable Account-4	Nationwide VLI Separate Account-2
Nationwide Variable Account-5	Nationwide VLI Separate Account-3
Nationwide Variable Account-6	Nationwide VLI Separate Account-4
Nationwide Variable Account-7	Nationwide VLI Separate Account-6
Nationwide Variable Account-8	Nationwide VLI Separate Account-7
Nationwide Variable Account-9
Nationwide Variable Account-10
Nationwide Variable Account-11
Nationwide Variable Account-13
Nationwide Variable Account-14
Nationwide VA Separate Account-A
Nationwide VA Separate Account-B
Nationwide VA Separate Account-C

(b) Directors and Officers of NISC:

Chairman of the Board and Director	Mark D. Phelan
President	Rhodes B. Baker
Senior Vice President	William G. Goslee, Jr.
Vice President	Karen R. Colvin
Vice President	Scott A. Englehart
Vice President	Charles E. Riley
Vice President	Trey Rouse
Vice President and Assistant Secretary	Thomas E. Barnes
Vice President-Compliance Officer	Barbara J. Shane
Associate Vice President and Secretary	Glenn W. Soden
Assistant Treasurer	Terry C. Smetzer
Director	James D. Benson
Director	Keith I. Millner

The business address of the Directors and Officers of Nationwide Investment Services Corporation is:
One Nationwide Plaza, Columbus, Ohio 43215

(c)
Name of Principal Underwriter	Net Underwriting Discounts and Commissions	Compensation on Redemption or Annuitization	Brokerage Commissions	Compensation
Nationwide Investment Services Corporation	N/A	N/A	N/A	N/A

Item 30. Location of Accounts and Records

Timothy G. Frommeyer
Nationwide Life Insurance Company
One Nationwide Plaza
Columbus, OH 43215

Item 31. Management Services

Not Applicable

Item 32. Undertakings

The Registrant hereby undertakes to:

(a) file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted;
(b) include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a postcard or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information; and
(c) deliver any Statement of Additional Information and any financial statements required to be made available under this form promptly upon written or oral request.

The Registrant represents that any contracts which are issued pursuant to Section 403(b) of the Internal Revenue Code are issued by Nationwide through the Registrant in reliance upon, and in compliance with, a no-action letter issued by the Staff of the Securities and Exchange Commission to the American Council of Life Insurance (publicly available November 28, 1988) permitting withdrawal restrictions to the extent necessary to comply with Section 403(b)(11) of the Internal Revenue Code.

Nationwide represents that the fees and charges deducted under the contract in the aggregate are reasonable in relation to the services rendered, the expenses expected to be incurred and risks assumed by Nationwide.

SIGNATURES
As required by the Securities Act of 1933, and the Investment Company Act of 1940, the Registrant, NATIONWIDE VARIABLE ACCOUNT-4, has caused this Registration Statement to be signed on its behalf in the City of Columbus, and State of Ohio, on this 26th day of January, 2007.
NATIONWIDE VARIABLE ACCOUNT-4
(Registrant)
NATIONWIDE LIFE INSURANCE COMPANY
(Depositor)

By /s/ Jeanny V. Simaitis
Jeanny V. Simaitis

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 26th day of January, 2007.

W. G. JURGENSEN
W. G. Jurgensen, Director and Chief Executive Officer
ARDEN L. SHISLER
Arden L. Shisler, Chairman of the Board
JOSEPH A. ALUTTO
Joseph A. Alutto, Director
JAMES G. BROCKSMITH, JR.
James G. Brocksmith, Jr., Director
KEITH W. ECKEL
Keith W. Eckel, Director
LYDIA M. MARSHALL
Lydia M. Marshall, Director
DONALD L. MCWHORTER
Donald L. McWhorter, Director
MARTHA JAMES MILLER DE LOMBERA
Martha James Miller de Lombera, Director
DAVID O. MILLER
David O. Miller, Director
JAMES F. PATTERSON
James F. Patterson, Director
GERALD D. PROTHRO
Gerald D. Prothro, Director
ALEX SHUMATE
Alex Shumate, Director
By /s/Jeanny V. Simaitis
Jeanny V. Simaitis
Attorney-in-Fact